UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PINNACLE FINANCIAL PARTNERS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

To the shareholders of Pinnacle Financial Partners, Inc. and Synovus Financial Corp.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
On July 24, 2025, Pinnacle Financial Partners, Inc., a Tennessee corporation (“Pinnacle”), Synovus Financial Corp., a Georgia corporation (“Synovus”), and Steel Newco Inc., a newly formed Georgia corporation jointly owned by Pinnacle and Synovus (“Newco”), entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), pursuant to which, on the terms and subject to the conditions thereof, Pinnacle and Synovus have agreed to a business combination transaction in which each of Pinnacle and Synovus will simultaneously merge with and into Newco (such mergers, collectively, the “merger”), with Newco as the surviving entity and named Pinnacle Financial Partners, Inc. Immediately following the completion of the merger, Pinnacle Bank, a Tennessee-chartered bank and wholly owned subsidiary of Pinnacle (“Pinnacle Bank”), will become a member bank of the Federal Reserve System (the “FRS membership”), and immediately following the effectiveness of the FRS membership, Synovus Bank, a Georgia-chartered bank and wholly owned subsidiary of Synovus (“Synovus Bank”), will merge with and into Pinnacle Bank, with Pinnacle Bank as the surviving bank (the “bank merger”).
In the merger, (i) holders of Pinnacle common stock will receive one (1) share of Newco common stock for each share of Pinnacle common stock they own (the “Pinnacle exchange ratio” and such shares, the “Pinnacle merger consideration”), and (ii) holders of Synovus common stock will receive 0.5237 shares of Newco common stock for each share of Synovus common stock they own (the “Synovus exchange ratio” and such shares, the “Synovus merger consideration”), in each case, excluding certain shares owned by Synovus or Pinnacle that will be cancelled and retired in connection with the merger. Holders of Synovus common stock will receive cash in lieu of any fractional shares of Newco common stock they would otherwise be entitled to receive. Based on the closing price of Synovus common stock on the New York Stock Exchange (“NYSE”) on July 21, 2025, the last trading day prior to media reports regarding a potential transaction involving Synovus, the Synovus exchange ratio represented a Synovus per share of $61.18, a transaction value of $8.6 billion and an approximate 10% premium to Synovus’ per share value on an unaffected basis. The value of Newco common stock at the time of the completion of the merger could be greater than, less than or the same as the value of Newco common stock contemplated by the Pinnacle exchange ratio and the Synovus exchange ratio on the date of the accompanying joint proxy/prospectus. We urge you to obtain current market quotations of Pinnacle common stock (trading symbol “PNFP”) and Synovus common stock (trading symbol “SNV”). After the completion of the merger, Newco common stock will be listed on the NYSE under trading symbol “PNFP.”
In addition, each share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D (“Synovus series D preferred stock”) and Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E (“Synovus series E preferred stock”, and together with Synovus series D preferred stock, “Synovus preferred stock”) outstanding immediately prior to the effective time will be converted into the right to receive one (1) share of an applicable newly created series of Newco preferred stock with terms that are not materially less favorable than the terms of the applicable series of outstanding Synovus preferred stock. Likewise, following the completion of the merger, each outstanding Pinnacle depositary share representing a 1/40th interest in a share of Pinnacle 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, series B (the “Pinnacle series B preferred stock”) will become a Newco depositary share representing a 1/40th interest in a share of an applicable newly created series of Newco preferred stock with terms that are not materially less favorable than the terms of such Pinnacle series B preferred stock. The shares of Synovus series D preferred stock and Synovus series E preferred stock are currently listed on the NYSE under the symbols “SNV-PrD” and “SNV-PrE,” respectively, and the Pinnacle depositary shares representing a 1/40th interest in a share of Pinnacle series B preferred stock are listed on the NASDAQ under the symbol “PNFPP.” After the completion of the merger, Newco series A preferred stock will be listed on the NYSE under trading symbol “PNFP-PrA,” Newco series B preferred stock will be listed on the NYSE under trading symbol “PNFP-PrB,” and depositary shares in respect of Newco series C preferred stock will be listed on the NYSE under the trading symbol “PNFP-PrC.”
The simultaneous mergers of Pinnacle and Synovus with and into Newco are each intended to qualify as a reorganization for U.S. federal income tax purposes. Accordingly, holders of Pinnacle common stock or Synovus common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of Pinnacle common stock or Synovus common stock for Newco common stock in the merger, except with respect to any cash in lieu of a fractional share of Newco common stock received by holders of Synovus common stock.
Based on the number of shares of Pinnacle common stock and Synovus common stock outstanding or reserved for issuance, Newco expects to issue approximately 150,255,729 shares of Newco common stock to holders of Pinnacle common stock and Synovus common stock in the aggregate in the merger. Following the completion of the merger, we expect that former Pinnacle shareholders will own approximately 51.5% and former Synovus shareholders will own approximately 48.5% percent of the Newco common stock.
Pinnacle and Synovus will each hold a virtual special meeting of our respective shareholders in connection with the merger. At our respective special meetings, in addition to other business, Pinnacle will ask holders of its common stock and Synovus will ask holders of its common stock to approve the merger.
Information about these meetings and the merger is contained in this document. In particular, see “Risk Factors” beginning on page 49. We urge you to read this document carefully and in its entirety.
Holders of Pinnacle series B preferred stock and holders of depositary shares representing interests in the shares of Pinnacle series B preferred stock are not entitled to and are not requested to vote at the Pinnacle special meeting. Holders of Synovus preferred stock are not entitled to and are not requested to vote at the Synovus special meeting.
The special meeting of holders of Pinnacle common stock will be held virtually via the Internet on November 6, 2025 at www.virtualshareholdermeeting.com/PNFP2025SM, at 9:00 a.m. Eastern Time. The special meeting of holders of Synovus common stock will be held virtually via the Internet on November 6, 2025 at www.virtualshareholdermeeting.com/SNV2025SM, at 9:00 a.m. Eastern Time.
Whether or not you plan to attend your special meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If you do not vote your shares of common stock, it will have the same effect as voting “AGAINST” the merger.
Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective special meetings. We strongly support this combination of our companies and join our boards in their recommendations.
This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about Pinnacle and Synovus and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 49 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Pinnacle and Synovus from documents that have been filed with the Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.

M. Terry Turner President and Chief Executive Officer Pinnacle Financial Partners, Inc.	Kevin Blair Chairman, Chief Executive Officer and President Synovus Financial Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Pinnacle or Synovus, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The accompanying joint proxy statement/prospectus is dated September 30, 2025, and is first being mailed to holders of Pinnacle common stock and holders of Synovus common stock on or about September 30, 2025.

ADDITIONAL INFORMATION
The accompanying joint proxy statement/prospectus incorporates important business and financial information about Pinnacle and Synovus from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by e-mail or by telephone at the appropriate address below:

if you are a Pinnacle shareholder: Pinnacle Financial Partners, Inc. 21 Platform Way South, Suite 2300 Nashville, Tennessee 37203 Attn: Investor Relations (615) 743-8219	if you are a Synovus shareholder: Synovus Financial Corp. 33 West 14th Street Columbus, Georgia 31901 Attention: Investor Relations (706) 641-6500

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that holders of Pinnacle common stock requesting documents must do so by October 30, 2025, in order to receive them before the Pinnacle special meeting, and holders of Synovus common stock requesting documents must do so by October 30, 2025, in order to receive them before the Synovus special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated September 30, 2025, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this document to holders of Pinnacle common stock or holders of Synovus common stock, nor the issuance by Newco of shares of Newco common stock, Newco preferred stock or depositary shares in respect of Newco preferred stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding Pinnacle has been provided by Pinnacle and information contained in, or incorporated by reference into, this document regarding Synovus has been provided by Synovus.
See “Where You Can Find More Information” beginning on page 192 of the accompanying joint proxy statement/prospectus for further information.

Pinnacle Financial Partners, Inc.
21 Platform Way South, Suite 2300
Nashville, Tennessee 37203
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Pinnacle Shareholders:
On July 24, 2025, Pinnacle Financial Partners, Inc. (“Pinnacle”), Synovus Financial Corp. (“Synovus”) and Steel Newco Inc. (“Newco”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of Pinnacle common stock (the “Pinnacle special meeting”) will be held virtually via the Internet on November 6, 2025 at 9:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/PNFP2025SM. We are pleased to notify you of and invite you to the Pinnacle special meeting.
At the Pinnacle special meeting you will be asked to vote on the following matters:
•	Proposal to approve the merger agreement (the “Pinnacle merger proposal”);
•
Proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to Pinnacle’s named executive officers in connection with the merger (the “Pinnacle compensation proposal”); and

•
Proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Pinnacle merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided (the “Pinnacle adjournment proposal”).

The Pinnacle special meeting is expected to be held in a virtual-only format conducted via live webcast. In order to attend the Pinnacle special meeting via remote communication, you must access the virtual meeting at www.virtualshareholdermeeting.com/PNFP2025SM. You also will need a control number, which is the 16-digit number on your proxy card. Once admitted to the Pinnacle special meeting, you will be able to vote your shares in accordance with the instructions provided on the meeting website.
The board of directors of Pinnacle has fixed the close of business on September 26, 2025 as the record date for the Pinnacle special meeting. Only holders of record of Pinnacle common stock and depositary shares in respect of Pinnacle series B preferred stock as of the close of business on the record date for the Pinnacle special meeting are entitled to notice of the Pinnacle special meeting or any adjournment or postponement thereof. Although holders of depositary shares in respect of Pinnacle series B preferred stock are entitled to notice of the Pinnacle special meeting, only holders of record of Pinnacle common stock as of the close of business on the record date for the Pinnacle special meeting are entitled to vote at the Pinnacle special meeting or any adjournment or postponement thereof.
Pinnacle has determined that holders of Pinnacle common stock and holders of Pinnacle depositary shares are not entitled to appraisal or dissenters’ rights with respect to the proposed merger under Title 48 of Chapter 23 of the Tennessee Business Corporation Act.
The Pinnacle board of directors unanimously recommends that holders of Pinnacle common stock vote “FOR” the Pinnacle merger proposal, “FOR” the Pinnacle compensation proposal and “FOR” the Pinnacle adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of Pinnacle common stock approve the merger agreement. The affirmative vote of a majority of all the votes entitled to be cast on the merger agreement by holders of Pinnacle common stock is required to approve the Pinnacle merger proposal. Whether or not you plan to attend the Pinnacle special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors

M. Terry Turner
President and Chief Executive Officer
Pinnacle Financial Partners, Inc.

September 30, 2025

Synovus Financial Corp.
33 West 14th Street
Columbus, Georgia 31901
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Synovus Shareholders:
On July 24, 2025, Pinnacle Financial Partners, Inc. (“Pinnacle”), Synovus Financial Corp. (“Synovus”) and Steel Newco Inc. (“Newco”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of Synovus common stock (the “Synovus special meeting”) will be held virtually via the Internet on November 6, 2025 at 9:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/SNV2025SM. We are pleased to notify you of and invite you to the Synovus special meeting.
At the Synovus special meeting you will be asked to vote on the following matters:
•	Proposal to approve the merger agreement (the “Synovus merger proposal”);
•
Proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to Synovus’ named executive officers in connection with the merger (the “Synovus compensation proposal”); and

•
Proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Synovus merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided (the “Synovus adjournment proposal”).

The Synovus special meeting is expected to be held in a virtual-only format conducted via live webcast. In order to attend the Synovus special meeting via remote communication, you must access the virtual meeting at www.virtualshareholdermeeting.com/SNV2025SM. You also will need a control number, which is the 16-digit number on your proxy card. Once admitted to the Synovus special meeting, you will be able to vote your shares in accordance with the instructions provided on the meeting website.
The board of directors of Synovus has fixed the close of business on September 26, 2025 as the record date for the Synovus special meeting. Only holders of record of Synovus common stock as of the close of business on the record date for the Synovus special meeting are entitled to notice of the Synovus special meeting or any adjournment or postponement thereof. Only holders of record of Synovus common stock are entitled to vote at the Synovus special meeting or any adjournment or postponement thereof.
Synovus has determined that holders of Synovus common stock and holders of Synovus preferred stock are not entitled to appraisal or dissenters’ rights with respect to the proposed merger under Article 13 of the Georgia Business Corporation Code (the “GBCC”).
The Synovus board of directors unanimously recommends that holders of Synovus common stock vote “FOR” the Synovus merger proposal, “FOR” the Synovus compensation proposal and “FOR” the Synovus adjournment proposal.
Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of Synovus common stock approve the merger agreement. The affirmative vote of a majority of all of the votes entitled to be cast on the merger agreement by holders of Synovus common stock is required to approve the Synovus merger proposal. Whether or not you plan to attend the Synovus special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors

Kevin Blair
Chairman of the Board
Chief Executive Officer and President
Synovus Financial Corp.

September 30, 2025

Page
TABLE OF CONTENTS	i
QUESTIONS AND ANSWERS	1
SUMMARY	17
The Parties to the Merger	17
The Merger and the Merger Agreement	18
Merger Consideration	18
Treatment of Pinnacle Depositary Shares and Synovus Preferred Stock	19
Treatment of Pinnacle Equity Awards	19
Treatment of Synovus Equity Awards	20
Material U.S. Federal Income Tax Consequences of the Merger	21
Pinnacle’s Reasons for the Merger; Recommendation of Pinnacle’s Board of Directors	21
Synovus’ Reasons for the Merger; Recommendation of Synovus’ Board of Directors	21
Opinion of Pinnacle’s Financial Advisor	21
Opinion of Synovus’ Financial Advisor	22
Appraisal or Dissenters’ Rights in the Merger	23
Interests of Certain Pinnacle Directors and Executive Officers in the Merger	23
Interests of Certain Synovus Directors and Executive Officers in the Merger	24
Governance of the Combined Company After the Merger	25
Commitments to the Community	27
Regulatory Approvals	27
Expected Timing of the Merger	28
Conditions to Complete the Merger	28
Termination of the Merger Agreement	29
Termination Fee	30
Accounting Treatment	30
The Rights of Holders of Pinnacle Common Stock Will Change as a Result of the Merger	30
Listing of Newco Common Stock, Newco Preferred Stock and Newco Depositary Shares; Delisting and Deregistration of Pinnacle Common Stock, Pinnacle Depositary Shares, Synovus Common Stock and Synovus Preferred Stock	30
The Pinnacle Special Meeting	31
The Synovus Special Meeting	31
Risk Factors	32
Litigation Relating to the Merger	32
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	33
UNAUDITED COMPARATIVE PER COMMON SHARE DATA	35
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	36
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	47
RISK FACTORS	49
THE PINNACLE SPECIAL MEETING	56
Date, Time and Place of the Meeting	56
Matters to Be Considered	56
Recommendation of Pinnacle’s Board of Directors	56
Record Date and Quorum	56
Vote Required; Treatment of Abstentions and Failure to Vote	57
Attending the Virtual Special Meeting	57
Proxies	58
Shares Held in Street Name	58
Revocability of Proxies	59

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iii

QUESTIONS AND ANSWERS
The following are some questions that you may have about the merger and the Pinnacle special meeting or the Synovus special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Pinnacle special meeting or the Synovus special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 192.
In this joint proxy statement/prospectus, unless the context otherwise requires:
•	“merger” refers to the simultaneous mergers of each of Pinnacle and Synovus with and into Newco, with Newco as the surviving corporation;
•	“Newco” refers to Steel Newco Inc., a Georgia corporation;
•	“Newco common stock” refers to the common stock of Newco, par value of $1.00 per share;
•	“Newco depositary shares” refer to the depositary shares each representing a 1/40th interest in a share of Newco series C preferred stock;
•	“Newco preferred stock” refers to, collectively, Newco series A preferred stock, Newco series B preferred stock and Newco series C preferred stock;
•	“Pinnacle” refers to Pinnacle Financial Partners, Inc., a Tennessee corporation;
•	“Pinnacle Bank” refers to Pinnacle Bank, a Tennessee state-chartered bank and a wholly owned subsidiary of Pinnacle;
•	“Pinnacle common stock” refers to the common stock of Pinnacle, par value $1.00 per share;
•	“Pinnacle depositary shares” refer to the depositary shares each representing a 1/40th interest in a share of Pinnacle series B preferred stock;
•	“Pinnacle series B preferred stock” refers to the 6.75% Fixed-Rate Non-Cumulative Perpetual preferred stock, Series B, no par value, of Pinnacle;
•	“Synovus” refers to Synovus Financial Corp., a Georgia corporation;
•	“Synovus Bank” refers to Synovus Bank, a Georgia state-chartered bank and a wholly owned subsidiary of Synovus;
•	“Synovus common stock” refers to the common stock of Synovus, $1.00 par value;
•	“Synovus series D preferred stock” refers to the Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, no par value, of Synovus;
•	“Synovus series E preferred stock” refers to the Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, no par value, of Synovus;
•	“Synovus preferred stock” refers to, collectively, the Synovus series D preferred stock and the Synovus series E preferred stock;
•	“Synovus shareholders” refers to holders of shares of Synovus common stock; and
•	“shareholders” or “holders” refers to holders of shares of the capital stock of Newco, Pinnacle or Synovus, as the context suggests.
Q:	Why am I receiving this joint proxy statement/prospectus?
A:
You are receiving this joint proxy statement/prospectus because Pinnacle and Synovus have agreed to a business combination transaction in which each of Pinnacle and Synovus will simultaneously merge with and into Newco, a newly formed Georgia company. A copy of the Agreement and Plan of Merger, dated as of July 24, 2025, by and among Pinnacle, Synovus and Newco (the “merger agreement”) is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. Following the completion of the merger, Pinnacle Bank will become a member bank of the Federal Reserve System (the “FRS membership”), and immediately following the effectiveness of the FRS membership, Synovus Bank will merge with and into Pinnacle Bank (the “bank merger”), with Pinnacle Bank as the surviving bank (the “combined bank”). In this joint proxy statement/prospectus, we refer to the closing of the transactions as the “closing” and the date on which the closing occurs as the “closing date.”
In order to complete the merger, among other things,
•	holders of Pinnacle common stock must approve the merger agreement (the “Pinnacle merger proposal”); and
•	holders of Synovus common stock must approve the merger agreement (the “Synovus merger proposal”).
Pinnacle is holding a virtual special meeting of holders of Pinnacle common stock (the “Pinnacle special meeting”) to obtain approval of the Pinnacle merger proposal. Holders of Pinnacle depositary shares are entitled to notice of the special meeting, but holders of Pinnacle depositary shares are not entitled to and are not requested to vote at the Pinnacle special meeting. Holders of Pinnacle common stock and holders of Pinnacle depositary shares are not entitled to appraisal or dissenters’ rights with respect to the proposed merger under Title 48 of Chapter 23 of the Tennessee Business Corporation Act (the “TBCA”).
Holders of Pinnacle common stock will also be asked to approve the proposal to adjourn the Pinnacle special meeting to solicit additional proxies (i) if there are not sufficient votes at the time of the Pinnacle special meeting to approve the Pinnacle merger proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Pinnacle common stock (the “Pinnacle adjournment proposal”). Holders of Pinnacle common stock will also be asked to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to Pinnacle’s named executive officers in connection with the merger (the “Pinnacle compensation proposal”).
Synovus is holding a virtual special meeting of holders of Synovus common stock (the “Synovus special meeting”) to obtain approval of the Synovus merger proposal. Holders of Synovus preferred stock are not entitled to notice of the special meeting, and are not entitled to and not requested to vote at the Synovus special meeting. Holders of Synovus common stock and holders of Synovus preferred stock are not entitled to appraisal or dissenters’ rights with respect to the proposed merger under Article 13 of the Georgia Business Corporation Code (the “GBCC”).
Holders of Synovus common stock will also be asked to approve the proposal to adjourn the Synovus special meeting to solicit additional proxies (i) if there are not sufficient votes at the time of the Synovus special meeting to approve the Synovus merger proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Synovus common stock (the “Synovus adjournment proposal”). Holders of Synovus common stock will also be asked to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to Synovus’ named executive officers in connection with the merger (the “Synovus compensation proposal”).
This document is also a prospectus that is being delivered to holders of Pinnacle common stock, Pinnacle depositary shares, Synovus common stock, and Synovus preferred stock because, in connection with the merger, Newco is issuing shares of Newco common stock to holders of Pinnacle common stock and holders of Synovus common stock and is also issuing shares of newly created Newco preferred stock and Newco depositary shares in respect of Newco preferred stock to holders of Synovus preferred stock and holders of Pinnacle depositary shares, as applicable.
Under the terms of the merger agreement, each outstanding share of Pinnacle series B preferred stock will be converted into a newly created series of Newco preferred stock with terms that are not materially less favorable than the terms of the Pinnacle series B preferred stock (such Newco preferred stock, the “Newco series C preferred stock”). Upon the completion of the merger, each outstanding Pinnacle depositary share will become a Newco depositary share and will represent a 1/40th interest in a share of Newco series C preferred stock. In addition, (i) each share of Synovus series D preferred stock will be converted into the right to receive one (1) share of an applicable newly created series of Newco preferred stock with terms that are not materially less favorable than the terms of Synovus series D preferred stock (such Newco preferred stock, the “Newco series A preferred stock”) and (ii) each share of Synovus series E preferred stock will be converted into the right to receive one (1) share of an applicable newly created series of Newco preferred stock with terms that are not materially less favorable than the terms of Synovus series E preferred stock (such Newco preferred stock, the “Newco series B preferred stock”)
This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Pinnacle and Synovus special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.
Q:	What will happen in the merger?
A:
In the merger, each of Pinnacle and Synovus will simultaneously merge with and into Newco, a newly formed Georgia company jointly owned by Pinnacle and Synovus. Each share of Pinnacle common stock issued and outstanding prior to the effective time of the merger (other than the shares owned by Synovus or Pinnacle, excluding those (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Synovus or Pinnacle, as applicable, in respect of debts) will be converted into the right to receive one (1) share of Newco common stock (the “Pinnacle exchange ratio” and such shares, the “Pinnacle merger consideration”). Each share of Synovus common stock issued and outstanding prior to the effective time of the merger (other than the shares owned by Synovus or Pinnacle, excluding those (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Synovus or Pinnacle, as applicable, in respect of debts) will be converted into the right to receive 0.5237 shares of Newco common stock (the “Synovus exchange ratio” and such shares, the “Synovus merger consideration”). Holders of Synovus common stock will receive cash in lieu of any fractional shares of Newco common stock they would otherwise be entitled to receive.

After the completion of the merger, Newco common stock will be listed on the New York Stock Exchange (the “NYSE”) under trading symbol “PNFP,” Newco series A preferred stock will be listed on the NYSE under trading symbol “PNFP-PrA,” Newco series B preferred stock will be listed on the NYSE under trading symbol “PNFP-PrB,” and depositary shares in respect of Newco series C preferred stock will be listed on the NYSE under the trading symbol “PNFP-PrC.”
In addition, as a result of the foregoing, after completion of the merger, Pinnacle and Synovus will no longer be public companies, Pinnacle common stock and depositary shares in respect of Pinnacle series B preferred stock will be delisted from the Nasdaq Stock Market (the “NASDAQ”) and Synovus common stock and Synovus preferred stock will be delisted from the NYSE. Both Pinnacle and Synovus will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will cease to be publicly traded.
See the information provided in the section entitled “The Merger Agreement—Structure of the Merger” beginning on page 130 and the merger agreement for more information about the merger.
Q:	When and where will the Pinnacle special meeting take place?
A:
The Pinnacle special meeting will be held virtually via the Internet on November 6, 2025 at 9:00 a.m. Eastern Time. The Pinnacle special meeting is expected to be held in a virtual-only format conducted via live webcast. If you are holder of record, you may attend the Pinnacle special meeting by visiting www.virtualshareholdermeeting.com/PNFP2025SM and entering the 16-digit control number that is printed on your proxy card. If you are not a shareholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/PNFP2025SM and registering as a guest. If you enter the meeting as a guest, you will not be able to vote or submit questions during the meeting. You may log in beginning at 8:45 a.m. Eastern Time on November 6, 2025. The Pinnacle special meeting will begin promptly at 9:00 a.m. Eastern Time. An archived copy of the webcast will also be available under the Past Meetings page at www.virtualshareholdermeeting.com following the Pinnacle special meeting.

Even if you plan to attend the Pinnacle special meeting, Pinnacle recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Pinnacle special meeting.

Q:	When and where will the Synovus special meeting take place?
A:
The Synovus special meeting will be held virtually via the Internet on November 6, 2025 at 9:00 a.m. Eastern Time. The Synovus special meeting is expected to be held in a virtual-only format conducted via live webcast. If you are holder of record, you may attend the Synovus special meeting by visiting www.virtualshareholdermeeting.com/SNV2025SM and entering the 16-digit control number that is printed on your proxy card. If you are not a shareholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/SNV2025SM and registering as a guest. If you enter the meeting as a guest, you will not be able to vote or submit questions during the meeting. You may log in beginning at 8:45 a.m. Eastern Time on November 6, 2025. The Synovus special meeting will begin promptly at 9:00 a.m. Eastern Time. An archived copy of the webcast will also be available under the Past Meetings page www.virtualshareholdermeeting.com following the Synovus special meeting.

Even if you plan to attend the Synovus special meeting, Synovus recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Synovus special meeting.
Q:	What matters will be considered at the Pinnacle special meeting?
A:	At the Pinnacle special meeting, holders of Pinnacle common stock will be asked to consider and vote on the following proposals:
•	Pinnacle Proposal 1: The Pinnacle merger proposal. Approval of the merger agreement;
•
Pinnacle Proposal 2: The Pinnacle compensation proposal. Approval of, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to Pinnacle’s named executive officers in connection with the merger; and

•
Pinnacle Proposal 3: The Pinnacle adjournment proposal. Approval of the adjournment of the Pinnacle special meeting to solicit additional proxies if (i) there are not sufficient votes at the time of the Pinnacle special meeting to approve the Pinnacle merger proposal or (ii) necessary or appropriate, to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Pinnacle common stock.

In order to complete the merger, among other things, holders of Pinnacle common stock must approve the Pinnacle merger proposal. Neither the approval of the Pinnacle compensation proposal nor the approval of the Pinnacle adjournment proposal are conditions to the obligation of Pinnacle to complete the merger.
Q:	What matters will be considered at the Synovus special meeting?
A:	At the Synovus special meeting, holders of Synovus common stock will be asked to consider and vote on the following proposals:
•	Synovus Proposal 1: The Synovus merger proposal. Approval of the merger agreement;
•
Synovus Proposal 2: The Synovus compensation proposal. Approval of, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to Synovus’ named executive officers in connection with the merger; and

•
Synovus Proposal 3: The Synovus adjournment proposal. Approval of the adjournment of the Synovus special meeting to solicit additional proxies if (i) there are not sufficient votes at the time of the Synovus special meeting to approve the Synovus merger proposal or (ii) necessary or appropriate, to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Synovus common stock.

In order to complete the merger, among other things, holders of Synovus common stock must approve the Synovus merger proposal. Neither the approval of the Synovus compensation proposal nor the approval of the Synovus adjournment proposal are conditions to the obligation of Synovus to complete the merger.

Q:	What will holders of Pinnacle common stock receive in the merger?
A:
In the merger, holders of Pinnacle common stock will receive one (1) share of Newco common stock for each share of Pinnacle common stock held immediately prior to the completion of the merger, other than certain shares held by Pinnacle or Synovus. Newco will not issue any fractional shares of Newco common stock in the merger.

Q:	What will holders of Pinnacle depositary shares receive in the merger?
A:
In the merger, each outstanding Pinnacle depositary share will become a Newco depositary share and will represent a 1/40th interest in a share of Newco series C preferred stock, which will have terms that are not materially less favorable than the terms of the Pinnacle series B preferred stock. Upon completion of the merger, Newco will assume the obligations of Pinnacle under the applicable deposit agreement related to the depositary shares. For more information, see “Description of Newco Capital Stock” beginning on page 149.

Q:	What will holders of Synovus common stock receive in the merger?
A:
In the merger, holders of Synovus common stock will receive 0.5237 shares of Newco common stock for each share of Synovus common stock held immediately prior to completion of the merger, other than certain shares held by Pinnacle or Synovus. Newco will not issue any fractional shares of Newco common stock in connection with the merger. Holders of Synovus common stock who would otherwise be entitled to a fractional share of Newco common stock in the merger will instead receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (i) the average closing-sale price per share of Pinnacle common stock on the NASDAQ, as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day immediately preceding (but not including) the day on which the merger is completed (such average closing-sale price, the “Pinnacle closing price”) by (ii) the fraction of a share (after taking into account all shares of Synovus common stock held by such holder immediately prior to the effective time of the merger and rounded to the nearest one-thousandth when expressed in decimal) of Newco common stock that such shareholder would otherwise be entitled to receive.

Q:	What will holders of Synovus preferred stock receive in the merger?
A:
In the merger, each share of Synovus series D preferred stock and Synovus series E preferred stock, in each case issued and outstanding immediately prior to the effective time of the merger, will be converted into the right to receive one (1) share of Newco series A preferred stock and Newco series B preferred stock, respectively.

Q:	Will the value of the Pinnacle merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?
A:
Yes. Although the number of shares of Newco common stock that holders of Pinnacle common stock will receive is fixed, the value of the Pinnacle merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the closing-sale price per share of Pinnacle common stock. Neither Pinnacle nor Synovus is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Pinnacle common stock or Synovus common stock.

Q:	Will the value of the Synovus merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?
A:
Yes. Although the number of shares of Newco common stock that holders of Synovus common stock will receive is fixed, the value of the Synovus merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the closing-sale price per share of Pinnacle common stock. Any fluctuation in the Pinnacle closing price will change the amount of cash that holders of Synovus common stock will receive in lieu of any fractional shares of Newco common stock that they would otherwise be entitled to receive. Neither Pinnacle nor Synovus is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Pinnacle common stock or Synovus common stock.

Q:	How will the merger affect Pinnacle equity awards?
A:	With respect to Pinnacle equity awards, unless otherwise mutually agreed by the parties and a holder of any such Pinnacle equity award, at the effective time of the merger:
•
each outstanding restricted stock award (a “Pinnacle restricted stock award”) granted under an equity compensation plan or program of Pinnacle (a “Pinnacle stock plan”) shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable tax withholdings, (i) a number of shares of Newco common stock equal to the number of shares of Pinnacle common stock subject to such Pinnacle restricted stock award immediately prior to the effective time and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the effective time with respect to such Pinnacle restricted stock award;

•
each outstanding award of restricted stock units (a “Pinnacle RSU award”) granted prior to July 24, 2025 (the date of the merger agreement) or held by a nonemployee member of Pinnacle’s board of directors under the Pinnacle stock plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable tax withholdings, (i) a number of shares of Newco common stock equal to the number of shares of Pinnacle common stock subject to such Pinnacle RSU award immediately prior to the effective time and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the effective time with respect to such Pinnacle RSU award;

•
each outstanding Pinnacle RSU award that is granted as of or after July 24, 2025 (the date of the merger agreement) and is not held by a nonemployee member of Pinnacle’s board of directors under the Pinnacle stock plans shall, automatically and without any required action on the part of the holder thereof, be assumed by Newco and be converted into and become a restricted stock unit award (an “assumed Pinnacle RSU award”), and, from and after the effective time, (i) each assumed Pinnacle RSU award shall relate solely to shares of Newco common stock, (ii) the number of shares of Newco common stock underlying each assumed Pinnacle RSU award shall be equal to the number of shares of Pinnacle common stock that were underlying such assumed Pinnacle RSU award immediately prior to the effective time, and (iii) the terms and conditions of such assumed Pinnacle RSU award shall otherwise remain unchanged as a result of the assumption of such assumed Pinnacle RSU award (other than with respect to administration of the assumed Pinnacle RSU award, which shall be administered by Newco’s board of directors or a committee thereof); and

•
each outstanding award of performance stock units (a “Pinnacle PSU award”) granted prior to July 24, 2025 under the Pinnacle stock plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable tax withholdings, (i) a number of shares of Newco common stock, rounded up to the nearest whole number of shares, equal to the maximum number of shares of Pinnacle common stock subject to such Pinnacle PSU award (with such number of shares of Pinnacle common stock determined based on maximum performance) immediately prior to the effective time and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the effective time with respect to the maximum amount of such Pinnacle PSU award.

Q:	How will the merger affect Synovus equity awards?
A:	With respect to Synovus equity awards, unless otherwise mutually agreed by the parties and a holder of any such Synovus equity award, at the effective time of the merger:
•
each outstanding option granted by Synovus to purchase shares of Synovus common stock (“Synovus stock option”) under an equity compensation plan or program of Synovus (a “Synovus stock plan”) shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive (without interest), less applicable tax withholdings, a number of shares of Newco common stock equal to the product of (i) the net option share amount multiplied by (ii) the Synovus exchange ratio. For this purpose, “net option share amount” means, with respect to each Synovus stock option, the quotient obtained of (A) the product of (1) the excess, if any, of the Synovus merger consideration value over the exercise price per share of Synovus common stock subject to such Synovus stock option immediately prior to the effective time multiplied by (2) the number of shares of

Synovus common stock subject to such Synovus stock option immediately prior to the effective time, divided by (B) the product of (x) the Pinnacle closing price (as defined below) and (y) the Synovus exchange ratio (the “Synovus merger consideration value”);
•
each outstanding award of restricted stock units (a “Synovus RSU award”), whether granted prior to or on or after the date hereof under the Synovus stock plans shall, automatically and without any required action on the part of the holder thereof, be assumed by Newco and be converted into and become an award of restricted stock units relating to Newco common stock in accordance with the terms set forth in the applicable Synovus stock plan and the restricted stock unit agreement evidencing such Synovus RSU award (an “assumed Synovus RSU award”), in each case, as in effect immediately prior to the effective time, and, from and after the effective time, (i) each assumed Synovus RSU award shall relate solely to shares of Newco common stock; (ii) the number of shares of Newco common stock underlying each assumed Synovus RSU award shall be determined by multiplying the number of shares of Synovus common stock that were underlying such assumed Synovus RSU award immediately prior to the effective time by the Synovus exchange ratio, and rounding the resulting number up to the nearest whole number of shares of Newco common stock; and (iii) the terms and conditions of such assumed Synovus RSU award shall otherwise remain unchanged as a result of the assumption of such assumed Synovus RSU award. Effective as of immediately after the effective time, each assumed Synovus RSU award held by a non-employee director of Synovus who will not serve as a member of Newco’s board of directors as of the effective time will vest in full; and

•
each outstanding award of performance stock units (a “Synovus PSU award”) granted prior to the date hereof under the Synovus stock plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable tax withholdings, a number of shares of Newco common stock, rounded up to the nearest whole number of shares, equal to the product of (i) the number of shares of Synovus common stock subject to such Synovus PSU award (with such number of shares of Synovus common stock determined based on maximum performance) immediately prior to the effective time multiplied by (ii) the Synovus exchange ratio.

Q:	What if I own Pinnacle depositary shares?
A:
In the merger, each Pinnacle depositary share issued and outstanding immediately prior to the effective time of the merger will be converted into a Newco depositary share and will represent a 1/40th interest in a share of Newco series C preferred stock, which will have terms that are not materially less favorable than the Pinnacle series B preferred stock. For more information, see “Description of Newco Capital Stock” beginning on page 149.

Q:	What if I own Synovus preferred stock?
A:
In the merger, each share of Synovus series D preferred stock and Synovus series E preferred stock, in each case issued and outstanding immediately prior to the effective time of the merger, will be converted into the right to receive one (1) share of Newco series A preferred stock and Newco series B preferred stock, respectively, which will have terms that are not materially less favorable than of the applicable series of Synovus preferred stock. For more information, see “Description of Newco Capital Stock” beginning on page 149.

Q:	How does the Pinnacle board of directors recommend that I vote at the Pinnacle special meeting?
A:	The Pinnacle board of directors unanimously recommends that you vote “FOR” the Pinnacle merger proposal, “FOR” the Pinnacle compensation proposal and “FOR” the Pinnacle adjournment proposal.
In considering the recommendations of the Pinnacle board of directors, holders of Pinnacle common stock should be aware that Pinnacle directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of Pinnacle common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Certain Pinnacle Directors and Executive Officers in the Merger” beginning on page 110.

Q:	How does the Synovus board of directors recommend that I vote at the Synovus special meeting?
A:	The Synovus board of directors unanimously recommends that you vote “FOR” the Synovus merger proposal, “FOR” the Synovus compensation proposal and “FOR” the Synovus adjournment proposal.
In considering the recommendations of the Synovus board of directors, holders of Synovus common stock should be aware that Synovus directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of Synovus common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Certain Synovus Directors and Executive Officers in the Merger” beginning on page 117.
Q:	Who is entitled to vote at the Pinnacle special meeting?
A:
The record date for the Pinnacle special meeting is September 26, 2025. All holders of Pinnacle common stock who held shares at the close of business on the record date for the Pinnacle special meeting are entitled to receive notice of, and to vote at, the Pinnacle special meeting.

Each holder of Pinnacle common stock is entitled to cast one (1) vote on each matter properly brought before the Pinnacle special meeting for each share of Pinnacle common stock that such holder owned of record as of the record date. As of September 26, 2025, there were 77,559,967 outstanding shares of Pinnacle common stock.
Attendance at the special meeting is not required to vote. See below and the section entitled “The Pinnacle Special Meeting—Proxies” beginning on page 58 for instructions on how to vote your shares without attending the Pinnacle special meeting.
Q:	Who is entitled to vote at the Synovus special meeting?
A:
The record date for the Synovus special meeting is September 26, 2025. All holders of Synovus common stock who held shares at the close of business on the record date for the Synovus special meeting are entitled to receive notice of, and to vote at, the Synovus special meeting.

Each holder of Synovus common stock is entitled to cast one (1) vote on each matter properly brought before the Synovus special meeting for each share of Synovus common stock that such holder owned of record as of the record date. As of September 26, 2025, there were 138,811,843 outstanding shares of Synovus common stock.
Attendance at the special meeting is not required to vote. See below and the section entitled “The Synovus Special Meeting—Proxies” beginning on page 58 for instructions on how to vote your shares without attending the Synovus special meeting.
Q:	What constitutes a quorum for the Pinnacle special meeting?
A:
The presence at the Pinnacle special meeting, virtually or by proxy, of holders of a majority of the outstanding shares of Pinnacle common stock entitled to vote at the Pinnacle special meeting will constitute a quorum for purposes of taking actions on the Pinnacle merger proposal, the Pinnacle compensation proposal and the Pinnacle adjournment proposal. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the Synovus special meeting?
A:
The presence at the Synovus special meeting, virtually or by proxy, of holders representing a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of Synovus common stock will constitute a quorum for purposes of taking actions on the Synovus merger proposal, the Synovus compensation proposal and the Synovus adjournment proposal. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What vote is required for the approval of each proposal at the Pinnacle special meeting?
A:
Pinnacle Proposal 1: Pinnacle merger proposal. Approval of the Pinnacle merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast on the Pinnacle merger proposal by the holders of Pinnacle common stock. Shares of Pinnacle common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the proposal to approve the merger agreement.
Pinnacle Proposal 2: Pinnacle compensation proposal. Approval of the Pinnacle compensation proposal requires that the votes cast in favor of the proposal at the Pinnacle special meeting exceed the votes cast opposing the proposal at the Pinnacle special meeting. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the Pinnacle compensation proposal.
Pinnacle Proposal 3: Pinnacle adjournment proposal. Approval of the Pinnacle adjournment proposal requires that the votes cast in favor of the proposal at the Pinnacle special meeting exceed the votes cast opposing the proposal at the Pinnacle special meeting. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the Pinnacle adjournment proposal.
Q:	What vote is required for the approval of each proposal at the Synovus special meeting?
A:
Synovus Proposal 1: Synovus merger proposal. Approval of the Synovus merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast on the Synovus merger proposal by the holders of Synovus common stock. Shares of Synovus common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the proposal to approve the merger agreement.

Synovus Proposal 2: Synovus compensation proposal. Approval of the Synovus compensation proposal requires the affirmative vote of a majority of the votes cast by the holders of Synovus common stock at the Synovus special meeting. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the Synovus compensation proposal.
Synovus Proposal 3: Synovus adjournment proposal. Approval of the Synovus adjournment proposal requires the affirmative vote of the holders of a majority of the Synovus common stock present or represented at the Synovus special meeting, whether or not a quorum is present. Accordingly, shares present and not voted, whether by broker non-vote, abstention or otherwise, will the same effect as votes cast “AGAINST” the Synovus adjournment proposal.
Q:
Why are holders of Pinnacle common stock being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for Pinnacle’s named executive officers (i.e., the Pinnacle compensation proposal)?

A:
Under the rules promulgated by the Securities and Exchange Commission (the “SEC”), Pinnacle is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Pinnacle’s named executive officers that is based on or otherwise relates to the merger or “golden parachute” compensation.

Q:
What happens if holders of Pinnacle common stock do not approve, by non-binding, advisory vote, the merger-related compensation arrangements for Pinnacle’s named executive officers (i.e., the Pinnacle compensation proposal?)

A:
The votes on the proposal to approve the merger-related compensation arrangements for Pinnacle’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the Pinnacle special meeting. Because the vote to approve the Pinnacle compensation proposal is advisory in nature only, it will not be binding upon Pinnacle or Newco in the merger. Accordingly, the merger-related compensation will be paid to Pinnacle’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if the holders of Pinnacle common stock do not approve the Pinnacle compensation proposal.

Q:
Why are holders of Synovus common stock being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for Synovus’ named executive officers (i.e., the Synovus compensation proposal)?

A:
Under the rules promulgated by the SEC, Synovus is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Synovus’ named executive officers that is based on or otherwise relates to the merger or “golden parachute” compensation.

Q:
What happens if holders of Synovus common stock do not approve, by non-binding, advisory vote, the merger-related compensation arrangements for Synovus’ named executive officers (i.e., the Synovus compensation proposal?)

A:
The votes on the proposal to approve the merger-related compensation arrangements for Synovus’ named executive officers is separate and apart from the votes to approve the other proposals being presented at the Synovus special meeting. Because the vote to approve the Synovus compensation proposal is advisory in nature only, it will not be binding upon Synovus or Newco in the merger. Accordingly, the merger-related compensation will be paid to Synovus’ named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if the holders of Synovus common stock do not approve the Synovus compensation proposal.

Q:	What if I hold shares of both Pinnacle and Synovus?
A:
If you hold shares of both Pinnacle common stock and Synovus common stock, you will receive separate packages of proxy materials. A vote cast as a holder of Pinnacle common stock will not count as a vote cast as a holder of Synovus common stock, and a vote cast as a holder of Synovus common stock will not count as a vote cast as a holder of Pinnacle common stock. Therefore, please submit separate proxies for your shares of Pinnacle common stock and your shares of Synovus common stock.

Q:	How can I attend and vote my shares virtually at my respective special meeting?
A:
Record Holders. If you hold shares directly in your name as the holder of record of Pinnacle or Synovus common stock, you are a “record holder” and your shares may be voted at the Pinnacle special meeting or the Synovus special meeting by you, as applicable. If you choose to vote your shares virtually at the respective special meeting via the applicable special meeting website, you will need the control number, as described below.

Beneficial Owners. If you hold shares of Pinnacle common stock or Synovus common stock in a brokerage or other account in “street name,” you are a “beneficial owner” and your shares may be voted at the Pinnacle special meeting or the Synovus special meeting, as applicable, by you as described below. If you choose to vote your shares virtually at the respective special meeting via the applicable special meeting website, you will need the control number, as described below.
Pinnacle special meeting. If you are a record holder of Pinnacle common stock, you will be able to attend the Pinnacle special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/PNFP2025SM and following the instructions. Please have your 16-digit control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the Pinnacle special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/PNFP2025SM and following the instructions. Please have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, to access the meeting. Please review this information prior to the Pinnacle special meeting to ensure you have access.
Pinnacle encourages its shareholders to visit the meeting website above in advance of the Pinnacle special meeting to familiarize themselves with the online access process. The virtual Pinnacle special meeting platform is fully supported across browsers and devices that are equipped with the most updated version of applicable software and plugins. Shareholders should verify their internet connection prior to the Pinnacle special meeting. Technical support information is provided on the sign-in page for all shareholders. Shareholders will have substantially the same opportunities to participate in the virtual Pinnacle special meeting as they would have at a physical, in-person meeting. Shareholders as of the record date will be able to attend, vote, examine the shareholder list, and submit questions during a portion of the meeting via the online platform.
Synovus special meeting. If you are a record holder of Synovus common stock, you will be able to attend the Synovus special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/SNV2025SM and following the instructions. Please have your 16-digit control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the Synovus special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/SNV2025SM and following the instructions. Please have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, to access the meeting. Please review this information prior to the Synovus special meeting to ensure you have access.
Synovus encourages its shareholders to visit the meeting website above in advance of the Synovus special meeting to familiarize themselves with the online access process. The virtual Synovus special meeting platform is fully supported across browsers and devices that are equipped with the most updated version of applicable software and plugins. Shareholders should verify their internet connection prior to the Synovus special meeting. Technical support information is provided on the sign-in page for all shareholders. Shareholders will have substantially the same opportunities to participate in the virtual Synovus special meeting as they would have at a physical, in-person meeting. Shareholders as of the record date will be able to attend, vote, examine the shareholder list, and submit questions during a portion of the meeting via the online platform.
Even if you plan to attend the Pinnacle special meeting or the Synovus special meeting virtually, as applicable, Pinnacle and Synovus recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting.
Additional information on attending the virtual special meetings can be found under the section entitled “The Pinnacle Special Meeting” on page 56 and under the section entitled “The Synovus Special Meeting” on page 62.
Q:	How can I vote my shares without attending my respective special meeting?
A:
Whether you hold your shares directly as the holder of record of Pinnacle common stock or Synovus common stock or beneficially in “street name,” you may direct your vote by proxy without attending the Pinnacle special meeting or the Synovus special meeting, as applicable.

If you are a record holder of Pinnacle common stock or Synovus common stock, you can vote your shares by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of Pinnacle common stock or Synovus common stock, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.
Additional information on voting procedures can be found under the section entitled “The Pinnacle Special Meeting” on page 56 and under the section entitled “The Synovus Special Meeting” on page 62.
Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this document, please vote as soon as possible. If you hold shares of Pinnacle common stock or Synovus common stock, please respond by completing, signing and dating the accompanying proxy card and returning it the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?
A:
No. Your bank, broker or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker or other nominee.

Q:	What is a “broker non-vote”?
A:
Banks, brokers and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at each of the Pinnacle special meeting and the Synovus special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Pinnacle special meeting or the Synovus special meeting. If your bank, broker, trustee or other nominee holds your shares of Pinnacle common stock or Synovus common stock in “street name,” such entity will vote your shares of Pinnacle common stock or Synovus common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
If you are a beneficial owner of Pinnacle common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of Pinnacle common stock:
•
Pinnacle merger proposal: your bank, broker, trustee or other nominee may not vote your shares on the Pinnacle merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal;

•
Pinnacle compensation proposal: your bank, broker, trustee or other nominee may not vote your shares on the Pinnacle compensation proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

•
Pinnacle adjournment proposal: your bank, broker, trustee or other nominee may not vote your shares on the Pinnacle adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

If you are a beneficial owner of Synovus common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of Synovus common stock:
•
Synovus merger proposal: your bank, broker, trustee or other nominee may not vote your shares on the Synovus merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal;

•
Synovus compensation proposal: your bank, broker, trustee or other nominee may not vote your shares on the Synovus compensation proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

•
Synovus adjournment proposal: your bank, broker, trustee or other nominee may not vote your shares on the Synovus adjournment proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal;

Q:	What if I fail to vote or abstain?
A:	For purposes of the Pinnacle special meeting, an abstention occurs when a Pinnacle shareholder attends the Pinnacle special meeting and does not vote or returns a proxy with an “abstain” instruction.
•
Pinnacle merger proposal: An abstention will have the same effect as a vote “AGAINST” the Pinnacle merger proposal. If a Pinnacle shareholder is not present at the Pinnacle special meeting and does not respond by proxy, it will also have the same effect as a vote “AGAINST” the Pinnacle merger proposal.

•
Pinnacle compensation proposal: An abstention will have no effect on the outcome of the Pinnacle compensation proposal. If a Pinnacle shareholder is not present at the Pinnacle special meeting and does not respond by proxy, it will also have no effect on the outcome of the Pinnacle compensation proposal.

•
Pinnacle adjournment proposal: An abstention will have no effect on the outcome of the Pinnacle adjournment proposal. If a Pinnacle shareholder is not present at the Pinnacle special meeting and does not respond by proxy, it will also have no effect on the outcome of the Pinnacle adjournment proposal.

For purposes of the Synovus special meeting, an abstention occurs when a Synovus shareholder attends the Synovus special meeting and does not vote or returns a proxy with an “abstain” instruction.
•
Synovus merger proposal: An abstention will have the same effect as a vote “AGAINST” the Synovus merger proposal. If a Synovus shareholder is not present at the Synovus special meeting and does not respond by proxy, it will also have the same effect as a vote “AGAINST” the Synovus merger proposal.

•
Synovus compensation proposal: An abstention will have no effect on the outcome of the Synovus compensation proposal. If a Synovus shareholder is not present at the Synovus special meeting and does not respond by proxy, it will also have no effect on the outcome of the Synovus compensation proposal.

•
Synovus adjournment proposal: An abstention will have the same effect as a vote “AGAINST” the Synovus adjournment proposal. If a Synovus shareholder is not present at the Synovus special meeting and does not respond by proxy, it will have no effect on the outcome of the Synovus adjournment proposal.

Q:	Why is my vote important?
A:
Your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” approval of the Pinnacle merger proposal and the Synovus merger proposal. The merger agreement must be approved by the affirmative vote of a majority of all the votes entitled to be cast on the Pinnacle merger proposal by the holders of Pinnacle common stock and by the affirmative vote of a majority of all the votes entitled to be cast on the Synovus merger proposal by the holders of Synovus common stock. The Pinnacle board of directors unanimously recommends that you vote “FOR” the Pinnacle merger proposal, and the Synovus board of directors unanimously recommends that you vote “FOR” the Synovus merger proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?
A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Pinnacle common stock represented by your proxy will be voted as recommended by the Pinnacle board of directors with respect to such proposals or the shares of Synovus common stock represented by your proxy will be voted as recommended by the Synovus board of directors with respect to such proposals, as the case may be.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?
A:
If you directly hold shares of Pinnacle common stock or Synovus common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of Pinnacle or Synovus, as applicable;
•	signing and returning a proxy card with a later date;
•	attending the special meeting virtually, notifying the corporate secretary and voting in accordance with the instructions given at the special meeting; or
•	voting by telephone or the Internet at a later time.
If your shares are held by a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	Will Pinnacle be required to submit the Pinnacle merger proposal to its shareholders even if the Pinnacle board of directors has withdrawn, modified or qualified its recommendation?
A:
Yes. Unless the merger agreement is terminated before the Pinnacle special meeting, Pinnacle is required to submit the Pinnacle merger proposal to its shareholders even if the Pinnacle board of directors has withdrawn or modified its recommendation.

Q:	Will Synovus be required to submit the Synovus merger proposal to its shareholders even if the Synovus board of directors has withdrawn, modified or qualified its recommendation?
A:
Yes. Unless the merger agreement is terminated before the Synovus special meeting, Synovus is required to submit the Synovus merger proposal to its shareholders even if the Synovus board of directors has withdrawn or modified its recommendation.

Q:	Are holders of Pinnacle common stock entitled to appraisal or dissenters’ rights?
A:
No. Holders of Pinnacle common stock are not entitled to appraisal or dissenters’ rights under the TBCA. For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 129.

Q:	Are holders of Synovus common stock entitled to appraisal or dissenters’ rights?
A:
No. Holders of Synovus common stock are not entitled to appraisal or dissenters’ rights under the GBCC. For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 129.

Q:	Are holders of Pinnacle depositary shares entitled to appraisal or dissenters’ rights?
A:
No. Holders of Pinnacle depositary shares are not entitled to appraisal or dissenters’ rights under the TBCA. For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 129.

Q:	Are holders of Synovus preferred stock entitled to appraisal or dissenters’ rights?
A:
No. Holders of Synovus preferred stock are not entitled to appraisal or dissenters’ rights under the GBCC. For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 129.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the proposals to be voted on at the Pinnacle special meeting and Synovus special meeting?
A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 49. You also should read and carefully consider the risk factors of Pinnacle and Synovus contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger to holders of Pinnacle common stock and Synovus common stock?
A:
The simultaneous mergers of Pinnacle and Synovus with and into Newco are each intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to Pinnacle’s obligation to effect the merger that Pinnacle receive an opinion from Sullivan & Cromwell LLP, dated as of the closing date, to the effect that the merger of Pinnacle with and into Newco will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to Synovus’ obligation to effect the merger that Synovus receive an opinion from Wachtell, Lipton, Rosen & Katz, dated as of the closing date, to the effect that the merger of Synovus with and into Newco will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) of Pinnacle common stock or Synovus common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Pinnacle common stock or Synovus common stock, as applicable, for Newco common stock in the merger, except for any gain or loss that may result to a U.S. holder of Synovus common stock from the receipt of cash instead of a fractional share of Newco common stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.
For a more complete discussion of the material U.S. federal income tax consequences of the merger, as applicable, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 146.
Q:	When is the merger expected to be completed?
A:
Pinnacle and Synovus expect the merger to close in the first quarter of 2026. However, neither Pinnacle nor Synovus can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Pinnacle and Synovus must first obtain the approval of holders of Pinnacle common stock and holders of Synovus common stock for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:	What are the conditions to complete the merger?
A:
The obligations of Pinnacle and Synovus to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, tax opinions, approval by Pinnacle shareholders of the Pinnacle merger proposal and approval by Synovus shareholders of the Synovus merger proposal. For more information, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 142.

Q:	What happens if the merger is not completed?
A:
If the merger is not completed, neither holders of Pinnacle common stock nor holders of Synovus common stock will receive any consideration for their shares of Pinnacle common stock and Synovus common stock, respectively, in connection with the merger. Instead, Pinnacle and Synovus will remain independent public companies, Pinnacle common stock and depositary shares in respect of Pinnacle series B preferred stock will continue to be listed and traded on the NASDAQ, Synovus common stock and Synovus preferred stock will continue to be listed and traded on the NYSE, and Newco will not complete the issuance of shares of Newco common stock and Newco preferred stock (or, as applicable, depositary shares in respect thereof) pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $425 million will be payable by either Pinnacle or Synovus, as applicable. See “The Merger Agreement—Termination Fee” beginning on page 144 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	What happens if I sell my shares after the applicable record date but before my company’s special meeting?
A:
Each of the Pinnacle and Synovus record date is earlier than the date of the Pinnacle special meeting and the Synovus special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Pinnacle common stock or Synovus common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to the Pinnacle common stock or Synovus common stock, you will not have the right to receive the merger consideration to be received by Pinnacle shareholders or Synovus shareholders, respectively, in connection with the merger. In order to receive the Pinnacle merger consideration or the Synovus merger consideration, you must hold your shares of Pinnacle common stock or Synovus common stock, as applicable, through the completion of the merger.

Q:	Should I send in my stock certificates now?
A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent mutually agreed upon by Pinnacle and Synovus (the “exchange agent”) will send you instructions for exchanging Pinnacle and Synovus stock certificates for the consideration to be received in the merger. See “The Merger Agreement—Conversion of Shares; Exchange of Stock Certificates” beginning on page 133.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?
A:
If you hold shares of Pinnacle common stock or Synovus common stock in “street name” and also directly in your name as a holder of record or otherwise or if you hold shares of Pinnacle common stock or Synovus common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same special meeting.

Record holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Pinnacle common stock or Synovus common stock, as applicable, are voted.
Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to vote your shares.
Q:	Who can help answer my questions?
A:
Pinnacle shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Investor Relations at (615) 743-8219 or Pinnacle’s proxy solicitor, Okapi Partners LLC (“Okapi”), at the following address: 1212 Avenue of the Americas, 17th Floor, New York, NY 10036, or by calling toll-free at (877) 629-6355.

Synovus shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Investor Relations at (706) 641-6500 or Synovus’ proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), by calling toll-free at (877) 456-3524.
Q:	Where can I find more information about Pinnacle and Synovus?
A:	You can find more information about Pinnacle and Synovus from the various sources described under “Where You Can Find More Information” beginning on page 192.
Q:	What is householding and how does it affect me?
A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Pinnacle common stock and Synovus common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding Pinnacle common stock or Synovus common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

SUMMARY
This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meetings. In addition, we incorporate by reference important business and financial information about Pinnacle and Synovus into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 192 of this joint proxy statement/prospectus.
The Parties to the Merger (pages 68, 69 and 70)

Pinnacle Financial Partners, Inc.
21 Platform Way South, Suite 2300
Nashville, Tennessee 37203
(615) 744-3700
Pinnacle is a Tennessee corporation headquartered in Nashville, Tennessee. Founded in 2000 and publicly traded since May 2002, Pinnacle operates as a bank holding company under the Bank Holding Company Act of 1956, as amended, and as a financial holding company under the Gramm-Leach-Bliley Act, as amended. As of June 30, 2025, Pinnacle reported approximately $54.8 billion in total assets and $45.0 billion in total deposits.
Since Pinnacle Bank began operations on October 27, 2000, in Nashville, Tennessee, it has grown through a combination of acquisitions and organic growth to 137 offices from which it conducts branch banking operations, including 50 in Tennessee, 41 in North Carolina, 21 in South Carolina, 11 in Virginia, four in Georgia, four in Alabama, two in Kentucky, two in Maryland and two in Florida.
Pinnacle provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. Pinnacle aims to operate as a community bank in several primarily urban markets across the Southeast region of the United States. With this focus, Pinnacle Bank provides the personalized service most often associated with smaller banks while offering many of the sophisticated products and services, such as investments and treasury management, more typically found at much larger banks. This approach has enabled Pinnacle Bank to attract clients from the other regional and national banks in all its markets.
Pinnacle Bank is the No. 1 bank in the Nashville-Murfreesboro-Franklin MSA, according to June 30, 2024 deposit data from the Federal Deposit Insurance Corporation (“FDIC”). Pinnacle is No. 11 on FORTUNE magazine’s 2024 list of 100 Best Companies to Work For® in the U.S., its eighth consecutive appearance, as well as the No. 3 company to work for in the U.S. for financial services and insurance, No. 8 for women, No. 9 for millennials and No. 21 for parents, all in 2024. Pinnacle is also No. 5 on American Banker’s 2024 list of America’s Best Banks to Work For and No. 1 among banks with more than $10 billion, its 12th consecutive appearance.
Pinnacle’s common stock is traded on NASDAQ under the ticker “PNFP”.
Synovus Financial Corp.
33 W 14th Street
Columbus, Georgia 31901
(706) 641-6500
Synovus is a financial services company and a registered bank holding company headquartered in Columbus, Georgia. Through its wholly owned subsidiary, Synovus Bank, a Georgia state-chartered bank that is a member of the Federal Reserve System, Synovus provides commercial and consumer banking in addition to a full suite of specialized products and services, including wealth services, treasury management, mortgage services, premium finance, asset-based lending, structured lending, capital markets, and international banking. Synovus also provides financial planning and investment advisory services through its wholly owned subsidiaries, Synovus Trust and Synovus Securities.

Synovus Bank is positioned in some of the highest growth markets in the Southeast, with 244 branches and 356 ATMs in Alabama, Florida, Georgia, South Carolina, and Tennessee as of June 30, 2025. Synovus Bank’s commercial banking services include commercial, financial, and real estate lending, treasury management, asset management, capital markets services, and institutional trust services, and its consumer banking services include accepting customary types of demand and savings deposit accounts, mortgage, installment, and other consumer loans, investment and brokerage services, safe deposit services, automated banking services, automated fund transfers, internet-based banking services, and bank credit and debit card services, including Visa and MasterCard services. As of June 30, 2025, Synovus had total consolidated assets of approximately $61.1 billion and total consolidated deposits of $49.9 billion.
Synovus’ common stock is traded on the NYSE under the symbol “SNV”.
Steel Newco Inc.
On July 23, 2025, Newco was incorporated in the state of Georgia for the sole purpose of facilitating the merger. Prior to the completion of the merger, the board of directors of Newco will consist of Kevin S. Blair and M. Terry Turner, each of whom will also serve as co-President of Newco.
The Merger and the Merger Agreement (pages 71 and 130)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.
Subject to the terms and conditions of the merger agreement, at the completion of the merger, Synovus and Pinnacle will simultaneously merge with and into Newco, with Newco as the surviving corporation in the merger. Immediately following the completion of the merger, Pinnacle Bank, a wholly owned subsidiary of Pinnacle, will become a member bank of the Federal Reserve System, and immediately following the effectiveness of the FRS membership, Synovus Bank, a wholly owned subsidiary of Synovus, will merge with and into Pinnacle Bank, with Pinnacle Bank continuing as the surviving entity in the bank merger.
Following the merger, Newco common stock, Newco series A preferred stock, Newco series B preferred stock and Newco depositary shares will be listed under on the NYSE under the symbols “PNFP”, “PNFP-PrA,” “PNFP-PrB,” and “PNFP-PrC.” Pinnacle common stock and Pinnacle depositary shares will be delisted from the NASDAQ, deregistered under the Exchange Act and will cease to be publicly traded. Synovus common stock and Synovus preferred stock will be delisted from the NYSE, deregistered under the Exchange Act and will cease to be publicly traded.
Merger Consideration (page 131)
In the merger, (i) holders of Pinnacle common stock will receive one (1) share of Newco common stock for each share of Pinnacle common stock they hold immediately prior to the effective time of the merger (the “Pinnacle exchange ratio” and such shares, the “Pinnacle merger consideration”), and (ii) holders of Synovus common stock will receive 0.5237 shares of Newco common stock for each share of Synovus common stock they hold immediately prior to the effective time of the merger (the “Synovus exchange ratio” and such shares, the “Synovus merger consideration”), in each case, excluding certain shares of Pinnacle common stock and Synovus common stock held by Pinnacle or Synovus that will be cancelled and retired in connection with the merger. Newco will not issue any fractional shares of Newco common stock in the merger.
Holders of Synovus common stock who would otherwise be entitled to a fraction of a share of Newco common stock in connection with the merger will instead receive, for the fraction of a share, an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (i) the average closing-sale price per share of Pinnacle common stock on the NASDAQ, as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day immediately preceding (but not including) the day on which the merger is completed (the “Pinnacle closing price”) by (ii) the fraction of a share (after taking into account all shares of Synovus common stock held by such holder immediately prior to the effective time of the merger and rounded to the nearest one-thousandth when expressed in decimal) of Newco common stock that such shareholder would otherwise be entitled to receive. Holders of Pinnacle common stock will not be entitled to fractional shares of Newco common stock given the Pinnacle exchange ratio.

Pinnacle common stock is listed on the NASDAQ under the symbol “PNFP,” and Synovus common stock is listed on the NYSE under the symbol “SNV.” The following table shows the closing sale prices of Pinnacle common stock and Synovus common stock as reported on the NASDAQ and NYSE, as applicable, on July 21, 2025, the last trading day prior to media reports regarding a potential transaction involving Synovus, and on September 26, 2025, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows (i) the implied value of the Synovus merger consideration to be issued in exchange for each share of Synovus common stock, which was calculated by multiplying the closing price of Pinnacle common stock on those dates by the Synovus exchange ratio, and (ii) the implied value of the Pinnacle merger consideration to be issued in exchange for each share of Pinnacle common stock, which was calculated by multiplying the closing price of Pinnacle common stock on those dates by the Pinnacle exchange ratio.

	Pinnacle Common Stock	Synovus Common Stock	Implied Value of One Share of Pinnacle Common Stock	Implied Value of One Share of Synovus Common Stock
July 21, 2025	$116.83	$55.53	$116.83	$61.18
September 26, 2025	$96.00	$49.98	$96.00	$50.28

For more information on the Pinnacle exchange ratio and the Synovus exchange ratio, see the section entitled “The Merger—Terms of the Merger” beginning on page 71 and “The Merger Agreement—Merger Consideration” beginning on page 131.
Treatment of Pinnacle Depositary Shares and Synovus Preferred Stock (page 129)
In the merger, (i) each share of Synovus series D preferred stock and Synovus series E preferred stock, in each case issued and outstanding immediately prior to the effective time of the merger, will be converted into the right to receive one (1) share of Newco series A preferred stock and Newco series B preferred stock, respectively, and (ii) each share of Pinnacle Series B preferred stock issued and outstanding immediately prior to the effective time of the merger will be converted into a share of Newco series C preferred stock The Newco preferred stock will have terms that are not materially less favorable than the terms of the applicable Synovus preferred stock and Pinnacle series B preferred stock, respectively, taking into account that neither Pinnacle nor Synovus will be the surviving entity in the merger.
Each outstanding share of Pinnacle series B preferred stock is presently represented by Pinnacle depositary shares. Upon completion of the merger, Newco will assume the obligations of Pinnacle under the applicable deposit agreement. Each Pinnacle depositary share will then become a Newco depositary share and thereafter represent interests in shares of Newco series C preferred stock.
The Pinnacle depositary shares representing a 1/40th interest in a share of Pinnacle series B preferred stock are currently listed on the NASDAQ under the symbol “PNFPP.” The Synovus series D preferred stock and Synovus series E preferred stock are currently listed on the NYSE under the symbols “SNV-PrD” and “SNV-PrE,” respectively. After the completion of the merger, Newco series A preferred stock will be listed on the NYSE under trading symbol “PNFP-PrA,” Newco series B preferred stock will be listed on the NYSE under trading symbol “PNFP-PrB,” and depositary shares in respect of Newco series C preferred stock will be listed on the NYSE under the trading symbol “PNFP-PrC.”
For further information, see “The Merger—Treatment of Pinnacle Depositary Shares and Synovus Preferred Stock; Stock Exchange Listings” beginning on page 129.
Treatment of Pinnacle Equity Awards (page 132)
Pinnacle Restricted Stock Awards
At the effective time of the merger, each Pinnacle restricted stock award granted under a Pinnacle stock plan shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable tax withholdings, (i) a number of shares of Newco common stock equal to the number of shares of Pinnacle common stock subject to such Pinnacle restricted stock award immediately prior to the effective time and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the effective time with respect to such Pinnacle restricted stock award.

Pinnacle RSU Awards
At the effective time of the merger, each Pinnacle RSU award granted prior to July 24, 2025 (the date of the merger agreement) or held by a nonemployee member of Pinnacle’s board of directors under the Pinnacle stock plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable tax withholdings, (i) a number of shares of Newco common stock equal to the number of shares of Pinnacle common stock subject to such Pinnacle RSU award immediately prior to the effective time and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the effective time with respect to such Pinnacle RSU award.
At the effective time of the merger, each Pinnacle RSU award that is granted as of or after July 24, 2025 (the date of the merger agreement) and is not held by a nonemployee member of Pinnacle’s board of directors under the Pinnacle stock plans shall, automatically and without any required action on the part of the holder thereof, be assumed by Newco and be converted into and become an assumed Pinnacle RSU award, and, from and after the effective time, (i) each assumed Pinnacle RSU award shall relate solely to shares of Newco common stock, (ii) the number of shares of Newco common stock underlying each assumed Pinnacle RSU award shall be equal to the number of shares of Pinnacle common stock that were underlying such assumed Pinnacle RSU award immediately prior to the effective time, and (iii) the terms and conditions of such assumed Pinnacle RSU award shall otherwise remain unchanged as a result of the assumption of such assumed Pinnacle RSU award (other than with respect to administration of the assumed Pinnacle RSU award, which shall be administered by Newco’s board of directors or a committee thereof).
Pinnacle PSU Awards
At the effective time of the merger, each Pinnacle PSU award granted prior to July 24, 2025 (the date of the merger agreement) under the Pinnacle stock plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable tax withholdings, (i) a number of shares of Newco common stock, rounded up to the nearest whole number of shares, equal to the number of shares of Pinnacle common stock subject to such Pinnacle PSU award (with such number of shares of Pinnacle common stock determined based on maximum performance) immediately prior to the effective time and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the effective time with respect to the maximum amount of such Pinnacle PSU award.
Treatment of Synovus Equity Awards (page 132)
Synovus Stock Options
At the effective time of the merger, each outstanding Synovus stock option shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive (without interest), less applicable tax withholdings, a number of shares of Newco common stock equal to the product of (i) the net option share amount multiplied by (ii) the Synovus exchange ratio.
Synovus RSU Awards
At the effective time of the merger, each outstanding Synovus RSU award shall, automatically and without any required action on the part of the holder thereof, be assumed by Newco and be converted into and become an assumed Synovus RSU award, and, from and after the effective time, (i) each assumed Synovus RSU award shall relate solely to shares of Newco common stock; (ii) the number of shares of Newco common stock underlying each assumed Synovus RSU award shall be determined by multiplying the number of shares of Synovus common stock that were underlying such assumed Synovus RSU award immediately prior to the effective time by the Synovus exchange ratio, and rounding the resulting number up to the nearest whole number of shares of Newco common stock; and (iii) the terms and conditions of such assumed Synovus RSU award shall otherwise remain unchanged as a result of the assumption of such assumed Synovus RSU award. Effective as of immediately after the effective time, each assumed Synovus RSU award held by a non-employee director of Synovus who will not serve as a member of Newco’s board of directors as of the effective time will vest in full.

Synovus PSU Awards
At the effective time of the merger, each outstanding Synovus PSU award, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable tax withholdings, a number of shares of Newco common stock, rounded up to the nearest whole number of shares, equal to the product of (i) the number of shares of Synovus common stock subject to such Synovus PSU award (with such number of shares of Synovus common stock determined based on maximum performance) immediately prior to the effective time multiplied by (ii) the Synovus exchange ratio.
Material U.S. Federal Income Tax Consequences of the Merger (page 146)
The simultaneous mergers of Pinnacle and Synovus with and into Newco are each intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Pinnacle’s obligation to effect the merger that Pinnacle receive an opinion from Sullivan & Cromwell LLP, dated as of the closing date, to the effect that the merger of Pinnacle with and into Newco will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to Synovus’ obligation to effect the merger that Synovus receive an opinion from Wachtell, Lipton, Rosen & Katz, dated as of the closing date, to the effect that the merger of Synovus with and into Newco will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) of Pinnacle common stock or Synovus common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Pinnacle common stock or Synovus common stock for Newco common stock in the merger, except for any gain or loss that may result to a U.S. holder of Synovus common stock from the receipt of cash instead of a fractional share of Newco common stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.
For a more complete discussion of the material U.S. federal income tax consequences of the merger, as applicable, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 146.
Pinnacle’s Reasons for the Merger; Recommendation of Pinnacle’s Board of Directors (page 85)
The Pinnacle board of directors has determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable and in the best interests of Pinnacle and its shareholders and has unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Pinnacle board of directors unanimously recommends that holders of Pinnacle common stock vote “FOR” the approval of the merger agreement and “FOR” the other proposals presented at the Pinnacle special meeting. For a more detailed discussion of the Pinnacle board of directors’ recommendation, see “The Merger—Pinnacle’s Reasons for the Merger; Recommendation of Pinnacle’s Board of Directors” beginning on page 85.
Synovus’ Reasons for the Merger; Recommendation of Synovus’ Board of Directors (page 87)
The Synovus board of directors has determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable and in the best interests of Synovus and its shareholders and has unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Synovus board of directors unanimously recommends that holders of Synovus common stock vote “FOR” the approval of the merger agreement and “FOR” the other proposals presented at the Synovus special meeting. For a more detailed discussion of the Synovus board of directors’ recommendation and Synovus’ reasons, see “The Merger—Synovus’ Reasons for the Merger; Recommendation of Synovus’ Board of Directors” beginning on page 87.
Opinion of Pinnacle’s Financial Advisor (page 90)
Pinnacle retained Centerview Partners LLC, which we refer to as “Centerview,” as financial advisor to the Pinnacle board of directors in connection with the proposed merger and the other transactions contemplated by the merger agreement, which are collectively referred to as the “Transaction” throughout this section and the summary of Centerview’s opinion below under the section entitled “The Merger—Opinion of Pinnacle’s

Financial Advisor.” Pinnacle selected Centerview based on its qualifications, expertise and reputation. In connection with this engagement, the Pinnacle board of directors requested that Centerview evaluate the fairness, from a financial point of view, to the holders of shares of Pinnacle common stock (other than shares of Pinnacle common stock owned by Synovus or Pinnacle (in each case other than shares of Pinnacle common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Synovus or Pinnacle in respect of debts previously contracted (which shares referred to in clauses (i) and (ii) are collectively referred to as “Pinnacle Excluded Shares”))) of the Pinnacle exchange ratio proposed to be paid to such holders pursuant to the merger agreement. On July 24, 2025, Centerview rendered to the Pinnacle board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 24, 2025 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Pinnacle exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of Pinnacle common stock (other than Pinnacle Excluded Shares).
The full text of Centerview’s written opinion, dated July 24, 2025, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the members of the Pinnacle board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Pinnacle common stock (other than Pinnacle Excluded Shares) of the Pinnacle exchange ratio provided for pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the Transaction and does not constitute a recommendation to any Pinnacle shareholder or Synovus shareholder, or any other person as to how such shareholder or other person should vote with respect to the merger or otherwise act with respect to the Transaction or any other matter. The summary of Centerview’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion did not in any manner address the price at which Newco common stock will trade following the consummation of the merger or the prices at which Pinnacle common stock or Synovus common stock will trade at any time.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
Opinion of Synovus’ Financial Advisor (page 98)
Synovus retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to provide it with financial advisory services in connection with a possible sale of a majority or more of the outstanding common stock of Synovus or all or substantially all of Synovus’ assets, and, if requested by Synovus, a financial opinion with respect thereto. Synovus selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the financial services industry, market and regulatory environment and business and affairs of Synovus. Morgan Stanley rendered to the Synovus board at its special meeting on July 24, 2025, its oral opinion, subsequently confirmed by delivery of a written opinion dated July 24, 2025, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the Synovus exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Synovus common stock other than Pinnacle and its affiliates.
The full text of the written opinion of Morgan Stanley, dated July 24, 2025, is attached as Annex C and incorporated by reference into this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was directed to the Synovus board and addresses only the fairness, from a financial point of view to the holders of Synovus common stock, other than Pinnacle and its affiliates, of the Synovus exchange ratio pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the transactions contemplated by the merger agreement and did not constitute a recommendation to shareholders of Synovus or Pinnacle as to how to act or vote in connection with the merger or any other matter or whether to take any other action with respect to the merger. The summary of Morgan Stanley’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion did not in any manner address the price at which Newco common stock will trade following the consummation of the merger or the prices at which Synovus common stock or Pinnacle common stock will trade at any time.
For a description of the opinion of Morgan Stanley, see “The Merger—Opinion of Synovus’ Financial Advisor” beginning on page 98 and Annex C to this joint proxy statement/prospectus.
Appraisal or Dissenters’ Rights in the Merger (page 129)
Holders of Synovus common stock and Synovus preferred stock are not entitled to appraisal or dissenters’ rights under the GBCC, and holders of Pinnacle common stock and Pinnacle series B preferred stock and related depositary shares are not entitled to appraisal or dissenters’ rights under the TBCA. For more information, see “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 129.
Interests of Certain Pinnacle Directors and Executive Officers in the Merger (page 110)
In considering the Pinnacle board of directors’ recommendation to vote to approve the Pinnacle merger proposal, holders of Pinnacle common stock should be aware that Pinnacle’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of holders of Pinnacle common stock generally and that may create potential conflicts of interest. These interests include:
•
Mr. M. Terry Turner entered into a letter agreement pursuant to which he will serve as Chairman of the Newco board of directors and the Pinnacle Bank board of directors for two (2) years following the effective time and as a special advisor to the Chief Executive Officer of Newco for a period of two (2) years thereafter. Mr. Turner will receive (i) a $22,800,000 non-compete payment in consideration for the four (4)-year noncompete covenant contained in the letter agreement, payable within ten (10) days of closing, 75% of which is subject to repayment upon Mr. Turner’s material breach of his non-compete obligations, (ii) a success and continuity award of $8,500,000, payable twenty-six (26) months following the effective time, subject to Mr. Turner’s continued service through such date, (iii) cash compensation of $500,000 per year, and (iv) certain perquisites described more fully below. Mr. Turner will also receive the change in control severance to which he would be entitled in the event of an involuntary termination of employment under his existing employment agreement with Pinnacle, a pro-rata target bonus for the year in which the effective time occurs (based on a minimum of six months), and full vesting of any outstanding equity awards, with any performance-based awards deemed achieved based on maximum performance.

•
Mr. Robert McCabe entered into a letter agreement pursuant to which he will serve as Vice Chairman of the Newco board of directors and Chief Banking Officer of Newco for one (1) year following the effective time, and will serve as a consultant to Newco for a period of three (3) years thereafter. Mr. McCabe will receive (i) a $8,100,000 non-compete payment in consideration for the four (4)-year non-compete covenant contained in the McCabe letter agreement, payable within ten (10) days of closing, 75% of which is subject to repayment upon Mr. McCabe’s material breach of his non-compete obligations, (ii) cash compensation of up to $5,890,000 during the first year of Mr. McCabe’s term, and an annual consulting fee of $400,000 for the three (3) years thereafter, and (iii) certain perquisites described more fully below. Mr. McCabe will also receive the change in control severance to which he would be entitled in the event of an involuntary termination of employment under his existing employment agreement with Pinnacle, a pro-rata target bonus for the year in which the effective time occurs (based on a minimum of six months), and full vesting of any outstanding equity awards, with any performance-based awards deemed achieved based on maximum performance.

•
Each of the Pinnacle named executive officers is party to an employment agreement or CIC agreement that provides for change in control severance and benefits, as described in greater detail below. In connection with the merger, Pinnacle may amend such agreements (provided the executive officer has not otherwise entered into a new agreement with Pinnacle or the surviving entity) to (i) extend the period following the closing during which the executive officer is entitled to receive the change in control severance payments and benefits set forth in such agreement upon such executive officer’s qualifying termination of employment from twelve (12) months to twenty-four (24) months and (ii) add to the change in control severance payments provided under such agreements a prorated annual cash bonus for the year of termination, based on the Pinnacle executive officer’s then current target bonus and based on a minimum of six months.
•
In connection with the merger, Pinnacle intends to establish a retention program (the “Pinnacle retention program”), under which it may grant retention awards in the form of cash or Pinnacle RSU awards to employees; provided, that (i) awards under the Pinnacle retention program that are granted to named executive officers of Pinnacle will only be made with the prior written consent of Synovus, (ii) awards to senior managers, including executive officers of Pinnacle and any executives of Pinnacle who report directly to Pinnacle’s Chief Executive Officer, may not exceed $25,000,000 in the aggregate, and (iii) the minimum vesting period for awards granted under the Pinnacle retention program will be 24 months after the closing.

•
Prior to the effective time, Pinnacle’s human resources and compensation committee may determine performance for its 2025 annual cash incentive plan and pay such incentives to eligible employees at the earlier of the ordinary course payment date and a date that is within five business days prior to the effective time and based on the greater of target and actual performance, subject to the applicable employee’s continued employment through the applicable payment date.

•
If the closing has not occurred by January 15, 2026, Pinnacle may grant annual equity awards in respect of fiscal year 2026 (the “Pinnacle 2026 equity awards”) as described further below, provided that such awards will be solely in the form of time-based Pinnacle RSU awards with double trigger vesting (in some cases, prorated) upon a change in control.

•
If the closing occurs prior to March 1, 2026, then any unpaid non-employee director cash fees and retainers for the period ending February 28, 2026 will be paid in full immediately prior to the closing or if the closing occurs on or after March 1, 2026, then any unpaid non-employee director cash fees and retainers for the period from March 1, 2026 through the closing may be paid in full immediately prior to the closing.

•	At closing, certain of Pinnacle’s directors and executive officers will continue to serve as directors or executive officers, as applicable, of the combined company.
•	Pinnacle’s directors and executive officers are entitled to continued indemnification and insurance coverage.
The Pinnacle board of directors was aware of and considered these respective interests when deciding to adopt the merger agreement. For more information, see the section entitled “The Merger—Interests of Certain Pinnacle Directors and Executive Officers in the Merger” beginning on page 110.
Interests of Certain Synovus Directors and Executive Officers in the Merger (page 117)
In considering the Synovus board of directors’ recommendation to vote to approve the Synovus merger proposal, holders of Synovus common stock should be aware that Synovus directors and executive officers may have interests in the merger that are different from, or in addition to, those of holders of Synovus common stock generally and that may create potential conflicts of interest. These interests include:
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Mr. Kevin S. Blair entered into an executive employment agreement with a term of two (2) years and one (1) day commencing on the closing date pursuant to which he will serve as President and Chief Executive Officer of Newco and Pinnacle Bank and serve as a member of the Newco board of directors and the Pinnacle Bank board of directors. Mr. Blair will also serve as Chairman of the Newco board of directors beginning on the second anniversary of the closing (or at such earlier date when Mr. Turner ceases to serve as Chairman). During the term of the employment agreement, Mr. Blair will receive an annual base salary of no less than $1,150,000, will be eligible for an annual cash incentive award with a target opportunity of 170% of his base salary and will be granted annual long-term incentive awards with a target grant date fair value of not less than $5,800,000. Upon Mr. Blair’s termination of employment by Newco without cause or by Mr. Blair for good reason during the term of the employment agreement, Mr. Blair would be entitled to the severance payments and benefits to which he would be entitled in the event of an involuntary termination of employment under his existing change of control agreement with Synovus, and full vesting of any outstanding equity awards, with any performance-based awards deemed earned based on the greater of target and actual performance.
•
Mr. Andrew J. Gregory, Jr. entered into an executive employment agreement with a term of two (2) years and one (1) day commencing on the closing date pursuant to which he will serve as Executive Vice President and Chief Financial Officer of Newco and Pinnacle Bank. During the term of the employment agreement, Mr. Gregory will receive an annual base salary of no less than $675,000, will be eligible for an annual cash incentive award with a target opportunity of 120% of his base salary and will be granted annual long-term incentive awards with a target grant date fair value of not less than $1,825,000. Upon Mr. Gregory’s termination of employment by Newco without cause or by Mr. Gregory for good reason during the term of the employment agreement, Mr. Gregory would be entitled to the severance payments and benefits to which he would be entitled in the event of an involuntary termination of employment under his existing change of control agreement with Synovus, and full vesting of any outstanding equity awards, with any performance-based awards deemed earned based on the greater of target and actual performance.

•
In connection with the merger, Synovus intends to establish a retention program (the “Synovus retention program”), under which it may grant retention awards in the form of cash or Synovus RSU awards to employees; provided, that (i) awards under the Synovus retention program that are granted to executive officers of Synovus and any executives of Synovus who report directly to Synovus’ Chief Executive Officer will only be granted after the closing and may not exceed $30,000,000 in the aggregate, and (ii) the minimum vesting period for awards granted under the Synovus retention program will be 24 months after the closing.

•
Prior to the effective time, Synovus’ compensation and human capital committee may determine performance for its 2025 annual incentive plans and programs and pay such bonuses to eligible employees at the earlier of the ordinary course bonus payment date and a date that is within five business days prior to the effective time and based on the greater of target and actual performance, subject to the applicable employee’s continued employment through the applicable payment date.

•
If the Closing has not occurred by January 15, 2026, Synovus may grant annual equity awards in respect of fiscal year 2026 (the “Synovus 2026 equity awards”) as described further below, provided that such awards will be solely in the form of time-based Synovus RSU awards.

•	At closing, certain of Synovus’ directors and executive officers will continue to serve as directors or executive officers, as applicable, of the combined company.
•	Synovus’ directors and executive officers are entitled to continued indemnification and insurance coverage.
The Synovus board of directors was aware of and considered these respective interests when deciding to adopt the merger agreement. For more information, see the section entitled “The Merger—Interests of Certain Synovus Directors and Executive Officers in the Merger” beginning on page 125.
Governance of the Combined Company After the Merger (page 123)
Articles
Prior to the effective time, the boards of directors of Pinnacle, Synovus and Newco will take all actions necessary to cause the articles of incorporation of Newco to be amended and restated as set forth in Exhibit A of the merger agreement (the “Newco articles”), and as so amended and restated, effective upon the completion of the merger, the Newco articles will be the articles of incorporation of the combined company, until thereafter amended as provided therein or in accordance with applicable law. The authorized capital stock of Newco immediately following the effective time will be as set forth in the Newco articles and will consist of 360,000,000 shares of Newco common stock and 110,000,000 shares of Newco preferred stock.
Bylaws
Prior to the effective time, the boards of directors of Pinnacle, Synovus and Newco will take all actions necessary to cause the bylaws of Newco to be amended and restated as set forth in Exhibit B to the merger agreement, and as so amended and restated, effective upon the completion of the merger, the bylaws of Newco will be the bylaws of the combined company, until thereafter amended as provided therein or in accordance with applicable law. The bylaws of Newco as amended pursuant to the merger agreement will implement certain governance and related matters for the combined company following completion of the merger, including: the composition of the combined company’s board of directors, the roles of the Chairman of the Board and the Chief Executive Officer and related succession matters, the role of the lead independent director, the composition of the committees of the board of directors and the locations of the headquarters of the combined company and the combined bank.
Board of Directors
At the effective time, the boards of directors of the combined company and the combined bank will each have the same fifteen (15) members, consisting of:
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the legacy Pinnacle directors—M. Terry Turner, Robert A. McCabe, Jr., and G. Kennedy Thompson, respectively, the President and Chief Executive Officer, the Chairman and a director of Pinnacle as of immediately prior to the effective time, and five (5) additional members of the Pinnacle board of directors as of immediately prior to the effective time, designated by Pinnacle (collectively, the “legacy Pinnacle directors” and, each, a “legacy Pinnacle director”); and

•
the legacy Synovus directors—Kevin S. Blair and Tim E. Bentsen, respectively, the Chairman of the Board, Chief Executive Officer, and President and the Lead Independent Director of Synovus as of immediately prior to the effective time, and five (5) additional members of the Synovus board of directors as of immediately prior to the effective time, designated by Synovus (collectively, the “legacy Synovus directors” and, each, a “legacy Synovus director”).

Following the earlier of the (x) first anniversary of the effective time and (y) death, resignation, removal, disqualification or other cessation of service by Mr. McCabe as Vice Chairman of the boards of directors of the combined company and the combined bank or Chief Banking Officer of the combined company and the combined bank (the “vice chairman succession date”), Mr. McCabe will cease to serve as Vice Chairman and as a member of the boards of directors of the combined company and the combined bank, and the boards of directors of the combined company and the combined bank will each be reduced by one director. Following the earlier of the (i) second anniversary of the effective time and (ii) death, resignation, removal, disqualification or other cessation of service by Mr. Turner as Chairman of the boards of directors of the combined company and the combined bank (the “chairman succession date”), Mr. Turner will cease to serve as Chairman and as a member of the boards of directors of the combined company and the combined bank, and the boards of directors of the combined company and the combined bank will each be reduced by one director.
Chairman of the Board and Chief Executive Officer
Immediately following the effective time, Mr. Blair, the current Chairman of the Board, President and Chief Executive Officer of Synovus and Synovus Bank, will serve as President and Chief Executive Officer of the combined company and the combined bank. Immediately following the effective time, Mr. Turner, current President and Chief Executive Officer of Pinnacle, will become the Chairman of the boards of directors of the combined company and the combined bank in a non-executive capacity (which capacity, with respect to Mr. Turner, we refer to as the Chairman of the combined company and the combined bank) until the chairman succession date, at which time Mr. Blair will succeed Mr. Turner as the Chairman of the boards of directors of the combined company and the combined bank. Thereafter, Mr. Turner will serve as a special advisor to the Chief Executive Officer until the second (2nd) anniversary of the chairman succession date.
Management Team
Immediately following the effective time, in addition to the position held by Mr. Blair described above, the officers of the combined company and the combined bank will include Andrew J. Gregory, Jr., as Chief Financial Officer and Robert A. McCabe, Jr., as Chief Banking Officer.
Vice Chairman
Immediately following the effective time and until the vice chairman succession date, the Vice Chairman of the boards of directors of the combined company and the combined bank will be Robert A. McCabe, Jr. Following the vice chairman succession date, Mr. McCabe will cease to serve as Vice Chairman, Chief Banking Officer and as a member of the boards of directors of the combined company and the combined bank, and the boards of directors of the combined company and the combined bank will be reduced by one director.

Lead Independent Director; Legacy Pinnacle Director
During the period beginning at the effective time and ending on the first business day following the second (2nd) anniversary of the effective time (the “transition period”), the lead independent director of the boards of directors of the combined company and the combined bank will be Mr. Bentsen (or an independent director chosen by the legacy Synovus directors).
During the period beginning at the effective time and ending on the first (1st) anniversary of the effective time (as such date may be extended in accordance with bylaws of Newco), G. Kennedy Thompson will serve as a director of the boards of directors of the combined company and the combined bank.
Composition of Committees
During the transition period, (i) each committee of the boards of directors of the combined company and combined bank will have at least four (4) members, (ii) each committee of the boards of directors of the combined company and combined bank will have an even number of members and be composed equally of legacy Pinnacle directors and legacy Synovus directors, (iii) the boards of directors of the combined company and the combined bank will maintain the following standing committees: an Executive Committee, an Audit Committee, a Risk Committee, a Compensation and Human Capital Committee and a Corporate Governance and Nominating Committee, (iv) the chairs of the Risk Committee and the Audit Committee will be directors selected from among the legacy Pinnacle directors by majority vote of the legacy Pinnacle directors, (v) the chairs of the Corporate Governance and Nominating Committee and the Compensation and Human Capital Committee will be directors selected from among the legacy Synovus directors by majority vote of the legacy Synovus directors, (vi) the Executive Committee will be composed of the Chief Executive Officer, the Chairman (or if the chairman succession date precedes the expiration of the transition period, the Chairman), the Vice Chairman (during his term of service), the lead independent director and the chairs of the Audit Committee, the Risk Committee, the Corporate Governance and Nominating Committee and the Compensation and Human Capital Committee and (vii) the chair of the Executive Committee will be the Chief Executive Officer of the combined company and the combined bank, as applicable.
Headquarters of the Combined Company and the Combined Bank After the Merger
Immediately following the effective time, the headquarters of the combined company will be located in Atlanta, Georgia and the headquarters of the combined bank will be located in Nashville, Tennessee.
Commitments to the Community (page 126)
Newco will continue to have a significant employee and operational presence in Nashville, Tennessee and Columbus, Georgia for a minimum of five (5) years following the closing date. For a minimum of five (5) years following the closing date, Newco will maintain significant community engagement in the Nashville and Columbus metro areas following the closing and, in both cases, not less than the current level of community engagement.
Regulatory Approvals (page 126)
Each of Pinnacle, Synovus and Newco has agreed to, and each of Pinnacle and Synovus has agreed to cause Newco to, cooperate with each other party, and their representatives, and use reasonable efforts to promptly prepare and file all required filings and use reasonable best efforts to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. These approvals include, among others, the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) for the merger, the bank merger and the FRS membership, the approvals of the Tennessee Department of Financial Institutions (the “TDFI”) and the Georgia Department of Banking and Finance (the “GDBF”) for the bank merger and, in the case of the TDFI, for the merger of Pinnacle with and into Newco. The initial submission of these regulatory applications occurred on August 22, 2025.

Although neither Pinnacle nor Synovus knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Pinnacle and Synovus cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger.
Expected Timing of the Merger
Pinnacle and Synovus expect to consummate the merger in the first quarter of 2026. However, neither Pinnacle nor Synovus can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Pinnacle must first obtain the approval of holders of Pinnacle common stock for the Pinnacle merger proposal, and Synovus must first obtain the approval of holders of Synovus common stock for the Synovus merger proposal. Pinnacle and Synovus must also obtain necessary regulatory approvals and satisfy certain other closing conditions. Pinnacle and Synovus expect the merger to be completed promptly once Pinnacle and Synovus have obtained their respective shareholders’ approvals noted above, have obtained necessary regulatory approvals, and have satisfied the other closing conditions.
Subject to the terms and conditions set forth in the merger agreement, unless otherwise mutually agreed upon by the duly authorized officers of Pinnacle and Synovus, the parties shall cause the effective time of the merger to occur on the second business day following the satisfaction or waiver of all the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the closing), or such other date mutually agreed upon in writing by Synovus and Pinnacle.
Conditions to Complete the Merger (page 142)
As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
•
the requisite Pinnacle vote and the requisite Synovus vote having been obtained. See “The Merger Agreement—Shareholder Meetings and Recommendation of Pinnacle’s and Synovus’ Boards of Directors” beginning on page 140 for additional information regarding the “requisite Pinnacle vote” and the “requisite Synovus vote”;

•	the authorization for listing on NYSE, subject to official notice of issuance, of the Newco common stock, Newco preferred stock and Newco depositary shares to be issued in the merger;
•
all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition. See “The Merger—Regulatory Approvals” beginning on page 126 for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition”;

•
the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•
no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•
the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•
receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, such party’s merger with and into Newco will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement (page 143)
The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the receipt of the required vote to approve the merger agreement by Pinnacle shareholders or Synovus shareholders, in the following circumstances:
•	by mutual written consent of Pinnacle and Synovus;
•
by either Pinnacle or Synovus if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final and non-appealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement; or

•
by either Pinnacle or Synovus if the merger has not been completed on or before July 24, 2026 (as such date may be extended in accordance with the terms of the merger agreement, the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement; provided that, if all other conditions to the merger have been satisfied but not the conditions related to the receipt of all applicable regulatory approvals or the absence of any adverse orders, injunctions or restraints from government entities, the termination date will be automatically extended to October 24, 2026. The merger agreement further provides that, if the conditions to the merger are satisfied or waived prior to the termination date but the closing would occur after the termination date in accordance with the terms of the merger agreement (the “specified date”), then the termination date will automatically be extended to the specified date;

•
by either Pinnacle or Synovus (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•	by Synovus, if:
○
Pinnacle or the Pinnacle board of directors (i) withholds, withdraws, modifies or qualifies in a manner adverse to Synovus its recommendation in this joint proxy statement/prospectus that the holders of Pinnacle common stock approve the merger agreement (the “Pinnacle board recommendation”); (ii) fails to make the Pinnacle board recommendation in this joint proxy statement/prospectus; (iii) adopts, approves, recommends or endorses an acquisition proposal (as defined below in “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 141) or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal; (iv) fails to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the Pinnacle board recommendation within ten (10) business days (or such fewer number of days as remains prior to the Pinnacle special meeting) after an acquisition proposal is made public or any request by Synovus to do so; or (v) publicly proposes to do any of the foregoing; or

○
Pinnacle or the Pinnacle board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Pinnacle board recommendation; or

•	by Pinnacle, if:
○
Synovus or the Synovus board of directors (i) withholds, withdraws, modifies or qualifies in a manner adverse to Pinnacle its recommendation in this joint proxy statement/prospectus that the holders of Synovus common stock approve the merger agreement (the “Synovus board recommendation”); (ii) fails to make the Synovus board recommendation in this joint proxy statement/prospectus; (iii) adopts, approves, recommends or endorses an acquisition proposal or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal; (iv) fails to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the Synovus board recommendation within ten (10) business days (or such fewer number of days as remains prior to the Synovus special meeting) after an acquisition proposal is made public or any request by Pinnacle to do so; or (v) publicly proposes to do any of the foregoing; or

○
Synovus or the Synovus board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Synovus board recommendation.

Neither Pinnacle nor Synovus is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Pinnacle common stock or Synovus common stock.
Termination Fee (page 144)
If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of Pinnacle’s or Synovus’ respective boards, Pinnacle or Synovus, as applicable, may be required to pay a termination fee to the other equal to $425 million.
Accounting Treatment (page 126)
Pinnacle and Synovus each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The merger will be accounted for using the acquisition method of accounting, and Pinnacle will be treated as the accounting acquirer.
The Rights of Holders of Pinnacle Common Stock Will Change as a Result of the Merger (page 170)
The rights of holders of Pinnacle common stock are governed by Tennessee law and by the Pinnacle charter and Pinnacle bylaws. In the merger, holders of Pinnacle common stock will become holders of Newco common stock, and their rights will be governed by Georgia law and the Newco articles of incorporation and Newco bylaws. For a comparison of the rights of holders of Pinnacle common stock and the rights of holders of Newco common stock, see “Comparison of Shareholders’ Rights” beginning on page 170.
Listing of Newco Common Stock, Newco Preferred Stock and Newco Depositary Shares; Delisting and Deregistration of Pinnacle Common Stock, Pinnacle Depositary Shares, Synovus Common Stock and Synovus Preferred Stock (page 149)
After the completion of the merger, Newco common stock will be listed on the NYSE under trading symbol “PNFP,” Newco series A preferred stock will be listed on the NYSE under trading symbol “PNFP-PrA,” Newco series B preferred stock will be listed on the NYSE under trading symbol “PNFP-PrB,” and Newco depositary shares will be listed on the NYSE under the trading symbol “PNFP-PrC.”
After completion of the merger, Pinnacle and Synovus will no longer be public companies, Pinnacle common stock and Pinnacle depositary shares will be delisted from the NASDAQ, and Pinnacle will be deregistered under the Exchange Act and cease to be publicly traded. Synovus common stock and Synovus preferred stock will be delisted from the NYSE, and Synovus will be deregistered under the Exchange Act and cease to be publicly traded.

The Pinnacle Special Meeting (page 56)
The Pinnacle special meeting will be held virtually via the Internet at www.virtualshareholdermeeting.com/PNFP2025SM on November 6, 2025 at 9:00 a.m. Eastern Time. At the Pinnacle special meeting, holders of Pinnacle common stock will be asked to vote on the following matters:
•	approve the Pinnacle merger proposal;
•	approve the Pinnacle compensation proposal; and
•	approve the Pinnacle adjournment proposal.
You may vote at the Pinnacle special meeting if you owned shares of Pinnacle common stock at the close of business on September 26, 2025. As of September 26, 2025, there were 77,559,967 shares of Pinnacle common stock outstanding, of which less than two percent (2%) were owned and entitled to be voted by Pinnacle directors and executive officers and their affiliates. We currently expect that Pinnacle’s directors and executive officers will vote their shares in favor of the Pinnacle merger proposal, although none of them has entered into any agreements obligating them to do so.
The Pinnacle merger proposal will be approved if a majority of all the votes entitled to be cast on the proposal by the holders of Pinnacle common stock are voted in favor of the proposal. The Pinnacle compensation proposal and the Pinnacle adjournment proposal will each be approved if the votes cast in favor of each proposal at the Pinnacle special meeting exceed the votes cast opposing each proposal at the Pinnacle special meeting.
If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote virtually at the Pinnacle special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Pinnacle merger proposal, it will have the same effect as a vote “AGAINST” the Pinnacle merger proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote virtually at the Pinnacle special meeting or fail to instruct your bank or broker how to vote with respect to the Pinnacle compensation proposal or the Pinnacle adjournment proposal, you will not be deemed to have cast a vote with respect to the Pinnacle compensation proposal or the Pinnacle adjournment proposal, as applicable, and it will have no effect on the applicable proposal.
The Synovus Special Meeting (page 62)
The Synovus special meeting will be held virtually via the Internet at www.virtualshareholdermeeting.com/SNV2025SM on November 6, 2025 at 9:00 a.m. Eastern Time. At the Synovus special meeting, holders of Synovus common stock will be asked to vote on the following matters:
•	approve the Synovus merger proposal;
•	approve the Synovus compensation proposal; and
•	approve the Synovus adjournment proposal.
You may vote at the Synovus special meeting if you owned shares of Synovus common stock at the close of business on September 26, 2025. As of September 26, 2025, there were 138,811,843 shares of Synovus common stock outstanding, of which less than one percent (1%) were owned and entitled to be voted by Synovus directors and executive officers and their affiliates. We currently expect that Synovus’ directors and executive officers will vote their shares in favor of the Synovus merger proposal, although none of them has entered into any agreements obligating them to do so.
The Synovus merger proposal will be approved if a majority of all the votes entitled to be cast on the proposal by the holders of Synovus common stock are voted in favor of the proposal. The Synovus compensation proposal will be approved if a majority of the votes cast at the Synovus special meeting are voted in favor of the Synovus compensation proposal. The Synovus adjournment proposal will be approved if a majority of the votes present or represented at the Synovus special meeting are voted in favor of the Synovus adjournment proposal.
If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote virtually at the Synovus special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Synovus merger proposal, it will have the same effect as a vote “AGAINST” the Synovus merger proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote virtually at the Synovus special meeting or fail to instruct your bank or broker how to vote with respect to the Synovus compensation proposal, you will not be deemed to have cast a vote with respect to the Synovus compensation proposal. If you mark “ABSTAIN” on your proxy, are present but fail to vote virtually at the Synovus special meeting or fail to instruct your bank or broker how to vote with respect to the Synovus adjournment proposal, it will have the same effect as a vote “AGAINST” the Synovus adjournment proposal.
Risk Factors (page 49)
In evaluating the merger agreement, the merger or the issuance of Newco common stock, Newco preferred stock or Newco depositary shares, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 49.
Litigation Relating to the Merger (page 129)
Although Newco, Synovus and Pinnacle are not aware of any pending or threatened lawsuits relating to the transactions contemplated by the merger agreement as of the date of this joint proxy statement/prospectus, lawsuits arising out of the transactions contemplated by the merger agreement could be filed in the future.
As of the date of this joint proxy statement/prospectus, Synovus and Pinnacle have received demand letters from purported shareholders of Synovus and Pinnacle, respectively, claiming there are deficiencies and/or omissions of allegedly material information in the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. Synovus and Pinnacle believe that the allegations in these letters are without merit.
There can be no assurances that complaints or additional demands will not be filed or made with respect to the merger. If additional similar demands are made, absent new or different allegations that are material, neither Newco, Synovus nor Pinnacle will necessarily announce them.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following table shows unaudited pro forma financial information about the financial condition and results of operations, including per share data, after giving effect to the merger and other pro forma adjustments. The unaudited pro forma financial information assumes that the merger is accounted for under the acquisition method of accounting for business combinations, and that the assets and liabilities of Synovus will be recorded by Pinnacle at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the transactions as if the transactions had occurred on June 30, 2025. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2025, and the year ended December 31, 2024, give effect to the transactions as if the transactions had become effective at January 1, 2024. The unaudited selected pro forma combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and related notes of Pinnacle, which are incorporated in this registration statement by reference, the consolidated financial statements and related notes of Synovus, which are incorporated in this registration statement by reference, and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this registration statement. See “Where You Can Find More Information” beginning on page 192 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 36.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, extinguishment of liabilities, and share repurchases, among other factors, including those discussed in the section of this registration statement entitled “Risk Factors” beginning on page 49. In addition, as explained in more detail in the accompanying notes to the “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 36, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

in thousands	Six months ended June 30, 2025	Year ended December 31, 2024
STATEMENTS OF INCOME
Interest income	$3,064,057	$6,199,083
Interest expense	1,241,067	2,806,988
Net interest income	1,822,990	3,392,095
Provision for credit losses	55,371	504,519
Net interest income after provision for credit losses	1,767,619	2,887,576
Noninterest income	474,484	610,782
Noninterest expense	1,280,513	2,621,213
Income before income tax expense	961,590	877,145
Income tax expense	198,182	153,474
Net income	763,408	723,671
Less: Net income (loss) attributable to noncontrolling interest	57	(1,419)
Net income attributable to shareholders	763,351	725,090
Less: Preferred stock dividends	30,314	58,095
Net income available to common shareholders	$733,037	$666,995
Net income per common share, basic	$4.89	$4.46
Net income per common share, diluted	4.88	4.44

As of June 30, 2025
BALANCE SHEET
Investment securities	$19,341,764
Loans, net	78,465,188
Total assets	117,393,821
Deposits	94,889,055
Borrowings	6,125,395
Total equity	13,832,476

UNAUDITED COMPARATIVE PER COMMON SHARE DATA
The following table sets forth the basic earnings, diluted earnings, cash dividend, and book value per common share data for Pinnacle and Synovus on a historical basis and on a pro forma combined basis, for the six months ended June 30, 2025, and the basic earnings, diluted earnings and cash dividend per common share for the year ended December 31, 2024. The unaudited pro forma data was derived by combining the historical financial information of Pinnacle and Synovus using the acquisition method of accounting for business combinations, assumes the transaction is completed as contemplated and represents a current estimate based on available information of the combined company’s results of operations. The unaudited pro forma data and equivalent per share information gives effect to the merger as if the transaction had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on January 1, 2024, in the case of the earnings per share and dividends declared data. The pro forma financial adjustments record the assets and liabilities of Synovus at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analysis is performed.
The unaudited pro forma data below should be read in conjunction with Pinnacle’ and Synovus’ audited financial statements for the year ended December 31, 2024 and their respective unaudited financial statements for the six months ended June 30, 2025. This information is presented for illustrative purposes only. You should not rely on the unaudited pro forma data or equivalent amounts presented below as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of merger- and integration-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information below should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 36.

	Pinnacle As Reported	Synovus As Reported	Pro Forma Combined	Pro Forma Equivalent Per Share Information(d)
For the six months ended June 30, 2025:
Basic earnings per share	$3.79	$2.79	$4.89	$2.56
Diluted earnings per share	3.77	2.77	4.88	2.55
Dividends declared per common share(a)	0.48	0.78	n/a	n/a
Book value per common share(b)(c)	82.79	36.61	86.55	45.33

a)
Proforma combined dividends declared per common share is not presented as the dividend policy for the combined company will be determined by the combined company’s board of directors following the completion of the merger.

b)
The historical book value per common share is computed by dividing total shareholders’ equity (net of noncontrolling interests and preferred equity) by the number of common shares outstanding at the end of the period.

c)
The unaudited pro forma combined book value per common share is computed by dividing total shareholders’ equity (net of noncontrolling interests and preferred equity) by the number of pro forma combined Newco shares outstanding at the end of the period.

d)	The Synovus unaudited pro forma combined equivalent per share data was calculated by multiplying the unaudited pro forma combined per share data by the Synovus exchange ratio of 0.5237.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information and notes thereto have been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the merger and the related transaction accounting adjustments (pro forma adjustments) described in the accompanying notes.
On July 24, 2025, Pinnacle and Synovus entered into an Agreement and Plan of Merger (the “merger agreement”) with Steel Newco Inc., a newly formed Georgia corporation jointly owned by Pinnacle and Synovus (“Newco”). The merger agreement provides that, upon the terms and subject to the conditions set forth therein, Pinnacle and Synovus will each simultaneously merge with and into Newco (such mergers, collectively, the “merger”), with Newco continuing as the surviving corporation in the merger and named Pinnacle Financial Partners, Inc.
Each share of common stock, par value $1.00 per share, of Pinnacle (“Pinnacle common stock”) outstanding immediately prior to the merger will be converted into the right to receive one share of Newco (“Newco common stock”) and (b) each share of common stock, par value $1.00 per share, of Synovus (“Synovus common stock”) outstanding immediately prior to the merger will be converted into the right to receive 0.5237 shares of Newco common stock. Holders of Synovus common stock will receive cash in lieu of fractional shares.
Each share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, no par value, of Synovus (“Synovus series D preferred stock”), Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, no par value, of Synovus (“Synovus series E preferred stock”) and 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value, of Pinnacle (“Pinnacle series B preferred stock”), will be converted into the right to receive one share of an applicable newly created series of preferred stock of Newco having terms that are not materially less favorable than the Synovus series D preferred stock, Synovus series E preferred stock or Pinnacle series B preferred stock, as applicable.
The unaudited pro forma condensed combined income statements for the six months ended June 30, 2025, and for the year ended December 31, 2024 combine the historical consolidated income statements of Pinnacle and Synovus, giving effect to the merger as if it had been completed on January 1, 2024. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2025, combines the historical consolidated balance sheets of Pinnacle and Synovus, giving effect to the merger as if it had been completed on June 30, 2025.
The historical consolidated financial statements of Pinnacle and Synovus have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are necessary to account for the merger, in accordance with U.S. GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that Pinnacle (as the accounting acquirer) believes are reasonable. The following unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies. Certain reclassifications have also been made to align Pinnacle’s and Synovus’ historical financial statement presentation.
The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Pinnacle and the related notes included in Pinnacle’s Annual Report on Form 10-K for the year ended December 31, 2024, and the historical unaudited condensed consolidated financial statements of Pinnacle and the related notes included in Pinnacle’s Quarterly Report on Form 10-Q for the period ended June 30, 2025, and (ii) the historical audited consolidated financial statements of Synovus and the related notes included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2024, and the historical unaudited consolidated financial statements of Synovus and the related notes included in Synovus’ Quarterly Report on Form 10-Q for the period ended June 30, 2025, each of which is incorporated by reference herein.
The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future.
The merger is being accounted for as a business combination using the acquisition method with Pinnacle as the accounting acquirer, as Newco was determined to not be substantive, in accordance with Accounting Standards

Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate purchase consideration will be allocated to Synovus’ assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the merger. The process of valuing the net assets of Synovus immediately prior to the merger, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the purchase consideration and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill.
The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, restructuring, severance and retention expenses, asset dispositions, and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.
As of the date of this registration statement, Pinnacle has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Synovus assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain Synovus assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of Synovus’ assets and liabilities will be based on Synovus’ actual assets and liabilities as of the date the merger closes (“closing date”) and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the merger consideration to be paid in shares of Newco common stock upon the completion of the merger will be determined based on the closing price of Pinnacle’s common stock on the closing date and the number of issued and outstanding shares of Synovus common stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.
Further, Pinnacle has not identified all adjustments necessary to conform Synovus’ accounting policies to Pinnacle’s accounting policies. Upon completion of the merger, or as more information becomes available, the combined company will perform a more detailed review of Pinnacle’s accounting policies and Synovus’ accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.
As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. Pinnacle estimated the fair value of certain Synovus assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in Synovus’ SEC filings and other publicly available information. Until the merger is completed, both companies are limited in their ability to share certain information.
Upon completion of the merger, a final determination of the fair value of Synovus assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

PINNACLE AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET AS OF JUNE 30, 2025

in thousands	Pinnacle As Reported	Synovus As Reported	Pro Forma Adjustments	Note 4	Pro Forma Combined
ASSETS
Cash and cash equivalents	$2,990,004	$2,845,696	$(64,333)	A	$5,771,367
Securities purchased under agreements to resell	93,293	6,620	—		99,913
Securities available for sale	6,378,688	7,798,824	—		14,177,512
Securities held to maturity	2,687,963	2,502,639	(26,350)	B	5,164,252
Loans held for sale	211,593	153,037	(397)	C	364,233
Loans	37,105,164	43,536,716	(1,289,736)	D	79,352,144
Less: allowance for loan losses	(422,125)	(464,831)	—	E	(886,956)
Loans, net	36,683,039	43,071,885	(1,289,736)		78,465,188
Premises, equipment, and software, net	321,062	378,739	237,000	F	936,801
Goodwill	1,848,904	480,440	1,415,311	G	3,744,655
Core deposits and other intangible assets, net	19,506	29,063	1,190,537	H	1,239,106
Other assets	3,567,399	3,789,842	73,553	I	7,430,794
Total assets	$54,801,451	$61,056,785	$1,535,585		$117,393,821

LIABILITIES AND EQUITY
Non-interest bearing	$8,640,759	$11,658,129	$—		$20,298,888
Interest-bearing	36,358,485	38,266,878	(35,196)	J	74,590,167
Total deposits	44,999,244	49,925,007	(35,196)		94,889,055
Federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings	258,454	85,327	—		343,781
Federal Home Loan Bank advances, subordinated debt, and other borrowings	2,201,733	3,909,478	14,184	K	6,125,395
Other liabilities	704,783	1,498,331	—		2,203,114
Total liabilities	48,164,214	55,418,143	(21,012)		103,561,345
Shareholders’ equity:
Preferred stock	217,126	537,145	38,035	L	792,306
Common stock	77,548	172,703	(98,561)	L	151,690
Additional paid-in capital	3,131,498	3,992,061	2,833,751	L	9,957,310
Treasury stock	—	(1,359,113)	1,359,113	L	—
Retained earnings	3,429,363	3,014,111	(3,297,045)	L	3,146,429
Accumulated other comprehensive income (loss), net	(218,298)	(739,221)	739,221	L	(218,298)
Total shareholders’ equity	6,637,237	5,617,686	1,574,514		13,829,437
Noncontrolling interest in subsidiary	—	20,956	(17,917)	M	3,039
Total equity	6,637,237	5,638,642	1,556,597		13,832,476
Total liabilities and equity	$54,801,451	$61,056,785	$1,535,585		$117,393,821

See accompanying notes to unaudited pro forma condensed combined financial statements.

PINNACLE AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED
INCOME STATEMENT FOR THE SIX MONTHS ENDED JUNE 30, 2025

in thousands, except per share data	Pinnacle As Reported	Synovus As Reported	Pro Forma Adjustments	Note 5	Pro Forma Combined
Interest income:
Loans	$1,116,225	$1,307,918	$93,784	A	$2,517,927
Securities	181,176	187,072	68,936	B	437,184
Other	65,529	43,417	—		108,946
Total interest income	1,362,930	1,538,407	162,720		3,064,057

Interest expense:
Deposits	558,007	560,634	—		1,118,641
Borrowings	58,714	63,434	(2,364)	D	119,784
Other	2,248	394	—		2,642
Total interest expense	618,969	624,462	(2,364)		1,241,067
Net interest income	743,961	913,945	165,084		1,822,990
Provision for credit losses	41,205	14,166	—		55,371
Net interest income after provision for credit losses	702,756	899,779	165,084		1,767,619
Noninterest income:
Service charges on deposit accounts	34,120	48,372	—		82,492
Investment securities gains (losses), net	(12,512)	—	—		(12,512)
Other non-interest revenue	202,275	202,229	—		404,504
Total noninterest income	223,883	250,601	—		474,484

Noninterest expense:
Salaries and other personnel expense	353,335	377,692	—		731,027
Equipment and occupancy	94,223	97,241	6,583	G	198,047
Amortization of intangibles	2,817	5,255	88,262	H	96,334
Other noninterest expense	111,558	143,547	—		255,105
Total noninterest expense	561,933	623,735	94,845		1,280,513
Income before income tax expense (benefit)	364,706	526,645	70,239		961,590
Income tax expense (benefit)	65,758	114,654	17,770	J	198,182
Net income	298,948	411,991	52,469		763,408
Less: Net income (loss) attributable to noncontrolling interest	—	(738)	795	K	57
Net income attributable to shareholders	298,948	412,729	51,674		763,351
Less: Preferred stock dividends	7,596	22,718	—		30,314
Net income available to common shareholders	$291,352	$390,011	$51,674		$733,037
Net income per common share, basic	$3.79	$2.79			$4.89
Net income per common share, diluted	3.77	2.77			4.88
Weighted average common shares outstanding, basic	76,809	139,783	(66,703)	L	149,889
Weighted average common shares outstanding, diluted	77,212	140,770	(67,690)	L	150,292

See accompanying notes to unaudited pro forma condensed combined financial statements.

PINNACLE AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED
INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2024

in thousands, except per share data	Pinnacle As Reported	Synovus As Reported	Pro Forma Adjustments	Note 5	Pro Forma Combined
Interest income:
Loans	$2,221,063	$2,773,457	$169,524	A	$5,164,044
Securities	318,445	329,478	137,872	B	785,795
Other	158,590	90,654	—		249,244
Total interest income	2,698,098	3,193,589	307,396		6,199,083

Interest expense:
Deposits	1,203,455	1,329,932	35,196	C	2,568,583
Borrowings	123,661	109,657	(4,728)	D	228,590
Other	5,392	4,423	—		9,815
Total interest expense	1,332,508	1,444,012	30,468		2,806,988
Net interest income	1,365,590	1,749,577	276,928		3,392,095
Provision for credit losses	120,589	136,685	247,245	E	504,519
Net interest income after provision for credit losses	1,245,001	1,612,892	29,683		2,887,576
Noninterest income:
Service charges on deposit accounts	59,394	91,647	—		151,041
Investment securities gains (losses), net	(71,854)	(256,660)	—		(328,514)
Other non-interest revenue	383,638	404,617	—		788,255
Total noninterest income	371,178	239,604	—		610,782

Noninterest expense:
Salaries and other personnel expense	621,031	737,467	72,015	F	1,430,513
Equipment and occupancy	166,002	187,451	13,167	G	366,620
Amortization of intangibles	6,254	11,609	194,018	H	211,881
Other noninterest expense	241,683	311,016	59,500	I	612,199
Total noninterest expense	1,034,970	1,247,543	338,700		2,621,213
Income before income tax expense (benefit)	581,209	604,953	(309,017)		877,145
Income tax expense (benefit)	106,153	125,502	(78,181)	J	153,474
Net income	475,056	479,451	(230,836)		723,671
Less: Net income (loss) attributable to noncontrolling interest	—	(3,009)	1,590	K	(1,419)
Net income attributable to shareholders	475,056	482,460	(232,426)		725,090
Less: Preferred stock dividends	15,192	42,903	—		58,095
Net income available to common shareholders	$459,864	$439,557	$(232,426)		$666,995
Net income per common share, basic	$6.01	$3.05			$4.46
Net income per common share, diluted	5.96	3.03			4.44
Weighted average common shares outstanding, basic	76,461	144,164	(71,084)	L	149,541
Weighted average common shares outstanding, diluted	77,131	144,998	(71,918)	L	150,211

See accompanying notes to unaudited pro forma condensed combined financial statements.

PINNACLE AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1. Basis of Presentation
The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X.
As discussed in Note 2, certain reclassifications were made to align Pinnacle’s and Synovus’ financial statement presentation. The accounting policies of both Pinnacle and Synovus are in the process of being reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassification may be necessary.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Pinnacle as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical financial statements of Pinnacle and Synovus. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their fair values as of the closing date, while transaction costs associated with the business combination are expensed as incurred. The excess of purchase consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
The allocation of the aggregate purchase consideration depends upon certain estimates and assumptions, all of which are preliminary. As of the date of this registration statement, Pinnacle has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of Synovus assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain Synovus assets and liabilities are presented at their respective carrying amounts and should therefore be treated as preliminary. A final determination of the fair value of Synovus’ assets and liabilities will be based on Synovus’ actual assets and liabilities as of the closing date of the merger and, therefore, cannot be made prior to the consummation of the merger. The allocation of the aggregate purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the merger could differ materially from the preliminary allocation of aggregate purchase consideration. The final valuation will be based on the actual net tangible and intangible assets of Synovus existing at the closing date of the merger.
The unaudited pro forma condensed combined income statements for the six months ended June 30, 2025 and for the year ended December 31, 2024 combine the historical consolidated income statements of Pinnacle and Synovus, giving effect to the merger as if it had been completed on January 1, 2024. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2025 combines the historical consolidated balance sheets of Pinnacle and Synovus, giving effect to the merger as if it had been completed on June 30, 2025.
The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the merger or any acquisition and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Pinnacle believes are reasonable under the circumstances.
Note 2. Reclassification Adjustments
During the preparation of the unaudited pro forma condensed combined financial information, Pinnacle management performed a preliminary analysis of Synovus’ financial information to identify differences in accounting policies and differences in balance sheet and income statement presentation as compared to the presentation of Pinnacle. At the time of preparing the unaudited pro forma condensed combined financial information, Pinnacle had not identified all adjustments necessary to conform Synovus’ accounting policies to Pinnacle’s accounting policies. Pinnacle had also not identified all adjustments necessary to conform Synovus’ financial statement presentation classification and Pinnacle’s financial statement presentation classification.

Certain changes to financial statement presentation have been made to conform Pinnacle’s and Synovus’ historical financial statement presentation. Following the completion of the merger, or as more information becomes available, Pinnacle will finalize the review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.
Additionally, certain financial statement captions have been combined for purposes of presenting in condensed form in accordance with Article 11 of Regulation S-X.
Note 3. Preliminary Purchase Price Allocation
The following table summarizes the determination of the preliminary estimated purchase price consideration. The value of the purchase consideration to be paid by Pinnacle in shares of common stock upon the consummation of the merger will be determined based on the closing price of Pinnacle common stock on the closing date and the number of issued and outstanding shares of Synovus common stock. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material. The preliminary estimated purchase consideration could significantly differ from the amounts presented due to movements in Pinnacle’s share price up to the closing date. A sensitivity analysis related to the fluctuation in Pinnacle’s share price was performed to assess the impact a hypothetical change of 10% (increase or decrease) on the closing price of Pinnacle common stock on August 18, 2025 would have on the estimated preliminary aggregate purchase consideration and its impact on the preliminary goodwill as of the closing date.

in thousands, except share and per share amounts	August 18, 2025	10% increase	10% decrease
Estimated Synovus shares outstanding(i)	139,545,061	139,545,061	139,545,061
Exchange ratio	0.5237	0.5237	0.5237
Total Newco common stock shares to be issued	73,079,748	73,079,748	73,079,748
Price per share of Pinnacle common stock	$93.14	$102.45	$83.83
Preliminary consideration for common stock	$6,806,648	$7,487,313	$6,125,983
Consideration for equity awards(ii)	26,123	26,123	26,123
Preferred stock fair value adjustment	38,035	38,035	38,035
Total pro forma purchase price consideration	$6,870,806	$7,551,471	$6,190,141
Preliminary goodwill	$1,895,751	$2,576,415	$1,215,086

(i)
For purposes of the unaudited pro forma condensed combined balance sheet, the estimated merger consideration is based on the total number of shares of Synovus common stock issued and outstanding as of August 18, 2025 and the closing price per share of Pinnacle common stock on August 18, 2025.

(ii)
Estimated based upon unvested restricted stock awards outstanding as of August 18, 2025. This preliminary estimate could differ significantly from the amounts presented due to movements in Pinnacle’s share price and changes in unvested awards.

The assumed accounting for the merger, including the preliminary purchase consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon preliminary estimates of fair value. The final determination of the estimated fair values, the assets’ useful lives, and the amortization methods are dependent upon certain valuations and other analyses that have not yet been completed. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that Pinnacle believes are reasonable under the circumstances. The purchase price adjustments relating to the Pinnacle and Synovus combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed.

The following table summarizes the allocation of the preliminary purchase consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Synovus, as if the merger had been completed on June 30, 2025, with the excess recorded to goodwill:

in thousands
Synovus Net Assets at Fair Value
Assets acquired:
Cash and cash equivalents	$2,845,696
Securities purchased under agreements to resell	6,620
Investment securities	10,275,113
Loans held-for-sale	152,640
Loans, net	42,029,394
Premises, equipment, and software, net	615,739
Other intangible assets	1,219,600
Other assets	3,767,568
Total assets acquired	60,912,370
Liabilities assumed:
Deposits	49,889,811
Borrowings	4,008,989
Other liabilities	1,498,331
Total liabilities assumed	55,397,131
Preferred stock	537,145
Non-controlling interest	3,039
Total liabilities and equity	55,937,315
Net assets acquired	4,975,055
Preliminary pro forma goodwill	1,895,751
Estimated preliminary purchase price consideration	$6,870,806

Note 4. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
The following pro forma adjustments have been reflected in the Pro Forma Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet. All adjustments are based on preliminary assumptions and valuations, which are subject to change once further analyses are performed and as additional information becomes available.
All taxable adjustments were calculated using a statutory tax rate of 25.3% to arrive at deferred tax asset or liability adjustments. The total effective tax rate of the combined company following the merger could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for this unaudited pro forma condensed combined financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.
A.	Adjustment to cash and cash equivalents for the payment of expected merger-related transaction and change in control costs.
B.	Adjustment to securities classified as held to maturity to reflect the estimated fair value of the acquired investment securities. The adjustment includes the following:

in thousands	June 30, 2025
Reversal of historical Synovus discount related to the conversion of securities from available for sale to held to maturity	$614,586
Estimate of fair value adjustment for held to maturity securities	(640,936)
Net fair value pro forma adjustment	$(26,350)

C.	Adjustment to loans held for sale to reflect the estimated fair value of acquired loans held for sale.

D.
Adjustment to loans reflects estimated fair value adjustments, which include lifetime credit loss expectations for loans, current interest rates and liquidity. This fair value adjustment excludes certain immaterial loan portfolios such as credit cards. The adjustment includes the following:

in thousands	June 30, 2025
Estimate of lifetime credit losses on acquired loans	$(464,831)
Estimate of fair value related to current interest rate and liquidity	(1,042,491)
Net fair value pro forma adjustments	(1,507,322)
Gross up of Purchase Credit Deteriorated (“PCD”) loans for credit mark	217,586
Net change to loans resulting from the merger	$(1,289,736)

E.	Adjustments to the allowance for loan losses include the following:

in thousands	June 30, 2025
Reversal of historical Synovus’ allowance for loan losses	$464,831
Establishment of the allowance for loan losses for PCD loans’ estimated lifetime losses	(217,586)
Net pro forma transaction accounting adjustments to the allowance for loan losses	247,245
Establishment of the allowance for loan losses for non-PCD loans’ estimated lifetime losses	(247,245)
Net change to the allowance for loan losses resulting from the merger	$—

F.	Adjustment to premises, equipment and software, net to reflect the estimated fair value of acquired premises and equipment.
G.	Eliminate the historical Synovus goodwill of $480.4 million at the closing date and record estimated goodwill associated with the merger of $1.9 billion.
H.
Eliminate the historical Synovus other intangible assets of $29.1 million at the closing date and record an estimated core deposit intangible of $1.0 billion and a wealth customer relationships intangible of $197.0 million related to the merger.

I.	Adjustments to other assets include the following:

June 30, 2025
in thousands
Adjustment to reflect the preliminary estimated decrease to deferred tax assets resulting from proforma fair value adjustments for acquired financial assets and liabilities	$(22,274)
Adjustment to reflect the preliminary estimated tax effect of other transaction adjustments	95,827
Net pro forma transaction accounting adjustments to other assets	73,553

J.	Adjustment to deposits to reflect the estimated fair value of certificates of deposits.
K.	Adjustment to Federal Home Loan Bank advances, subordinated debt, and other borrowings to reflect the estimated fair value of Synovus long-term debt.
L.	Adjustments to shareholders’ equity consist of the following:

in thousands	Preferred Stock	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income
Pro forma transaction accounting adjustments:
Elimination of Synovus historical equity balances	$—	$(172,703)	$(3,992,061)	$1,359,113	$(3,014,111)	$739,221
Issuance of shares of Newco common stock to Synovus common shareholders	—	73,080	6,733,568	—	—	—

in thousands	Preferred Stock	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income
Represents the estimated fair value adjustment to the Synovus Series D and Series E preferred stock and its conversion to Newco preferred stock	38,035	—	—	—	—	—
Represents the estimated consideration for equity awards	—	—	26,123	—	—	—
Establishment of the allowance for loan losses for non-PCD loans estimated lifetime losses net of tax	—	—	—	—	(184,692)	—
Issuance of shares of Newco common stock related to change in control equity issuance	—	1,062	66,121	—	—	—
Represents after-tax transaction fees and expenses related to the merger	—	—	—	—	(98,242)	—
Net pro forma transaction accounting adjustments to equity	$38,035	$(98,561)	$2,833,751	$1,359,113	$(3,297,045)	$739,221

M.	Adjustment to noncontrolling interest in subsidiary to reflect impact of purchase accounting adjustments related to Synovus noncontrolling interest.
Note 5. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income
The following pro forma adjustments have been included in the Pro Forma Adjustments column to give effect as if the merger had been completed on January 1, 2024 in the accompanying unaudited pro forma condensed combined statements of income for the six months ended June 30, 2025 and the year ended December 31, 2024. All adjustments are based on preliminary assumptions and valuations, which are subject to change once further analyses are performed and as additional information becomes available.
All taxable adjustments were calculated using a statutory tax rate of 25.3%. The total effective tax rate of Pinnacle following the merger could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for this unaudited pro forma condensed combined financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.
A.
Adjustments to interest income on loans of $93.8 million and $169.5 million for the six months ended June 30, 2025 and the year ended year ended December 31, 2024, respectively, to record the estimated accretion of the discount on acquired loans. Pro forma accretion was estimated using the effective interest method over a weighted average life of 5.5 years.

B.
Adjustments to interest income on securities of $68.9 million and $137.9 million for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively, to record the estimated accretion of the fair value adjustments to acquired available for sale and held to maturity securities. Pro forma accretion was based on the use of straight-line methodology, over an estimated approximate life of 8 years.

C.
Adjustment to interest expense on deposits of $35.2 million for the year ended December 31, 2024 to record the estimated accretion of the deposit discount on acquired interest-bearing deposits. Pro forma accretion was based on the use of straight-line methodology, using an estimated life of one year.

D.
Adjustment to interest expense on borrowings of $(2.4) million and $(4.7) million for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively, to record the estimated amortization of the premium on long-term debt. Pro forma amortization was based on the use of straight-line methodology, using an estimated life of 3 years.

E.	Adjustment to record provision expense on Synovus’ non-PCD loans of $247.2 million.
F.	Adjustment to salaries and other personnel expense to reflect expected merger-related change in control payments of $72.0 million.

G.
Adjustment to equipment and occupancy expense of $6.6 million and $13.2 million for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively, to reflect increases of depreciation expense as a result of estimated fair value on acquired property. Pro forma depreciation was based on the use of straight-line methodology, using an average life of the depreciable assets of 18 years.

H.
Net adjustments to intangible amortization of $88.3 million and $194.0 million for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively, to eliminate Synovus amortization on other intangible assets and record estimated amortization of acquired other intangible assets. Core deposit intangibles will be amortized using the sum-of-the-years-digits method over ten years. Wealth customer relationship intangible assets will be amortized based on the use of straight-line methodology over ten years.

			Amortization Expense
in thousands	Estimated Fair Value	Useful Life (years)	Six months ended June 30, 2025	Year ended December 31, 2024
Core deposit intangible	$1,022,600	$10	$83,667	$185,927
Wealth customer relationship intangible	197,000	10	9,850	19,700
	$1,219,600		$93,517	$205,627
Historical amortization expense			(5,255)	(11,609)
Pro forma net adjustment to amortization			$88,262	$194,018
Amortization for next five years
Remainder of 2025	$93,517
2026	187,035
2027	168,442
2028	149,849
2029	131,256

I.	Adjustment to other noninterest expense to reflect expected merger-related transaction costs of $59.5 million.
J.	Adjustment to income tax expense (benefit) to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state rate of 25.3%.
K.	Adjustment to net income (loss) attributable to noncontrolling interest to record the effects of pro forma adjustments that relate to Synovus noncontrolling interest.
L.
Adjustments to weighted-average shares of Pinnacle common stock outstanding to eliminate weighted average shares of Synovus common stock outstanding and record shares of Newco common stock outstanding, calculated using an exchange ratio of 0.5237 per share for all shares. The calculation of weighted average shares outstanding for both basic and diluted earnings per share assumes that the shares issuable related to the merger have been outstanding for the entire periods presented. At this time, Pinnacle has not completed its analysis and calculations in sufficient detail related to eligible employee and vesting schedules in order to determine the impact to the diluted weighted average shares from the conversion of equity awards.

Pro forma basic weighted average shares	Shares
in thousands	June 30, 2025	December 31, 2024
Historical Pinnacle weighted average shares outstanding, basic	76,809	76,461
Shares of Newco common stock to be issued to holders of Synovus common stock pursuant to the merger	73,080	73,080
Pro forma weighted average shares, basic	149,889	149,541
Historical Pinnacle weighted average shares outstanding, diluted	77,212	77,131
Shares of Newco common stock to be issued to holders of Synovus common stock pursuant to the merger	73,080	73,080
Pro forma weighted average shares, diluted	150,292	150,211

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of applicable laws.
The words “expect,” “aim,” “anticipate,” “intend,” “may,” “should,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to: (i) deterioration in the financial condition of borrowers of the combined bank and its respective subsidiaries, including as a result of persistent elevated interest rates, the negative impact of inflationary pressures and challenging economic conditions on customers and their businesses, resulting in significant increases in loan losses and provisions for those losses; (ii) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle or Synovus is modeling or anticipating, including as a result of Pinnacle Bank’s or Synovus Bank’s inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve; (iii) the impact of U.S. and global economic conditions and geopolitical instability; (iv) the sale of investment securities in a loss position before their value recovers, including as a result of asset liability management strategies or in response to liquidity needs; (v) adverse conditions in the national or local economies including in Pinnacle’s and Synovus’ markets, particularly in commercial and residential real estate markets; (vi) the inability of each of Newco, Pinnacle or Synovus, or the entities in which they have significant investments to maintain the long-term historical growth rate of its, or such entities’, loan portfolio; (vii) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, including during times when the combined bank is seeking to limit the rates it pays on deposits or uncertainty exists in the financial services sector; (viii) the proposed merger; (ix) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (x) effectiveness of Newco’s asset management activities in improving, resolving or liquidating lower-quality assets; (xi) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Newco’s results, including as a result of the negative impact to net interest margin from elevated deposit and other funding costs; (xii) the results of regulatory examinations of Newco or the combined bank, or companies with whom they do business; (xiii) risks of expansion into new geographic or product markets; (xiv) the risk that the cost savings and synergies from the proposed merger may not be fully realized or may take longer than anticipated to be realized; (xv) disruption to Synovus’ business and to Pinnacle’s business as a result of the announcement and pendency of the proposed merger; (xvi) the risk that the integration of Pinnacle’s and Synovus’ respective businesses and operations will be materially delayed or will be more costly or difficult than expected, including as a result of unexpected factors or events; (xvii) the failure to obtain the necessary approvals of the proposed merger by the shareholders of Synovus or Pinnacle; (xviii) the amount of the costs, fees, expenses and charges related to the proposed merger; (xix) the ability of each of Synovus and Pinnacle to obtain required governmental approvals of the proposed merger on the timeline expected, or at all, and the risk that such approvals may result in the imposition of conditions that could adversely affect Newco after the closing of the proposed transaction or adversely affect the expected benefits of the proposed transaction; (xx) reputational risk and the reaction of Pinnacle’s and Synovus’ customers, suppliers, employees or other business partners to the proposed merger; (xxi) the failure of the closing conditions in the merger agreement related to the proposed merger to be satisfied, or any unexpected delay in closing the proposed merger or the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (xxii) the dilution caused by the issuance of shares of Newco common stock resulting from the proposed merger; (xxiii) the possibility that the proposed merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xxiv) risks related to management and oversight of the expanded business and operations of Newco following the closing of the proposed merger; (xxv) the possibility that Newco is subject to additional regulatory requirements as a result of the proposed merger or expansion of Newco’s business operations following the proposed merger, including as a result of Newco’s status as a “large financial institution” for regulatory purposes; (xxvi) the outcome of any legal or regulatory proceedings or governmental inquiries or investigations that may be currently pending or later instituted against Synovus, Pinnacle or Newco resulting from the proposed merger; (xxvii) general competitive, economic, political and market conditions and other factors that may affect future results of Newco including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes, including artificial intelligence; and capital management activities;

(xxviii) any matter that would cause Pinnacle or Synovus to conclude that there was impairment of any asset, including goodwill or other intangible assets; (xxix) the ineffectiveness of Pinnacle Bank’s or Synovus Bank’s hedging strategies, or the unexpected counterparty failure or hedge failure of the underlying hedges; (xxx) reduced ability to attract additional experienced financial services professionals (or failure of such professionals to cause their clients to switch to the combined bank after the proposed merger), to retain experienced financial services professionals (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xxxi) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xxxii) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if the combined bank’s level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xxxiii) approval of the declaration of any dividend by Pinnacle’s or Synovus’ board of directors; (xxxiv) the vulnerability of the combined bank’s network and online banking portals, and the systems of parties with whom the combined bank contracts, to unauthorized access, computer viruses, phishing schemes, spam or ransomware attacks, human error, natural disasters, power loss and other security breaches; (xxxv) the possibility of increased compliance and operational costs as a result of increased regulatory oversight, including oversight of companies in which Pinnacle, Pinnacle Bank, Synovus or Synovus Bank have significant investments, and the development of additional banking products for the combined bank’s corporate and consumer clients; (xxxvi) Newco’s ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions; (xxxvii) difficulties and delays in integrating acquired businesses or fully realizing costs savings and other benefits from acquisitions; (xxxviii) the risks associated with Pinnacle Bank being a minority investor in Bankers Healthcare Group, LLC (“BHG”), including the risk that the owners of a majority of the equity interests in BHG decide to sell the company or all or a portion of their ownership interests in BHG (triggering a similar sale by Pinnacle Bank); (xxxix) changes in or interpretations of state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments such as the enactment of legislation providing a federal framework for the issuance of stablecoins (the GENIUS Act) and the potential impact on the level of Newco deposits and payment services; (xl) fluctuations in the valuations of Pinnacle’s or Synovus’ equity investments and the ultimate success of such investments; (xli) the availability of and access to capital; (xlii) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions involving Pinnacle, Pinnacle Bank, Synovus, Synovus Bank or BHG; and (xliii) general competitive, economic, political and market conditions.
For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, Newco, Pinnacle and Synovus claim the protection of the safe harbor for forward-looking statements contained in applicable laws. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. Except as required by applicable law, neither Pinnacle nor Synovus undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Pinnacle and Synovus have filed with the SEC as described under “Where You Can Find More Information” beginning on page 192.
We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 47, you should carefully consider the following risk factors in deciding whether to vote for the approval of the merger agreement and any other proposals to be voted upon.
Because the market price of Synovus common stock and Pinnacle common stock may fluctuate, holders of Synovus common stock and Pinnacle common stock cannot be certain of the value of the merger consideration they will receive.
In the merger, (i) each share of Synovus common stock issued and outstanding immediately prior to the effective time (other than certain shares held by Pinnacle or Synovus) will be converted into 0.5237 shares of Newco common stock and (ii) each share of Pinnacle common stock issued and outstanding immediately prior to the effective time (other than certain shares held by Pinnacle or Synovus) will be converted into one (1) share of Newco common stock. The Synovus exchange ratio and the Pinnacle exchange ratio are fixed and will not be adjusted for changes in the market price of either Synovus common stock or Pinnacle common stock. Changes in the closing-sale price per share of Pinnacle common stock between now and the time of the merger will affect the value that holders of Synovus common stock and holders of Pinnacle common stock will receive in the merger. Neither Synovus nor Pinnacle is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Pinnacle common stock.
Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Pinnacle’s and Synovus’ businesses, operations and prospects and regulatory considerations, many of which factors are beyond Pinnacle’s and Synovus’ control. Therefore, at the time of the Pinnacle special meeting and the Synovus special meeting, holders of Pinnacle common stock and holders of Synovus common stock will not know the market value of the consideration that Synovus shareholders will receive at the effective time. You should obtain current market quotations for shares of Pinnacle common stock and for shares of Synovus common stock.
The market price of Newco common stock after the merger may be affected by factors different from those affecting the shares of Synovus common stock or Pinnacle common stock currently.
Upon completion of the merger, holders of Pinnacle common stock and holders of Synovus common stock will become holders of Newco common stock. Pinnacle’s business differs from that of Synovus. Accordingly, the results of operations of the combined company and the market price of Newco common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Pinnacle and Synovus. For a discussion of the businesses of Pinnacle and Synovus and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information.”
The fairness opinions delivered by Centerview and Morgan Stanley, respectively, to Pinnacle’s and Synovus’ respective boards of directors prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the dates of the opinions.
The respective boards of directors of Pinnacle and Synovus have not obtained updated fairness opinions either as of the date of this joint proxy statement/prospectus or as of any other date subsequent to the dates of such opinions from Centerview, which is Pinnacle’s financial advisor, or from Morgan Stanley, which is Synovus’ financial advisor. Changes in the operations and prospects of Pinnacle or Synovus, general market and economic conditions and other factors which may be beyond the control of Pinnacle and Synovus, may have altered the value of Pinnacle or Synovus or the prices of shares of Pinnacle stock and shares of Synovus stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of any date other than the dates of those opinions.
Combining Pinnacle and Synovus may be more difficult, costly or time consuming than expected and Pinnacle and Synovus may fail to realize the anticipated benefits of the merger.
The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Pinnacle and Synovus. To realize the anticipated benefits and cost savings from the merger, Pinnacle and Synovus must integrate and combine their businesses in a manner that permits those cost savings to be realized, without adversely affecting current revenues and future growth. If Pinnacle and Synovus are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses. For more information, see “Summary Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 33.
An inability to realize the full extent of the anticipated benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of the combined company, which may adversely affect the value of Newco common stock after the completion of the merger.
Pinnacle and Synovus have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger and other transactions contemplated by the merger agreement. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Pinnacle and Synovus during this transition period and for an undetermined period after completion of the merger on Newco.
Furthermore, the board of directors and executive leadership of Newco will consist of former directors and executive officers from each of Pinnacle and Synovus. Combining the boards of directors and management teams of each company into a single board and a single management team could require the reconciliation of differing priorities and philosophies.
Newco may be unable to retain Pinnacle and/or Synovus personnel successfully after the merger is completed.
The success of the merger will depend in part on Newco’s ability to retain the talents and dedication of key employees currently employed by Pinnacle and Synovus. It is possible that these employees may decide not to remain with Pinnacle or Synovus, as applicable, while the merger is pending or with Newco after the merger and other transactions contemplated by the merger agreement are consummated. If Pinnacle and Synovus are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Pinnacle and Synovus could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, if key employees terminate their employment, Newco’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Pinnacle and Synovus to hiring suitable replacements, all of which may cause Newco’s business to suffer. In addition, Pinnacle and Synovus may not be able to locate or retain suitable replacements for any key employees who leave either company. For more information, see “Governance of the Combined Company After the Merger—Chairman of the Board and Chief Executive Officer” beginning on page 124 and “Governance of the Combined Company After the Merger—Management Team” beginning on page 125.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on Newco following the merger.
Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board and various other bank regulatory, antitrust, insurance and other authorities in the United States. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals” beginning on page 126. These approvals could be delayed or not obtained at all, including due to: an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals; Newco’s status as a “large financial institution” for regulatory purposes; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally.

Newco submitted applications to the Federal Reserve Board, the TDFI and the GDBF on August 22, 2025. Newco received a request for additional information from the Federal Reserve Board on September 18, 2025. Newco also received a request for additional information from the TDFI on September 24, 2025. Newco may receive additional requests for information from regulatory authorities in the future, which could affect the timing or receipt of the requisite regulatory approvals.
The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of Newco’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of Newco following the merger or otherwise reduce the anticipated benefits of the merger and bank merger if the merger and bank merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger and other transactions contemplated by the merger agreement. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
In addition, despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, neither Pinnacle nor Synovus will be required, and neither party will be permitted without the prior written consent of the other party, to take actions or agree to conditions that would reasonably be expected to have a material adverse effect on Newco and its subsidiaries, taken as a whole, after giving effect to the merger. See “The Merger—Regulatory Approvals” beginning on page 126.
The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations of Newco after the merger may differ materially.
The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Newco’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Synovus identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Synovus as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 36.
Certain of Pinnacle’s and Synovus’ directors and executive officers may have interests in the merger that may differ from the interests of holders of Pinnacle common stock and of holders of Synovus common stock.
Holders of Pinnacle common stock and holders of Synovus common stock should be aware that some of Pinnacle’s and Synovus’ directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of holders of Pinnacle common stock and holders of Synovus common stock. These interests and arrangements may create potential conflicts of interest. The Pinnacle and Synovus boards of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that holders of their respective companies’ common stock vote to approve the merger agreement. For a more complete description of these interests, please see “The Merger—Interests of Certain Pinnacle Directors and Executive Officers in the Merger” beginning on page 110 and “The Merger—Interests of Certain Synovus Directors and Executive Officers in the Merger” beginning on page 117.
The merger agreement may be terminated in accordance with its terms and the merger and other transactions contemplated by the merger agreement may not be completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) the approval of the Pinnacle merger proposal by the requisite vote of the

Pinnacle shareholders; (ii) the approval of the Synovus merger proposal by the requisite vote of the Synovus shareholders; (iii) authorization for listing on the NYSE of the shares of Newco common stock, Newco preferred stock and Newco depositary shares to be issued in the merger; (iv) the receipt of all required regulatory approvals which are necessary to close the merger and the bank merger, including the approval of the Federal Reserve Board, the Commissioner of the Tennessee Department of Financial Institutions and the Georgia Department of Banking and Finance, and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition; (v) the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose; (vi) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal; (vii) subject to certain exceptions, the accuracy of the representations and warranties of the other party; (viii) the prior performance in all material respects by the other party of the obligations required to be performed by it at or prior to the closing date; and (ix) receipt by each party of an opinion from its counsel to the effect that such party’s merger with and into Newco will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, or Pinnacle or Synovus may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 143.
Failure to complete the merger could negatively impact Pinnacle or Synovus.
If the merger agreement is not completed for any reason, including as a result of either Pinnacle shareholders failing to approve the Pinnacle merger proposal or Synovus shareholders failing to approve the Synovus merger proposal, there may be various adverse consequences and Pinnacle and/or Synovus may experience negative reactions from the financial markets and from their respective customers and employees. For example, Pinnacle’s or Synovus’ businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger and other transactions contemplated by the merger agreement, without realizing any of the anticipated benefits of completing the merger and such other transactions. Pinnacle and/or Synovus also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against Pinnacle or Synovus to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, either Pinnacle or Synovus may be required to pay a termination fee of $425,000,000 to the other party.
Additionally, each of Pinnacle and Synovus has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, Pinnacle and Synovus would have to pay these expenses without realizing the expected benefits of the merger.
Pinnacle and Synovus will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger or other transactions contemplated by the merger agreement on employees and customers may have an adverse effect on Pinnacle or Synovus. These uncertainties may impair Pinnacle’s or Synovus’ ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Pinnacle or Synovus to seek to change existing business relationships with Pinnacle or Synovus. In addition, subject to certain exceptions, Pinnacle and Synovus have agreed to operate their respective businesses in the ordinary course prior to the closing, and each party is restricted from making certain acquisitions and taking other specified actions without the consent of the other party until the merger is completed. These restrictions may prevent Pinnacle and/or Synovus from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page 135 for a description of the restrictive covenants applicable to Pinnacle and Synovus.

The merger agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with either Pinnacle or Synovus.
The merger agreement contains provisions that restrict each of Pinnacle’s and Synovus’ ability to, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by each respective board of directors, engage in any negotiations concerning, or provide any confidential or nonpublic information or data relating to, any alternative acquisition proposals. These provisions, which include a $425,000,000 termination fee payable under certain circumstances, might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Pinnacle or Synovus from considering or proposing that acquisition even if, in the case of a potential acquisition of Synovus, it were prepared to pay consideration with a higher per share price to Synovus shareholders than what is contemplated in the merger agreement, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Pinnacle or Synovus than it might otherwise have proposed to pay. For more information, see “The Merger Agreement—Agreement Not to Solicit Other Offers” and “The Merger Agreement—Shareholder Meetings and Recommendation of Pinnacle’s and Synovus’ Boards of Directors” beginning on pages 141 and 140, respectively.
The shares of Newco common stock to be received by holders of Pinnacle common stock and Synovus common stock as a result of the merger will have different rights from the shares of Pinnacle common stock and Synovus common stock.
In the merger, holders of Pinnacle common stock and Synovus common stock will become holders of Newco common stock and their rights as shareholders will be governed by Georgia law and the governing documents of Newco. The rights associated with Newco common stock are different from the rights associated with Pinnacle common stock and Synovus common stock. See “Comparison of Shareholders’ Rights” beginning on page 170 for a discussion of the different rights associated with Newco common stock.
Pinnacle and Synovus will incur transaction and integration costs in connection with the merger.
Pinnacle and Synovus have incurred and expect to incur significant, non-recurring costs in connection with negotiating the merger agreement and closing the merger. In addition, Newco will incur integration costs following the completion of the merger as Pinnacle and Synovus integrate their businesses, including facilities and systems consolidation costs and employment-related costs. Anticipated merger and integration-related pre-tax costs are currently estimated to be approximately $720 million, the majority of which is expected to be incurred by Newco either immediately at closing or within the first 15 months post-closing. Newco will also dedicate significant resources toward meeting the higher regulatory and supervisory standards applicable to Category IV bank holding companies, a classification that is not applicable to either Synovus or Pinnacle today. For more information, see “Summary Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 33.
There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. Pinnacle and Synovus may also incur additional costs to maintain employee morale and to retain key employees. Pinnacle and Synovus will also incur significant legal, financial advisory, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Some of these costs are payable regardless of whether the merger and other transactions contemplated by the merger agreement are completed. See “The Merger Agreement—Expenses and Fees” beginning on page 145.
In connection with the merger, Newco will assume Pinnacle’s and Synovus’ outstanding debt obligations and preferred stock, and Newco’s level of indebtedness following the completion of the merger could adversely affect Newco’s ability to raise additional capital and to meet its obligations under its existing indebtedness.
In connection with the merger, Newco will assume Pinnacle’s and Synovus’ outstanding indebtedness, as well as Pinnacle’s and Synovus’ obligations related to their respective outstanding preferred stock. Pinnacle’s and Synovus’ existing debt, together with any future incurrence of additional indebtedness, and the assumption of Pinnacle’s and Synovus’ outstanding preferred stock, could have important consequences for Newco’s creditors and Newco’s shareholders. For example, it could:
•	limit Newco’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	restrict Newco from making strategic acquisitions or cause Newco to make non-strategic divestitures;
•	restrict Newco from paying dividends to its shareholders;
•	increase Newco’s vulnerability to general economic and industry conditions; and
•
require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on Newco’s indebtedness and dividends on the preferred stock, thereby reducing Newco’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

Following completion of the merger, holders of Newco common stock will be subject to the prior dividend and liquidation rights of the holders of the Newco preferred stock and Newco depositary shares that Newco will issue upon completion of the merger. Holders of Newco preferred stock and Newco depositary shares and any shares of preferred stock that Newco may issue in the future, would receive, upon the combined company’s voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of Newco common stock, their liquidation preferences as well as any accrued and unpaid distributions. These payments would reduce the remaining amount of the combined company’s assets, if any, available for distribution to holders of its common stock.
Holders of Pinnacle and Synovus common stock will have a reduced ownership and voting interest in Newco after the merger and will exercise less influence over management.
Holders of Pinnacle and Synovus common stock currently have the right to vote in the election of the board of directors and on other matters affecting Pinnacle and Synovus, respectively. When the merger is completed, each Pinnacle and Synovus shareholder will become a shareholder of Newco, and each holder of Pinnacle common stock and each holder of Synovus common stock will become a holder of common stock of Newco, with a percentage ownership of Newco that is smaller than the shareholder’s percentage ownership of either Pinnacle or Synovus individually, as applicable, prior to the consummation of the merger. Based on the number of shares of Pinnacle and Synovus common stock outstanding as of the close of business on the respective record date, and based on the number of shares of Newco common stock expected to be issued in the merger, the former holders of Synovus common stock, as a group, are estimated to own approximately forty-eight point five percent (48.5%) of the outstanding shares of Newco common stock immediately after the merger and the former holders of Pinnacle common stock as a group are estimated to own approximately fifty-one point five percent (51.5%) of the outstanding shares of Newco common stock immediately after the merger. Because of this, holders of Synovus common stock may have less influence on the management and policies of Newco than they now have on the management and policies of Synovus, and holders of Pinnacle common stock may have less influence on the management and policies of Newco than they now have on the management and policies of Pinnacle.
Pinnacle shareholders and Synovus shareholders will not have dissenters’ rights or appraisal rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.
Under Section 48-23-102(c) of the TBCA, the holders of Pinnacle common stock and Pinnacle depositary shares will not be entitled to appraisal or dissenters’ rights in connection with the merger with respect to any shares which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under Section 6 of the Exchange Act (15 U.S.C. § 78f) or is a “national market system security,” as defined in rules promulgated pursuant to the Exchange Act (15 U.S.C. § 78a). Pinnacle common stock and Pinnacle depositary shares are expected to be listed on the NASDAQ immediately prior to the effective time of the merger. Accordingly, holders of Pinnacle common stock and Pinnacle depositary shares are not entitled to any dissenters’ rights in connection with the merger.
Under Section 14-2-1302(c) of the GBCC, the holders of Synovus common stock and Synovus preferred stock will not be entitled to appraisal or dissenters’ rights in connection with the merger with respect to any shares that, as of the record date for determining the shareholders that are entitled to receive notice of and to vote at a meeting at which a plan of merger is to be acted on, are either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless an exception applies. Synovus common stock and Synovus preferred stock are currently listed on the NYSE and are expected to be continue to be so listed on the record date for the Synovus special meeting. In addition, no exception under the GBCC applies with respect to the Synovus shares and the merger. Accordingly, holders of Pinnacle common stock and Pinnacle depositary shares are not entitled to any dissenters’ rights in connection with the merger.
Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Pinnacle and Synovus.
Shareholders of Pinnacle and/or Synovus may file lawsuits against Pinnacle, Synovus and/or the directors and officers of either company in connection with the merger and/or the other transactions contemplated by the merger agreement. Although Newco, Synovus and Pinnacle are not aware of any pending or threatened lawsuits relating to the merger or any of the transactions contemplated by the merger agreement as of the date of this joint proxy statement/prospectus, lawsuits arising out of the merger or any of the transactions contemplated by the merger agreement could be filed in the future. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Pinnacle or Synovus defendants from completing the merger or other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger or such other transactions and could result in significant costs to Pinnacle and/or Synovus, including any cost associated with the indemnification of directors and officers of each company. If a lawsuit is filed, Pinnacle and Synovus may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger or any of the transactions contemplated by the merger agreement. Such litigation could have an adverse effect on the financial condition and results of operations of Pinnacle and Synovus and could prevent or delay the completion of the merger or the transactions contemplated by the merger agreement.
Risks Relating to Pinnacle’s Business
You should read and consider risk factors specific to Pinnacle’s business that will also affect Newco after the merger. These risks are described in the sections entitled “Risk Factors” in Pinnacle’s Annual Report on Form 10-K for the year ended December 31, 2024 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 192 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.
Risks Relating to Synovus’ Business
You should read and consider risk factors specific to Synovus’ business that will also affect Newco after the merger. These risks are described in the sections entitled “Risk Factors” in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2024 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 192 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE PINNACLE SPECIAL MEETING
This section contains information for holders of Pinnacle common stock and Pinnacle depositary shares about the special meeting that Pinnacle has called to allow holders of Pinnacle common stock to consider and vote on the Pinnacle merger proposal and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the Pinnacle special meeting, and a form of proxy card that the Pinnacle board of directors is soliciting for use by holders of Pinnacle common stock at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The Pinnacle special meeting will be held virtually via the Internet on November 6, 2025, at 9:00 a.m. Eastern Time. The Pinnacle special meeting is expected to be held in a virtual-only meeting format conducted via live webcast. Pinnacle shareholders may participate in the virtual meeting by accessing www.virtualshareholdermeeting.com/PNFP2025SM.
Matters to Be Considered
At the Pinnacle special meeting, holders of Pinnacle common stock will be asked to consider and vote upon the following proposals:
•	the Pinnacle merger proposal;
•	the Pinnacle compensation proposal; and
•	the Pinnacle adjournment proposal.
Recommendation of Pinnacle’s Board of Directors
The Pinnacle board of directors unanimously recommends that you vote “FOR” the Pinnacle merger proposal, “FOR” the Pinnacle compensation proposal and “FOR” the Pinnacle adjournment proposal. See “The Merger—Pinnacle’s Reasons for the Merger; Recommendation of Pinnacle’s Board of Directors” beginning on page 85 for a more detailed discussion of the Pinnacle board of directors’ recommendation.
Record Date and Quorum
The Pinnacle board of directors has fixed the close of business on September 26, 2025 as the record date for determination of holders of Pinnacle common stock entitled to notice of and to vote at the Pinnacle special meeting. As of September 26, 2025 there were 77,559,967 shares of Pinnacle common stock outstanding. Although holders of Pinnacle depositary shares are entitled to notice of the Pinnacle special meeting, only holders of record of Pinnacle common stock as of the close of business on the record date for the Pinnacle special meeting are entitled to vote at the Pinnacle special meeting or any adjournment or postponement thereof.
Holders of a majority of the shares of Pinnacle common stock outstanding on the record date must be present, either virtually or by proxy, to constitute a quorum at the Pinnacle special meeting. If you fail to submit a proxy or to vote virtually at the Pinnacle special meeting, your shares of Pinnacle common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.
At the Pinnacle special meeting, each share of Pinnacle common stock is entitled to one (1) vote on all matters properly submitted to holders of Pinnacle common stock.
As of September 26, 2025 Pinnacle directors and executive officers and their affiliates owned and were entitled to vote approximately 1,128,810 shares of Pinnacle common stock, representing less than two percent (2%) of the outstanding shares of Pinnacle common stock. We currently expect that Pinnacle’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

Vote Required; Treatment of Abstentions and Failure to Vote
Pinnacle merger proposal:
•
Vote required: Approval of the Pinnacle merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast on the Pinnacle merger proposal by the holders of Pinnacle common stock. Approval of the Pinnacle merger proposal is a condition to the completion of the merger.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote virtually at the Pinnacle special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Pinnacle merger proposal, it will have the same effect as a vote “AGAINST” the Pinnacle merger proposal.

Pinnacle compensation proposal:
•
Vote required: Approval of the Pinnacle compensation proposal requires that the votes cast in favor of the proposal at the Pinnacle special meeting exceed the votes cast opposing the proposal at the Pinnacle special meeting Approval of the Pinnacle compensation proposal is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to Pinnacle’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Pinnacle common stock fail to approve the advisory vote regarding the merger-related compensation.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote virtually at the Pinnacle special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Pinnacle compensation proposal, you will not be deemed to have cast a vote with respect to the Pinnacle compensation proposal and it will have no effect on the Pinnacle compensation proposal.

Pinnacle adjournment proposal:
•
Vote required: Approval of the Pinnacle adjournment proposal requires that the votes cast in favor of the proposal at the Pinnacle special meeting exceed the votes cast opposing the proposal at the Pinnacle special meeting. Approval of the Pinnacle adjournment proposal is not a condition to the completion of the merger.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote virtually at the Pinnacle special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Pinnacle adjournment proposal, you will not be deemed to have cast a vote with respect to the Pinnacle adjournment proposal and it will have no effect on the Pinnacle adjournment proposal.

Although holders of Pinnacle depositary shares are entitled to notice of the Pinnacle special meeting, only holders of record of Pinnacle common stock as of the close of business on the record date for the Pinnacle special meeting are entitled to vote at the Pinnacle special meeting or any adjournment or postponement thereof.
Attending the Virtual Special Meeting
All holders of Pinnacle common stock, including holders of record and shareholders who hold their shares of Pinnacle common stock through banks, brokers or other nominees are invited to attend the Pinnacle special meeting. Shareholders of record can vote virtually at the Pinnacle special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote virtually at the Pinnacle special meeting. If you plan to attend the Pinnacle special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.
If you are a record holder of Pinnacle common stock, you will be able to attend the Pinnacle special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/PNFP2025SM and following the instructions. Please have your 16-digit control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the Pinnacle special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/PNFP2025SM and following the instructions. Please have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, to access the meeting. Please review this information prior to the Pinnacle special meeting to ensure you have access.
Shareholders will have substantially the same opportunities to participate in the virtual Pinnacle special meeting as they would have at a physical, in-person meeting. Shareholders as of the record date will be able to attend, vote, examine the shareholder list, and submit questions during a portion of the meeting via the online platform. Please note that we may group or summarize similar or related questions to provide answers as efficiently as possible and we may not be able to provide answers to every question submitted.
Technical assistance will be available for shareholders who experience an issue accessing the Pinnacle special meeting. Contact information for technical support will appear on the Pinnacle special meeting website prior to the start of the Pinnacle special meeting.
Proxies
A holder of Pinnacle common stock may vote by proxy or virtually at the Pinnacle special meeting. If you hold your shares of Pinnacle common stock in your name as a holder of record, to submit a proxy, you, as a holder of Pinnacle common stock, may use one of the following methods:
•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
•	By completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.
Pinnacle requests that holders of Pinnacle common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Pinnacle as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Pinnacle common stock represented by it will be voted at the Pinnacle special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Pinnacle merger proposal, “FOR” the Pinnacle compensation proposal and “FOR” the Pinnacle adjournment proposal.
If a holder’s shares are held in “street name” by a broker, bank or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Pinnacle special meeting virtually. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.
Shares Held in Street Name
If your shares are held in “street name” through a broker, bank or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.
You may not vote shares held in street name by returning a proxy card directly to Pinnacle or by voting virtually at the Pinnacle special meeting unless you provide a “legal proxy” giving you the right to vote the shares, which you must obtain from your broker, bank or other nominee.
Further, brokers, banks or other nominees who hold shares of Pinnacle common stock on behalf of their customers may not give a proxy to Pinnacle to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Pinnacle special meeting.

Revocability of Proxies
If you are a holder of Pinnacle common stock of record, you may revoke your proxy at any time before it is voted by:
•	submitting a written notice of revocation to Pinnacle’s corporate secretary;
•	granting a subsequently dated proxy;
•	voting by telephone or the Internet at a later time; or
•	attending virtually and voting at the Pinnacle special meeting.
If you hold your shares of Pinnacle common stock through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.
Attendance at the Pinnacle special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Pinnacle after the vote will not affect the vote. Pinnacle’s corporate secretary’s mailing address is: Secretary, Pinnacle Financial Partners, Inc., 21 Platform Way South, Suite 2300, Nashville, Tennessee 37203. If the Pinnacle special meeting is postponed or adjourned, it will not affect the ability of holders of Pinnacle common stock of record as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to holders of Pinnacle common stock or Pinnacle depositary shares residing at the same address, unless such holders of Pinnacle common stock or Pinnacle depositary shares have notified Pinnacle of their desire to receive multiple copies of the joint proxy statement/prospectus.
Pinnacle will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of Pinnacle common stock or Pinnacle depositary shares residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Pinnacle’s proxy solicitor, Okapi, at the following address: 1212 Avenue of the Americas, 17th Floor, New York, NY 10036, or by calling toll-free at (877) 629-6355.
Solicitation of Proxies
Pinnacle and Synovus will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Pinnacle has retained Okapi, and will pay Okapi an upfront fee of $35,000 plus $35,000 in performance fees, payable upon the conclusion of the solicitation process, and certain other additional fees and reimbursable expenses that may be incurred under the terms of its agreement with Okapi. Pinnacle and its proxy solicitor may also request banks, brokers and other intermediaries holding shares of Pinnacle common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Pinnacle. No additional compensation will be paid to our directors, officers or employees for solicitation.
Other Matters to Come Before the Pinnacle Special Meeting
Pinnacle management knows of no other business to be presented at the Pinnacle special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding Pinnacle’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Pinnacle Financial Partners, Inc., Attention: Investor Relations, 21 Platform Way South, Suite 2300, Nashville, Tennessee 37203, telephone (615) 743-8219, or Pinnacle’s proxy solicitor, Okapi Partners LLC, at the following address: 1212 Avenue of the Americas, 17th Floor, New York, NY 10036, or by calling toll-free: (877) 629-6355.

PINNACLE PROPOSALS
PROPOSAL 1: PINNACLE MERGER PROPOSAL
Pinnacle is asking holders of Pinnacle common stock to approve the merger agreement and the transactions contemplated thereby. Holders of Pinnacle common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement, the merger and other transactions contemplated by the merger agreement. After careful consideration, the Pinnacle board of directors unanimously determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable and in the best interests of Pinnacle and its shareholders and have unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. See “The Merger—Pinnacle’s Reasons for the Merger; Recommendation of Pinnacle’s Board of Directors” beginning on page 85 in this joint proxy statement/prospectus for a more detailed discussion of the Pinnacle board of directors’ recommendation.
The approval of the merger by holders of Pinnacle common stock is a condition to the completion of the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
The board of directors of Pinnacle unanimously recommends a vote “FOR” the Pinnacle merger proposal.
PROPOSAL 2: PINNACLE COMPENSATION PROPOSAL
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Pinnacle is seeking a non-binding, advisory shareholder approval of the compensation of Pinnacle’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Certain Pinnacle Directors and Executive Officers in the Merger” beginning on page 110. The proposal gives holders of Pinnacle common stock the opportunity to express their views on the merger-related compensation of Pinnacle’s named executive officers.
Accordingly, Pinnacle is asking holders of Pinnacle common stock to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the Pinnacle named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of Certain Pinnacle Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Pinnacle’s Named Executive Officers—Golden Parachute Compensation” are hereby APPROVED.”
The advisory vote on the Pinnacle compensation proposal is separate and apart from the votes on the Pinnacle merger proposal and the Pinnacle adjournment proposal. Accordingly, if you are a holder of Pinnacle common stock, you may vote to approve the Pinnacle merger proposal and/or the Pinnacle adjournment proposal and vote not to approve the Pinnacle compensation proposal, and vice versa. The approval of the Pinnacle compensation proposal by holders of Pinnacle common stock is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to Pinnacle’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Pinnacle common stock fail to approve the Pinnacle compensation proposal.
The board of directors of Pinnacle unanimously recommends that Pinnacle shareholders vote “FOR” the advisory Pinnacle compensation proposal.

PROPOSAL 3: PINNACLE ADJOURNMENT PROPOSAL
The Pinnacle special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Pinnacle special meeting to approve the Pinnacle merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Pinnacle common stock.
If, at the Pinnacle special meeting, the number of shares of Pinnacle common stock present or represented and voting in favor of the Pinnacle merger proposal is insufficient to approve the Pinnacle merger proposal, Pinnacle intends to move to adjourn the Pinnacle special meeting in order to enable its board of directors to solicit additional proxies for approval of the Pinnacle merger proposal. In that event, Pinnacle will ask holders of Pinnacle common stock to vote upon the Pinnacle adjournment proposal, but not the Pinnacle merger proposal.
In this proposal, Pinnacle is asking holders of Pinnacle common stock to authorize the respective holder of any proxy solicited by the Pinnacle board of directors, on a discretionary basis if (i) there are not sufficient votes at the time of the Pinnacle special meeting to approve the Pinnacle merger proposal or (ii) necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Pinnacle common stock, to vote in favor of adjourning the Pinnacle special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Pinnacle common stock who have previously voted. In addition, in accordance with Pinnacle’s bylaws, in the absence of a quorum, the Pinnacle special meeting may also be adjourned from time to time by a vote of a majority of the votes cast on the motion to adjourn.
The approval of the Pinnacle adjournment proposal by holders of Pinnacle common stock is not a condition to the completion of the merger.
The board of directors of Pinnacle unanimously recommends that Pinnacle shareholders vote “FOR” the Pinnacle adjournment proposal.

THE SYNOVUS SPECIAL MEETING
This section contains information for holders of Synovus common stock and Synovus preferred stock about the special meeting that Synovus has called to allow holders of Synovus common stock to consider and vote on the Synovus merger proposal and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the Synovus special meeting, and a form of proxy card that the Synovus board of directors is soliciting for use by holders of Synovus common stock at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The Synovus special meeting will be held virtually via the Internet on November 6, 2025, at 9:00 a.m. Eastern Time. The Synovus special meeting is expected to be held in a virtual-only meeting format conducted via live webcast. Synovus shareholders may participate in the virtual meeting by accessing www.virtualshareholdermeeting.com/SNV2025SM.
Matters to Be Considered
At the Synovus special meeting, holders of Synovus common stock will be asked to consider and vote upon the following proposals:
•	the Synovus merger proposal;
•	the Synovus compensation proposal; and
•	the Synovus adjournment proposal.
Recommendation of Synovus’ Board of Directors
The Synovus board of unanimously directors recommends that you vote “FOR” the Synovus merger proposal, “FOR” the Synovus compensation proposal and “FOR” the Synovus adjournment proposal. See “The Merger—Synovus’ Reasons for the Merger; Recommendation of Synovus’ Board of Directors” beginning on page 87 for a more detailed discussion of the Synovus board of directors’ recommendation.
Record Date and Quorum
The Synovus board of directors has fixed the close of business on September 26 as the record date for determination of holders of Synovus common stock entitled to notice of and to vote at the Synovus special meeting. As of September 26, 2025, there were 138,811,843 shares of Synovus common stock outstanding.
Holders of a majority of the shares of Synovus common stock outstanding on the record date must be present, either virtually or by proxy, to constitute a quorum at the Synovus special meeting. If you fail to submit a proxy or to vote virtually at the Synovus special meeting, your shares of Synovus common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.
At the Synovus special meeting, each share of Synovus common stock is entitled to one (1) vote on all matters properly submitted to holders of Synovus common stock.
As of September 26, 2025, Synovus directors and executive officers and their affiliates owned and were entitled to vote approximately 813,397 shares of Synovus common stock, representing less than one percent (1%) of the outstanding shares of Synovus common stock. We currently expect that Synovus’ directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.
Vote Required; Treatment of Abstentions and Failure to Vote
Synovus merger proposal:
•
Vote required: Approval of the Synovus merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast on the Synovus merger proposal by the holders of Synovus common stock. Approval of the Synovus merger proposal is a condition to the completion of the merger.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote virtually at the Synovus special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Synovus merger proposal, it will have the same effect as a vote “AGAINST” the Synovus merger proposal.

Synovus compensation proposal:
•
Vote required: Approval of the Synovus compensation proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the Synovus special meeting. Approval of the Synovus compensation proposal is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to Synovus’ named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Synovus common stock fail to approve the advisory vote regarding the merger-related compensation.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote virtually at the Synovus special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Synovus compensation proposal, you will not be deemed to have cast a vote with respect to the Synovus compensation proposal and it will have no effect on the Synovus compensation proposal.

Synovus adjournment proposal:
•
Vote required: Approval of the Synovus adjournment proposal requires the affirmative vote of the holders of a majority of the Synovus common stock present or represented at the Synovus special meeting. Approval of the Synovus adjournment proposal is not a condition to the completion of the merger.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy or are present but fail to vote virtually at the Synovus special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Synovus adjournment proposal, it will have the same effect as a vote “AGAINST” the Synovus adjournment proposal.

Holders of Synovus preferred stock are not entitled to notice of the special meeting, and holders of Synovus preferred stock are not entitled to and are not requested to vote at the Synovus special meeting.
Attending the Virtual Special Meeting
All holders of Synovus common stock, including holders of record and shareholders who hold their shares of Synovus common stock through banks, brokers or other nominees are invited to attend the Synovus special meeting. Shareholders of record can vote virtually at the Synovus special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote virtually at the Synovus special meeting. If you plan to attend the Synovus special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.
If you are a record holder of Synovus common stock, you will be able to attend the Synovus special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/SNV2025SM and following the instructions. Please have your 16-digit control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the Synovus special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/SNV2025SM and following the instructions. Please have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, to access the meeting. Please review this information prior to the Synovus special meeting to ensure you have access.
Shareholders will have substantially the same opportunities to participate in the virtual Synovus special meeting as they would have at a physical, in-person meeting. Shareholders as of the record date will be able to attend, vote, examine the shareholder list, and submit questions during a portion of the meeting via the online platform. Please note that we may group or summarize similar or related questions to provide answers as efficiently as possible and we may not be able to provide answers to every question submitted.

Technical assistance will be available for shareholders who experience an issue accessing the Synovus special meeting. Contact information for technical support will appear on the Synovus special meeting website prior to the start of the Pinnacle special meeting.
Proxies
A holder of Synovus common stock may vote by proxy or virtually at the Synovus special meeting. If you hold your shares of Synovus common stock in your name as a holder of record, to submit a proxy, you, as a holder of Synovus common stock, may use one of the following methods:
•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
•	By completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.
Synovus requests that holders of Synovus common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Synovus as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Synovus common stock represented by it will be voted at the Synovus special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Synovus merger proposal, “FOR” the Synovus compensation proposal and “FOR” the Synovus adjournment proposal.
If a holder’s shares are held in “street name” by a broker, bank or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Synovus special meeting virtually. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.
Shares Held in Street Name
If your shares are held in “street name” through a broker, bank or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.
You may not vote shares held in street name by returning a proxy card directly to Synovus or by voting virtually at the Synovus special meeting unless you provide a “legal proxy” giving you the right to vote the shares, which you must obtain from your broker, bank or other nominee.
Further, brokers, banks or other nominees who hold shares of Synovus common stock on behalf of their customers may not give a proxy to Synovus to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Synovus special meeting.
Revocability of Proxies
If you are a holder of Synovus common stock of record, you may revoke your proxy at any time before it is voted by:
•	submitting a written notice of revocation to Synovus’ corporate secretary;
•	granting a subsequently dated proxy;
•	voting by telephone or the Internet at a later time; or
•	attending virtually and voting at the Synovus special meeting.

If you hold your shares of Synovus common stock through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.
Attendance at the Synovus special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Synovus after the vote will not affect the vote. Synovus’ corporate secretary’s mailing address is: Secretary, Synovus Financial Corp., 33 West 14th Street, Columbus, Georgia 31901. If the Synovus special meeting is postponed or adjourned, it will not affect the ability of holders of Synovus common stock of record as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to holders of Synovus common stock residing at the same address, unless such holders of Synovus common stock have notified Synovus of their desire to receive multiple copies of the joint proxy statement/prospectus.
Synovus will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of Synovus common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed Synovus’ proxy solicitor, Innisfree, by calling toll-free at (877) 456-3524.
Solicitation of Proxies
Synovus and Pinnacle will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Synovus has retained Innisfree, and will pay Innisfree a fee of approximately $50,000 plus reasonable out-of-pocket expenses. Synovus and its proxy solicitor may also request banks, brokers and other intermediaries holding shares of Synovus common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Synovus. No additional compensation will be paid to our directors, officers or employees for solicitation.
Other Matters to Come Before the Synovus Special Meeting
Synovus management knows of no other business to be presented at the Synovus special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding Synovus’ special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Synovus Financial Corp., Attention: Investor Relations, 33 West 14th Street, Columbus, Georgia 31901, telephone (706) 641-6500, or Synovus’ proxy solicitor, Innisfree, by calling toll-free at (877) 456-3524.

SYNOVUS PROPOSALS
PROPOSAL 1: SYNOVUS MERGER PROPOSAL
Synovus is asking holders of Synovus common stock to approve the merger agreement and the transactions contemplated thereby. Holders of Synovus common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement, the merger and other transactions contemplated by the merger agreement. After careful consideration, the Synovus board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Synovus and its shareholders and declared it advisable to enter into the merger agreement and have unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger. See “The Merger—Synovus’ Reasons for the Merger; Recommendation of Synovus’ Board of Directors” beginning on page 87 in this joint proxy statement/prospectus for a more detailed discussion of the Synovus board of directors’ recommendation.
The approval of the merger by holders of Synovus common stock is a condition to the completion of the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
The board of directors of Synovus unanimously recommends a vote “FOR” the Synovus merger proposal.
PROPOSAL 2: SYNOVUS COMPENSATION PROPOSAL
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Synovus is seeking a non-binding, advisory shareholder approval of the compensation of Synovus’ named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Certain Synovus Directors and Executive Officers in the Merger” beginning on page 117. The proposal gives holders of Synovus common stock the opportunity to express their views on the merger-related compensation of Synovus’ named executive officers.
Accordingly, Synovus is asking holders of Synovus common stock to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the Synovus named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Certain Synovus Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Synovus Named Executive Officers in Connection with the Transaction—Golden Parachute Compensation” are hereby APPROVED.”
The advisory votes on the Synovus compensation proposal is separate and apart from the votes on the Synovus merger proposal and the Synovus adjournment proposal. Accordingly, if you are a holder of Synovus common stock, you may vote to approve the Synovus merger proposal and/or the Synovus adjournment proposal and vote not to approve the Synovus compensation proposal, and vice versa. The approval of the Synovus compensation proposal by holders of Synovus common stock is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to Synovus’ named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Synovus common stock fail to approve the Synovus compensation proposal.
The board of directors of Synovus unanimously recommends that Synovus shareholders vote “FOR” the advisory Synovus compensation proposal.

PROPOSAL 3: SYNOVUS ADJOURNMENT PROPOSAL
The Synovus special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Synovus special meeting to approve the Synovus merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Synovus common stock.
If, at the Synovus special meeting, the number of shares of Synovus common stock present or represented and voting in favor of the Synovus merger proposal is insufficient to approve the Synovus merger proposal, Synovus intends to move to adjourn the Synovus special meeting in order to enable its board of directors to solicit additional proxies for approval of the Synovus merger proposal. In that event, Synovus will ask holders of Synovus common stock to vote upon the Synovus adjournment proposal, but not the Synovus merger proposal.
In this proposal, Synovus is asking holders of Synovus common stock to authorize the respective holder of any proxy solicited by the Synovus board of directors, on a discretionary basis, (i) if there are not sufficient votes at the time of the Synovus special meeting to approve the Synovus merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Synovus common stock, to vote in favor of adjourning the Synovus special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Synovus common stock who have previously voted.
The approval of the Synovus adjournment proposal by holders of Synovus common is not a condition to the completion of the merger.
The board of directors of Synovus unanimously recommends that Synovus shareholders vote “FOR” the Synouvs adjournment proposal.

INFORMATION ABOUT PINNACLE
Pinnacle is a Tennessee corporation headquartered in Nashville, Tennessee. Founded in 2000 and publicly traded since May 2002, Pinnacle operates as a bank holding company under the Bank Holding Company Act of 1956, as amended, and as a financial holding company under the Gramm-Leach-Bliley Act, as amended. As of June 30, 2025, Pinnacle reported approximately $54.8 billion in total assets and $45.0 billion in total deposits.
Since Pinnacle Bank began operations on October 27, 2000, in Nashville, Tennessee, it has grown through a combination of acquisitions and organic growth to 137 offices from which it conducts branch banking operations, including 50 in Tennessee, 41 in North Carolina, 21 in South Carolina, 11 in Virginia, four in Georgia, four in Alabama, two in Kentucky, two in Maryland and two in Florida.
Pinnacle provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. Pinnacle aims to operate as a community bank in several primarily urban markets across the Southeast region of the United States. With this focus, Pinnacle Bank provides the personalized service most often associated with smaller banks while offering many of the sophisticated products and services, such as investments and treasury management, more typically found at much larger banks. This approach has enabled Pinnacle Bank to attract clients from the other regional and national banks in all its markets.
Pinnacle Bank is the No. 1 bank in the Nashville-Murfreesboro-Franklin MSA, according to June 30, 2024 deposit data from the Federal Deposit Insurance Corporation (“FDIC”). Pinnacle is No. 11 on FORTUNE magazine’s 2024 list of 100 Best Companies to Work For® in the U.S., its eighth consecutive appearance, as well as the No. 3 company to work for in the U.S. for financial services and insurance, No. 8 for women, No. 9 for millennials and No. 21 for parents, all in 2024. Pinnacle is also No. 5 on American Banker’s 2024 list of America’s Best Banks to Work For and No. 1 among banks with more than $10 billion, its 12th consecutive appearance.
Pinnacle Bank owns a 49 percent interest in Bankers Healthcare Group, which provides innovative, hassle-free financial solutions to healthcare practitioners and other professionals.
Pinnacle’s common stock is traded on NASDAQ under the ticker “PNFP.” Additional information about Pinnacle and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 192.

INFORMATION ABOUT SYNOVUS
Synovus is a financial services company and a registered bank holding company headquartered in Columbus, Georgia. Through its wholly owned subsidiary, Synovus Bank, a Georgia state-chartered bank that is a member of the Federal Reserve System, Synovus provides commercial and consumer banking in addition to a full suite of specialized products and services, including wealth services, treasury management, mortgage services, premium finance, asset-based lending, structured lending, capital markets, and international banking. Synovus also provides financial planning and investment advisory services through its wholly owned subsidiaries, Synovus Trust and Synovus Securities.
Synovus Bank is positioned in some of the highest growth markets in the Southeast, with 244 branches and 356 ATMs in Alabama, Florida, Georgia, South Carolina, and Tennessee as of June 30, 2025. Synovus Bank’s commercial banking services include commercial, financial, and real estate lending, treasury management, asset management, capital markets services, and institutional trust services, and its consumer banking services include accepting customary types of demand and savings deposit accounts, mortgage, installment, and other consumer loans, investment and brokerage services, safe deposit services, automated banking services, automated fund transfers, internet-based banking services, and bank credit and debit card services, including Visa and MasterCard services. As of June 30, 2025, Synovus had total consolidated assets of approximately $61.1 billion and total consolidated deposits of $49.9 billion.
Synovus’ common stock is traded on the NYSE under the symbol “SNV”.

INFORMATION ABOUT NEWCO
On July 23, 2025, Newco was incorporated in the state of Georgia for the sole purpose of facilitating the merger. Prior to the completion of the merger, the board of directors of Newco will consist of Kevin S. Blair and M. Terry Turner, each of whom will also serve as co-President of Newco.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, the description in this section incorporates by reference important business and financial information about each of Pinnacle and Synovus. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 192.
Terms of the Merger
Each of Pinnacle’s and Synovus’ respective boards of directors has approved and adopted the merger agreement, pursuant to which, on the terms and subject to the conditions thereof, Pinnacle and Synovus will each simultaneously merge with and into Newco, a newly formed holding company jointly owned by Pinnacle and Synovus (such mergers, collectively, the “merger”), with Newco continuing as the surviving corporation in the merger and named Pinnacle Financial Partners, Inc. Immediately following the effectiveness of the merger, Pinnacle Bank, a Tennessee-chartered bank and wholly owned subsidiary of Pinnacle (“Pinnacle Bank”), will become a member bank of the Federal Reserve System (the “FRS membership”), and immediately following the effectiveness of the FRS membership, Synovus Bank, a Georgia-chartered bank and wholly owned subsidiary of Synovus (“Synovus Bank”), will merge with and into Pinnacle Bank (the “bank merger”), with Pinnacle Bank continuing as the surviving entity in the bank merger. The simultaneous mergers of Pinnacle and Synovus with and into Newco are each intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
In the merger, (i) holders of Pinnacle common stock will receive one (1) share of Newco common stock for each share of Pinnacle common stock they hold immediately prior to the effective time of the merger (the “Pinnacle exchange ratio” and such shares, the “Pinnacle merger consideration”), and (ii) holders of Synovus common stock will receive 0.5237 shares of Newco common stock for each share of Synovus common stock they hold immediately prior to the effective time of the merger (the “Synovus exchange ratio” and such shares, the “Synovus merger consideration”), in each case, excluding certain shares of Pinnacle common stock and Synovus common stock held by Pinnacle or Synovus that will be cancelled and retired in connection with the merger. Newco will not issue any fractional shares of Newco common stock in the merger.
Holders of Synovus common stock who would otherwise be entitled to a fraction of a share of Newco common stock in connection with the merger will instead receive, for the fraction of a share, an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (i) the average closing-sale price per share of Pinnacle common stock on the NASDAQ, as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day immediately preceding (but not including) the day on which the merger is completed (the “Pinnacle closing price”) by (ii) the fraction of a share (after taking into account all shares of Synovus common stock held by such holder immediately prior to the effective time of the merger and rounded to the nearest one-thousandth when expressed in decimal) of Newco common stock that such shareholder would otherwise be entitled to receive. Holders of Pinnacle common stock will not be entitled to fractional shares of Newco common stock given the Pinnacle exchange ratio.
In addition, (i) each share of Synovus series D preferred stock and Synovus series E preferred stock, in each case issued and outstanding immediately prior to the effective time of the merger, will be converted into the right to receive one (1) share of Newco series A preferred stock and Newco series B preferred stock, respectively, and (ii) each share of Pinnacle Series B preferred stock issued and outstanding immediately prior to the effective time of the merger will be converted into a share of Newco series C preferred stock. The Newco preferred stock will have terms that are not materially less favorable than the terms of the applicable Synovus preferred stock and Pinnacle series B preferred stock, respectively, taking into account that neither Pinnacle nor Synovus will be the surviving entity in the merger.
Each outstanding share of Pinnacle series B preferred stock is presently represented by Pinnacle depositary shares. Upon completion of the merger, Newco will assume the obligations of Pinnacle under the applicable deposit agreement. Each Pinnacle depositary share will then become a Newco depositary share and thereafter represent interests in shares of Newco series C preferred stock.

The Pinnacle depositary shares representing a 1/40th interest in a share of Pinnacle series B preferred stock are currently listed on the NASDAQ under the symbol “PNFPP.” The Synovus series D preferred stock and Synovus series E preferred stock are currently listed on the NYSE under the symbols “SNV-PrD” and “SNV-PrE,” respectively. After the completion of the merger, Newco series A preferred stock will be listed on the NYSE under trading symbol “PNFP-PrA,” Newco series B preferred stock will be listed on the NYSE under trading symbol “PNFP-PrB,” and depositary shares in respect of Newco series C preferred stock will be listed on the NYSE under the trading symbol “PNFP-PrC.”
Holders of Pinnacle common stock are being asked to approve the merger agreement (the “Pinnacle merger proposal”) and holders of Synovus common stock are being asked to approve the merger agreement (the “Synovus merger proposal”). Holders of Pinnacle depositary shares are entitled to notice of the special meeting, but holders of Pinnacle depositary shares are not entitled to and are not requested to vote on the Pinnacle merger proposal. Holders of Synovus preferred stock are not entitled to notice of the special meeting, and are not entitled to and not requested to vote on the Synovus merger proposal.
See “The Merger Agreement” beginning on page 130 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
General Background
Each of Pinnacle’s Board of Directors (which we refer to as the “Pinnacle board”) and Pinnacle’s management, and Synovus’ Board of Directors (which we refer to as the “Synovus board”) and Synovus’ management, have regularly reviewed their respective strategic options and prospects, with the goal of enhancing value for their respective shareholders and taking into consideration their other constituencies, including their respective customers, communities and employees. Each company’s strategic options have generally included: (1) a continuation of its standalone strategic course, which could involve acquisitions of smaller banks to supplement organic growth, (2) larger acquisitions or a merger with an institution of comparable size (colloquially referred to as a merger of equals) and (3) a sale to a larger institution.
The consideration of these strategic options has included a wide variety of factors, as they may have varied for each company from time to time. These factors have included: their respective current and anticipated future performance; the potential consequences for their respective shareholders and other constituencies of various strategic options; the opportunities and risks associated with their various strategic options, including consideration of synergies and the strategic and operational compatibility of potential transaction partners; the competitive environment for banks in general and banks in the Southeast United States; trends in the banking industry; the economic and business environment in general and in the companies’ respective markets in particular; the interest rate environment in general and its impact on the companies’ respective prospects in particular; and the bank regulatory environment in general and its impact on each respective company and its strategic options in particular. In the case of Pinnacle, another factor has been its succession planning for several key members of its executive leadership team.
Competitive factors have become an increasingly significant consideration to both the Pinnacle board and the Synovus board, as the advantages of scale have increased in terms of new technologies, delivery channels and products and services. There have been several large mergers of financial institutions based in the Southeast, including the mergers of First Horizon Corporation and IBERIABANK Corporation in 2020 and of BB&T Corporation and SunTrust Banks, Inc. to form Truist Financial Corporation in 2019. Moreover, the very largest banks, such as JPMorgan Chase & Co., have been able to grow organically at an annual rate which is a multiple of Pinnacle’s and Synovus’ respective total assets. The bank failures of March 2023 also caused significant deposit outflows at many banks and an inflow of deposits at the largest banks that were apparently perceived as “too big to fail,” further exacerbating the competitive advantages enjoyed by larger institutions.
Pinnacle Background Prior to Synovus Discussions
In considering Pinnacle’s strategic options, the Pinnacle board, as well as certain members of Pinnacle’s executive team, regularly meet with representatives of various financial advisory firms experienced in the financial services industry to discuss, among other things, market conditions, industry trends, Pinnacle’s performance and potential business combinations and sale opportunities. Moreover, from time to time over a number of years, M. Terry Turner, President and Chief Executive Officer of Pinnacle, Robert A. McCabe Jr., Chairman of the Pinnacle board and Harold R. Carpenter, Jr., Pinnacle’s Executive Vice President and Chief Financial Officer, have engaged in discussions with chief executive officers and other executives of other U.S. and non-U.S. financial services companies, including with respect to potential business combinations and sale opportunities that may be available to enhance value for Pinnacle, its shareholders and its other constituencies. None of these historical discussions resulted in any expression of interest in making an acquisition proposal.
In June 2024, the Pinnacle board held its annual strategic planning retreat at which it discussed with Pinnacle’s senior executives and a financial advisory firm the strategic options that might be available to Pinnacle and the then-current regulatory environment for bank consolidations. The Pinnacle board also reviewed larger financial institutions that the financial advisory firm believed might be interested in acquiring Pinnacle. Pinnacle’s chief risk officer, with the support of Pinnacle’s outside advisors, then summarized the general regulatory environment, including the proposed regulatory changes for banks with total assets in excess of $100 billion, the potential costs and operational burdens Pinnacle would be likely to face in complying with these proposed regulations when its asset size exceeded this threshold, whether as a result of organic growth or an acquisition, and a lack of willingness by federal banking regulators to tailor regulatory requirements for banks that have recently crossed the $100 billion asset threshold. Following extended discussion, including a separate discussion during the retreat at which only the non-employee directors and a representative from Bass, Berry & Sims, PLC, Pinnacle’s regular outside legal counsel (“Bass Berry”), attended, the Pinnacle board expressed support for Pinnacle’s senior executives to pursue exploratory discussions with multiple larger financial institutions to gauge their interest in acquiring Pinnacle.
Also in June 2024, Pinnacle began to work with Centerview Partners LLC (“Centerview”) to identify and review specific potential strategic transactions.
With the support of the Pinnacle board, starting in mid-2024, Centerview and Mr. Turner contacted multiple large U.S. and non-U.S. financial institutions regarding their interest in acquiring Pinnacle and one institution of comparable size regarding a merger. Although several of these contacts resulted in meetings between Mr. Turner, Mr. McCabe and Mr. Carpenter and senior executive officers of potential acquirers, none of these contacts resulted in any expression of interest in proceeding with transaction discussions. The financial institutions contacted expressed to Pinnacle and its advisors, among other things, a lack of interest or ability in pursuing inorganic growth generally or with Pinnacle specifically given its size and an unwillingness or inability to offer a meaningful premium to Pinnacle’s share price given the high trading multiple of Pinnacle’s share price relative to its peers. During this period, and thereafter, Pinnacle received no “inbound” calls.
As it has evaluated possible consolidation transactions, the Pinnacle board has considered a number of specific factors. These factors included the solicited and unsolicited interest (or absence of interest) Pinnacle has received from other financial institutions seeking to discuss the possibility of a potential transaction, the ability of potential acquirers to offer a meaningful premium to Pinnacle’s share price without encountering unacceptable dilution and the fact that Pinnacle shareholders would likely receive all (or substantially all) stock in most transactions resulting in the acquisition of Pinnacle. Another set of considerations related to the length of the regulatory process and the risk that any transaction may not receive the required regulatory approvals as a result of, for example, a problem of the potential acquirer that puts regulatory approval at risk.
Until 2025, the Pinnacle board also considered a regulatory position that appeared to discourage many bank mergers in general and mergers that produced a bank with $100 billion or more in assets in particular or that involved an acquiring bank growing by more than half of its asset size as a result of an acquisition. In addition, the Pinnacle board was aware of the fact that the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) had reported in May and November 2024 that approximately two-thirds of U.S. large financial institutions or “LFIs” had examination ratings that made them presumptively ineligible for acquisitions and that a recent Federal Reserve Board proposal to modify the LFI ratings regime would not significantly increase the number of eligible financial institutions.
At regularly scheduled monthly meetings of the Executive Committee of the Pinnacle board (which we refer to as the “Pinnacle executive committee”) held on August 6, 2024, September 3, 2024 and October 1, 2024, Mr. Turner briefed the Pinnacle executive committee on the status of Pinnacle’s outreach to the financial institutions that had been identified to the Pinnacle board at its June 2024 strategic planning retreat and in subsequent meetings of the Pinnacle executive committee. The Pinnacle executive committee also discussed at these meetings the potential timing for a transaction including the possible impact that the Presidential election might have on the interest and readiness of potential acquirers. At these meetings, Mr. Turner also updated the Pinnacle executive committee on his discussions with representatives of Centerview regarding the possible engagement of the firm to formally assist Pinnacle in connection with its pursuit of a potential sale transaction, as well as his discussions with potential outside legal counsel.
On October 10, 2024, Pinnacle engaged Sullivan & Cromwell LLP (“Sullivan & Cromwell”) to assist in providing legal and regulatory advice regarding potential strategic transactions.
At a regularly scheduled meeting of the Pinnacle board on October 15, 2024, Mr. Turner provided an update on Pinnacle’s exploration of a potential sale transaction. Among other items, he discussed with the Pinnacle board the effect the upcoming Presidential election could potentially have on Pinnacle’s outreach and the fact that certain financial institutions that had been contacted indicated that they might be prepared to initiate additional discussions after the election. Mr. Turner informed the Pinnacle board members that he and Mr. Carpenter and representatives of Centerview were developing a management presentation to aid potential interested financial institutions in evaluating the attractiveness of an acquisition of Pinnacle. The non-employee members of the Pinnacle board, along with a representative of Bass Berry, met in executive session and engaged in an extensive discussion regarding, among other things, a potential sale transaction, Pinnacle’s strategic alternatives and succession planning.
On October 29, 2024, the Pinnacle board met at a specially called meeting to discuss strategic options. Representatives of Centerview, Sullivan & Cromwell and Bass Berry attended the meeting. Mr. Turner updated the Pinnacle board on the ongoing outreach to potential acquirers of the company. Representatives of Centerview presented, and the Pinnacle board reviewed and discussed, a broad list of U.S. and non-U.S. financial institutions that might be interested in acquiring Pinnacle. The Pinnacle board discussed each potential acquirer, the rationale for Pinnacle to engage in a sale transaction with each such institution and the risks and benefits of engaging in a potential sale transaction with each such institution. Centerview also outlined and discussed with the Pinnacle board an illustrative timeline for any sale transaction, detailing the outreach Pinnacle had completed at that time as well as additional information that would be required for Pinnacle to make an assessment regarding the readiness and ability of a particular financial institution to acquire Pinnacle. Representatives of Sullivan & Cromwell summarized the directors’ fiduciary duties in the context of their evaluation of any potential sale transaction and strategic alternatives available to Pinnacle. Following a lengthy discussion, the Pinnacle board expressed its support for the continued exploration by Pinnacle management, with the assistance of Centerview, of a potential sale or other strategic transaction and the continuation of the outreach previously conducted and presented to the Pinnacle board.
After the October 29, 2024 meeting of the Pinnacle board through the end of February 2025, Pinnacle or representatives of Centerview contacted each of the financial institutions identified to the Pinnacle board during its meeting on October 29, 2024 as well other potential acquirers identified by Pinnacle management and Centerview potentially to be interested in acquiring Pinnacle. For reasons similar to those noted above, none of the discussions resulting from this additional outreach resulted in any expression of interest in proceeding with transaction discussions.
The Pinnacle executive committee met during regularly scheduled meetings on November 5, 2024, December 3, 2024, January 7, 2025, February 4, 2025, March 4, 2025 and April 1, 2025, and the Pinnacle board met during regularly scheduled meetings on January 21, 2025 and April 15, 2025 and, in each case, discussed the status of Pinnacle’s outreach to potential acquirers. During each meeting, Mr. Turner and the members discussed the general landscape for financial services mergers and acquisitions, Pinnacle’s preliminary discussions with potential acquirers and the subsequent lack of interest the contacted financial institutions expressed in proceeding with transaction discussions. During the April 15, 2025 Pinnacle board meeting, Mr. Turner and members of the Pinnacle board also discussed the possibility that Pinnacle may combine with an institution of comparable size given the appearance of a changing regulatory landscape as it related to mergers and acquisitions in general, and “tailoring” as it related to crossing the $100 billion asset threshold by way of a merger.
On April 17, 2025, Mr. Turner and representatives of Centerview met to discuss the potential of a business combination transaction between Pinnacle and Synovus and discussed Centerview contacting Synovus to gauge Synovus’ interest in a potential transaction. During this meeting, Mr. Turner and Centerview discussed that

Mr. Turner and Kevin S. Blair, the Chairman, Chief Executive Officer and President of Synovus, have known each other for several years, have periodically discussed trends in the financial services industry and their respective companies and occasionally discussed general aspects of a potential business combination between Pinnacle and Synovus. Mr. Turner noted that these discussions typically occurred during meetings at investor and banking industry conferences and in social settings.
On May 6, 2025, the Pinnacle executive committee met in a regularly scheduled meeting and continued its discussions regarding the general landscape for financial services mergers and acquisitions, in particular for financial institutions with assets in excess of $100 billion. Given, among other factors, the lack of interest Pinnacle received from larger financial institutions in acquiring Pinnacle and the perception in the banking industry that the regulatory environment for $100 billion financial institutions might improve as a result of the outcome of the Presidential election, Mr. Turner discussed with the Pinnacle executive committee his belief that pursuing a business combination with a financial institution of a comparable size could potentially benefit Pinnacle and its shareholders and other constituencies. Mr. Turner informed the Pinnacle executive committee that, following discussions with Centerview, he believed that approaching Mr. Blair to gauge Synovus’ interest in a business combination with Pinnacle was advisable and that, if the Pinnacle executive committee was supportive, Centerview would have a preliminary discussion with Mr. Blair and Andrew J. Gregory, Jr., the Chief Financial Officer of Synovus, later that day. Following discussion, the Pinnacle executive committee expressed support for Mr. Turner and Centerview to approach Synovus regarding a possible business combination between Pinnacle and Synovus.
Synovus Background Prior to Pinnacle Discussions
In considering Synovus’ strategic options, the Synovus board, as well as certain members of Synovus’ executive team, regularly meet with representatives of various financial advisory firms experienced in the financial services industry to discuss, among other things, market conditions, industry trends, Synovus’ performance and potential business combinations. Moreover, from time to time over a number of years, Mr. Blair has engaged in discussions with chief executive officers and other executives of other financial services companies, including with respect to potential acquisitions or other business combinations that may be available to enhance value for Synovus, its shareholders and its other constituencies. In recent years, the Synovus board has considered, from time to time, that the benefits of scale could accelerate the achievement of its strategic objectives, including to attract and retain bankers and customers, enhance investments in technology and accelerate growth. These considerations have been frequently discussed by the Synovus board and members of the Synovus executive team in recent years as part of the board’s review of conditions and trends in the financial services industry as well as Synovus’ strategic positioning and alternatives, including with the assistance of representatives of financial advisory firms. In the course of these reviews, the Synovus board has observed that although Synovus has a significant presence in some of the largest and fastest-growing markets in the United States, national and super-regional banks have made significant investments in the Southeast, where their scale has enabled them to attract deposits and talent and to realize the benefits of investment in technology improvements. Accordingly, from time to time, the Synovus board has considered the possibility that a potential combination with a similarly-sized or larger bank could be strategically compelling given the increased scale and potential for enhanced profitability of the combined company. In discussions with various financial advisory firms experienced in the financial services industry, the board has considered banks with a presence in the Southeast that could potentially be attractive partners for Synovus in a strategic business combination transaction.
On November 14, 2024, at a regularly scheduled board meeting, the Synovus board conducted a strategy review for 2025 and discussed potential positive impacts on the regulatory environment and mergers and acquisitions resulting from the recent election. The Synovus board discussed, among other things, the recent multi-year strategic and operational transformation of Synovus that had been successfully led by Mr. Blair since his appointment as Chief Executive Officer in 2021, which had resulted in improvements in organic growth and core profitability, the recent outperformance of the Synovus stock price relative to industry peers, and a strategic focus on investing in growth and expansion as a result of Synovus’ strategic positioning following its recent multi-year process of business rationalization and optimization. The Synovus board also discussed the competitive landscape and the significant opportunities for growth in the Southeast which Synovus was approaching from a position of strength.
On March 24, 2025, the Synovus board held a regularly scheduled board meeting and discussed Synovus’ opportunities for corporate development and potential strategic options, including in light of Synovus’ strong performance and organic growth. These opportunities included minority investments, non-bank acquisitions and mergers and acquisitions transactions with other banks. The directors discussed the strategic rationale for transactions with other banks, including the opportunity to accelerate Synovus’ organic growth to realize the benefits of scale to attract and retain bankers and customers and to rationalize investments in technology, as well as geographic and business diversification. The board discussed the perception in the financial services industry of an improving environment for mergers and acquisitions, including regulatory, economic and financial factors and the impact of increased mergers and acquisitions activity on the competitive landscape for Synovus. The board reviewed the financial and strategic criteria that would be relevant to its evaluation of a potential transaction, including financial metrics such as earn-back period and geographic and strategic fit and its focus on markets in the Southeast. The board also discussed Synovus’ preparedness for mergers and acquisitions, including its focus on maintaining its strong regulatory standing and relationships, as well as its readiness to cross the $100 billion total assets threshold and become a “large financial institution” (or LFI) for regulatory purposes and the remaining work and investments required to make such a transition. The Synovus board and management also discussed banks that could be attractive strategic partners in a combination with Synovus, including Pinnacle.
Discussions between Synovus and Pinnacle
On May 6, 2025, following the direction from the Pinnacle executive committee, representatives of Centerview met with Messrs. Blair and Gregory regarding a potential business combination transaction between Pinnacle and Synovus and discussed the strategic rationale and merits of the potential transaction.
On May 8, 2025, Mr. Turner made a telephone call to Mr. Blair, in which he reported his interest in discussing a potential transaction between the companies and that preliminary analysis indicated that a potential all-stock combination presented an attractive pro forma financial profile that would benefit shareholders of both companies. Messrs. Turner and Blair discussed the potential strategic benefits of a combination and scheduled a follow-up meeting to evaluate the operating models of both companies and assess their compatibility. Around this time, Synovus contacted Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) to begin working as legal advisor to Synovus and Morgan Stanley to begin working as a financial advisor to Synovus, in each case in connection with Synovus’ evaluation of a potential business combination transaction with Pinnacle.
On May 12, 2025, the executive committee of the Synovus board met and Mr. Blair discussed his preliminary conversations with representatives of Pinnacle. The executive committee discussed preliminary high level views on opportunities and risks of a potential combination with Pinnacle including relative to other potential strategic alternatives. The committee agreed that Mr. Blair should continue the exploratory meetings with representatives of Pinnacle and report to the full Synovus board at its regularly scheduled meeting on May 15, 2025.
On May 14, 2025, Messrs. Turner, McCabe and Carpenter met with Mr. Blair, Mr. Gregory and D. Wayne Akins, Executive Vice President, Chief Community Banking and Wealth Services Officer of Synovus, in Cashiers, North Carolina, regarding a possible business combination between Pinnacle and Synovus, including the value creation opportunities offered by a strategic combination of their two franchises, which would benefit shareholders of each company. They discussed the compatibility of their respective companies, including their respective cultures, philosophies, business strategies, governance, operating models, compensation systems, objectives and strategic opportunities and challenges. They also discussed how the two companies might align on such subjects as executive leadership, brand, name, business model, board structure and headquarters, among other things. The representatives of each of Pinnacle and Synovus concluded that the potential alignment of the two companies merited further discussion. No specific transaction proposal was made at this time.
On May 15, 2025, the Pinnacle board met in a specially-called meeting to discuss and consider the possibility of a business combination between Pinnacle and Synovus. Representatives of Centerview, Sullivan & Cromwell and Bass Berry attended the meeting. Mr. Turner provided an overview of Synovus, including its leadership team, business, financial position and market presence and updated the Pinnacle board on the preliminary discussion between management of both companies regarding a potential combination. Mr. Turner also discussed with the Pinnacle board Mr. Blair’s record as Chairman, Chief Executive Officer and President of Synovus and his view that Mr. Blair had the experience and skillset required to succeed as Chief Executive Officer of the combined company. Representatives of Centerview then discussed with the Pinnacle board the strategic options available to Pinnacle as the board considered the consequences of approaching $100 billion in total assets and succession planning for Messrs. Turner and McCabe as Chief Executive Officer and Chairman, respectively, of Pinnacle. The Pinnacle board discussed and considered the changes in regulatory position that made a potential combination with Synovus a more attractive and feasible transaction, the result of outreach by Pinnacle, including the effect of the continued relatively high market capitalization of Pinnacle, and the absence of inbound inquiries. The Pinnacle board also discussed with Centerview whether there were likely to be purchasers for a combined company. In addition, Centerview discussed alternative merger counterparties and the potential financial and strategic risks and benefits of each. Following this discussion, the Pinnacle board discussed the key benefits and risks of engaging in a transaction with Synovus, including with respect to business model, scale, synergies, talent and retention, risk management and technology. There was a discussion of potential outcomes, including estimated cost savings, from a potential transaction with Synovus, and the Pinnacle board reviewed illustrative pro forma financial and market capitalization information. Representatives of Sullivan & Cromwell then discussed certain legal considerations applicable to the Pinnacle board’s evaluation of a potential combination with Synovus, including the current regulatory environment and the consequences of engaging in a transaction that would result in the combined company having more than $100 billion of total assets.
Following these discussions, the Pinnacle board supported continued discussions with representatives of Synovus regarding a potential transaction but on the basis that Synovus agreed that the combined company adopt Pinnacle’s business model, including the compensation approach, which the Pinnacle board believed was responsible for Pinnacle’s industry-leading financial results. Mr. Turner advised the Pinnacle board that he was committed to that condition At subsequent board meetings, Mr. Turner advised the Pinnacle board that he and Mr. Blair had agreed to this business model.
Also on May 15, 2025, the Synovus board met in a regularly scheduled meeting. During this meeting, Mr. Blair discussed a potential transaction with Pinnacle in the context of the board’s prior discussions regarding potential strategic alternatives and how it compared to Synovus’ standalone plan. He also summarized his preliminary discussions with Pinnacle, including his preliminary views on the fit between the companies with respect to culture, philosophies, business strategies, governance, operating models, compensation systems, objectives and strategic opportunities and challenges. The board discussed the strategic rationale for a proposed transaction, including, among other things, the opportunity to adopt Pinnacle’s successful high growth model and accelerate growth. The board also considered the importance of scale to continue to successfully compete for bankers and customers with larger banks with an increasing focus on the Southeast, the complementary nature of the two organizations and the attractive financial profile of a potential combination. Mr. Blair also discussed the potential financial terms of a potential business combination transaction with Pinnacle as well as conversations with Pinnacle regarding executive leadership, brand, business model, board structure and headquarters and the board discussed its views on these key issues, including the importance of a carefully balanced board and governance structure. The Synovus board directed Mr. Blair to continue discussions with Mr. Turner, including with respect to the key issues identified by the board.
On May 16, 2025, Mr. Turner and Mr. Blair spoke by telephone. They discussed the results of their respective board meetings and their companies, including their respective cultures, philosophies, business strategies, governance, operating models, compensation systems, commitments to their communities with a particular focus on their headquarter communities of Columbus, Georgia and Nashville, Tennessee, respectively, objectives and strategic opportunities and challenges, and how the two companies might align. Mr. Turner and Mr. Blair agreed on two fundamental principles for a potential transaction. First, that any transaction would be structured to fully integrate the two companies, including their management and employees. Second, that Pinnacle’s business model, including its geographic structure, hiring philosophy and compensation system, which Mr. Turner believed had been a key contributor to Pinnacle’s growth and shareholder returns, would be the business model for the combined organization. No specific business combination proposal was made during this discussion.
Later that day, Mr. Turner delivered a written proposal to Mr. Blair reflecting Pinnacle’s proposed transaction terms. The proposal provided that Pinnacle would be the legal acquirer in the merger and included a fixed exchange ratio of 0.4895 shares of Pinnacle common stock for each share of Synovus common stock (representing, at that time, a 10% premium to holders of Synovus common stock based on the closing share price of Synovus common stock on May 15, 2025 and a 12% premium to a 30-day volume-weighted average share price of Pinnacle and Synovus common stock). The proposed exchange ratio would have resulted in Pinnacle shareholders owning 53% of the combined company and Synovus shareholders owning 47% of the combined company. Under the terms of Pinnacle’s proposal, the combined company board would consist of 14 directors with 8 legacy Pinnacle directors and 6 legacy Synovus directors. Messrs. Blair and Gregory would serve as Chief Executive Officer and Chief Financial Officer, respectively, with Mr. Turner serving as executive Chairman. The combined company would retain the Pinnacle name and be headquartered in Nashville, Tennessee.
In light of these initial meetings and discussions, both companies agreed that further discussions would be facilitated by the exchange of nonpublic information. Accordingly, Pinnacle and Synovus executed a mutual nondisclosure agreement on May 16, 2025 which included a mutual exclusivity period that would expire on June 30, 2025.
On May 17, 2025, Mr. Blair responded to Mr. Turner with Synovus’ proposed transaction terms. Synovus’ counterproposal contemplated a fixed exchange ratio of 0.5109 shares of Pinnacle common stock for each share of Synovus common stock (representing, at that time, a 15% premium to holders of Synovus common stock based on the closing share price of Synovus common stock on May 16, 2025 and a 16.4% premium to a 30-day volume-weighted average share price of Pinnacle and Synovus common stock). The proposed exchange ratio would have resulted in Pinnacle shareholders owning 52% of the combined company and Synovus shareholders owning 48% of the combined company. Under the terms of Synovus’ proposal, the combined company board would consist of 14 directors equally split between 7 legacy Pinnacle directors and 7 legacy Synovus directors, with Synovus selecting the lead independent director. Synovus’ proposal contemplated that Mr. Blair would succeed Mr. Turner as Chairman of the combined company board two years after the closing of the merger and that the combined company would be headquartered in Atlanta, Georgia.
On May 18, 2025, Mr. Turner responded to Synovus’ May 17 proposal indicating that Pinnacle was willing to modestly improve the premium offered to Synovus shareholders reflected in the exchange ratio and agree to a combined company board consisting of 13 directors with 7 legacy Pinnacle directors and 6 legacy Synovus directors. Shortly thereafter, Mr. Blair responded to Mr. Turner’s revised proposal by stating that Pinnacle’s latest terms were not acceptable to Synovus.
On May 23, 2025, Mr. Turner shared an updated proposal with Mr. Blair proposing that the headquarters of the combined company would be located in Atlanta, Georgia and the headquarters of the combined bank would be located in Nashville, Tennessee. The proposal further provided that Mr. Blair would succeed Mr. Turner as Chairman of the combined company no later than three years after the closing of the merger and that a supermajority of the combined company board would be required to remove Mr. Blair and Mr. Turner from their positions.
On May 26, 2025, Mr. Blair informed Mr. Turner that Synovus would agree to a fixed exchange ratio based on a 13% premium to Synovus’ share price and that additional discussion was needed on the combined company’s board and committee composition and the role and tenure of the chairman position.
On June 1 and 2, 2025, Messrs. Turner, Blair, Carpenter and Gregory met on two separate occasions in London, England during an industry conference and continued to negotiate the terms of the potential transaction.
On June 4, 2025, Messrs. Blair and Gregory and representatives of Morgan Stanley met with Messrs. Turner and Carpenter and representatives of Centerview in Nashville, Tennessee to discuss the terms of the potential combination and a potential timeline for a transaction. During this meeting, Pinnacle maintained its prior proposal of a fixed exchange ratio of 0.4895 shares of Pinnacle common stock for each share of Synovus common stock (representing, at that time, an 8.8% premium to holders of Synovus common stock based on the closing share price of Synovus common stock on June 3, 2025). At the meeting, Synovus stated that, if Synovus was not the surviving company in a merger of Pinnacle and Synovus, Synovus proposed that the transaction should be structured as a simultaneous merger of both Pinnacle and Synovus into a newly formed, jointly owned Georgia corporation (“Newco”) with Newco as the surviving entity, so that neither Pinnacle nor Synovus would be the legal “survivor” in the merger. Synovus explained that the structure was consistent with a merger of equals and that the purpose of the Newco structure was to allow representatives of Synovus to have the leading role in the regulatory application process with respect to the merger based on Mr. Blair’s role as the Chief Executive Officer of the combined company as well as the significant amount of work that Synovus had done in preparation of crossing the $100 billion asset threshold.
A special meeting of the Pinnacle board was held later that day with representatives of Centerview, Sullivan & Cromwell and Bass Berry to consider the ongoing discussions between Pinnacle and Synovus management regarding the terms of the potential business combination. Mr. Turner and representatives of Centerview updated the Pinnacle board on the recent discussions with Mr. Blair regarding the key terms of the potential business combination, including the fixed exchange ratio, the combined company board composition, the headquarters of the combined company and the combined bank and the commitments to Nashville, Tennessee. The Pinnacle board discussed the transaction timeline and potential announcement dates. Following a lengthy discussion, the Pinnacle board expressed its support for Mr. Turner to continue to negotiate the terms of the potential business combination transaction between Pinnacle and Synovus.
On June 5, 2025, the executive committee of the Synovus board held a special meeting at which Mr. Blair provided an update to the committee with respect to the potential combination with Pinnacle, including, among other things, the material issues under negotiation with Pinnacle, as well as expectations regarding due diligence, costs and the governance of the combined company. Following discussion, the committee directed Mr. Blair to continue discussions with Pinnacle, including negotiation of the key terms with Pinnacle for the Synovus board to evaluate.
On June 10, 2025, the Human Resources and Compensation Committee of the Pinnacle board held a special meeting that was attended by representatives of Sullivan & Cromwell and McLagan, an Aon company, Pinnacle’s compensation consultant. The representatives of Sullivan & Cromwell reviewed and discussed with the Committee the transaction and its impact on both parties’ outstanding equity awards and employment and change in control arrangements.
On June 12, 2025, the Synovus board met in a regularly scheduled meeting at which it discussed the potential combination transaction with Pinnacle. The meeting was attended by representatives of Wachtell Lipton and Morgan Stanley. In the course of this discussion, the board, considered, among other things, the opportunity for the potential transaction to accelerate Synovus’ execution of its strategic priorities; the strategic and cultural alignment of Synovus and Pinnacle; the expected financial benefits of the transaction relative to Synovus’ standalone prospects for organic growth, including with respect to prospective cost savings and enhanced capital generation; the importance of scale to future growth and innovation as well as the enhanced scale and reach that would benefit the combined company, including with respect to the attraction and retention of talent as well as technology investment; that the combined company would adopt Pinnacle’s busines model, including its compensation approach; diversification of revenue mix and expansion of product offerings; the perception in the financial services industry of increasing openness of regulators to large-scale bank consolidation; Synovus’ track record of successful integrations and its readiness to execute; Synovus’ strong risk management and robust compliance framework; Synovus’ preparations to succeed as a large financial institution when it crossed the $100 billion total assets threshold; and the benefits of Pinnacle’s model for creating loan and deposit growth; as well as risks related to integration, achievement of costs savings and the combined company’s transition to LFI status. Representatives of Wachtell Lipton discussed the current bank regulatory environment, the implications of transitioning to LFI status by crossing $100 billion in assets and the process and timeline for obtaining the required approvals by bank regulators. Representatives of Wachtell Lipton summarized the directors’ fiduciary duties in connection with their evaluation of a potential transaction and discussed various legal, social and governance considerations for the Synovus board to consider in the context of a merger of equals transaction. Following discussion, representatives of Morgan Stanley discussed with the board certain preliminary financial information relating to the pro forma financial impacts of the transaction, as well as an overview of the anticipated due diligence process. Mr. Blair explained that significant progress had been made in recent discussions with alignment that the premium would be between 12% to 13%, that Mr. Turner appeared open to a defined two-year role as chair in a non-executive capacity followed by a consulting role and that Pinnacle would have an 8 to 7 initial board majority with retirements over the first two years, but that there were still significant open issues. Mr. Blair explained that the parties had originally targeted a potential signing at the end of June but that it was highly unlikely that Synovus would be ready to proceed by that date given the need to resolve those open issues and conduct thorough diligence.
The Synovus board discussed that while the strategic rationale and financial metrics for a combination were compelling, it would be critical for the board to understand the strategic plan for addressing the potential risks associated with this type of transaction, including the pitfalls experienced by other recent large merger of equals transactions. Mr. Blair explained his perspective on factors that he believed would be important to distinguish a Synovus and Pinnacle combination from other recent merger of equals transactions, including having clear and continuous leadership from day 1, the need to make difficult decisions early in the process including with respect to operating model and talent and clearly communicating those decisions, cultural fit between the institutions and taking the best of both institutions. Mr. Blair then discussed the remaining outstanding open issues and questions. The Synovus board discussed these open issues and expressed its view that these open issues should be resolved before moving forward with the transaction and commencing a more detailed due diligence process, including opening a virtual dataroom. The board also discussed that if it continued to pursue a potential transaction with Pinnacle, it would be critical to continue to assess the potential combination relative to its other strategic alternatives, including with the assistance of Morgan Stanley, which would be discussed at a future meeting of the board.
Following the Synovus board meeting, Mr. Blair spoke to Mr. Turner regarding the need to resolve key open issues, including operating model and talent decisions, as well as key transaction terms, prior to Synovus being willing to proceed to a more detailed mutual diligence process. Mr. Blair and Mr. Turner agreed to pause further work on the transaction by their respective teams until they had made progress on these open issues and agreed to move forward. Mr. Blair and Mr. Turner agreed to meet to discuss the open issues on June 20, 2025.
On June 16-17, 2025, the Pinnacle board held its annual two-day strategic planning retreat at which, among other things, it continued its discussions regarding the potential business combination. Representatives of Centerview, Sullivan & Cromwell and Bass Berry attended the retreat. Mr. Turner and representatives of Centerview updated the Pinnacle board on the discussions between Pinnacle and Synovus regarding the key transaction terms, including the fixed exchange ratio, the number of Pinnacle and Synovus directors that would serve on the board of directors of the combined company and the headquarters of the combined company and bank and Mr. Blair’s request to pause transaction work until the parties had aligned on certain outstanding issues. Following this discussion, Centerview summarized a possible transaction timeline, and the Pinnacle board discussed the general landscape for financial services mergers and acquisitions and the operating environment for financial institutions. In addition, with the assistance of Centerview and Sullivan & Cromwell, the Pinnacle board considered the market backdrop and the competitive landscape in which any transaction would occur and discussed the relative performance of publicly traded stocks of financial institutions compared to the broader market; the relative growth of the largest U.S. banks compared to U.S. regional banks; the strategies driving the growth of the largest U.S. banks; and the current bank regulatory environment. The non-employee members of the Pinnacle board met in executive session during the retreat with representatives of Centerview, Sullivan & Cromwell and Bass Berry to discuss the potential combination of Pinnacle and Synovus, during which the Pinnacle board members expressed support for Mr. Turner and Pinnacle’s financial and legal advisors to continue to negotiate the terms of a potential business combination of Pinnacle and Synovus.
One June 20, 2025, Messrs. Blair and Turner met to discuss open questions of importance to the combined company, including, among other things, with respect to transaction structure, board and executive leadership, culture, operating model, talent decisions and anticipated cost savings. At the conclusion of the meeting, Messrs. Blair and Turner agreed to continue transaction discussions and that the parties would negotiate a summary of key transaction terms and would continue to pause opening datarooms and commencing the next phase of due diligence until these transaction terms had been agreed.
On June 26, 2025, Mr. Blair sent a proposed non-binding term sheet to Mr. Turner, which set forth the proposed key terms of the potential transaction including a fixed exchange ratio with a 12% premium based on a 10-day volume weighted average price, the Newco transaction structure, the name, headquarters and branding of the combined company and combined bank and the management, governance and board composition of the combined company.
On June 28, 2025, Mr. Turner sent a revised draft of the proposed non-binding term sheet to Mr. Blair setting forth Pinnacle’s comments on the proposed key terms of the potential transaction, including an 11.5% premium based on a 30-day volume weighted average price and a willingness to accept the Newco transaction structure.
On June 30, 2025, the Synovus board held a meeting during which. Mr. Blair provided an update regarding the ongoing discussions with Pinnacle and the negotiation of the key terms. The board also discussed among other things, the expansion by large banks into the Southeast United States and that a combination offered the potential to accelerate Synovus’ growth and enable it to remain competitive in light of these dynamics. The board also discussed certain risks and costs related to the proposed transaction, including regulatory considerations associated with the transition to LFI status and the combined company’s preparedness and anticipated transaction costs and cost savings associated with the transaction. The board also received reports from members of Synovus management regarding, among other things, Synovus’ ongoing assessment of Pinnacle’s operating models, human resources, risk management, technology and operations as well as the compatibility of the two companies with respect thereto based on publicly available information. The board directed management to continue to negotiate with Pinnacle to resolve open issues in advance of moving forward with the next phase of due diligence and transaction negotiations.
On July 1, 2025, the Pinnacle executive committee met and discussed with Mr. Turner the term sheet and the status of discussions with Synovus regarding the terms of the potential business combination. After a lengthy discussion, including with respect to the exchange ratio and the governance and executive officers of the combined company, the Pinnacle executive committee reiterated its continued support for Mr. Turner to continue to negotiate the terms of the proposed business combination of Pinnacle and Synovus.
Also on July 1, 2025, Synovus formally engaged Morgan Stanley as Synovus’ lead financial advisor in connection with the potential transaction.
The parties continued to negotiate the term sheet through July 3, 2025, the date on which the parties reached agreement on the key terms of the potential transaction and executed the non-binding term sheet. The term sheet reflected the agreement of the parties that, among other things, the fixed exchange ratio would reflect an 11.5% premium to holders of Synovus common stock based on a 30-day volume weighted average share price of Synovus common stock ending on the last unaffected trading day prior to the announcement of the transaction, the combined company board would consist of 15 directors with 8 legacy Pinnacle directors and 7 legacy Synovus directors, Mr. Turner would initially serve as Chairman in a non-executive capacity for two years followed by a consulting role, Mr. McCabe would initially serve as Vice Chairman for one year, the respective compensation and other transaction related payments to Messrs. Turner and McCabe in connection with such roles, Mr. Blair would succeed Mr. Turner as Chairman of the combined company no later than two years after the closing of the merger, Synovus would select the lead independent director, supermajority protections regarding certain governance provisions (including removal of Mr. Blair or Mr. Turner), the transaction would be structured as a simultaneous merger of both Pinnacle and Synovus into Newco, and, following the merger of Synovus Bank into Pinnacle Bank, the headquarters of the combined company would be located in Atlanta, Georgia and the headquarters of the combined bank would be located in Nashville, Tennessee. The term sheet also provided for an extension of the exclusivity period set forth in the mutual nondisclosure agreement to July 31, 2025.
Following the finalization of the term sheet, on July 3, 2025, each party opened a virtual data room to the other party containing additional due diligence information.
On July 9, 2025, Sullivan & Cromwell delivered an initial draft of the merger agreement to Wachtell Lipton, which contemplated an all-stock merger consistent with the agreed term sheet. During the period through July 24, 2025, the parties continued to negotiate the terms of, and exchanged drafts of, the merger agreement and related documentation.
Through July 23, 2025, Pinnacle’s and Synovus’ management teams and their respective financial and legal advisors continued to conduct due diligence and to negotiate and finalize the merger agreement and other transaction documents.
On July 15, 2025, the Pinnacle board held a regularly scheduled meeting, at which it discussed the agreed terms of the business combination set forth in the executed nonbinding term sheet and the proposed timeline for finalizing the negotiations of the merger agreement. The Pinnacle board discussed that, during the course of the discussions between Pinnacle and Synovus, no other banking institution approached Pinnacle about an acquisition or merger transaction and that Pinnacle’s outreach to several larger institutions from mid-2024 through the end of February 2025 did not result in any expression of interest in proceeding with transaction discussions. The Pinnacle board also discussed the regulatory approval process for the proposed business combination and the potential timeline for receiving the required approvals. The non-employee members of the Pinnacle board also met separately with a representative from Bass Berry to discuss the transaction during which they expressed their continued support for the transaction.
On July 18, 2025, the Synovus board held a regularly scheduled meeting, which was attended by representatives of Wachtell Lipton and Morgan Stanley and at which the board reviewed the key terms of the potential transaction set forth in the final term sheet with Pinnacle, including with respect to the premium to be received by Synovus shareholders in the potential transaction as well as the composition of the combined company’s board of directors and executive leadership team. Representatives of Morgan Stanley led the board through a discussion of potential strategic paths and related considerations against the backdrop of their outlook on the banking industry, including the expectation in the financial industry of a significant increase in large-scale bank consolidation activity over the next couple of years. The strategic paths reviewed by representatives of Morgan Stanley were (1) continuing to execute on its standalone plan focused on organic growth, (2) smaller acquisitions, (3) combining with a bank of similar size or (4) an acquisition by a larger bank. The board, with the assistance of representatives of Morgan Stanley, reviewed the relative prospects for each of those alternatives to enable increased scale and value creation for Synovus shareholders. The board discussed the success that Synovus had experienced in the execution of its stand-alone strategy under Mr. Blair and the management team and its belief that its prospects for continued organic growth remained strong as well as the risk that competition in the Southeast could increase as a result of consolidation activity and constraints on the standalone company’s ability to significantly increase scale organically or through small acquisitions. Representatives of Morgan Stanley also reviewed potential acquisition targets, merger partners and large bank acquirers, including potential merger partners’ geographic and business model fit with Synovus and certain preliminary financial considerations including an analysis of potential large bank acquirers’ ability to pay based on pro forma financial metrics. As part of the evaluation of certain preliminary financial considerations, representatives of Morgan Stanley reviewed the pro forma dilution and earnback that various large bank acquirers would experience in a transaction with Synovus under different illustrative scenarios and based on certain assumptions and the limiting effect those metrics would have on the financial terms that such banks may be willing to offer. Representatives of Morgan Stanley reviewed with the board certain preliminary financial information relating to the pro forma financial positioning of the combined company relative to Synovus as a standalone company. Representatives of Morgan Stanley also discussed with the board the potential for the combination with Pinnacle to improve the ability of the combined company to make additional acquisitions, relative to Synovus on a standalone basis, with the potential to become a more attractive acquisition target to larger banks. The board discussed, based on its review of the alternatives, its belief that the combination with Pinnacle had the potential to create more long-term value for shareholders compared to the other alternatives. The board also received reports from members of Synovus management regarding the due diligence review of Pinnacle to date, with respect to, among other things, finance, risk, human resources, organizational model and technology operations and opportunities and risks identified in diligence, including with respect to integration, and potential mitigants to address identified risks.
From July 18 through July 23, 2025 the parties and their respective counsel exchanged draft letter agreements containing the terms of the post-merger service arrangements of Messrs. Turner and Mr. McCabe that would be entered into by Pinnacle and Pinnacle Bank (as described under “—Interests of Certain Pinnacle Directors and Executive Officers in the Merger” beginning on page 23) and draft employment agreements containing the terms of the post-merger employment arrangements of Messrs. Blair and Gregory that would be entered into by Synovus and Synovus Bank (as described under “—Interests of Certain Synovus Directors and Executive Officers in the Merger” beginning on page 24). The agreements governed key aspects of such arrangements, including the roles of Mr. Turner, Mr. Blair, Mr. McCabe and Mr. Gregory, as well as their respective proposed compensation, in each case following the closing of the merger.
On the afternoon of July 22, 2025, Bloomberg published an article reporting, without naming Pinnacle, that Synovus was considering a potential merger. In response to this and other related news articles, Pinnacle and Synovus agreed that the parties would work together to try to finalize negotiations and announce the transaction one to two business days earlier than planned. Later that day, management of each of Synovus and Pinnacle, and their respective financial advisors, fixed the calculation of the exchange ratio for the merger agreement reflecting an 11.5% premium to holders of Synovus common stock based on the 30-day volume weighted average share price of Synovus common stock ending on July 21, 2025, the last unaffected trading day prior to the Bloomberg report, consistent with the term sheet. The management of each company determined to propose to its respective board of directors the resulting exchange ratio of 0.5237 shares of Pinnacle common stock for each share of Synovus common stock in an all-stock merger.
In the morning of July 23, 2025, the Human Resources and Compensation Committee of the Pinnacle board held a special meeting that was attended by representatives of Sullivan & Cromwell, Bass Berry and McLagan. The representatives of Sullivan & Cromwell reviewed and discussed with the Committee the terms of (i) the proposed treatment of Pinnacle’s outstanding equity awards, including those with performance-based vesting criteria under the merger agreement, (ii) a draft letter agreement to be entered into between Mr. Turner, Pinnacle and Pinnacle

Bank regarding his service with the combined company and combined bank upon the closing of the merger, (iii) the employment arrangements of Messrs. Blair and Gregory with the combined company and combined bank upon the closing of the merger; and (iv) a draft letter agreement to be entered into between Mr. McCabe, Pinnacle and Pinnacle Bank regarding his employment and service with the combined company and combined bank upon the closing of the merger (in each case, as further described under “—Interests of Certain Pinnacle Directors and Officers in the Merger” beginning on page 23). Following a discussion with representatives of Sullivan & Cromwell and McLagan, the Human Resources and Compensation Committee unanimously approved items (i), (ii) and (iii) of the foregoing matters.
On July 23, 2025, the Compensation and Human Capital Committee of the Synovus board held a meeting attended by representatives of Wachtell Lipton and Meridian Compensation Partners, the Committee’s compensation consultant. The Committee reviewed and considered, among other items, (i) the proposed treatment of Synovus’ outstanding equity awards, including those with performance-based vesting criteria, under the merger agreement, (ii) a draft employment agreement to be entered into among Mr. Blair, Synovus and Synovus Bank regarding Mr. Blair’s employment with the combined company and combined bank upon the closing of the merger, (iii) a draft employment agreement to be entered into among Mr. Gregory, Synovus and Synovus Bank regarding Mr. Gregory’s employment with the combined company and combined bank upon the closing of the merger, and (iv) the terms of a proposed transaction-related retention program (in each case, as further described under “—Interests of Certain Synovus Directors and Officers in the Merger” beginning on page 24). Following a discussion with representatives of Wachtell Lipton and Meridian, the Compensation and Human Capital Committee unanimously approved, and recommended to the board for approval, each of the foregoing matters. The Committee also discussed the terms of Mr. Turner’s and Mr. McCabe’s letter agreements that had been approved by the Pinnacle Human Resources and Compensation Committee including the amounts payable thereunder to Messrs. Turner and McCabe.
Also on July 23, 2025, the Synovus board held a regular meeting, which was the first part of a scheduled two day meeting to review the potential combination with Pinnacle. The board discussed the recent media speculation regarding a transaction involving Synovus and the timeline and preparation for a potential announcement of a transaction. Senior management also noted that Synovus had not received any inbound interest from any other potentially interested party regarding a combination with or acquisition of Synovus following the Bloomberg article. At the meeting, the board received detailed reports from Synovus management regarding the thorough due diligence review of Pinnacle conducted over the prior several weeks, including with respect to organizational and go-to-market model, human resources, technology and operations, risk management, and legal matters, and the board engaged in a discussion of the opportunities and risks identified during the diligence process including with respect to the integration, and potential mitigants to address the risks. The board also discussed brand strategy and the high importance of the company’s continuing commitment to the community of Columbus, Georgia.
On July 24, 2025, the Synovus board held the second part of its two-day meetings to review the potential combination with Pinnacle. Prior to the commencement of the board meeting, Mr. Turner met with the Synovus directors and discussed and answered questions regarding the underlying strategic rationale for the proposed business combination, the Pinnacle business model, and the integration of the two companies. Mr. Turner then departed and the board meeting began. Representatives of Wachtell Lipton and Morgan Stanley attended the meeting. Representatives of Wachtell Lipton summarized the background of negotiations and their views on the resolution of the governance and social issues that had been discussed at prior board meetings, as well as the anticipated timeline for the regulatory approval process and reviewed the directors fiduciary duties. Representatives of Wachtell Lipton also summarized the material terms of the merger agreement and employment agreements to be entered into by Synovus and Synovus Bank with Mr. Blair and Mr. Gregory that had been approved by the Synovus Compensation and Human Capital Committee regarding their service with the combined company and also summarized the letter agreements to be entered into by Pinnacle and Pinnacle Bank with Mr. Turner and Mr. McCabe that had been approved by the Pinnacle Human Resources and Compensation Committee including the compensation that would be payable to Mr. Turner and Mr. McCabe under those agreements. Synovus management led a discussion summarizing its views on the compelling strategic rationale and benefits of the transaction as well as the risks associated with the transaction and its plan for addressing those risks. The board engaged in discussion with management regarding how the transaction was differentiated from recent larger merger of equals transactions. The board expressed its view that the carefully balanced board and senior management leadership structure was a significant differentiating factor and its belief that the executive leadership team for the combined company being led by Mr. Blair with support from Synovus executives in the key roles of Chief Financial Officer, Chief Legal Officer, Chief Operating Officer and Chief Risk Officer had the requisite experience and skill to be able to successfully address the integration and execution challenges associated with a merger of equals transaction as well as the enhanced regulatory requirements associated with LFI status. Representatives of Morgan Stanley reviewed and discussed its financial analyses with respect to the proposed Synovus exchange ratio. Thereafter, at the request of the Synovus board, Morgan Stanley rendered its oral opinion to the Synovus board (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion dated the same date) that, as of July 24, 2025 and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Morgan Stanley as set forth in its written opinion, the Synovus exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Synovus common stock other than Pinnacle and its affiliates. The full text of Morgan Stanley’s opinion, which describes, among other things the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Morgan Stanley in connection with the opinion, is attached as Annex C. Throughout the meeting, the directors discussed at length the potential advantages and risks to Synovus of the proposed merger, including the factors described under “—Synovus’ Reasons for the Merger; Recommendation of the Synovus Board of Directors” beginning on page 21, and Synovus’ executive team, and representatives of each of Wachtell Lipton and Morgan Stanley addressed a number of questions from directors. At the conclusion of the meeting, the Synovus board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Synovus and its shareholders and declared it advisable to enter into the merger agreement and (ii) adopted and approved the merger agreement and the transactions contemplated thereby, including the merger.
On July 24, 2025, Pinnacle and Centerview entered into an engagement letter to formally engage Centerview as Pinnacle’s lead financial advisor in connection with the proposed transaction.
Also on July 24, 2025, the Pinnacle board held a special meeting to consider the negotiated terms of the proposed merger and the entry into the merger agreement by Pinnacle. Representatives of Centerview, Sullivan & Cromwell and Bass Berry attended the meeting. Mr. Turner updated the Pinnacle board on the status of the negotiations and advised that the negotiations of the merger agreement and other definitive transaction documents were complete, including the proposed final exchange ratio of 0.5237 shares of Pinnacle common stock for each share of Synovus common stock. Pinnacle’s management then summarized Pinnacle’s due diligence and risk assessment of the proposed business combination. Among the specific areas of due diligence reviewed were credit, asset-liability sensitivity, executive employee arrangements, anti-money laundering, and other legal, regulatory and compliance issues. Centerview reviewed its financial analysis summarized below under “—Opinion of Pinnacle’s Financial Advisor” on page 21 and rendered to the board the oral opinion of Centerview, subsequently confirmed by delivery of a written opinion attached to this joint proxy statement/prospectus as Annex B, to the effect that, that as of the date of Centerview’s written opinion and subject to the matters set forth therein, the Pinnacle exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders Pinnacle common stock (other than certain excluded shares). Representatives of Sullivan & Cromwell then summarized the directors’ fiduciary duties and the negotiated terms of the merger agreement, and summarized the service and employment arrangements for Messrs. Turner, McCabe, Blair and Gregory. Messrs. Blair and Gregory joined a portion of the meeting and discussed and answered questions relating to their professional experience, Synovus’ business model, their belief in the underlying strategic rationale for the proposed business combination, Synovus’ excitement for the adoption of the Pinnacle business model by the combined company and the support of Synovus’ board of directors for the proposed business combination. Sullivan & Cromwell then described the resolutions the Pinnacle directors would be asked to consider if they were to approve the merger. Throughout the meeting, the directors discussed at length the potential advantages and risks to Pinnacle of the proposed merger, including the factors described under “—Pinnacle’s Reasons for the Merger; Recommendation of the Pinnacle Board of Directors” beginning on page 21, including that, during the course of the discussions between Pinnacle and Synovus, no other banking institution approached Pinnacle about an acquisition or merger transaction, and the board’s belief that if any other bank were seriously interested in acquiring Pinnacle, that bank would have already approached Pinnacle, and that Pinnacle’s outreach to several larger institutions from mid-2024 through the end of February 2025 did not result in any expression of interest in proceeding with transaction discussions.

Throughout the meeting, Pinnacle’s executive team, Centerview and Sullivan & Cromwell addressed a number of questions from directors. At the conclusion of the meeting, the Pinnacle board unanimously approved the resolutions, including approving the proposed merger and entry into the merger agreement by Pinnacle.
Following the meetings of the Pinnacle board and the Synovus board on July 24, 2025, and after finalizing the merger agreement, Pinnacle and Synovus executed the merger agreement in the afternoon of July 24, 2025. The transaction was announced shortly after execution on July 24, 2025 in a press release jointly issued by Pinnacle and Synovus.
Pinnacle’s Reasons for the Merger; Recommendation of Pinnacle’s Board of Directors
After careful consideration, the Pinnacle board, at a special meeting held on July 24, 2025, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are consistent with, and will further, the business strategies of Pinnacle and are fair and in the best interests of Pinnacle and its shareholders, and (ii) adopted and approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the Pinnacle board unanimously recommends that the Pinnacle shareholders vote “FOR” the Pinnacle merger proposal, “FOR” the Pinnacle compensation proposal and “FOR” the Pinnacle adjournment proposal.
In reaching the decision to approve the merger agreement, and to adopt the plan of merger and recommend approval of the plan of merger by Pinnacle’s shareholders, the Pinnacle board evaluated the merger agreement, the merger and the other matters contemplated by the merger agreement in consultation with Pinnacle’s executive team, as well as with Pinnacle’s legal and financial advisors, and considered a number of factors, including the following:
•
each of Pinnacle’s and Synovus’ business, operations, financial condition, stock performance, asset quality, earnings and prospects, and legal and regulatory compliance. In reviewing these factors, including the information obtained through due diligence, the Pinnacle board considered Synovus’ financial condition and asset quality; that Pinnacle’s and Synovus’ respective businesses, operations and risk profiles complement each other; that the companies’ separate earnings and prospects create the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to Pinnacle’s earnings and prospects on a standalone basis;

•	the combined company’s position as one of the largest financial services organizations in the Southeast in terms of total consolidated assets, loans, deposits and revenues;
•	the compatibility of Pinnacle’s and Synovus’ cultures, client-service models and credit philosophies;
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the current environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on Pinnacle’s and the combined company’s potential growth, development, productivity and strategic options;

•
the governance structure for the combined company, including that the board of directors of the combined company would contain substantial representation from both Pinnacles’ and Synovus’ boards and that Mr. Turner would serve for two years as Chairman of the boards of the combined company and the combined bank;

•	Mr. Blair’s record as Chairman, Chief Executive Officer and President of Synovus and that Mr. Blair would serve as Chief Executive Officer and President of Pinnacle and succeed Mr. Turner as Chairman;
•	Mr. McCabe’s service as Chief Banking Officer of the combined company for one year after the merger, which the Pinnacle board regarded as a crucial period for the integration of the two companies;
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the two companies’ agreement that the Pinnacle business model, including geographic structure, hiring philosophy and compensation system, which had been a key contributor to Pinnacle’s growth and shareholder returns, would be the business model for the combined company;

•	the two companies’ approach to dealing with management, integration and other issues that can arise in a merger of equals transaction;
•	Mr. Blair’s confirmation to the board that he intended to maintain the Pinnacle business model;
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the lack of interest that Pinnacle had received from financial institutions in acquiring Pinnacle, including following the outreach Pinnacle conducted in mid-2024 and then in the period between November 2024 and the end of February 2025, and their inability to pay a meaningful premium;

•
counsel’s advice that the regulatory regime for banks that held $100 billion in assets was not likely to be a significant obstacle to regulatory approval of the merger, and, further, that the requirements of this regulatory regime were likely to be eased but that, for purposes of conservatism, the financial projections assumed full implementation of the requirements;

•
the fact that the Federal Reserve Board has reported that approximately two-thirds of U.S. large financial institutions or “LFIs” have had examination ratings that made them presumptively ineligible for acquisitions and that a recent Federal Reserve Board proposal to modify the LFI ratings regime would not significantly increase the number of eligible financial institutions;

•	Pinnacle’s past records of integrating acquisitions and of realizing expected financial and other benefits of such acquisitions;
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the anticipated pro forma financial impact of the merger on the combined company, including earnings, dividends, return on tangible common equity, tangible book value dilution (and earn-back period), asset quality, liquidity and regulatory capital levels;

•	the expectation that the transaction would be generally tax-free for United States federal income tax purposes to Pinnacle’s shareholders;
•	the strategic opportunities that were likely to be available to the combined company after the merger;
•
the oral opinion of Centerview, subsequently confirmed in Centerview’s written opinion, to the effect that, as of the date of Centerview’s written opinion and subject to the matters set forth in its written opinion, the Pinnacle exchange ratio pursuant to the merger agreement was fair from a financial point of view to Pinnacle (other than certain excluded shares), as more fully described below in the section “—Opinion of Pinnacle’s Financial Advisor” beginning on page 21;

•	the fact that the exchange ratios would be fixed, which the Pinnacle board believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;
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the short-term and long-term social and economic effects on employees, customers and other constituents of Pinnacle and its subsidiaries, and on the communities within which Pinnacle and its subsidiaries operate;

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the agreement of Pinnacle and Synovus in the merger agreement that, for at least five years following the merger, the combined company will (i) continue to have a significant employee and operational presence in Nashville, Tennessee and Columbus, Georgia and (ii) maintain significant community engagement in the Nashville and Columbus metro areas following the merger not less than the current level of community engagement;

•
its review and discussions with Pinnacle’s executive team concerning the due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Synovus; and

•
its review with its financial advisors of the financial terms of the merger agreement and its review with its legal advisors of the other terms of the merger agreement, including the representations, covenants and termination provisions.

The Pinnacle board also considered the potential risks related to the transaction. The board concluded that the anticipated benefits of combining with Synovus were likely to outweigh these risks substantially. These potential risks included:
•	the diversion of management focus and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;

•	the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;
•	the risk that Pinnacle’s business model may not be successfully replicated by the combined company;
•	the possibility of encountering difficulties in successfully integrating the businesses, business models, compensation systems, operations and workforces of Pinnacle and Synovus;
•	certain anticipated merger-related costs;
•
the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received in a timely manner or at all or may impose unacceptable conditions;

•	the potential for legal claims challenging the merger;
•	the merger’s effect on the combined company’s regulatory capital levels; and
•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The foregoing discussion of the information and factors considered by the Pinnacle board is not intended to be exhaustive but includes the material factors considered by the board. In reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement, the Pinnacle board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board considered all these factors as a whole, including discussions with, and questioning of, Pinnacle’s management and Pinnacle’s independent financial and legal advisors, and overall considered the factors to support its determination.
For the reasons set forth above, the Pinnacle board determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Pinnacle and adopted and approved the merger agreement and the transactions contemplated by it.
In considering the recommendation of the Pinnacle board, you should be aware that certain directors and executive officers of Pinnacle may have interests in the merger that are different from, or in addition to, interests of shareholders of Pinnacle generally and may create potential conflicts of interest. The Pinnacle board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Pinnacle’s shareholders that they vote in favor of the Pinnacle merger proposal. See “The Merger—Interests of Certain Pinnacle Directors and Executive Officers in the Merger.”
It should be noted that this explanation of the reasoning of the Pinnacle board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 47.
Synovus’ Reasons for the Merger; Recommendation of Synovus’ Board of Directors
After careful consideration, the Synovus board, at a special meeting held on July 24, 2025, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Synovus and its shareholders and declared it advisable to enter into the merger agreement and (ii) adopted and approved the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the Synovus board unanimously recommends that the Synovus shareholders vote “FOR” the Synovus merger proposal, “FOR” the Synovus compensation proposal and “FOR” the Synovus adjournment proposal.
In reaching the decision to adopt and approve the merger agreement, and recommend approval of the merger agreement by Synovus’ shareholders, the Synovus board evaluated the merger agreement, the merger and the other matters contemplated by the merger agreement in consultation with Synovus’ executive team, as well as with Synovus’ legal and financial advisors, and considered a number of factors, including the following:
•
each of Synovus’ and Pinnacle’s business, operations, financial condition, stock performance, asset quality, earnings and prospects, and legal and regulatory compliance. In reviewing these factors, including the information obtained through due diligence, the Synovus board considered Pinnacle’s financial condition and asset quality; that Synovus’ and Pinnacle’s respective businesses, operations and risk profiles complement each other; that the companies’ separate earnings and prospects create the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to Synovus’ earnings and prospects on a standalone basis;
•
the current environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on Synovus’ and the combined company’s potential growth, development, productivity and strategic options;

•	the board’s consideration of the significant investments made by national and super-regional banks in the Southeast, where their scale has enabled them to attract deposits and talent;
•
the board’s review of strategic alternatives including Synovus’ stand-alone strategy, a sale to a larger institution, a merger with a company of comparable size or an acquisition of a smaller institution, and analysis of potential partners’ financial viability and ability to pay, strategic fit, likely interest and ability to execute and the Board’s belief that the combination with Pinnacle is the best alternative for Synovus and its shareholders;

•
the opportunity to accelerate Synovus’ execution of its strategic priorities, including in light of the Synovus board’s view of the importance of scale to future growth and innovation and the enhanced scale and reach that would benefit the combined company, including with respect to the attraction and retention of bankers and customers as well as technology investment;

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the combined company’s position as one of the largest financial services organizations in the Southeast in terms of total consolidated assets, loans, deposits and revenues with headquarters in Atlanta and Nashville, with the opportunity to become the leader in attracting top talent and commercial and business relationships in the region;

•
the opportunity to employ Pinnacle’s high growth business model at the combined company and to accelerate growth compared to the challenges to organic growth across the financial services industry and relative to Synovus’ standalone prospects;

•
the anticipated pro forma financial impact of the merger on the combined company, including earnings, dividends, return on tangible common equity, tangible book value dilution (and earn-back period), asset quality, liquidity and regulatory capital levels;

•	the opportunity for multiple uplift for Synovus shareholders based on the higher Pinnacle trading multiple associated with the successful execution of its high growth business model;
•	the fact that the exchange ratios would be fixed, which the Synovus board believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;
•
the fact that the fixed Synovus exchange ratio represents a 11.5% premium to the 30-day volume weighted average price, and a 10% premium (in each case on an unaffected basis calculated as of the last date prior to the July 22, 2025, Bloomberg article reporting that Synovus was considering a potential merger) and Synovus shareholders would own 48.5% of the combined company and participate in the future growth and synergies resulting from the transaction;

•	the expectation that the transaction would be generally tax-free for United States federal income tax purposes to Synovus’ shareholders;
•
the board’s thorough consideration of the risks and challenges associated with a merger of equals transaction and belief that the leadership, governance, cultural alignment and strategic plan of the combined company differentiated the transaction from other recent large merger of equals transactions in the financial services industry;

•	the compatibility of Synovus’ and Pinnacle’s cultures, client-service models and credit philosophies;

•
the governance structure for the combined company, including that the board of directors of the combined company would contain substantial representation from both Synovus’ and Pinnacle’s boards and the majority in favor of Pinnacle at closing would rebalance due to retirements during the first two years following closing, including that legacy Synovus directors would select the lead independent director while Mr. Turner serves as Chairman of the board;

•
the executive leadership structure for the combined company, including that Mr. Blair would serve as Chief Executive Officer and President of the combined company and succeed Mr. Turner as Chairman after two years and Mr. Blair’s record as Chairman, Chief Executive Officer and President of Synovus;

•
Mr. Turner’s role as Chairman in a non-executive capacity for two years and Mr. McCabe’s role as Vice Chairman and Chief Banking Officer of the combined company for one year after the merger which the Synovus board believed was the appropriate balance of providing transitional support during the integration while empowering Mr. Blair as the leader of the combined company following closing;

•	the role of the Synovus management team in the regulatory approval process and its confidence in obtaining regulatory approval for the transaction;
•
Synovus’ past record of risk management and compliance and the Synovus board’s view of Synovus’ preparedness for the transition to LFI status and evaluation of the costs, timeline and other impacts to the combined company as a result of transitioning to LFI status;

•
the oral opinion of Morgan Stanley, subsequently confirmed in Morgan Stanley’s written opinion, to the effect that, as of the date of Morgan Stanley’s written opinion and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Morgan Stanley as set forth in its written opinion, the Synovus exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Synovus common stock other than Pinnacle and its affiliates, as more fully described below in the section “—Opinion of Synovus’ Financial Advisor” beginning on page 22;

•
the short-term and long-term social and economic effects on employees, customers and other constituents of Synovus and its subsidiaries, and on the communities within which Synovus and its subsidiaries operate;

•
the agreement of Synovus and Pinnacle in the merger agreement that, for at least five years following the merger, the combined company will (i) continue to have a significant employee and operational presence in Nashville, Tennessee and Columbus, Georgia and (ii) maintain significant community engagement in the Nashville and Columbus metro areas following the merger not less than the current level of community engagement;

•
its review and discussions with Synovus’ executive team concerning the due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Pinnacle; and

•
its review with its financial advisors of the financial terms of the merger agreement and its review with its legal advisors of the other terms of the merger agreement, including the representations, covenants and termination provisions.

The Synovus board also considered the potential risks related to the transaction. The board concluded that the anticipated benefits of combining with Pinnacle were likely to outweigh these risks substantially. These potential risks included:
•	the diversion of management focus and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;
•	the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;
•	the risks and challenges of successfully executing merger of equals transactions;
•	the risk that Pinnacle’s business model may not be successfully replicated by the combined company;

•
the possibility of encountering difficulties in successfully integrating the businesses, business models, compensation systems, operations and workforces of Synovus and Pinnacle including risks associated with employee attrition;

•
the risk that the combined company’s transition to LFI status as a result of crossing $100 billion in assets may be more difficult or costly than anticipated, including with respect to the achievement of costs savings and the impact on profitability;

•	certain anticipated merger-related costs;
•
the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received in a timely manner or at all or may impose unacceptable conditions;

•	the potential for legal claims challenging the merger;
•	the merger’s effect on the combined company’s regulatory capital levels; and
•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The foregoing discussion of the information and factors considered by the Synovus board is not intended to be exhaustive but includes the material factors considered by the board. In reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement, the Synovus board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board considered all these factors as a whole, including discussions with, and questioning of, Synovus’ management and Synovus’ independent financial and legal advisors, and overall considered the factors to support its determination.
For the reasons set forth above, the Synovus board determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Synovus and adopted and approved the merger agreement and the transactions contemplated by it.
In considering the recommendation of the Synovus board, you should be aware that certain directors and executive officers of Synovus may have interests in the merger that are different from, or in addition to, interests of shareholders of Synovus generally and may create potential conflicts of interest. The Synovus board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Synovus’ shareholders that they vote in favor of the Synovus merger proposal. See “The Merger—Interests of Certain Synovus Directors and Executive Officers in the Merger.”
It should be noted that this explanation of the reasoning of the Synovus board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 47.
Opinion of Pinnacle’s Financial Advisor
On July 24, 2025, Centerview rendered to the Pinnacle board of directors its oral opinion, subsequently confirmed in a written opinion dated July 24, 2025, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Pinnacle exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of Pinnacle common stock (other than Pinnacle Excluded Shares).
The full text of Centerview’s written opinion, dated July 24, 2025, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex B. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Pinnacle board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Pinnacle common stock (other than Pinnacle Excluded Shares) of the Pinnacle exchange ratio provided for pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the Transaction and does not constitute a recommendation to any Pinnacle shareholder or Synovus shareholder or any other person as to how such shareholder or other person should vote with respect to the merger or otherwise act with respect to the Transaction or any other matter.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:
•	a draft of the merger agreement dated July 24, 2025, referred to in this summary of Centerview’s opinion as the “draft merger agreement”;
•	Annual Reports on Form 10-K of Pinnacle for the years ended December 31, 2024, December 31, 2023 and December 31, 2022;
•	Annual Reports on Form 10-K of Synovus for the years ended December 31, 2024, December 31, 2023 and December 31, 2022;
•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Pinnacle and Synovus;
•	certain publicly available research analyst reports for Pinnacle and Synovus;
•	certain other communications from Pinnacle and Synovus to their respective shareholders;
•
certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Pinnacle, including certain financial forecasts, analyses and projections relating to Pinnacle derived from a consensus of certain publicly available research analyst reports for Pinnacle, with certain extrapolations prepared by management of Pinnacle and furnished to Centerview by Pinnacle for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Pinnacle Forecasts” and which are collectively referred to in this summary of Centerview’s opinion as the “Pinnacle Internal Data”;

•
certain cost savings and operating synergies projected by the management of Pinnacle to result from the Transaction furnished to Centerview by Pinnacle for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Synergies”;

•
certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Synovus, which are referred to in this summary of Centerview’s opinion as the “Synovus Internal Data”; and

•
certain financial forecasts, analyses and projections relating to Synovus derived from a consensus of certain publicly available research analyst reports for Synovus, with certain extrapolations prepared by management of Pinnacle and furnished to Centerview by Pinnacle for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Synovus Forecasts.”

Centerview also participated in discussions with members of the senior management and representatives of Pinnacle and Synovus regarding their assessment of the Synovus Internal Data, the Synovus Forecasts, the Pinnacle Internal Data (including, without limitation, the Pinnacle Forecasts) and the Synergies, as appropriate, and the strategic rationale for the Transaction. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Pinnacle and Synovus and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.
Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Pinnacle’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Pinnacle’s direction, that the

Synovus Internal Data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Synovus as to the matters covered thereby, and that the Pinnacle Internal Data (including, without limitation, the Pinnacle Forecasts), the Synovus Forecasts and the Synergies were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Pinnacle as to the matters covered thereby and Centerview relied, at Pinnacle’s direction, on the Synovus Internal Data, the Synovus Forecasts, the Pinnacle Internal Data (including, without limitation, the Pinnacle Forecasts) and the Synergies for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Synovus Internal Data, the Synovus Forecasts, the Pinnacle Internal Data (including, without limitation, the Pinnacle Forecasts), or the Synergies or the assumptions on which they were based. In addition, at Pinnacle’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Pinnacle or Synovus, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Pinnacle or Synovus. Centerview assumed, at Pinnacle’s direction, that the final executed merger agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft merger agreement reviewed by Centerview and that the representations and warranties made by each party to the merger agreement are and will be true and correct in all respects material to Centerview’s analysis.
Centerview also assumed, at Pinnacle’s direction, that the Transaction will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview also assumed, at Pinnacle’s direction, that the simultaneous mergers of Pinnacle and Synovus with and into Newco will each qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Pinnacle or Synovus, or the ability of Pinnacle or Synovus to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.
Centerview’s opinion expressed no view as to, and did not address, Pinnacle’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Pinnacle or in which Pinnacle might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the shares of Pinnacle common stock (other than Pinnacle Excluded Shares) of the Pinnacle exchange ratio provided for pursuant to the merger agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Pinnacle or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Pinnacle or any party, or class of such persons in connection with the Transaction, whether relative to the Pinnacle exchange ratio provided for pursuant to the merger agreement or otherwise. Centerview’s opinion, as expressed therein, related to the relative values of Pinnacle or Synovus. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’ written opinion. Centerview expressed no view or opinion as to any consequence that may result from the Transaction, including what the value of Newco common stock actually will be when issued pursuant to the Transaction or the prices at which the Synovus common stock, Pinnacle common stock, or Newco common stock will trade or otherwise be transferable at any time, including following the announcement of the Transaction. Centerview’s opinion does not constitute a recommendation to any Synovus shareholder or Pinnacle shareholder or any other person as to how such shareholder or other person should vote with respect to the merger or otherwise act with respect to the Transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Pinnacle board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Summary of Centerview Financial Analysis
The following is a summary of the material financial analyses prepared and reviewed with the Pinnacle board of directors in connection with Centerview’s opinion, dated July 24, 2025. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of Synovus or Pinnacle. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Synovus, Pinnacle or any other parties to the Transaction. None of Synovus, Pinnacle, Newco or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Synovus or Pinnacle do not purport to be appraisals or reflect the prices at which Synovus or Pinnacle may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 21, 2025 (the last unaffected trading day prior to the announcement of the Transaction) and is not necessarily indicative of current market conditions.
Selected Public Comparable Companies Analysis
Centerview reviewed and analyzed certain financial information, ratios and multiples for the below publicly traded companies that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to Synovus and Pinnacle.
Although none of the selected companies is directly comparable to Synovus, Pinnacle or Newco, the companies listed below were chosen by Centerview, among other reasons, because they are publicly traded companies that have certain operational, business and/or financial characteristics that, for purposes of Centerview’s analyses, Centerview considered similar to those of Synovus, Pinnacle and Newco. However, because none of the selected companies is exactly the same as Synovus or Pinnacle, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected companies analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of Synovus, Pinnacle and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available filings and information obtained from regulatory filings and other data sources as of July 22, 2025, Centerview calculated a multiple of price to estimated earnings per share for the fiscal year 2026 (referred to in this section as “2026E P/E”) for each selected comparable company.

Synovus Comparables	2026E P/E
BankUnited, Inc.	11.2x
BOK Financial Corporation	12.0x
Cadence Bancorporation	10.4x
Comerica Incorporated	11.6x
Cullen/Frost Bankers, Inc.	14.5x
F.N.B. Corporation	9.4x
First Horizon Corporation	11.8x
Hancock Whitney Corp.	10.2x
Pinnacle Financial Partners, Inc.	13.3x
SouthState Corporation	10.7x
UMB Financial Corporation	9.6x
Zions Bancorporation, National Association	9.8x

Pinnacle Comparables	2026E P/E
BankUnited, Inc.	11.2x
BOK Financial Corporation	12.0x
Cadence Bancorporation	10.4x
Comerica Incorporated	11.6x
Cullen/Frost Bankers, Inc.	14.5x
F.N.B. Corporation	9.4x
First Horizon Corporation	11.8x
Hancock Whitney Corp.	10.2x
SouthState Corporation	10.7x
Synovus Financial Corp.	9.9x
UMB Financial Corporation	9.6x
Zions Bancorporation, National Association	9.8x

Based on the results of this analysis and other factors which Centerview considered appropriate based on its experience and judgment, Centerview selected multiple reference ranges for Synovus and Pinnacle set forth below:

2026E P/E
Synovus	9.0x – 11.0x
Pinnacle	11.0x – 14.0x

From this analysis, Centerview then applied the multiple reference range of 9.0x to 11.0x for 2026E P/E to Synovus’ estimated earnings per share for the fiscal year 2026 of $5.63 as derived from the Synovus Forecasts and the Synovus Internal Data.
Applying these ranges to Synovus’ estimated 2026E earnings per share, Centerview’s analysis indicated the following implied equity value per share ranges, rounded to the nearest $0.25, for the shares of Synovus common stock, as compared to the closing price of Synovus common stock of $55.53 on July 21, 2025 (the last unaffected trading day prior to the announcement of the Transaction).

Implied Equity Value Per Synovus Share
2026E P/E	$50.75– $62.00

Centerview then also applied the multiple reference range of 11.0x to 14.0x for 2026E P/E to Pinnacle’s estimated earnings per share for the fiscal year 2026 of $8.79 as derived from the Pinnacle Forecasts (including the Pinnacle Internal Data).

Applying these ranges to Pinnacle’s estimated 2026E earnings per share, Centerview’s analysis indicated the following implied equity value per share ranges, rounded to the nearest $0.25, for the shares of Pinnacle common stock, as compared to the closing price of Pinnacle common stock of $116.83 on July 21, 2025 (the last unaffected trading day prior to the announcement of the Transaction).

Implied Equity Value Per Pinnacle Share
2026E P/E	$96.75 – $123.00

Synovus Stand-alone Dividend Discount Analysis
Using the Synovus Forecasts and the Synovus Internal Data, Centerview performed an illustrative discounted dividend analysis for Synovus on a stand-alone basis, to derive a range of illustrative present values per share of Synovus common stock on a stand-alone basis.
For its analysis, Centerview used discount rates ranging from 14.0% to 16.0%, reflecting estimates of the cost of equity for Synovus on a stand-alone basis, using the capital asset pricing model and based on considerations that Centerview deemed relevant in its professional judgment and taking into account certain metrics including observed betas of selected companies described in the section entitled “—Selected Public Comparable Companies Analysis.” Using these discount rates, Centerview derived a range of illustrative equity values for Synovus on a stand-alone basis by discounting to present value as of June 30, 2025, (a) the implied distributions to Synovus shareholders over the period beginning July 1, 2025 through December 31, 2030 calculated based on the Synovus Forecasts and the Synovus Internal Data, which assumed that Synovus would make distributions of capital in excess of the amount necessary to achieve a 10.0% CET1 ratio target, (b) a range of illustrative terminal values for Synovus as of December 31, 2030, calculated by applying illustrative price to earnings per share multiples ranging from 9.5x to 11.5x to the estimate of Synovus’ net income for the next twelve months on a stand-alone basis as of December 31, 2030 (calculated by Centerview based upon the terminal year (2030) net income reflected in the Synovus Forecasts and Synovus Internal Data). To derive illustrative terminal values for Synovus, Centerview applied illustrative price to earnings per share multiples based on its professional judgment and experience, taking into account the multiples it calculated as described above in the section entitled “—Selected Public Comparable Companies Analysis”.
Centerview divided the range of illustrative equity values it derived for Synovus by the total number of fully diluted shares of Synovus common stock outstanding as of July 21, 2025 of 140.9 million, based on the Synovus Forecasts and Synovus Internal Data, to derive illustrative present values per share of Synovus common stock on a stand-alone basis ranging from $50.50 to $61.50 (rounded to the nearest $0.25).
Pinnacle Stand-alone Dividend Discount Analysis
Using the Pinnacle Forecasts (including the Pinnacle Internal Data), Centerview performed an illustrative discounted dividend analysis for Pinnacle on a stand-alone basis, to derive a range of illustrative present values per share of Pinnacle common stock on a stand-alone basis.
For its analysis, Centerview used discount rates ranging from 13.0% to 15.0%, reflecting estimates of the cost of equity for Pinnacle on a stand-alone basis, using the capital asset pricing model and based on considerations that Centerview deemed relevant in its professional judgment and taking into account certain metrics including observed betas of selected companies described in the section entitled “—Selected Public Comparable Companies Analysis.” Using these discount rates, Centerview derived a range of illustrative equity values for Pinnacle on a stand-alone basis by discounting to present value as of June 30, 2025, (a) the implied distributions to Pinnacle shareholders over the period beginning July 1, 2025 through December 31, 2030 calculated based on the Pinnacle Forecasts (including the Pinnacle Internal Data), which assumed that Pinnacle would make distributions of capital in excess of the amount necessary to achieve a 10.0% CET1 ratio target, (b) a range of illustrative terminal values for Pinnacle as of December 31, 2030, calculated by applying illustrative price to earnings per share multiples ranging from 11.5x to 14.5x to the estimate of Pinnacle’s net income for the next twelve months on a stand-alone basis as of December 31, 2030 (calculated by Centerview based upon the terminal year (2030) net income reflected in the Pinnacle Forecasts (including the Pinnacle Internal Data)). To derive illustrative terminal values for Pinnacle, Centerview applied illustrative price to earnings per share multiples based on its professional judgment and experience, taking into account the multiples it calculated as described above in the section entitled “—Selected Public Comparable Companies Analysis.”

Centerview divided the range of illustrative equity values it derived for Pinnacle by the total number of fully diluted shares of Pinnacle common stock outstanding as of July 21, 2025 of 78.5 million, based on the Pinnacle Forecasts (including the Pinnacle Internal Data), to derive illustrative present values per share of Pinnacle common stock on a stand-alone basis ranging from $92.00 to $120.50 (rounded to the nearest $0.25).
Relative Valuation Analysis
For each of the above valuation analyses Centerview calculated a range of implied exchange ratios based on the number of fully diluted shares of Pinnacle common stock and Synovus common stock, assuming each share of Synovus common stock is exchanged for 0.5237 shares of common stock of Newco (the Synovus exchange ratio), by calculating the low point of the range for each such analysis based on the low implied common equity value per share of Pinnacle common stock from such analysis and the high implied common equity value of Synovus from the corresponding analysis and calculating the high point of the range for each such analysis based on the high implied common equity value per share of Pinnacle common stock from such analysis and the low implied common equity value per share of Synovus common stock from the corresponding analysis. In addition, Centerview then calculated ranges of the implied relative ownership of the Pinnacle shareholders in Newco after giving effect to the merger under each of the above valuation analyses, by calculating the low point of the range for each such analysis by dividing the low implied common equity value of Pinnacle from such analysis by the sum of such low implied common equity value of Pinnacle and the high implied common equity value of Synovus from the corresponding analysis and calculating the high point of the range for each such analysis by dividing the high implied common equity value of Pinnacle from such analysis by the sum of such high implied common equity value of Pinnacle and the low implied common equity value of Synovus from the corresponding analysis. The following table sets forth the ranges of implied exchange ratios and implied relative ownership calculated by Centerview in this analysis.

	Range of Implied Exchange Ratios (excluding Synergies)	Range of Implied Ownership of Newco by Pinnacle Shareholders
2026E P/E	0.8172x – 1.2693x	46.5% – 57.5%
Dividend Discount Analysis	0.7834x – 1.2497x	45.5% – 57.1%

Centerview then compared the above ranges of implied exchange ratios for Pinnacle to 1.000x, the Pinnacle exchange ratio. Centerview also compared the above ranges of implied Pinnacle relative ownership to 51.5%, the pro forma ownership of Pinnacle shareholders as a result of the exchange ratio pursuant to the merger.
“Has” / “Gets” Value Creation Analysis
Centerview compared the stand-alone per share value of Pinnacle to the pro forma per share value of the surviving entity after giving effect to the merger, including the pro forma ownership of Pinnacle shareholders of 51.5% as a result of the exchange ratios pursuant to the merger. Centerview determined the pro forma surviving entity equity value by calculating the sum of (i) the equity value of Synovus using the midpoint value determined in Centerview’s dividend discount analysis, (ii) the equity value of Pinnacle derived using the midpoint value determined in Centerview’s dividend discount analysis, (iii) the net present value of the Synergies and (iv) the net present value of operating dis-synergies projected by the management of Pinnacle to result from the Transaction furnished to Centerview for the purposes of its analysis. The value creation analysis, at the exchange ratio, yielded accretion to the Pinnacle shareholders of 8.7% as compared to the Pinnacle stand-alone value.
Other Factors
Centerview noted for the Pinnacle board of directors certain additional factors solely for reference and informational purposes only, including, among other things, the following:
•
Synovus P/TBVps Regression Analysis. Centerview performed a regression analysis for the selected companies comparable to Synovus as described above in the section entitled “—Selected Public Comparable Companies Analysis” to review the relationship between (x) a multiple of price to tangible book value per share (referred to in this section as “P/TBVps”), and (y) the estimated 2026 return on average tangible common equity. From this analysis, Centerview then calculated regression-implied

P/TBVps multiples ranging from 1.64x to 1.98x. Applying these ranges to Synovus’ tangible book value per share as of June 30, 2025, Centerview’s analysis indicated that the implied equity value per share of Synovus common stock, rounded to the nearest $0.25, ranged from $54.00 to $65.25.
•
Synovus Historical Stock Price Trading Analysis. Centerview reviewed the historical range of trading prices of Synovus common stock for the 52-week period ending July 21, 2025 (the last unaffected trading day prior to the announcement of the Transaction), with trading prices ranging from $38.27 to $58.73.

•
Synovus Analyst Price Target Analysis. Centerview reviewed analyst share price targets for Synovus common stock in recently published, publicly available research analysts’ reports, with share price targets ranging from $55.00 to $70.00.

•
Pinnacle P/TBVps Regression Analysis. Centerview performed a regression analysis for the selected companies comparable to Pinnacle as described above in the section entitled “—Selected Public Comparable Companies Analysis” to review the relationship between (x) a P/TBVps multiple, and (y) the estimated 2026 return on average tangible common equity. From this analysis, Centerview then calculated regression-implied P/TBVps multiples ranging from 1.41x to 1.71x. Applying these ranges to Pinnacle’s tangible book value per share as of June 30, 2025, Centerview’s analysis indicated that the implied equity value per share of Pinnacle common stock, rounded to the nearest $0.25, ranged from $82.75 to $100.25.

•
Pinnacle Historical Stock Price Trading Analysis. Centerview reviewed the historical range of trading prices of Pinnacle common stock for the 52-week period ending July 21, 2025 (the last unaffected trading day prior to the announcement of the Transaction), with trading prices ranging from $84.44 to $129.87.

•
Pinnacle Analyst Price Target Analysis. Centerview reviewed analyst share price targets for Pinnacle common stock in recently published, publicly available research analysts’ reports, with share price targets ranging from $117.00 to $145.00.

General
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Pinnacle board of directors in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the board of directors or management of Pinnacle with respect to the Pinnacle exchange ratio or as to whether the Pinnacle board of directors would have been willing to determine that a different exchange ratio was fair. The consideration for the transaction was determined through arm’s-length negotiations between Pinnacle and Synovus and was unanimously approved by the Pinnacle board of directors. Centerview provided advice to Pinnacle during these negotiations. Centerview did not, however recommend any specific exchange ratio to Pinnacle or the Pinnacle board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the transaction.
Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion except for in connection with the Transaction, Centerview had not been engaged to provide financial advisory or other services to Pinnacle, and did not receive any compensation from Pinnacle during such period. In the two years prior to the date of its written opinion, Centerview had not been engaged to provide financial advisory or other services to Synovus, and did not receive any compensation from Synovus during such period. Centerview may provide investment banking and other services to or with respect to Synovus or Pinnacle or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Synovus, Pinnacle or any of their respective affiliates, or any other party that may be involved in the Transaction.
The Pinnacle board of directors selected Centerview as its financial advisor in connection with the Transaction based on Centerview’s qualifications, reputation and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.
In connection with Centerview’s services as the financial advisor to the Pinnacle board of directors, Pinnacle has agreed to pay Centerview an aggregate fee of $47.5 million, $5 million of which was payable upon the rendering of Centerview’s opinion and the remainder of which is payable contingent upon consummation of the Transaction. In addition, Pinnacle has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.
Opinion of Synovus’ Financial Advisor
Synovus retained Morgan Stanley to provide it with financial advisory services in connection with a possible sale of a majority or more of the outstanding common stock of Synovus or all or substantially all of Synovus’ assets, and, if requested by Synovus, a financial opinion with respect thereto. Synovus selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the financial services industry, market and regulatory environment and business and affairs of Synovus. Morgan Stanley rendered to the Synovus board at its special meeting on July 24, 2025, its oral opinion, subsequently confirmed by delivery of a written opinion dated July 24, 2025, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the Synovus exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Synovus common stock other than Pinnacle and its affiliates.
The full text of the written opinion of Morgan Stanley, dated July 24, 2025, is attached as Annex C and incorporated by reference into this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was directed to the Synovus board and addresses only the fairness, from a financial point of view to the holders of Synovus common stock, other than Pinnacle and its affiliates, of the Synovus exchange ratio pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the transactions contemplated by the merger agreement and did not constitute a recommendation to shareholders of Synovus or Pinnacle as to how to act or vote in connection with the merger or any other matter or whether to take any other action with respect to the merger. The summary of Morgan Stanley’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In addition, the opinion did not in any manner address the price at which Newco common stock will trade following the consummation of the merger or the prices at which Synovus common stock or Pinnacle common stock will trade at any time.
In connection with rendering its opinion, Morgan Stanley, among other things:
1)	Reviewed certain publicly available financial statements and other business and financial information of Synovus and Pinnacle, respectively;
2)	Reviewed certain internal financial statements and other financial and operating data concerning Synovus and Pinnacle, respectively;
3)
Reviewed mean Wall Street consensus estimates for Synovus and Pinnacle for years 2025 through 2027 and extrapolations thereof prepared based on guidance from management of Synovus and approved for Morgan Stanley’s use by management of Synovus (the “Street Forecasts”);

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger prepared by the managements of Synovus and Pinnacle (the “Projected Synergies”);

5)
Discussed the past and current operations and financial condition and the prospects of Synovus and Pinnacle, including information relating to the Projected Synergies, with senior executives of Synovus and Pinnacle;

6)	Reviewed the pro forma impact of the Merger on the combined company’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;
7)	Reviewed the reported prices and trading activity for the Synovus common stock and the Pinnacle common stock;
8)
Compared the financial performance of Synovus and Pinnacle and the prices and trading activity of the Synovus common stock and the Pinnacle common stock with that of certain other publicly-traded companies comparable with Synovus and Pinnacle, respectively, and their securities;

9)	Participated in certain discussions and negotiations among representatives of Synovus and Pinnacle and their financial and legal advisors;
10)	Reviewed the merger agreement and certain related documents; and
11)	Performed such other analyses reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.
Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Synovus and Pinnacle, and formed a substantial basis for its opinion. At the direction of the Synovus board, Morgan Stanley’s analysis relating to the business and financial prospects for Synovus and Pinnacle for purposes of its opinion was made on the basis of the Street Forecasts only. Morgan Stanley was advised by Synovus, and assumed, with Synovus’ consent, that the Street Forecasts were a reasonable basis upon which to evaluate the business and financial prospects of Synovus and Pinnacle. Morgan Stanley expressed no view as to the Street Forecasts or the assumptions on which they were based, including the selection of the analyst forecasts from which the Street Forecasts were derived. With respect to the Projected Synergies, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the respective managements of Synovus and Pinnacle and that the Projected Synergies would be achieved in the amounts and at the times projected therein. Morgan Stanley expressed no view as to the Projected Synergies or the assumptions on which they were based. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions thereof the effect of which would be material to Morgan Stanley’s analysis or its opinion, including, among other things, that the simultaneous mergers of Pinnacle and Synovus with and into Newco will each be treated as a tax-free reorganization, pursuant to the Code, and that the definitive merger agreement would not differ from the draft thereof furnished to Morgan Stanley in any respect material to Morgan Stanley’s analysis or its opinion. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Synovus and Pinnacle and their legal, tax, and regulatory advisors with respect to legal, tax, and regulatory matters. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Synovus and Pinnacle of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of Synovus and Pinnacle; (iii) their ability to retain key employees of Synovus and Pinnacle, respectively and (iv) the validity of, and risks associated with, Synovus’ and Pinnacle’s existing and future technologies, intellectual property, products, services and business models. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Synovus or Pinnacle, or any class of such persons, whether relative to the Synovus exchange ratio or otherwise. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Synovus or Pinnacle, nor was it furnished with any such valuations or appraisals. Morgan Stanley is not an expert in the evaluation of allowance for loan losses, and Morgan Stanley did not make an independent evaluation of the adequacy of the allowance for loan losses at Synovus or Pinnacle or examine any individual loan credit files of Synovus or Pinnacle, and Morgan Stanley was not requested to conduct such a review. As a result, Morgan Stanley assumed that the aggregate allowance for loan losses of Synovus and Pinnacle are adequate. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, July 24, 2025. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley’s opinion was for the information of the Synovus board in its capacity as such in connection with its consideration of the merger.
In arriving at their opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving Synovus, nor did Morgan Stanley negotiate with any of the parties, other than Pinnacle, which expressed interest to Morgan Stanley in a possible merger with Synovus. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to Synovus, nor did it address the underlying business decision of Synovus to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement. Morgan Stanley’s opinion was limited to and addressed only the fairness, from a financial point of view, as of July 24, 2025, of the Synovus exchange ratio to the holders of Synovus common stock other than Pinnacle and its affiliates. Morgan Stanley did not express any view on, and Morgan Stanley’s opinion did not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith.
Summary of Financial Analyses of Morgan Stanley
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated July 24, 2025. Unless stated otherwise, the various financial analyses summarized below were based on the closing prices of Synovus common stock, Pinnacle common stock and other information and market data available as of July 21, 2025, the last trading day prior to media reports regarding a potential transaction involving Synovus. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.
In performing the financial analysis summarized below and arriving at its opinion, Morgan Stanley used and relied upon the Street Forecasts provided by management of Synovus and Projected Synergies Estimates provided by managements of Synovus and Pinnacle. See “The Merger—Certain Unaudited Prospective Financial Information.”
Comparable Companies Analysis
Morgan Stanley performed a public trading comparables analysis for each of Synovus and Pinnacle, which is designed to provide an implied trading value of a company by comparing each of Synovus and Pinnacle to a group of selected companies with similar characteristics to Synovus and Pinnacle, respectively. Morgan Stanley compared certain financial information of Synovus and Pinnacle with publicly available information for the applicable group of selected companies described below. The selected companies were chosen based on Morgan Stanley’s knowledge of the industry and because these companies have businesses that may be considered similar to the business of Synovus or Pinnacle, respectively.
No company used as a comparison in the comparable companies analysis is identical to Synovus or Pinnacle, respectively. In evaluating the groups of selected companies described below, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Synovus and Pinnacle, such as the impact of competition on the business of Synovus or Pinnacle, as applicable, or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Synovus or Pinnacle, as applicable, or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

The group of selected companies (“Selected Companies”) consisted of the following U.S. publicly-traded banks or bank holding companies that had assets between $35 billion and $85 billion, but excluding specialty finance companies and Puerto Rican banks:
•	Associated Banc-Corp
•	Bank OZK
•	BOK Financial Corporation
•	Cadence Bank
•	Columbia Banking System, Inc.
•	Comerica Incorporated
•	Cullen/Frost Bankers, Inc.
•	East West Bancorp, Inc.
•	First Horizon Corporation
•	F.N.B Corporation
•	Old National Bancorp
•	Prosperity Bancshares, Inc.
•	SouthState Corporation
•	UMB Financial Corporation
•	Valley National Bancorp
•	Webster Financial Corporation
•	Western Alliance Bancorporation
•	Wintrust Financial Corporation
With respect to the Selected Companies, Synovus and Pinnacle, Morgan Stanley reviewed:
•	multiple of price to estimated earnings per share for 2026, or Price/2026E EPS;
•	multiple of price to estimated earnings per share for 2027, or Price/2027E EPS; and
•	multiple of price to tangible book value per share, or Price/TBV.
In all instances, multiples were based on closing stock prices on July 21, 2025. Financial and market data for the Selected Companies were based on the most recent publicly available information and mean equity research consensus estimates. Financial information for Synovus and Pinnacle was based on the Street Forecasts.
The following table presents the results of this analysis:

Selected Companies
	Bottom Quartile	Median	Top Quartile	Maximum Value	Synovus	Pinnacle
Price/2026E EPS	8.7x	10.0x	11.4x	14.6x	9.9x	13.3x
Price/2027E EPS	8.1x	9.3x	10.4x	14.9x	8.9x	12.2x
Price/TBV	1.4x	1.6x	1.8x	2.7x	1.7x	2.0x

Synovus Comparable Companies Analysis
Based on the results of the analysis described above and its professional judgment, Morgan Stanley selected ranges of multiples as described in the table below and applied these ranges of multiples to the relevant financial statistics for Synovus based on the Street Forecasts to derive ranges of implied value per share of Synovus common stock as of July 21, 2025, as set forth below:

	Synovus Metric	Multiple Range	Implied Value Per Share of Synovus common stock(1)
Price/2026E EPS	$5.63	8.7x – 11.4x	$49.25 - $64.00
Price/2027E EPS	$6.26	8.1x – 10.4x	$50.75 - $65.00
Price/TBV	$32.93	1.4x – 1.8x	$45.25 - $59.00

(1)	Rounded to the nearest $0.25
Morgan Stanley also performed a regression-based analysis based on Price/TBV versus estimated 2026 return on tangible common equity for each of the Selected Companies. The range of estimated regression-based analysis implied values represents +/- 10% of the value implied by the regression line equation. Utilizing a 2026 return on tangible common equity estimate for Synovus of 15.5%, as set forth in the Street Forecasts, the regression implied value would be 1.7x Price/TBV and the low-end of the range of $49.25 represents the implied value if Synovus were valued at 90% of the value implied by the regression line and the high-end range of $60.25 represents the implied value if Synovus were valued at 110% of the value implied by the regression line.
Morgan Stanley compared these ranges to (i) the closing price of $57.93 per share of Synovus common stock on July 23, 2025, the last trading day prior to the date of Morgan Stanley’s opinion (the “Synovus Current Share Price”) and (ii) the closing price of $55.53 per share of Synovus common stock on July 21, 2025, the last trading day prior to media reports regarding a potential transaction involving Synovus (the “Synovus Unaffected Share Price”).
Pinnacle Comparable Companies Analysis
Based on the results of the analysis described above and its professional judgment, Morgan Stanley selected ranges of multiples as described in the table below and applied these ranges of multiples to the relevant financial statistics for Pinnacle based on the Street Forecasts to derive ranges of implied value per share of Pinnacle common stock as of July 21, 2025, as set forth below:

	Pinnacle Metric	Multiple Range	Implied Value Per Share of Pinnacle common stock(1)
Price/2026E EPS	$8.79	10.0x – 14.6x	$88.00 - $128.50
Price/2027E EPS	$9.59	9.3x – 14.9x	$89.00 - $142.50
Price/TBV	$58.68	1.6x – 2.7x	$93.25 - $158.50

(1)	Rounded to the nearest $0.25
Morgan Stanley also performed a regression-based analysis based on Price/TBV versus estimated 2026 return on tangible common equity for a subset of the Selected Companies in the top half of the Selected Companies based on Price/TBV. The range of estimated regression-based analysis implied values represents +/- 10% of the value implied by the regression line equation. Utilizing a 2026 return on tangible common equity estimate for Pinnacle of 13.4%, as set forth in the Street Forecasts, the regression implied value would be 1.8x Price/TBV and the low-end of the range of $95.25 represents the implied value if Pinnacle were valued at 90% of the value implied by the regression line and the high-end range of $116.50 represents the implied value if Pinnacle were valued at 110% of the value implied by the regression line.
Morgan Stanley compared these ranges to (i) the closing price of $107.00 per share of Pinnacle common stock on July 23, 2025, the last trading day prior to the date of Morgan Stanley’s opinion (the “Pinnacle Current Share Price”) and (ii) the closing price of $116.83 per share of Pinnacle common stock on July 21, 2025, the last trading day prior to media reports regarding a potential transaction involving Synovus (the “Pinnacle Unaffected Share Price).

Comparable Companies Analysis Based Exchange Ratio
Based on the standalone ranges of implied value per share of Synovus common stock and Pinnacle common stock described above, Morgan Stanley calculated the exchange ratio ranges implied by the comparable companies analyses. For each of the foregoing analyses, Morgan Stanley calculated (i) the ratio of the highest implied value per share of Synovus common stock to the lowest implied value per share of Pinnacle common stock and (ii) the ratio of the lowest implied value per share of Synovus common stock to the highest implied value per share of Pinnacle common stock, in each case as derived from the comparable companies analyses described above.
The following table sets forth the results of this analysis:

Metric	Implied Exchange Ratio
Price/2026E EPS	0.3838x – 0.7270x
Price/2027E EPS	0.3563x – 0.7320x
Price/TBV	0.2846x – 0.6328x
Regression Analysis: ROATCE (2026E) vs. Price/TBV	0.4232x – 0.6322x

Morgan Stanley compared these implied exchange ratios to the Synovus exchange ratio of 0.5237x as provided for in the merger agreement.
Dividend Discount Analysis
Synovus Dividend Discount Analysis
Using the Street Forecasts for 2026 to 2027 and assuming, at the direction of Synovus management, (a) 6.0% annual net income and EPS growth rates and a 4.0% asset growth rate thereafter and (b) that Synovus would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity Tier 1 ratio, Morgan Stanley performed a dividend discount analysis for Synovus on a standalone basis.
Morgan Stanley calculated a range of implied values per share of Synovus common stock based on the sum of the discounted present values of (a) projected dividends on shares of Synovus common stock for the period June 30, 2025 through December 31, 2029 and (b) a projected terminal value of Synovus common stock as of December 31, 2029.
Morgan Stanley based its analysis on a range of terminal forward multiples of 9.4x to 11.4x to the terminal year 2030 estimated forward earnings and a range of discount rates of 11.1% to 13.1% (determined using the capital asset pricing model and based on considerations Morgan Stanley deemed relevant in its professional judgment). Based on information provided by Synovus management, Morgan Stanley also assumed a 4.5% opportunity cost of cash. Utilizing the foregoing range of discount rates and terminal value multiples, Morgan Stanley derived a range of implied present values per share of Synovus common stock of $50.50 to $61.50.
Morgan Stanley compared this range to (i) the Synovus Current Share Price of $57.93 and (ii) the Synovus Unaffected Share Price of $55.53.
Pinnacle Dividend Discount Analysis
Using the Street Forecasts for 2026 to 2027 and assuming, at the direction of Synovus management, (a) 9.0% annual net income and EPS growth rates and an 8.0% asset growth rate thereafter and (b) that Pinnacle would make distributions of capital in excess of the amount necessary to achieve a 10.0% common equity Tier 1 ratio, Morgan Stanley performed a dividend discount analysis for Pinnacle on a standalone basis.
Morgan Stanley calculated a range of implied values per share of Pinnacle common stock based on the sum of the discounted present values of (a) projected dividends on shares of Pinnacle common stock for the period June 30, 2025 through December 31, 2029 and (b) a projected terminal value of Pinnacle common stock as of December 31, 2029.
Morgan Stanley based its analysis on a range of terminal forward multiples of 13.3x to 15.3x to the terminal year 2030 estimated forward earnings and a range of discount rates of 10.5% to 12.5% (determined using the capital asset pricing model and based on considerations Morgan Stanley deemed relevant in its professional judgment). Based on information provided by Synovus management, Morgan Stanley also assumed a 4.5% opportunity cost of cash. Utilizing the foregoing range of discount rates and terminal value multiples, Morgan Stanley derived a range of implied present values per share of Pinnacle common stock of $107.25 to $130.00.
Morgan Stanley compared this range to (i) the Pinnacle Current Share Price of $107.00 and (ii) the Pinnacle Unaffected Share Price of $116.83.
Dividend Discount Analysis Based Exchange Ratio
Based on the standalone ranges of implied value per share of Synovus common stock and Pinnacle common stock described above, Morgan Stanley calculated the exchange ratio range implied by the dividend discount analyses. Morgan Stanley calculated (i) the ratio of the highest implied value per share of Synovus common stock to the lowest implied value per share of Pinnacle common stock and (ii) the ratio of the lowest implied value per share of Synovus common stock to the highest implied value per share of Pinnacle common stock, in each case as derived from the dividend discount analyses described above. The result of this analysis was an implied exchange ratio range of 0.3885x to 0.5734x. Morgan Stanley compared this range of implied exchange ratios to the Synovus exchange ratio of 0.5237x as provided for in the merger agreement.
Contribution Analysis
Morgan Stanley compared Synovus’ and Pinnacle’s respective percentage contributions for certain financial metrics described below to the combined company. The following table summarizes Morgan Stanley’s analysis:

	Synovus ($MM)	Pinnacle ($MM)	Pro Forma(1) ($MM)	Implied Exchange Ratio	Relative Contribution
Fully-Diluted Market Value					Synovus	Pinnacle
As of July 21, 2025	7,827	9,173	17,000	0.4753	46%	54%
As of July 23, 2025(2)	7,898	8,402	16,299	0.5237	48%	52%
Balance Sheet
Loans	43,690	37,317	81,007	0.6522	54%	46%
Deposits	49,925	44,999	94,924	0.6181	53%	47%
Common Equity	5,081	6,420	11,501	0.4409	44%	56%
Tangible Common Equity	4,571	4,552	9,123	0.5595	50%	50%
Income Statement
2025E Consensus Net Income	768	617	1,385	0.6929	55%	45%
2026E Consensus Net Income	766	681	1,447	0.6266	53%	47%
2027E Consensus Net Income	818	741	1,559	0.6148	52%	48%

(1)	Excludes pro forma impacts of the merger
(2)	Includes Synovus Premium implied by Synovus exchange ratio
Morgan Stanley compared these implied exchange ratios to the Synovus exchange ratio of 0.5237x as provided for in the merger agreement.
Illustrative Pro Forma Financial Impact Analysis
Morgan Stanley reviewed and analyzed the estimated impact of the merger on (a) projected earnings per share for holders of Pinnacle common stock for 2026, including fully phased in cost synergies, but excluding costs associated with the merger, (b) projected earnings per share for holders of Pinnacle common stock for 2027, including fully phased in cost synergies, but excluding costs associated with the merger, (c) the tangible book value per share of Pinnacle common stock as of the closing date, and (d) Pinnacle’s common equity Tier 1 ratio as of the closing date and, in each case, based on the Street Estimates. This analysis indicated that the merger would be accretive to Pinnacle’s 2026E earnings per share and 2027E earnings per share and dilutive to Pinnacle’s tangible book value per share and common equity Tier 1 ratio. Any such estimates are not indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates.

Other Information
Morgan Stanley also observed certain additional information that was not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Synovus board of directors for informational purposes, including the following:
-
Synovus Discounted Analyst Price Targets. Morgan Stanley reviewed and analyzed future public market trading price targets for Synovus common stock prepared and published by nineteen equity research analysts prior to July 21, 2025. The undiscounted analyst price targets for the Synovus common stock ranged from $55.00 to $70.00 per share. Morgan Stanley discounted the analyst price targets for one year back to July 21, 2025 at a rate of 12.1%, which discount rate was selected by Morgan Stanley based upon the application of its professional judgment and experience and the capital asset pricing model, to reflect Synovus’ cost of equity based on market data as of July 21, 2025. This analysis indicated a range of implied values per share of Synovus common stock of approximately $49.00 to $62.50. Morgan Stanley compared this range to (i) the Synovus Current Share Price of $57.93 and (ii) the Synovus Unaffected Share Price of $55.53.

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Pinnacle Discounted Analyst Price Targets. Morgan Stanley reviewed and analyzed future public market trading price targets for Pinnacle common stock prepared and published by ten equity research analysts prior to July 21, 2025. The undiscounted analyst price targets for the Pinnacle common stock ranged from $117.00 to $145.00 per share. Morgan Stanley discounted the analyst price targets for one year back to July 21, 2025 at a rate of 11.5%, which discount rate was selected by Morgan Stanley based upon the application of its professional judgment and experience and the capital asset pricing model, to reflect Pinnacle’s cost of equity based on market data as of July 21, 2025. This analysis indicated a range of implied values per share of Pinnacle common stock of $105.00 to $130.00. Morgan Stanley compared this range to (i) the Pinnacle Current Share Price of $107.00 and (ii) the Pinnacle Unaffected Share Price of $116.83.

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Discounted Analyst Price Targets Based Exchange Ratio. Based on the standalone ranges of implied value per share of Synovus common stock and Pinnacle common stock described above, Morgan Stanley calculated the exchange ratio range implied by the discounted analyst price targets analyses. Morgan Stanley calculated (i) the ratio of the highest implied value per share of Synovus common stock to the lowest implied value per share of Pinnacle common stock and (ii) the ratio of the lowest implied value per share of Synovus common stock to the highest implied value per share of Pinnacle common stock, in each case as derived from the discounted analyst price targets analyses described above. The result of this analysis was an implied exchange ratio range of 0.3774x to 0.5953x. Morgan Stanley compared this range of implied exchange ratios to the Synovus exchange ratio of 0.5237x as provided for in the merger agreement.

In connection with the review of the merger by the Synovus board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Synovus or Pinnacle. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Synovus and Pinnacle. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the Synovus exchange ratio pursuant to the merger agreement from a financial point of view to the holders of Synovus common stock other than Pinnacle and its affiliates and in connection with the delivery of its opinion to the Synovus board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Synovus common stock or Pinnacle common stock might actually trade.

The merger consideration was determined through arm’s-length negotiations between Synovus and Pinnacle and was unanimously approved by the Synovus board. Morgan Stanley provided advice to Synovus during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Synovus or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.
Morgan Stanley’s opinion and its presentation to the Synovus board was one of many factors taken into consideration by the Synovus board in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Synovus board with respect to the Synovus exchange ratio or of whether the Synovus board would have been willing to agree to a different exchange ratio.
The Synovus board retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Synovus, Pinnacle or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. Morgan Stanley and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Synovus and Pinnacle.
Under the terms of its engagement letter, Morgan Stanley provided Synovus financial advisory services and a financial opinion in connection with the merger, and Synovus agreed to pay Morgan Stanley a fee of $47.5 million in the aggregate, $5 million of which was payable upon the rendering of Morgan Stanley’s opinion and $42.5 million of which is contingent upon completion of the merger. Synovus has also agreed to reimburse Morgan Stanley for certain of its expenses incurred in performing its services. In addition, Synovus has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financing services to Synovus and have received aggregate fees for the rendering of these services of less than $1 million. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have not provided financial advisory services or financing services to Pinnacle. Morgan Stanley may also seek to provide financial advisory and financial services to Synovus and Pinnacle and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Certain Unaudited Prospective Financial Information
Pinnacle and Synovus do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.
However, Pinnacle and Synovus are including in this joint proxy statement/prospectus certain unaudited prospective financial information (which we refer to collectively as the “prospective financial information”), with respect to Pinnacle and Synovus on a standalone basis and without giving effect to the merger. A summary of certain significant elements of this prospective financial information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing Pinnacle shareholders and Synovus shareholders access to certain nonpublic information made available to Pinnacle and Synovus and their respective boards of directors and financial advisors.
Neither Pinnacle nor Synovus endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by Pinnacle’s senior management, Synovus’ senior management or Wall Street research analysts, as applicable, at the time such prospective financial information, as applicable, was prepared or approved for use by the financial advisors in connection with the financial advisors’ respective financial analyses and opinions as described in this joint proxy statement/prospectus under “—Opinion of Pinnacle’s Financial Advisor” beginning on page 21 and “—Opinion of Synovus’ Financial Advisor” beginning on page 22. The prospective financial information represents, as applicable, Pinnacle’s senior management’s evaluation, Synovus’ senior management’s evaluation or Wall Street research analysts’ evaluation, of Pinnacle’s expected future financial performance on a standalone basis or Synovus’ expected future financial performance on a standalone basis, as applicable, without reference to the merger. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business, economic and regulatory conditions affecting the industries in which Pinnacle and Synovus operate and the risks and uncertainties described under the sections entitled “Risk Factors” beginning on page 49 of this joint proxy statement/prospectus and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 47 of this joint proxy statement/prospectus and in the reports that Pinnacle and Synovus file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Pinnacle and Synovus and will be beyond the control of Newco following the completion of the merger. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of Pinnacle or Synovus could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that Pinnacle, Synovus or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any Pinnacle shareholders or Synovus shareholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information.
The prospective financial information should not be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change. The prospective financial information does not take into account the transactions contemplated by the merger agreement or the possible financial and other effects on Pinnacle or Synovus of the merger, and does not attempt to predict or suggest actual future results of Pinnacle or Synovus following the completion of the merger or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved as a result of the merger, the effect on Pinnacle or Synovus of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. The prospective financial information does not take into account any circumstances or events that have occurred after the date it was prepared and no assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which Pinnacle and Synovus would operate after the merger.
The prospective financial information, to the extent prepared by Synovus’ or Pinnacle’s senior management, was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles.
Subject to the above, the prospective financial information included in this section has been provided by Pinnacle’s management and Synovus’ management as described in this section. Neither Crowe LLP (as Pinnacle’s independent registered public accounting firm) nor KPMG LLP (as Synovus’ independent registered public accounting firm) nor any other independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the prospective financial information and, accordingly, Crowe LLP and KPMG LLP do not express an opinion or any other form of assurance with respect thereto. The reports by Crowe LLP and KPMG LLP incorporated by reference in this joint proxy statement/prospectus relate to Pinnacle’s and Synovus’ previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so.
Pinnacle Prospective Financial Information Used by Morgan Stanley and Centerview
The following table presents the forecasts of Pinnacle’s 2025 through 2030 net income after taxes (“NIAT”) available to common shareholders, earnings per share, total assets and risk-weighted assets that were used by Morgan Stanley and Centerview at the direction of the Synovus board of directors and the Pinnacle board of directors, respectively, in the financial analyses performed in connection with Morgan Stanley’s and Centerview’s respective opinions:
Pinnacle Standalone Prospective Financial Information

	2025E	2026E	2027E	2028E	2029E	2030E
Income Statement
Net Income to Common ($ millions)	$617	$681	$741	$808	$881	$960
Earnings Per Share ($)	$7.99	$8.79	$9.59	$10.46	$11.40	$12.42
Balance Sheet
Total Assets ($ millions)	$56,794	$61,611	$67,336	$72,723	$78,541	$84,824
Capital
Risk-Weighted Assets ($ millions)	$46,029	$49,932	$54,572	$58,938	$63,653	$68,745

The above forecasts of Pinnacle’s 2025 through 2027 NIAT available to common shareholders, earnings per share, total assets and risk-weighted assets represent consensus Wall Street research estimates of those measures (the “Pinnacle street estimates”). The above forecasts of Pinnacle’s 2028 through 2030 NIAT available to common shareholders, earnings per share, total assets and risk-weighted assets represent forecasts extrapolated from the Pinnacle street estimates.
For purposes of extrapolating Pinnacle’s financial results after 2027, Synovus’ management and Pinnacle’s management provided Morgan Stanley and Centerview, respectively, with, among other things, the following extrapolation assumptions based on historical performance and long-term expectations:
•	NIAT to Common: Reflects approximately 9% growth per annum in 2028 through 2030.
•	Earnings Per Share: Reflects approximately 9% growth per annum in 2028 through 2030.
•	Total Assets: Reflects approximately 8% growth per annum in 2028 through 2030.
•	Risk-Weighted Assets: Reflects approximately 8% growth per annum in 2028 through 2030.
Synovus Prospective Financial Information Used by Morgan Stanley and Centerview
The following table presents the forecasts of Synovus’ 2025 through 2030 NIAT available to common shareholders, total assets, earnings per share, and risk-weighted assets that were used by Morgan Stanley and Centerview at the direction of the Synovus board of directors and the Pinnacle board of directors, respectively, in the financial analyses performed in connection with Morgan Stanley’s and Centerview’s respective opinions:
Synovus Standalone Prospective Financial Information

	2025E	2026E	2027E	2028E	2029E	2030E
Income Statement
Net Income to Common ($ millions)	$768	$766	$818	$867	$919	$974
Earnings Per Share ($)	$5.50	$5.63	$6.26	$6.64	$7.03	$7.46
Balance Sheet
Total Assets ($ millions)	$62,445	$65,027	$67,689	$70,396	$73,212	$76,141
Capital
Risk-Weighted Assets ($ millions)	$49,774	$51,832	$53,953	$56,112	$58,356	$60,690

The above forecasts of Synovus’ 2025 through 2027 NIAT available to common shareholders, earnings per share, total assets and risk-weighted assets represent consensus Wall Street research estimates of those measures (the “Synovus street estimates”). The above forecasts of Synovus’ 2028 through 2030 NIAT available to common shareholders, earnings per share, total assets and risk-weighted assets represent forecasts extrapolated from the Synovus street estimates.
For purposes of extrapolating Synovus’ financial results after 2027, Synovus’ management and Pinnacle’s management provided Morgan Stanley and Centerview, respectively, with, among other things, the following extrapolation assumptions based on historical performance and long-term expectations:
•	NIAT to Common: Reflects approximately 6% growth per annum in 2028 through 2030.
•	Earnings Per Share: Reflects approximately 6% growth per annum in 2028 through 2030.
•	Total Assets: Reflects approximately 4% growth per annum in 2028 through 2030.
•	Risk-Weighted Assets: Reflects approximately 4% growth per annum in 2028 through 2030.
Certain Estimated Synergies Attributable to the Merger
Pinnacle management and Synovus management jointly developed and provided to their respective boards of directors certain prospective financial information relating to the anticipated cost synergies to be realized by the combined company beginning in 2026. Such prospective financial information also was (i) provided to Centerview and approved by Pinnacle for Centerview’s use, and (ii) provided to Morgan Stanley and approved by Synovus for Morgan Stanley’s use, in each case in connection with such financial advisors’ respective financial analyses performed in connection with their respective opinions as described in this joint proxy statement/prospectus under “—Opinion of Pinnacle’s Financial Advisor” beginning on page 21 and “—Opinion of Synovus’ Financial Advisor” beginning on page 22.
The synergy estimates consisted of estimated cost savings equal to approximately $282 million in gross pre-tax cost savings, or 11% of Synovus’ and Pinnacle’s combined non-interest expense (net cost savings equal to approximately $247 million, net of an estimated $35 million of ongoing LFI non-interest expense or 10% of their combined non-interest expense), phased in 50% during 2026, 75% in 2027 and 100% thereafter.
The prospective financial information provided by Synovus management and Pinnacle management to each of Morgan Stanley and Centerview, respectively, and used by each of Morgan Stanley and Centerview in performing its financial analyses with respect the combined company following the merger, as approved by the Synovus board of directors and the Pinnacle board of directors, respectively, included estimated one-time pre-tax acquisition and integration costs equal to approximately $720 million ($675 million, net of estimated $45 million of one-time LFI costs), with 50% to be incurred at the completion of the merger and 50% to be incurred in the first twelve months after the completion of the merger.
See above in this section for further information regarding the uncertainties underlying the synergy estimates as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 47 and 49, respectively, for further information.
General
The prospective financial information of Pinnacle and Synovus was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together or averaged. The sum of the prospective financial information for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.
By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither Pinnacle nor Synovus nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Pinnacle or Synovus compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. Neither Pinnacle nor Synovus undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. None of Pinnacle, Synovus or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Pinnacle or Synovus or other person regarding Pinnacle’s or Synovus’ ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by Pinnacle and Synovus and their respective boards of directors and financial advisors in connection with the merger but is subject to the conditions and uncertainties described above in this paragraph.
In light of the foregoing, and taking into account that the Pinnacle special meeting and the Synovus special meeting will be held many months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Pinnacle shareholders and Synovus shareholders are strongly cautioned not to place unwarranted reliance on such information, and Pinnacle and Synovus urge all Pinnacle shareholders and Synovus shareholders to review Pinnacle’s and Synovus’ respective most recent SEC filings for descriptions of Pinnacle’s and Synovus’ respective reported financial results and the financial statements of Pinnacle and Synovus incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.
The prospective financial information summarized in this section is not being included in this joint proxy statement/prospectus in order to induce any Pinnacle shareholder to vote in favor of the Pinnacle merger proposal or any of the other proposals to be voted on at the Pinnacle special meeting nor to induce any Synovus shareholder to vote in favor of the Synovus merger proposal or any of the other proposals to be voted on at the Synovus special meeting.
Interests of Certain Pinnacle Directors and Executive Officers in the Merger
In considering the recommendation of the Pinnacle board of directors to vote to approve the Pinnacle merger proposal, holders of Pinnacle common stock should be aware that the directors and executive officers of Pinnacle may have interests in the merger that are different from, or in addition to, the interests of holders of Pinnacle common stock generally and that may create potential conflicts of interest. The Pinnacle board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to holders of Pinnacle common stock that they vote to approve the Pinnacle merger proposal.
For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 72 and “The Merger—Pinnacle’s Reasons for the Merger; Recommendation of Pinnacle’s Board of Directors” beginning on page 85.
These interests are described in more detail below.
Pinnacle’s Executive Officers and Directors
For purposes of this joint proxy statement/prospectus, Pinnacle’s named executive officers are:

Name	Position
M. Terry Turner	President and Chief Executive Officer
Robert A. McCabe, Jr	Chairman of the Board and Chairman of Tennessee
Richard D. Callicutt, II	Chairman of the Carolinas and Virginia
Harold R. Carpenter, Jr.	Chief Financial Officer
Charissa D. Sumerlin	Chief Credit Officer
J. Harvey White(1)	Former Interim Chief Credit Officer and Former Senior Credit Officer

(1)	Mr. White retired from Pinnacle on June 30, 2025.
In accordance with SEC rules, this disclosure also covers current and former named executive officers of Pinnacle, and individuals who served as executive officers of Pinnacle at any time since January 1, 2024 and who are currently active employees of Pinnacle. For the avoidance of doubt, Pinnacle’s named executive officers comprise all of Pinnacle’s executive officers.

For purposes of this joint proxy statement/prospectus, Pinnacle’s non-employee directors are: Abney S. Boxley, III, Charles E. Brock, Renda J. Burkhart, Gregory L. Burns, Thomas C. Farnsworth, III, Joseph Galante, Glenda Baskin Glover, David B. Ingram, Decosta E. Jenkins, and G. Kennedy Thompson.
Treatment of Pinnacle Equity Awards
The Pinnacle restricted stock awards, Pinnacle RSU awards and Pinnacle PSU awards (collectively, the “Pinnacle equity awards”) held by Pinnacle’s directors and executive officers immediately prior to the effective time will be treated in the same manner as those Pinnacle equity awards held by other employees of Pinnacle, which is as follows:
Pinnacle Restricted Stock Awards
At the effective time, each Pinnacle restricted stock award granted under a Pinnacle stock plan shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable withholding taxes, (i) a number of shares of Newco common stock equal to the number of shares of Pinnacle common stock subject to such Pinnacle restricted stock award immediately prior to the effective time and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the effective time with respect to such Pinnacle restricted stock award.
Pinnacle RSU Awards
At the effective time, each Pinnacle RSU award granted prior to July 24, 2025 (the date of the merger agreement) or held by a nonemployee member of Pinnacle’s board of directors under the Pinnacle stock plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable withholding taxes, (i) a number of shares of Newco common stock equal to the number of shares of Pinnacle common stock subject to such Pinnacle RSU award immediately prior to the effective time and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the effective time with respect to such Pinnacle RSU award.
At the effective time, each outstanding Pinnacle RSU award that is granted as of or after July 24, 2025 (the date of the merger agreement) and is not held by a nonemployee member of Pinnacle’s board of directors under the Pinnacle stock plans shall, automatically and without any required action on the part of the holder thereof, be assumed by Newco and be converted into and become an assumed Pinnacle RSU award, and, from and after the effective time, (i) each assumed Pinnacle RSU award shall relate solely to shares of Newco common stock, (ii) the number of shares of Newco common stock underlying each assumed Pinnacle RSU award shall be equal to the number of shares of Pinnacle common stock that were underlying such assumed Pinnacle RSU award immediately prior to the effective time, and (iii) the terms and conditions of such assumed Pinnacle RSU award shall otherwise remain unchanged as a result of the assumption of such assumed Pinnacle RSU award (other than with respect to administration of the assumed Pinnacle RSU award, which shall be administered by Newco’s board of directors or a committee thereof).
Pinnacle PSU Awards
At the effective time, each Pinnacle PSU award granted prior to July 24, 2025 (the date of the merger agreement) under the Pinnacle stock plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable withholding taxes, (i) a number of shares of Newco common stock, rounded up to the nearest whole number of shares, equal to the number of shares of Pinnacle common stock subject to such Pinnacle PSU award (with such number of shares of Pinnacle common stock determined based on maximum performance) immediately prior to the effective time and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the effective time with respect to the maximum amount of such Pinnacle PSU award.
For an estimate of the amounts that would be payable to each of Pinnacle’s named executive officers (who, for the avoidance of doubt, comprise all of Pinnacle’s executive officers) in settlement of their unvested Pinnacle equity awards, see the section entitled “—Golden Parachute Compensation” beginning on page 116. The estimated aggregate amount that would be payable to Pinnacle’s ten (10) non-employee directors in settlement of their unvested Pinnacle equity awards that are outstanding as of August 22, 2025 if the effective time were to occur at such time is $637,630. The amounts in this paragraph were calculated based on a price per share of Pinnacle common stock of $90.72, which is the average closing market price of Pinnacle common stock over the first five (5) business days following the public announcement of the merger on July 24, 2025. These amounts do not include any equity awards (including any equity awards that may be granted in respect of fiscal year 2026), grants or forfeitures that may be made or occur, or dividends or dividend equivalents that may be accrued after August 22, 2025 and prior to the completion of the merger, and do not reflect any Pinnacle equity awards that have vested or are expected to vest in accordance with their terms or by the action of the Pinnacle board of directors or its human resources and compensation committee after August 22, 2025 and prior to the completion of the merger.
Pinnacle Employment Agreements and Change in Control Agreements
Each of the Pinnacle named executive officers is party to an employment agreement (Messrs. Turner, McCabe, Carpenter and Callicutt) (the “employment agreements”) or change in control agreement (Ms. Sumerlin and Mr. White) (the “CIC agreements”) pursuant to which such named executive officer is eligible to receive severance payments and benefits upon a qualifying termination of employment that occurs in connection with and/or following a change in control. The merger will constitute a change in control for purposes of such agreements.
Under the terms of the employment agreements with Messrs. Turner, McCabe, Carpenter and Callicutt, if Pinnacle terminates the executive’s employment without “cause” or the executive terminates his employment for “cause” within twelve (12) months following a “change of control” (each as defined in the employment agreements), the executive will be entitled to (i) a lump sum severance payment equal to three (3) times the sum of the executive’s then current base salary and target bonus, (ii) three (3) years of Pinnacle provided health plan benefits and (iii) tax assistance for three (3) years of up to $2,500 per year. These “change in control” entitlements are “double trigger” because (a) a change of control must occur and (b) the executive must terminate his employment for “cause” or be terminated by Pinnacle without “cause” to receive such severance benefits. Mr. Callicutt’s employment agreement also provides that he will receive an additional cash payment of $763,333 (together with interest) upon any termination of employment, payable in ten equal monthly installments commencing on the first business day on or after the 90th day following the date of his termination of employment.
The CIC agreement with Ms. Sumerlin provides that if, within twelve (12) months following a “change of control”, Pinnacle or Pinnacle bank terminate her employment without “cause” or she terminates her employment for “cause”, Pinnacle will be obligated to pay Ms. Sumerlin (i) a payment equal to two (2) times the sum of her then current base salary and target bonus amount, and (ii) a pro rata portion of the executive’s target bonus payable for the year of termination.
In connection with the merger, Pinnacle may amend such agreements (provided the executive officer has not otherwise entered into a new agreement with Pinnacle or the surviving entity) to (i) extend the period following the closing during which the executive officer is entitled to receive the change in control severance payments and benefits set forth in such agreement upon such executive officer’s qualifying termination of employment from twelve (12) months to twenty-four (24) months and (ii) add to the change in control severance payments provided under such agreements a prorated annual cash bonus for the year of termination, based on the Pinnacle executive officer’s then current target bonus and based on a minimum of six months.
For an estimate of the value of the payments and benefits described above that would be payable to Pinnacle’s named executive officers (who, for the avoidance of doubt, comprise all of Pinnacle’s executive officers) under the employment agreements or CIC agreements, as applicable, in connection with the merger, see the section entitled “—Golden Parachute Compensation” beginning on page 116 of this proxy statement.
Letter Agreements between Pinnacle and Messrs. M. Terry Turner and Robert McCabe
In connection with the Merger, on July 24, 2025 (the date of the merger agreement), M. Terry Turner, Pinnacle’s President and Chief Executive Officer, and Robert A. McCabe, Jr., Pinnacle’s Chairman of the Board and Chairman of Tennessee, each entered into letter agreements with Pinnacle and Pinnacle Bank (the “Turner letter agreement” and “McCabe letter agreement”, as applicable). The Turner letter agreement and the McCabe letter agreement will become effective as of, and contingent upon the occurrence of, the effective time and will be assumed by Newco as a matter of law at such time.

Letter Agreement with M. Terry Turner
Mr. Turner will serve as Chairman of the Newco board of directors and the Pinnacle Bank board of directors for two (2) years following the effective time. Beginning on the second anniversary of the effective time, Mr. Turner will resign from the Newco board of directors and the Pinnacle bank board of directors and serve as special advisor to the Chief Executive Officer of Newco for a period of two (2) years.
At the effective time, Mr. Turner will be entitled to receive the change in control severance to which he would be entitled in the event of an involuntary termination of employment under his existing employment agreement with Pinnacle (as described in greater detail above), a pro-rata target bonus for the year in which the effective time occurs (based on a minimum of six months), and full vesting of any outstanding equity awards held by Mr. Turner as of the effective time, with any performance-based awards deemed achieved based on maximum performance. Mr. Turner will also receive (i) a $22,800,000 non-compete payment in consideration for the four (4)-year non-compete covenant contained in the Turner letter agreement, payable within ten (10) days of closing and subject to repayment of up to 75% of such payment upon Mr. Turner’s material breach of the non-compete obligations, (ii) a success and continuity award of $8,500,000, payable twenty-six (26) months following the effective time, subject to Mr. Turner’s continued service through such date, (iii) cash compensation of $500,000 per year, and (iv) during the four (4)-year term under the letter agreement, unlimited personal use of the corporate aircraft or, if Newco no longer owns the corporate aircraft, any company-chartered aircraft (e.g., NetJets), in either case subject to reimbursement at an agreed hourly rate, as well as office space and administrative assistant support.
During the initial two (2)-years of the term of the letter agreement while Mr. Turner is serving as Chairman of the Newco board of directors and the Pinnacle Bank board of directors, he may only be removed from such positions by the affirmative vote of at least seventy-five percent (75%) of the entire Newco board of directors. Upon an involuntary termination of service at any point during the term, Mr. Turner will be entitled to payment of the remainder of the compensation owed under the Turner letter agreement. In addition to the non-competition covenant that runs for four (4) years from the effective time, Mr. Turner will be subject to four (4)-year customer and employee non-solicitation covenants and perpetual confidentiality obligations.
Letter Agreement with Robert A. McCabe, Jr.
Mr. McCabe will serve as Vice Chairman of the Newco board of directors and Chief Banking Officer of Newco for one (1) year following the effective time. Beginning on the first anniversary of the effective time, Mr. McCabe will resign from the Newco board of directors and as an employee and will serve as a consultant to Newco for a period of three (3) years.
At the effective time, Mr. McCabe will be entitled to receive the change in control severance to which he would be entitled in the event of an involuntary termination of employment under his existing employment agreement with Pinnacle (as described in greater detail above), a pro-rata target bonus for the year in which the effective time occurs (based on a minimum of six months), and full vesting of any outstanding equity awards held by Mr. McCabe as of the effective time, with any performance-based awards deemed achieved based on maximum performance. Mr. McCabe will also receive (i) a $8,100,000 non-compete payment in consideration for the four (4)-year non-compete covenant contained in the McCabe letter agreement, payable within ten (10) days of closing, subject to repayment of up to 75% of the payment upon Mr. McCabe’s material breach of the non-compete obligations, (ii) a cash compensation opportunity of $5,890,000 during the first year of the term of Mr. McCabe’s letter agreement, and an annual consulting fee of $400,000 for each of the remaining three (3) years of Mr. McCabe’s letter agreement, and (iii) personal use of the corporate aircraft up to $100,000 during the first year of the term of Mr. McCabe’s letter agreement, as well as office space and administrative assistant support during the during the full four (4)-year term under the letter agreement.
During the initial one year of the term of the letter agreement while Mr. McCabe is serving as Vice Chairman of the Newco board of directors and Chief Banking Officer of Newco, he may only be removed from such positions by the affirmative vote of at least seventy-five percent (75%) of the entire Newco board of directors. Upon an involuntary termination of employment or service, as applicable, at any point during the term he will be entitled to payment for the remainder of the compensation owed under the McCabe letter agreement. In addition to the non-competition covenant that runs for four (4) years from the effective time, Mr. McCabe will be subject to four (4)-year customer and employee non-solicitation covenants and perpetual confidentiality obligations.

Retention Program
In connection with the merger, Pinnacle may establish the Pinnacle retention program, under which it may grant retention awards in the form of cash or Pinnacle RSU awards to employees; provided, that no awards may be granted to Pinnacle’s named executive officers without Synovus’ consent. Awards under the Pinnacle retention program may be granted prior to, or following, the effective time to employees identified, and in the amounts and on the terms (including with respect to vesting date and termination protection) determined, by Pinnacle’s Chief Executive Officer (or designees thereof) subject to prior consultation with Synovus. Awards to senior managers, including executive officers of Pinnacle and any executives of Pinnacle who report directly to Pinnacle’s Chief Executive Officer may not exceed $25,000,000 in the aggregate. The minimum vesting period for awards granted under the Pinnacle retention program will be twenty-four (24) months after the closing. Awards granted under the Pinnacle retention program may not have termination protection more favorable than double trigger termination protection (i.e., if the grantee’s employment is terminated without “cause” or by the grantee for “cause” (if applicable, and each as defined in the Pinnacle stock plan or in an applicable individual agreement) in connection with, or during the two (2)-year period following, the closing, such award vest in full as of the grantee’s date of termination of employment). Pinnacle’s Chief Executive Officer (or designees thereof) may reallocate any forfeited retention awards in consultation with Synovus, with any reallocated awards subject to the foregoing terms. As of the date of this proxy statement/prospectus, no awards under the Pinnacle retention program have been allocated to executive officers of Pinnacle.
Annual Incentive Payments for Pinnacle’s 2025 Fiscal Year
Pursuant to the merger agreement, prior to the effective time, Pinnacle’s human resources and compensation committee may determine the level of achievement of the applicable performance goals in respect of its 2025 annual incentive plans and programs, and pay to each eligible employee such employee’s 2025 annual cash incentive based on the greater of target and actual performance (as determined by the Pinnacle human resources and compensation committee) with such payment to occur at the earlier of (i) the ordinary course payment date and (ii) a date that is within five business days prior to the effective time, subject to the applicable employee’s continued employment through the applicable payment date.
For an estimate of the 2025 cash incentive payments that would be payable to each of Pinnacle’s named executive officers (who, for the avoidance of doubt, comprise all of Pinnacle’s executive officers), see the section entitled “—Golden Parachute Compensation” beginning on page 116.
Annual Equity Incentive Compensation for Pinnacle’s 2026 Fiscal Year
Pursuant to the merger agreement, if the Closing has not occurred by January 15, 2026, Pinnacle may grant the Pinnacle 2026 equity awards solely in the form of time-based Pinnacle RSU awards. The terms and conditions of any such Pinnacle 2026 equity awards will include double trigger termination protection, such that if the grantee’s employment is terminated without “cause” (as defined in the Pinnacle stock plan) or, for each grantee who is party to an individual agreement with Pinnacle that contains the concept of a termination for cause by the grantee, by such grantee for “cause” (as defined in such individual agreement) in connection with, or during the two (2)-year period following, the closing, such Pinnacle 2026 equity award will vest in full as of the grantee’s date of termination of employment; provided that Pinnacle 2026 equity awards granted to each of Messrs. Turner, McCabe and Carpenter will instead pro-rata vest over one year based on the number of days worked during such year, with a minimum of three months (such that the minimum amount that would vest would be equals to 3/12 of such award).
Pinnacle Non-Employee Director Compensation
If the closing occurs prior to March 1, 2026, then the Pinnacle non-employee director cash fees and retainers for the period ending February 28, 2026, to the extent unpaid, will be paid in full immediately prior to the closing or if the closing occurs on or after March 1, 2026, then the Pinnacle non-employee director cash fees and retainers for the period from March 1, 2026 through the closing may, to the extent unpaid, be paid in full immediately prior to the closing.
New Management Arrangements
On August 21, 2025, Synovus and Pinnacle announced that, following the closing, Ms. Sumerlin would serve on the leadership team of Newco as Chief Credit Officer. Notwithstanding the foregoing, as of the date of this proxy statement, except as set forth above under “—Letter Agreements between Pinnacle and Messrs. M. Terry Turner and Robert McCabe”, no other Pinnacle executive officer has entered into any agreement with Pinnacle, Synovus or Newco regarding employment after the effective time, although it is possible that Pinnacle, Synovus or Newco may enter into new employment or other arrangements with executive officers in the future.
Indemnification and Insurance
Pursuant to the terms of the merger agreement, from and after the effective time, Newco will indemnify certain persons, including Pinnacle’s directors and executive officers. In addition, for a period of six (6) years from the effective time, the combined company would maintain insurance policies for the benefit of certain persons, including Pinnacle’s directors and executive officers. For additional information, see “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance” beginning on page 135 of this proxy statement/prospectus.
Quantification of Potential Payments and Benefits to Pinnacle’s Named Executive Officers
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K which requires disclosure of information about certain compensation for each named executive officer of Pinnacle that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of Pinnacle’s Directors and Executive Officers in the Transaction” above.
This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Pinnacle’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of holders of Pinnacle common stock, as described in the section entitled “Pinnacle Proposals—Proposal 2: Pinnacle Compensation Proposal” beginning on page 66. The table below sets forth, for the purposes of this golden parachute disclosure, the payments and benefits (on a pre-tax basis) that each of Pinnacle’s named executive officers would receive, using the following assumptions:
•	the effective time will occur on August 22, 2025 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);
•
each of Pinnacle’s named executive officers will experience a qualifying termination under their employment agreements or CIC agreements, as applicable, at such time (provided, that this is only an assumption and not indicative of events expected to occur at the effective time);

•
the relevant price per share of Pinnacle common stock is $90.72 (the average closing market price of Pinnacle common stock over the first five (5) business days following the public announcement of the merger on July 24, 2025);

•	for purposes of the unvested Pinnacle PSU awards set forth in the table, awards vest at the maximum performance level in accordance with the terms of the merger agreement; and
•	for the unvested Pinnacle RSU awards and Pinnacle PSU awards set forth in the table, associated dividend equivalent rights accrued thereon are included.
The calculations in the table do not include amounts that Pinnacle’s named executive officers were already entitled to receive, or were vested in, as of August 22, 2025. The calculations in this table also do not include certain amounts payable to Messrs. Turner and McCabe, which are discussed in the section entitled “—Letter Agreements between Pinnacle and Messrs. M. Terry Turner and Robert McCabe” beginning on page 112, including the noncompete payment (in the case of Messrs. Turner and McCabe), the success and continuity award (in the case of Mr. Turner), and other go-forward compensation, as those amounts are being paid pursuant to post-transaction service arrangements. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / benefits ($)(3)	Total ($)(4)
M. Terry Turner	$ 10,440,500	$19,675,848	$40,000	$30,156,348
Robert A. McCabe, Jr.	$9,916,813	$18,692,813	$40,000	$28,649,626
Richard D. Callicutt, II	$5,603,325	$7,354,528	$40,000	$12,997,853
Harold R. Carpenter, Jr.	$4,395,300	$5,571,281	$40,000	$10,006,581
Charissa D. Sumerlin	$2,042,151	$1,084,559	$—	$3,126,710
J. Harvey White(5)	$—	$684,284	$—	$684,254

(1)
Cash. The cash amounts payable to each of Messrs. Turner, McCabe, Callicutt and Carpenter consist of three (3) times the sum of the applicable named executive officer’s base salary and target bonus, which amounts are payable pursuant to the applicable named executive officer’s employment agreement if, within twelve (12) months following the closing, such named executive officer’s employment with the surviving entity is terminated by the surviving entity without “cause” or by the named executive officer for “cause” (each as defined in the applicable employment agreement). The cash amounts payable to Ms. Sumerlin consist of two (2) times the sum of her base salary and target bonus. The severance amounts described herein are “double trigger” and payable only upon the named executive officer’s qualifying termination within twelve (12) months following the closing. Additionally, the amounts in this column include a 2025 bonus, payable to each named executive officer upon the closing, with performance deemed achieved at 125% of the target level (which reflects estimated actual performance). Such bonus amounts are “single trigger” and therefore payable irrespective of whether or not the named executive officer experiences a qualifying termination under his or her change of control agreement. For further information, see “—Interests of Certain Pinnacle Directors and Executive Officers in the Merger—Annual Incentive Payments for Pinnacle’s 2025 Fiscal Year” beginning on page 23.

Name	2025 Bonus ($)	Cash Severance ($)	Total ($)
M. Terry Turner	$1,962,500	$8,478,000	$10,440,500
Robert A. McCabe, Jr.	$1,864,063	$8,052,750	$9,916,813
Richard D. Callicutt, II	$923,625	$4,679,700	$5,603,325
Harold R. Carpenter, Jr.	$724,500	$3,670,800	$4,395,300
Charissa D. Sumerlin	$387,750	$1,654,401	$2,042,151
J. Harvey White	$—	$—	$—

(2)
Equity. As described above, pursuant to the merger agreement, the named executive officer’s Pinnacle equity awards (other than Pinnacle RSU awards granted after July 24, 2025 (the date of the merger agreement)) shall “single-trigger” vest upon the closing and shall be converted into the right to receive (i) a number of shares of Newco common stock equal to the number of shares underlying such Pinnacle equity award (with such number of shares underlying Pinnacle PSU awards determined based on maximum performance) and (ii) an amount in cash equal to the amount of accrued but unpaid dividend equivalents with respect to such award, as set forth in greater detail in “The Merger Agreement—Treatment of Pinnacle Equity Awards” beginning on page 132. Set forth below are the separate values of each type of unvested equity award held by each of Pinnacle’s named executive officers and the aggregate dividend equivalent rights accrued thereon that, in each case, would vest upon the closing. None of Pinnacle’s named executive officers holds options to purchase Pinnacle common stock or unvested Pinnacle restricted stock awards. Treatment of all such equity awards is “single trigger” and payments in respect of such awards are payable upon the closing.

Name	Pinnacle RSU Awards ($)	Pinnacle PSU Awards ($)	Pinnacle Dividend Equivalent Rights ($)	Total ($)
M. Terry Turner	$1,875,455	$17,479,295	$321,098	$19,675,848
Robert A. McCabe, Jr.	$1,781,741	$16,606,024	$305,048	$18,692,813
Richard D. Callicutt, II	$698,090	$6,535,832	$120,606	$7,354,528
Harold R. Carpenter, Jr.	$535,974	$4,945,329	$89,979	$5,571,281
Charissa D. Sumerlin	$164,475	$913,641	$6,443	$1,084,559
J. Harvey White	$—	$673,777	$10,507	$684,284

(3)
Benefits. In the case of Messrs. Turner, McCabe, Carpenter and Callicutt, reflects the value of (a) continued health insurance plan benefits provided to the named executive officer and his immediate family members for a period of three (3) years and (b) tax assistance, advice and filing preparation services for three (3) years at a cost to Pinnacle not to exceed $2,500 per year.

(4)
280G. Messrs. Turner, McCabe and Carpenter’s employment agreements provide them with an entitlement to a gross-up payment covering any excise taxes imposed by Section 4999 of the Code and Mr. Callicutt’s employment agreement provides that the change in control benefits payable pursuant to such agreements are subject to reduction to avoid the imposition of excise taxes under Section 4999 of the Code in the event such reduction would result in a better after-tax result for Mr. Callicutt. Because the merger is not expected to constitute a change in control of Pinnacle with respect to Sections 280G or 4999 of the Code, the amounts above do not reflect any gross up payments or reductions under those provisions.

(5)
Mr. White, who is included in this table as a named executive officer of Pinnacle, retired from Pinnacle on June 30, 2025 prior to the assumed effective date, and is no longer employed by Pinnacle. Except for certain Pinnacle PSU Awards held by Mr. White that remained outstanding and eligible to vest following Mr. White’s retirement date, which shall “single-trigger” vest upon the closing and are included in this table, Mr. White is not expected to receive any benefits in connection with the merger that are different from those received by Pinnacle shareholders generally.
Interests of Certain Synovus Directors and Executive Officers in the Merger
In considering the recommendation of the Synovus board of directors to vote to approve the Synovus merger proposal, holders of Synovus common stock should be aware that the directors and executive officers of Synovus may have interests in the merger that are different from, or in addition to, the interests of holders of Synovus common stock generally and that may create potential conflicts of interest. The Synovus board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to holders of Synovus common stock that they vote to approve the Synovus merger proposal. For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 72 and “The Merger—Synovus’ Reasons for the Merger; Recommendation of Synovus’ Board of Directors” beginning on page 87.
These interests are described in more detail below.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	the effective time will occur on August 22, 2025 (which is the assumed date solely for purposes of the disclosure in this section);
•
each of Synovus’ executive officers will experience a termination without “cause” or for “good reason” (a “qualifying termination”) under his or her change of control agreement at such time (provided, that this is only an assumption and not indicative of events expected to occur at the effective time);

•
the relevant price per share of Synovus common stock is $48.53 (the average closing market price of Synovus common stock over the first five (5) business days following the public announcement of the merger on July 24, 2025); and

•	unvested Synovus PSU awards vest at the maximum performance level in accordance with the terms of the merger agreement.
The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before completion of the transaction.
Synovus’ Executive Officers and Directors
For purposes of this joint proxy statement/prospectus, Synovus’ named executive officers are:

Name	Position
Kevin S. Blair	President and Chief Executive Officer
Andrew J. Gregory, Jr.	Executive Vice President and Chief Financial Officer
Kevin J. Howard	Executive Vice President and Chief Wholesale Banking Officer
D. Wayne Akins	Executive Vice President and Chief Community Banking and Wealth Services Officer
Zack Bishop	Executive Vice President and Head of Technology, Operations and Security

In accordance with SEC rules, this disclosure also covers each employee of Synovus who served as an executive officer at any time since January 1, 2024. For purposes of this proxy statement/prospectus, Synovus’ executive officers who are not named executive officers are: Shellie R. Creson, Thomas T. Dierdorff, Sharon Goodwine, Jill Hurley, Allan E. Kamensky, Katherine M. Weislogel and Elizabeth D. Wolverton.
For purposes of this joint proxy statement/prospectus, Synovus’ non-employee directors are: Tim E. Bentsen, Stacy Apter, Pedro P. Cherry, John H. Irby, Gregory Montana, Diana M. Murphy, Dr. Harris Pastides, Barry L. Storey, Alexandra Villoch and Teresa White.

Treatment of Outstanding Equity Awards
The Synovus stock options, Synovus RSU awards and Synovus PSU awards (collectively, the “Synovus equity awards”) held by Synovus’ directors and executive officers immediately prior to the effective time will, except as provided below with respect to certain of Synovus’ directors, be treated in the same manner as those Synovus equity awards held by other employees of Synovus, which is as follows:
Synovus Stock Options
At the effective time of the merger, each outstanding Synovus stock option shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive (without interest), less applicable tax withholdings, a number of shares of Newco common stock equal to the product of (i) the net option share amount multiplied by (ii) the Synovus exchange ratio.
Synovus RSU Awards
At the effective time of the merger, each outstanding Synovus RSU award shall, automatically and without any required action on the part of the holder thereof, be assumed by Newco and be converted into and become an assumed Synovus RSU award, and, from and after the effective time, (i) each assumed Synovus RSU award shall relate solely to shares of Newco common stock; (ii) the number of shares of Newco common stock underlying each assumed Synovus RSU award shall be determined by multiplying the number of shares of Synovus common stock that were underlying such assumed Synovus RSU award immediately prior to the effective time by the Synovus exchange ratio, and rounding the resulting number up to the nearest whole number of shares of Newco common stock; and (iii) the terms and conditions of such assumed Synovus RSU award shall otherwise remain unchanged as a result of the assumption of such assumed Synovus RSU award. Effective as of immediately after the effective time, each assumed Synovus RSU award held by a non-employee director of Synovus who will not serve as a member of Newco’s board of directors as of the effective time will vest in full.
Synovus PSU Awards
At the effective time of the merger, each outstanding Synovus PSU award, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable tax withholdings, a number of shares of Newco common stock, rounded up to the nearest whole number of shares, equal to the product of (i) the number of shares of Synovus common stock subject to such Synovus PSU award (with such number of shares of Synovus common stock determined based on maximum performance) immediately prior to the effective time multiplied by (ii) the Synovus exchange ratio.
Double Trigger Accelerated Vesting of Synovus Equity Awards
Pursuant to the terms of the award agreements for the Synovus equity awards held by Synovus’ executive officers, if an executive officer’s employment is terminated by Synovus without “cause” or due to the executive officer’s resignation for “good reason”, in each case, on or within 24 months following a change of control of Synovus, then all such equity awards then held by such executive officer would fully vest upon such termination of employment. The merger constitutes a change of control of Synovus and these “double trigger” vesting provisions applicable to Synovus equity awards held by executive officers will continue to apply to such awards after such awards are assumed by Synovus at the effective time.
Quantification of Synovus Equity Awards
See the section entitled “Quantification of Potential Payments and Benefits to Synovus Named Executive Officers in Connection with the Transaction” beginning on page 121 of this proxy statement/prospectus for an estimate of the value of each of Synovus’ named executive officer’s unvested Synovus equity awards. Based on the assumptions described above under “—Certain Assumptions”, the estimated aggregate value of the unvested equity awards held by Synovus’ seven executive officers who are not named executive officers is: unvested Synovus stock options—$0; unvested Synovus RSU awards—$2,452,318; and unvested Synovus PSU awards—$9,424,186; and the estimated aggregate value of the unvested Synovus RSU awards held by Synovus’ ten non-employee directors is $4,323,732.

Change of Control Agreements
Each Synovus executive officer is party to a change of control agreement with Synovus that provides that, in the event that the executive officer’s employment with Synovus is terminated within 24 months following a change of control of Synovus (i) by Synovus without cause or (ii) by the executive officer for good reason, then Synovus will be obligated to pay the executive officer a cash lump sum payment equal to (a) two (2) times (or three (3) times, in the case of Messrs. Blair, Gregory and Howard) the sum of (1) the executive officer’s then-current base salary and (2) the executive officer’s average annual actual bonus paid over the three calendar years preceding the executive officer’s termination of employment plus (b) a pro rata amount of the officer’s target annual cash incentive award for the year in which the termination occurs, subject to a minimum of six months. Synovus will also provide, at its sole cost, each such terminated executive officer with continued medical and welfare benefits for a period of up to two (2) years (or three (3) years, in the case of Messrs. Blair, Gregory and Howard). The merger will constitute a change of control for purposes of the change of control agreements with Synovus executive officers.
Each of Messrs. Akins’s and Bishop’s change of control agreements, as well as the change of control agreements of six of Synovus’ seven executive officers who are not named executive officers, provide that, if the compensation and benefits payable to the officer would be subject to an excise tax under Section 4999 of the Code, such amounts shall be reduced to the level that would avoid application of the excise tax. Mr. Howard’s change of control agreement provides that, if the compensation and benefits payable to Mr. Howard would be subject to an excise tax under Section 4999 of the Code that exceeds the cap by at least 10%, Mr. Howard will be entitled to a gross-up payment covering such excise taxes.
See the section entitled “Quantification of Potential Payments and Benefits to Synovus Named Executive Officers in Connection with the Transaction” beginning on page 121 of this proxy statement/prospectus for the estimated amounts that each of Synovus’ named executive officers would receive under their change of control agreements upon a qualifying termination of employment. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate amount of the cash severance payments (which excludes the value of continued medical and welfare benefit continuation) that Synovus’ seven executive officers who are not named executive officers would receive under their employment agreements upon a qualifying termination of employment is $13,215,500.
Executive Employment Agreements
In connection with the merger, on July 24, 2025 (the date of the merger agreement), Mr. Kevin S. Blair, Synovus’ President and Chief Executive Officer, and Mr. Andrew J. Gregory, Jr., Synovus’ Executive Vice President and Chief In connection with the merger, on July 24, 2025 (the date of the merger agreement), Mr. Kevin S. Blair, Synovus’ President and Chief Executive Officer, and Mr. Andrew J. Gregory, Jr., Synovus’ Executive Vice President and Chief Financial Officer, each entered into an executive employment agreement with Synovus and Synovus Bank (the “Blair employment agreement” and “Gregory employment agreement”, as applicable). The Blair employment agreement and Gregory employment agreement will become effective as of, and contingent upon the occurrence of, the effective time and will be assumed by Newco as a matter of law at such time.
Executive Employment Agreement with Mr. Kevin S. Blair
Pursuant to the Blair employment agreement, at the effective time, Mr. Blair will serve as President and Chief Executive Officer of Newco and Pinnacle Bank and serve as a member of the Newco board of directors and the Pinnacle Bank board of directors. Mr. Blair will also serve as Chairman of the Newco board of directors beginning on the second anniversary of the closing (or at such earlier date when Mr. Turner ceases to serve as Chairman). The Blair employment agreement has a term of two (2) years and one (1) day following the effective time.
During the term of the employment agreement, Mr. Blair will receive an annual base salary of no less than $1,150,000, will be eligible for an annual cash incentive award with a target opportunity of 170% of his base salary and will be granted annual long-term incentive awards with a target grant date fair value of not less than $5,800,000. Mr. Blair will also be provided with employee benefits and perquisites no less favorable than those provided to other Newco executive officers and those provided to Mr. Blair prior to the effective time.

Mr. Blair’s employment may not be terminated and he may not be removed from the positions of President, Chief Executive Officer and, as applicable, Chairman during the term of the Blair employment agreement without an affirmative vote of 75% of the members of the Newco board of directors. Upon Mr. Blair’s termination of employment by Newco without cause or by Mr. Blair for good reason (each as defined in the Blair employment agreement) during the term of the Blair employment agreement, Mr. Blair would receive the severance payments and benefits to which he would be entitled in the event of an involuntary termination of employment under his existing change of control agreement with Synovus, and full vesting of any outstanding equity awards, with any performance-based awards deemed achieved based on the greater of target and actual performance.
The Blair employment agreement provides that, if the compensation and benefits payable to Mr. Blair would be subject to an excise tax under Section 4999 of the Code, such amounts shall either be paid in full or reduced to the level that would avoid application of the excise tax, whichever would place him in a better after-tax position.
Executive Employment Agreement with Mr. Andrew J. Gregory, Jr.
Pursuant to the Gregory employment agreement, at the effective time, Mr. Gregory will serve as Executive Vice President and Chief Financial Officer of Newco and Pinnacle Bank. The Gregory employment agreement has a term of two (2) years and one (1) day following the effective time.
In respect of his employment, Mr. Gregory will receive an annual base salary of no less than $675,000, will be eligible for an annual cash incentive award with a target opportunity of 120% of his base salary and will be granted annual long-term incentive awards with a target grant date fair value of not less than $1,825,000. Mr. Gregory will also be provided with employee benefits and perquisites no less favorable than those provided to other Newco executive officers and those provided to Mr. Gregory prior to the effective time.
Mr. Gregory’s employment may not be terminated and he may not be removed from the positions of Executive Vice President and Chief Financial Officer during the term of the Gregory employment agreement without an affirmative vote of 75% of the members of the Newco board of directors. Upon Mr. Gregory’s termination of employment by Newco without cause or by Mr. Gregory for good reason (each as defined in the Gregory employment agreement) during the term of the Gregory employment agreement, Mr. Gregory would receive the severance payments and benefits to which he would be entitled in the event of an involuntary termination of employment under his existing change of control agreement with Synovus, and full vesting of any outstanding equity awards, with any performancebased awards deemed achieved based on the greater of target and actual performance.
The Gregory employment agreement provides that, if the compensation and benefits payable to Mr. Gregory would be subject to an excise tax under Section 4999 of the Code, such amounts shall either be paid in full or reduced to the The Gregory employment agreement provides that, if the compensation and benefits payable to Mr. Gregory would be subject to an excise tax under Section 4999 of the Code, such amounts shall either be paid in full or reduced to the level that would avoid application of the excise tax, whichever would place him in a better after-tax position.
Retention Program
In connection with the merger, Synovus may establish the Synovus retention program, under which it may grant retention awards in the form of cash or Synovus RSU awards to employees; provided, that awards may not be allocated or granted to executive officers of Synovus and any executives of Synovus who report directly to Synovus’ Chief Executive Officer prior to the effective time, and the value of the awards granted to such executives may not exceed $30,000,000 in the aggregate. Awards granted under the Synovus retention program may not vest prior to the second (2nd) anniversary of the effective time, and may include “double trigger” vesting conditions, meaning that retention awards may vest in full as of the grantee’s date of termination of employment if the grantee’s employment is terminated without “cause” or for “good reason” within the two (2)-year period following the effective time.
Annual Incentive Payments for Synovus’ 2025 Fiscal Year
Pursuant to the merger agreement, prior to the effective time, Synovus’ compensation and human capital committee may determine performance for its 2025 annual incentive plans and programs. If the effective time occurs prior to January 1, 2026, such determination of performance will include projected or budgeted performance for the period between the effective time and December 31, 2025. Following such determination, Synovus may pay the affiliated bonuses to eligible employees based on the greater of target and actual performance at the earlier of (i) the ordinary course bonus payment date and (ii) a date that is within five (5) business days prior to the effective time, in either case subject to the applicable executive officer’s continued employment through the applicable payment date.
See the section entitled “Quantification of Potential Payments and Benefits to Synovus’ Named Executive Officers in Connection with the Transaction” beginning on page 121 of this proxy statement/prospectus for the estimated amount of the 2025 bonus payment that each of Synovus’ named executive officers would receive under the terms of the merger agreement. Based on the assumptions described above under “—Certain Assumptions” and assuming that the applicable performance goals are achieved at 150% (which reflects estimated actual performance), the estimated aggregate amount of the 2025 bonus payments that Synovus’ seven executive officers who are not named executive officers would receive under the terms of the merger agreement is $3,382,266.
Annual Equity Incentive Compensation for Synovus’ 2026 Fiscal Year
Pursuant to the merger agreement, if the Closing has not occurred by January 15, 2026, Synovus may grant the Synovus 2026 equity awards solely in the form of time-based Synovus RSU awards. The vesting commencement date of such Synovus RSU awards will be the date on which Synovus would have otherwise granted the Synovus 2026 equity awards in the ordinary course of business. The terms and conditions of any such Synovus 2026 equity awards will include the “double trigger termination” protection as described above under “—Double Trigger Accelerated Vesting of Synovus Equity Awards”.
New Management Arrangements
On August 21, 2025, Synovus and Pinnacle announced that, following the closing, the certain Synovus executive officers would serve on the leadership team of Newco in the following positions: Mr. Zack Bishop, Chief Operating Officer; Ms. Shellie Creson, Chief Risk Officer; Mr. Allan Kamensky, Chief Legal Officer; and Ms. Elizabeth Wolverton, Chief Digital and Product Solutions Officer. Additionally, Messrs. D. Wayne Akins, Thomas Dierdorff and Kevin J. Howard would serve as leaders of specialty lines of business. Notwithstanding the foregoing, as of the date of this proxy statement, except as set forth above under “—Executive Employment Agreements”, no other Synovus executive officer has entered into any agreement with Synovus, Pinnacle or Newco regarding employment after the effective time, although it is possible that Synovus, Pinnacle or Newco may enter into new employment or other arrangements with executive officers in the future.
Indemnification and Insurance
Pursuant to the terms of the merger agreement, from and after the effective time, Newco will indemnify certain persons, including Synovus directors and executive officers. In addition, for a period of six (6) years from the effective time, Newco will maintain insurance policies for the benefit of certain persons, including Synovus directors and executive officers. For additional information, see “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance” beginning on page 139 of this proxy statement/prospectus.
Quantification of Potential Payments and Benefits to Synovus Named Executive Officers in Connection with the Transaction
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Synovus that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of Certain Synovus Directors and Executive Officers in the Transaction” above.
This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Synovus’ named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of holders of Synovus common stock, as described in the section entitled “Synovus Proposals—Proposal 2: Synovus Compensation Proposal” beginning on page 66. The table below sets forth, for the purposes of this golden parachute disclosure, the payments and benefits (on a pre-tax basis) that each of Synovus’ named executive officers would receive. Except as specifically noted, the disclosure below uses the relevant assumptions described above under “—Certain Assumptions.”
The calculations in the table do not include amounts that Synovus’ named executive officers were already entitled to receive, or were vested in, as of August 22, 2025. The calculations in this table also do not include go-forward compensation amounts payable to Messrs. Blair and Gregory, which are discussed in the section entitled “—Executive Employment Agreements” beginning on page 119 of this proxy statement/prospectus, as those amounts are being paid pursuant to post-transaction service arrangements. In addition, these amounts do not attempt to forecast any additional equity award grants or issuances or forfeitures that may occur prior to the completion of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / benefits ($)(3)	Gross-ups ($)(4)	Total ($)
Kevin S. Blair	$11,696,650	$13,549,067	$74,901	—	$25,320,618
Andrew J. Gregory, Jr.	$5,272,740	$3,800,481	$74,901	—	$9,148,122
Kevin J. Howard	$3,972,351	$2,753,010	$49,934	$2,732,106	9,507,401
D. Wayne Akins	$2,810,209	$2,650,684	$49,934	—	$5,510,827
Zack Bishop	$2,753,149	$2,446,931	$49,934	—	$5,250,014

(1)
Cash. The cash severance amounts payable to each of the named executive officers equals three (3) times (or two (2) times for Messrs. Akins and Bishop) the sum of the applicable named executive officer’s base salary and the average of the actual bonuses paid to each executive in 2022, 2023 and 2024. Such cash severance amounts are “double-trigger” and therefore payable pursuant to the applicable named executive officer’s change of control agreement if, within twenty-four (24) months following the closing, such named executive officer’s employment with the surviving entity is terminated by the surviving entity without “cause” or by the named executive officer for “good reason” (each as defined in the applicable change of control agreement). For further information, see “Interests of Certain Synovus Directors and Executive Officers in the Merger—Change of Control Agreements.” Additionally, the amounts in this column include a 2025 bonus, payable to each named executive officer upon the closing, with performance deemed achieved at 150% of the target level (which reflects estimated actual performance). Such bonus amounts are “single trigger” and therefore payable irrespective of whether or not the named executive officer experiences a qualifying termination under his or her change of control agreement. For further information, see “Interests of Certain Synovus Directors and Executive Officers in the Merger—Annual Incentive Payments for Pinnacle’s 2025 Fiscal Year” beginning on page 114.

Name	Cash Severance ($)	2025 Bonus ($)	Total ($)
Kevin S. Blair	$9,367,900	$2,328,750	$11,696,650
Andrew J. Gregory, Jr.	$4,381,740	$891,000	$5,272,740
Kevin J. Howard	$3,334,757	$637,594	$3,972,351
D. Wayne Akins	$2,184,709	$625,500	$2,810,209
Zack Bishop	$2,144,524	$608,625	$2,753,149

(2)
Equity. The values set forth in the golden parachute table include accelerated vesting of Synovus RSU awards upon a qualifying termination of employment following a change of control of Synovus; this accelerated vesting is a “double trigger” benefit and is triggered only upon a qualifying termination of employment following a change of control of Synovus. The values also include the accelerated vesting of Synovus PSU awards upon the effective time, determined assuming the achievement of maximum performance; this accelerated vesting is a “single trigger” benefit. For further details regarding the treatment of Synovus equity awards in connection with the transaction, see “Interests of Certain Synovus Directors and Executive Officers in the Merger—Treatment of Outstanding Equity Awards”. The estimated values of such awards are shown in the following table:

Name	Synovus RSU Awards ($)	Synovus PSU Awards ($)	Total ($)
Kevin S. Blair	$ 3,059,380	$ 10,489,687	$ 13,549,067
Andrew J. Gregory, Jr.	$864,805	$2,935,677	$3,800,481
Kevin J. Howard	$606,431	$2,146,579	$2,753,010
D. Wayne Akins	$583,961	$2,066,723	$2,650,684
Zack Bishop	$539,120	$1,907,811	$2,446,931

(3)
Benefits. Consists of estimated cost of the continued provision of health and welfare benefits for a period of three (3) years (or two (2) years for Messrs. Akins and Bishop) post-termination to each of the named executive officers (and, as applicable, each named executive officer’s eligible dependents). Such benefit is “double trigger” and is provided only upon a qualifying termination of employment following a change in control of Synovus (see “Interests of Certain Synovus Directors and Executive Officers in the Merger—Change of Control Agreements”).Incentive Payments for Synovus’ 2025 Fiscal Year.”

(4)
Gross-ups. Pursuant to his change of control agreement with Synovus, Mr. Howard is entitled to a gross-up to offset any excise tax obligation applicable under Section 4999 of the Code in excess of 110% of the cap that would arise from the payment of golden parachute payments to Mr. Howard. The amount reported in this table reflects the amount of the payment that would be required to put Mr. Howard in the same economic position had his golden parachute payments not been subject to the excise tax. Amounts reported in this table do not reflect the impact of any cutback that may apply to the payments and benefits of Messrs. Akins and Bishop in the event that the excise tax applicable under Section 4999 of the Code would otherwise apply.

Governance of the Combined Company After the Merger
Articles
Prior to the effective time, the boards of directors of Pinnacle, Synovus and Newco will take all actions necessary to cause the articles of incorporation of Newco to be amended and restated as set forth in Exhibit A of the merger agreement, and as so amended and restated, effective upon the completion of the merger, the Newco articles will be the articles of incorporation of the combined company, until thereafter amended as provided therein or in accordance with applicable law. The authorized capital stock of Newco immediately following the effective time will be as set forth in the Newco articles and will consist of 360,000,000 shares of Newco common stock and 110,000,000 shares of Newco preferred stock.
Bylaws
Prior to the effective time, the boards of directors of Pinnacle, Synovus and Newco will take all actions necessary to cause the bylaws of Newco to be amended and restated as set forth in Exhibit B to the merger agreement, and as so amended and restated, the bylaws of Newco will be the bylaws of the combined company, until thereafter amended as provided therein or in accordance with applicable law. The bylaws of Newco as amended pursuant to the merger agreement will implement certain governance and related matters for the combined company following completion of the merger, including: the composition of the combined company’s board of directors, the roles of the Chairman of the Board and the Chief Executive Officer and related succession matters, the role of the lead independent director, the composition of the committees of the board of directors and the locations of the headquarters of the combined company and the combined bank. Each of the foregoing governance matters is discussed further below.
Board of Directors
At the effective time, the boards of directors of the combined company and the combined bank will each have the same fifteen (15) members, consisting of:
•
the legacy Pinnacle directors—M. Terry Turner, Robert A. McCabe, Jr., and G. Kennedy Thompson, respectively, the President and Chief Executive Officer, the Chairman and a director of Pinnacle as of immediately prior to the effective time, and five (5) additional members of the Pinnacle board of directors as of immediately prior to the effective time, designated by Pinnacle; and

•
the legacy Synovus directors—Kevin S. Blair and Tim E. Bentsen, respectively, the Chairman of the Board, Chief Executive Officer, and President and the Lead Independent Director of Synovus as of immediately prior to the effective time, and five (5) additional members of the Synovus board of directors as of immediately prior to the effective time, designated by Synovus.

As a result, immediately following the effective time, the boards of directors of the combined company and the combined bank are expected to consist of Mr. Turner, the current Chief Executive Officer and President of Pinnacle; Mr. McCabe, the current Chairman of Pinnacle; Mr. Thompson, a current director of Pinnacle; Mr. Blair, the current Chairman of the Board, Chief Executive Officer and President of Synovus; Mr. Bentsen, the current Lead Independent Director of Synovus; and those other directors designated by Pinnacle and Synovus, as applicable. Following the vice chairman succession date, Mr. McCabe will cease to serve as Vice Chairman and as a member of the boards of directors of the combined company and the combined bank, and the boards of directors of the combined company and the combined bank will each be reduced by one director. Following the chairman succession date, Mr. Turner will cease to serve as Chairman and as a member of the boards of directors of the combined company and the combined bank, and the boards of directors of the combined company and the combined bank will each be reduced by one director. During the period beginning at the effective time and ending on the first (1st) anniversary of the effective time (as such date may be extended in accordance with bylaws of the combined company and the combined bank), Mr. Thompson will serve as a director of the boards of directors of the combined company and the combined bank.
During the transition period, any vacancy on the board of directors of the combined company or of the combined bank resulting from the cessation of service by any legacy Synovus director will be filled by the board of directors with a nominee selected by majority vote of the legacy Synovus directors then in office, in which case the legacy Pinnacle directors will vote to approve the appointment or nomination, as applicable, of such individual, provided that any such appointment or nomination (as applicable) will be made in accordance with applicable law and the rules of the NYSE or other national securities exchange on which the combined company’s securities are listed. During this period, the legacy Synovus directors shall have the exclusive authority to nominate, by majority vote, on behalf of the board of directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a legacy Synovus director. Any additional directors who were nominated and subsequently appointed or elected to fill a vacancy created by the cessation of a legacy Synovus director shall also be considered to be a legacy Synovus director thereafter.
During the transition period, any vacancy on the board of directors of the combined company or of the combined bank resulting from the cessation of service by any legacy Pinnacle director (other than Mr. Turner and Mr. McCabe) will be filled by the board of directors with a nominee selected by majority vote of the legacy Pinnacle directors then in office, in which case the legacy Synovus directors shall vote to approve the appointment or nomination, as applicable, of such individual, provided that any such appointment or nomination (as applicable) will be made in accordance with applicable law and the rules of the NYSE or other national securities exchange on which the combined company’s securities are listed. During this period, the legacy Pinnacle directors will have the exclusive authority to nominate, by majority vote, on behalf of the board of directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a legacy Pinnacle director. Any additional directors who were nominated and subsequently appointed or elected to fill a vacancy by the cessation of service of a legacy Pinnacle director shall also be considered to be a legacy Pinnacle director thereafter.
During the transition period, the size of the boards of directors of the combined company and the combined bank will not be increased or decreased except for the reductions to take place on the chairman succession date and the vice chairman succession date.
Each director will be required to retire as a director effective as of the first annual meeting of the combined company after such director has turned seventy-five (75) years of age. This prohibition will not apply to (i) Mr. McCabe prior to the vice chairman succession date and (ii) Mr. Thompson prior to the first (1st) anniversary of the effective time (as may be extended on an annual basis by the affirmative vote of a majority of the entire board of directors of the combined company).
During the transition period, any modification or amendment to, or repeal of, the bylaw provisions implementing the above arrangements will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.
Chairman of the Board and Chief Executive Officer
Immediately following the effective time, Mr. Blair, the current Chairman of the Board, President and Chief Executive Officer of Synovus and Synovus Bank, will serve as President, Chief Executive Officer and director of the combined company and the combined bank. Immediately following the effective time, Terry M. Turner, current President and Chief Executive Officer of Pinnacle, will become the Chairman of the boards of directors of the combined company and the combined bank until the chairman succession date, at which time Mr. Blair will succeed Mr. Turner as the Chairman of the boards of directors of the combined company and the combined bank. Thereafter, Mr. Turner will serve as a special advisor to the Chief Executive Officer until the second (2nd) anniversary of the chairman succession date.
During the transition period, any removal (or failure to appoint, re-elect or re-nominate) of Mr. Turner or Mr. Blair, any amendment or modification to any employment or similar agreement with Mr. Turner and Mr. Blair conflicting with the Newco bylaws or adversely affecting Mr. Turner or Mr. Blair, any termination of

Mr. Turner’s service with, or Mr. Blair’s employment by or other service with, the combined company, or any modification to Mr. Blair’s reporting relationships or failure to appoint Mr. Blair as Chairman of the boards of directors of the combined company and the combined bank on the chairman succession date will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors.
During the transition period, any modification or amendment to, or repeal of, the bylaw provisions implementing the above arrangements will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.
Management Team
Immediately following completion of the merger, in addition to the position held by Mr. Blair described above, the officers of the combined company and the combined bank will include Andrew J. Gregory, Jr., as Chief Financial Officer and Mr. McCabe, Jr., as Chief Banking Officer.
During the transition period, any removal (or failure to appoint, re-elect or re-nominate) of Mr. Gregory, any amendment or modification to any employment or similar agreement with Mr. Gregory conflicting with the Newco bylaws or adversely affecting Mr. Gregory, any termination of Mr. Gregory’s employment by or other service with the combined company will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors.
Vice Chairman of the Board
Immediately following the effective time and until the vice chairman succession date, the Vice Chairman of the boards of directors of the combined company and the combined bank will be Mr. McCabe, who will also serve as the Chief Banking Officer of the combined company and combined bank. Following the vice chairman succession date, Mr. McCabe will cease to serve as Vice Chairman, Chief Banking Officer and as a member of the boards of directors of the combined company and the combined bank, and the boards of directors of the combined company and the combined bank will be reduced by one director.
During the one year period following the effective time, any removal (or failure to appoint, re-elect or re-nominate) of Mr. McCabe, any amendment or modification to any employment or similar agreement with Mr. McCabe conflicting with the Newco bylaws or adversely affecting Mr. McCabe, any termination of Mr. McCabe’s employment by or other service with the combined company will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors.
During the transition period, any modification or amendment to, or repeal of, the bylaw provisions implementing the above arrangements will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.
Lead Independent Director; Legacy Pinnacle Director
During the transition period, the lead independent director of the board of directors of the combined company and the combined bank will be Mr. Bentsen (or an independent director chosen by the continuing Synovus directors).
During the transition period, G. Kennedy Thompson will serve as a director of the boards of directors of the combined company and the combined bank.
During the transition period, any modification or amendment to, or repeal of, the bylaw provisions implementing the above arrangements will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.
Composition of Committees
During the transition period, (i) each committee of the boards of directors of the combined company and combined bank will have at least four (4) members, (ii) each committee of the boards of directors of the combined company and combined bank will have an even number of members and be composed equally of continuing Pinnacle directors and continuing Synovus directors, (iii) the boards of directors of the combined company and the combined bank will maintain the following standing committees: an Executive Committee, an Audit Committee, a Risk Committee, a Compensation and Human Capital Committee and a Corporate Governance and Nominating Committee (iv) the chairs of the Risk Committee and the Audit Committee will be directors selected from among the continuing Pinnacle directors by majority vote of the continuing Pinnacle directors, (v) the chairs of the Corporate Governance and Nominating Committee and the Compensation and Human Capital Committee will be directors selected from among the continuing Synovus directors by majority vote of the continuing Synovus directors, (vi) the Executive Committee will be composed of the Chief Executive Officer, the Chairman, the Vice Chairman (during his term of service), the lead independent director and the chairs of the Audit Committee, the Risk Committee, the Corporate Governance and Nominating Committee and the Compensation and Human Capital Committee and (vii) the chair of the Executive Committee will be the Chief Executive Officer of the combined company and the combined bank, as applicable.
During the transition period, any modification or amendment to, or repeal of, the bylaw provisions implementing the above arrangements will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.
Headquarters of Newco and Pinnacle Bank After the Merger
Immediately following the effective time, the headquarters of the combined company will be located in Atlanta, Georgia and the headquarters of the combined bank will be located in Nashville, Tennessee.
During the transition period, any amendment to the bylaw provisions providing that the headquarters of the combined company will be located in Atlanta, Georgia and the headquarters of the combined bank will be located in Nashville, Tennessee will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company
Change of Control During the Transition Period
During the transition period, any merger or consolidation of the combined company with or into another entity or any disposition of all or substantially all assets of the combined company will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.
Commitments to the Community
Newco will continue to have a significant employee and operational presence in Nashville, Tennessee and Columbus, Georgia for a minimum of five (5) years following the closing date. For a minimum of five (5) years following the closing date, Newco will maintain significant community engagement in the Nashville and Columbus metro areas following the closing and, in both cases, not less than the current level of community engagement. In discharging the duties of their respective positions and in determining what is believed to be in the best interests of Newco, the Newco board of directors, committees of the Newco board of directors, and individual directors are empowered under the Newco articles of incorporation to consider the interests of the communities in which offices or other establishments of Newco and its subsidiaries are located.
Accounting Treatment
Pinnacle and Synovus each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The merger will be accounted for using the acquisition method of accounting, and Pinnacle will be treated as the accounting acquirer. In identifying Pinnacle as the acquiring entity for accounting purposes, Pinnacle and Synovus took into account a number of factors as of the date of this joint proxy statement/prospectus, including the relative voting rights of all equity instruments in the combined company and the intended corporate governance structure of the combined company. No single factor was the sole determinant in the overall conclusion that Pinnacle is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion.
Regulatory Approvals
To complete the merger, Pinnacle and Synovus need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank, antitrust, securities, insurance and other regulatory authorities. Subject to the terms of the merger agreement, Pinnacle and Synovus have agreed to cooperate with each other and use reasonable best efforts to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. These approvals include, among others, the approval of the Board of Governors of the Federal Reserve Board for the merger, the bank merger and the FRS membership, the approvals of the TDFI and the GDBF for the bank merger and, in the case of the TDFI, for the merger of Pinnacle with and into Newco. Under the terms of the merger agreement, neither Pinnacle nor Synovus is required to take any action or agree to any condition or restriction in connection with obtaining these approvals that would reasonably be expected to have a material adverse effect on Newco and its subsidiaries, taken as a whole, after giving effect to the merger.
The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by holders of Pinnacle common stock, Pinnacle series B preferred stock (or depositary shares in respect thereof), Synovus common stock and Synovus preferred stock in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
There can be no assurance that all of the regulatory approvals required in connection with the merger agreement and merger will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or restrictions that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on Newco and its subsidiaries, taken as a whole, after giving effect to the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board
The transactions contemplated by the merger agreement are subject to approval by the Federal Reserve Board pursuant to section 3 of the BHC Act with respect to the merger and section 18(c)(2)(B) of the Federal Deposit Insurance Act (the “Bank Merger Act”) with respect to the bank merger, and applications for these approvals by the Federal Reserve Board were filed on August 22, 2025. Newco received a request for additional information from the Federal Reserve Board on September 18, 2025. The Federal Reserve Board takes into consideration a number of factors when acting on applications under section 3 of the BHC Act. These factors include the financial and managerial resources (including consideration of the competence, experience and integrity of the officers, directors and principal shareholders, as well as the pro forma capital ratios) and future prospects of the combined organization. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served and the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market. In evaluating an application filed under the Bank Merger Act, the Federal Reserve Board considers the same factors. The parties also believe that the Federal Reserve will also consider Pinnacle’s and Synovus’ record of compliance with law and regulation.
In considering an application under section 3 of the BHC Act and the Bank Merger Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board must also take into account the record of performance of each of Pinnacle and Synovus in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by their depository institution subsidiaries. As part of the review process in merger transactions, the Federal Reserve Board frequently receives protests from community groups and others. In their most recent CRA performance evaluations, Pinnacle’s subsidiary, Pinnacle Bank, received an overall “satisfactory” regulatory rating and Synovus’ wholly owned subsidiary, Synovus Bank, received an overall “satisfactory” regulatory rating, respectively.
In addition, in connection with an interstate bank merger transaction, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Act, including state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the Federal Reserve Board may

approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the Federal Reserve Board, and the Federal Reserve Board determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.
The BHC Act and the Bank Merger Act require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board. The Federal Reserve Board takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. The Federal Reserve Board is also authorized to hold one or more public hearings or meetings if it determines that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by the Federal Reserve Board.
The Federal Reserve Board will have supervisory authority over the combined company and combined bank once the merger is completed. In particular, Newco will be subject to additional regulatory requirements as a result of its status as a “large financial institution” for regulatory purposes after completion of the merger.
TDFI
Certain of the transactions contemplated by the merger agreement are subject to approval by the TDFI, and an application for approval by the TDFI was filed on August 22, 2025. Newco received a request for additional information from the TDFI on September 24, 2025. In evaluating a merger agreement between stock-form banking organizations, the TDFI considers: (i) whether the resulting state bank meets the requirements of Tennessee state law as to the formation of a new state bank; (ii) whether the agreement provides an adequate capital structure, including surplus, in relation to the deposit liabilities of the resulting state bank and its other activities that are to continue or are to be undertaken; (iii) whether the agreement is fair to each party’s shareholders; and (iv) whether or not the merger is contrary to the public interest.
GDBF
Certain of the transactions contemplated by the merger agreement are subject to approval by the GDBF, and an application for approval by the GDBF was filed on August 22, 2025. In evaluating a merger application under these sections, the GDBF reviews certain factors including whether: (i) the proposed transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the State of Georgia; (ii) the proposed transaction would substantially lessen competition, create a monopoly, or in any other manner be in restraint of trade in the state of Georgia; and (iii) the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served).
In addition, the GDBF will conduct such investigation as it may deem necessary to ascertain whether: (i) the bank merger adequately protects the interests of depositors, other creditors, and shareholders; (ii) the requirements for a merger under all applicable laws have been satisfied and the resulting bank would satisfy the requirements of applicable Georgia law, and (iii) the bank merger would be consistent with adequate and sound banking and in the public interest on the basis of (A) the financial history and condition of the parties to the bank merger, (B) the proposed business plan and (C) the character of the parties’ management.
Department of Justice Review and Waiting Periods
In addition to the Federal Reserve Board, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Mergers approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action by the DOJ would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Additional Regulatory Approvals and Notices
Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations, including certain state insurance departments.
Treatment of Pinnacle Depositary Shares and Synovus Preferred Stock; Stock Exchange Listings
In the merger, (i) each share of Synovus series D preferred stock issued and outstanding immediately prior to the effective time, will be converted into the right to receive one (1) share of Newco series A preferred stock having terms not materially less favorable than the Synovus series D preferred stock and (ii) each share of Synovus series E preferred stock issued and outstanding immediately prior to the effective time, will be converted into the right to receive one (1) share of Newco series B preferred stock having terms not materially less favorable than the Synovus series E preferred stock.
Each outstanding share of Pinnacle series B preferred stock is presently represented by Pinnacle depositary shares. Upon completion of the merger, Newco will assume the obligations of Pinnacle under the applicable deposit agreement. Each Pinnacle depositary share will then become a Newco depositary share and thereafter represent interests in shares of Newco series C preferred stock.
After the completion of the merger, Newco common stock will be listed on the NYSE under trading symbol “PNFP,” Newco series A preferred stock will be listed on the NYSE under trading symbol “PNFP-PrA,” Newco series B preferred stock will be listed on the NYSE under trading symbol “PNFP-PrB,” and Newco depositary shares in respect of Newco series C preferred stock will be listed on the NYSE under the trading symbol “PNFP-PrC.” Following the consummation of the merger, Pinnacle and Synovus will no longer be public companies, Pinnacle common stock and depositary shares in respect of Pinnacle series B preferred stock will be delisted from the NASDAQ and Synovus common stock and Synovus preferred stock will be delisted from the NYSE. Both Pinnacle and Synovus will be deregistered under the Exchange Act and will cease to be publicly traded.
Litigation Relating to the Merger
Although Newco, Synovus and Pinnacle are not aware of any pending or threatened lawsuits relating to the transactions contemplated by the merger agreement as of the date of this joint proxy statement/prospectus, lawsuits arising out of the transactions contemplated by the merger agreement could be filed in the future.
As of the date of this joint proxy statement/prospectus, Synovus and Pinnacle have received demand letters from purported shareholders of Synovus and Pinnacle, respectively, alleging deficiencies and/or omissions in the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part fails to disclose certain allegedly material information. The demand letters seek additional disclosures to remedy these purported deficiencies. Newco, Synovus and Pinnacle believe that the allegations in these letters are without merit.
See “Risk Factors—Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Pinnacle and Synovus” beginning on page 55.
Appraisal or Dissenters’ Rights in the Merger
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.
Holders of Pinnacle common stock and Pinnacle depositary shares are not entitled to appraisal or dissenters’ rights under the Tennessee Business Corporation Act (the “TBCA”), and holders of and holders of Synovus common stock and Synovus preferred stock are not entitled to appraisal or dissenters’ rights under the Georgia Business Corporation Code (the “GBCC”). For more information, see “Risk Factors—Pinnacle shareholders and Synovus shareholders will not have dissenters’ rights or appraisal rights in the merger” on page 54.

THE MERGER AGREEMENT
This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Newco, Pinnacle or Synovus. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Pinnacle and Synovus make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 192 of this joint proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Newco, Pinnacle and Synovus contained in this joint proxy statement/prospectus or in the public reports of Pinnacle or Synovus filed with the SEC may supplement, update or modify the factual disclosures about Pinnacle and Synovus contained in the merger agreement. The merger agreement contains representations and warranties by Pinnacle, on the one hand, and by Synovus, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Pinnacle and Synovus were qualified and subject to important limitations agreed to by Pinnacle and Synovus in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Pinnacle and Synovus each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Pinnacle and Synovus at the time they were made or otherwise.
Structure of the Merger
In accordance with the terms of the merger agreement, Pinnacle and Synovus incorporated Newco under the laws of the State of Georgia on July 23, 2025. Each of Pinnacle and Synovus owns one (1) share of the issued and outstanding common stock of Newco. Prior to the completion of the transaction, Newco will conduct no business and incur no obligations other than those incident to its formation, its adoption of the merger agreement and the preparation of this joint proxy statement/prospectus.
Each of Newco’s, Pinnacle’s and Synovus’ respective boards of directors has unanimously approved and adopted the merger agreement. The merger agreement provides for the simultaneous merger of Pinnacle and Synovus with and into Newco, with Newco continuing as the surviving entity in a merger of equals. Immediately following the effective time of the merger, Pinnacle Bank, a Tennessee-chartered bank, will become a member bank of the Federal Reserve System (the “FRS membership”), and immediately following the effectiveness of the FRS membership, Synovus Bank, a Georgia-chartered bank, will merge with and into Pinnacle Bank (the “bank merger”), with Pinnacle Bank continuing as the surviving entity in the bank merger.
Prior to the completion of the merger, Pinnacle and Synovus may, by mutual agreement, change the method or structure of effecting the combination of Pinnacle and Synovus, except that no such change may (1) alter or change the exchange ratio or the number of shares of Newco common stock received by holders of Pinnacle or Synovus common stock in exchange for each share of Pinnacle or Synovus common stock, as applicable,

(2) adversely affect the tax treatment of Synovus’ shareholders or Pinnacle’s shareholders, (3) adversely affect the tax treatment of Synovus or Pinnacle or (4) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.
Merger Consideration
In the merger, each share of Synovus common stock issued and outstanding immediately prior to the effective time of the merger, except, for shares of Synovus common stock held by Synovus or Pinnacle (in each case other than shares of Synovus common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held directly or indirectly by Synovus or Pinnacle in respect of debts previously contracted), will be converted into the right to receive 0.5237 shares of Newco common stock. Holders of Synovus common stock will receive cash in lieu of any fractional shares of Newco common stock.
In the merger, each share of Pinnacle common stock issued and outstanding immediately prior to the effective time of the merger, except, for shares of Pinnacle common stock held by Synovus or Pinnacle (in each case other than shares of Synovus common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in an fiduciary or agency capacity that are beneficially owned by third parties or (ii) held directly or indirectly by Synovus or Pinnacle in respect of debts previously contracted), will be converted into the right to receive one (1) share of Newco common stock.
If the outstanding shares of Synovus common stock or Pinnacle common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give the holders of Synovus common stock and Pinnacle common stock the same economic effect as contemplated by the merger agreement prior to such event.
In the merger, (i) each share of Synovus series D preferred stock issued and outstanding immediately prior to the effective time, will be converted into the right to receive one (1) share of Newco series A preferred stock having terms not materially less favorable than the Synovus series D preferred stock, (ii) each share of Synovus series E preferred stock issued and outstanding immediately prior to the effective time, will be converted into the right to receive one (1) share of Newco series B preferred stock having terms not materially less favorable than the Synovus series E preferred stock and (iii) each share of Pinnacle series B preferred stock issued and outstanding immediately prior to the effective time, will be converted into a share of Newco series C preferred stock having terms not materially less favorable than the Pinnacle series B preferred stock. Upon completion of the merger, each outstanding Pinnacle depositary share will become a Newco depositary share and will represent a 1/40th interest in a share of Newco series C preferred stock, which will have terms that are not materially less favorable than the terms of the Pinnacle series B preferred stock. Newco will assume the obligations of Pinnacle under the applicable deposit agreement related to the depositary shares.
Fractional Shares
Newco will not issue any fractional shares of Newco common stock in connection with the merger. Instead, a former holder of Synovus common stock who otherwise would have received a fraction of a share of Newco common stock will receive an amount in cash, without interest and rounded to the nearest whole cent. This cash amount will be determined by multiplying (i) the average closing-sale price per share of Pinnacle common stock on the NASDAQ, as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day preceding the day on which the merger is completed (the “Pinnacle closing price”) by (ii) the fraction of a share (after taking into account all shares of Synovus common stock held by such holder immediately prior to the effective time and rounded to the nearest one-thousandth when expressed in decimal) of Newco common stock that such shareholder would otherwise be entitled to receive.
Because the Pinnacle exchange ratio is a one-to-one ratio, Pinnacle shareholders will not be entitled to fractional shares of Newco common stock.
Governing Documents
At the effective time, the Newco articles of incorporation, as amended by the Newco articles amendment, will be the charter of the surviving company (the “Newco articles”), and the bylaws of Newco, as amended by the Newco bylaw amendment, will be the bylaws of the surviving company (the “Newco bylaws”).

Treatment of Pinnacle Equity Awards
Pinnacle Restricted Stock Awards
At the effective time, each Pinnacle restricted stock award granted under a Pinnacle stock plan shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable withholding taxes, (i) a number of shares of Newco common stock equal to the number of shares of Pinnacle common stock subject to such Pinnacle restricted stock award immediately prior to the effective time and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the effective time with respect to such Pinnacle restricted stock award.
Pinnacle RSU Awards
At the effective time, each Pinnacle RSU award granted prior to July 24, 2025 (the date of the merger agreement) or held by a nonemployee member of Pinnacle’s board of directors under the Pinnacle stock plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable withholding taxes, (i) a number of shares of Newco common stock equal to the number of shares of Pinnacle common stock subject to such Pinnacle RSU award immediately prior to the effective time and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the effective time with respect to such Pinnacle RSU award.
At the effective time, each outstanding Pinnacle RSU award that is granted as of or after July 24, 2025 (the date of the merger agreement) and is not held by a nonemployee member of Pinnacle’s board of directors under the Pinnacle stock plans shall, automatically and without any required action on the part of the holder thereof, be assumed by Newco and be converted into and become an assumed Pinnacle RSU award, and, from and after the effective time, (i) each assumed Pinnacle RSU award shall relate solely to shares of Newco common stock, (ii) the number of shares of Newco common stock underlying each assumed Pinnacle RSU award shall be equal to the number of shares of Pinnacle common stock that were underlying such assumed Pinnacle RSU award immediately prior to the effective time, and (iii) the terms and conditions of such assumed Pinnacle RSU award shall otherwise remain unchanged as a result of the assumption of such assumed Pinnacle RSU award (other than with respect to administration of the assumed Pinnacle RSU award, which shall be administered by Newco’s board of directors or a committee thereof).
Pinnacle PSU Awards
At the effective time, each Pinnacle PSU award granted prior to July 24, 2025 (the date of the merger agreement) under the Pinnacle stock plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable withholding taxes, (i) a number of shares of Newco common stock, rounded up to the nearest whole number of shares, equal to the number of shares of Pinnacle common stock subject to such Pinnacle PSU award (with such number of shares of Pinnacle common stock determined based on maximum performance) immediately prior to the effective time and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the effective time with respect to the maximum amount of such Pinnacle PSU award.
Treatment of Synovus Equity Awards
Synovus Stock Options
At the effective time of the merger, each outstanding Synovus stock option shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive (without interest), less applicable tax withholdings, a number of shares of Newco common stock equal to the product of (i) the net option share amount multiplied by (ii) the Synovus exchange ratio.
Synovus RSU Awards
At the effective time of the merger, each outstanding Synovus RSU award shall, automatically and without any required action on the part of the holder thereof, be assumed by Newco and be converted into and become an assumed Synovus RSU award, and, from and after the effective time, (i) each assumed Synovus RSU award shall relate solely to shares of Newco common stock; (ii) the number of shares of Newco common stock underlying each assumed Synovus RSU award shall be determined by multiplying the number of shares of Synovus common stock that were underlying such assumed Synovus RSU award immediately prior to the effective time by the Synovus exchange ratio, and rounding the resulting number up to the nearest whole number of shares of Newco common stock; and (iii) the terms and conditions of such assumed Synovus RSU award shall otherwise remain unchanged as a result of the assumption of such assumed Synovus RSU award. Effective as of immediately after the effective time, each assumed Synovus RSU award held by a non-employee director of Synovus who will not serve as a member of Newco’s board of directors as of the effective time will vest in full.
Synovus PSU Awards
At the effective time of the merger, each outstanding Synovus PSU award, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable tax withholdings, a number of shares of Newco common stock, rounded up to the nearest whole number of shares, equal to the product of (i) the number of shares of Synovus common stock subject to such Synovus PSU award (with such number of shares of Synovus common stock determined based on maximum performance) immediately prior to the effective time multiplied by (ii) the Synovus exchange ratio.
Closing and Effective Time of the Merger
The mergers of each of Pinnacle and Synovus with and into Newco will become effective at the same time, which time will be specified in the articles of merger to be filed with the Tennessee Secretary of State and the articles of merger to be filed with the Georgia Secretary of State. The closing will occur on the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another date, time or place is agreed to in writing by Synovus and Pinnacle.
Conversion of Shares; Exchange of Stock Certificates
Letter of Transmittal
As promptly as practicable after the effective time, and in any event within ten (10) days thereafter, Newco will cause the exchange agent to mail to each holder of record of Pinnacle common stock, Pinnacle series B preferred stock, Synovus common stock or Synovus preferred stock immediately prior to the effective time a letter of transmittal and instructions for use in surrendering shares of Pinnacle common stock, Pinnacle series B preferred stock, Synovus common stock or Synovus preferred stock, as applicable, in exchange for the consideration the holder is entitled to receive under the merger agreement.
If a certificate for Pinnacle common stock, Pinnacle series B preferred stock, Synovus common stock or Synovus preferred stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the merger upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by Newco or the exchange agent, the posting of a bond in an amount as Newco or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.
After the effective time, there will be no further transfers on the stock transfer books of Pinnacle or Synovus of shares of Pinnacle common stock, Pinnacle series B preferred stock, Synovus common stock or Synovus preferred stock, as applicable, that were issued and outstanding immediately prior to the effective time.
Withholding
Newco, Synovus and Pinnacle will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares, any cash dividends or distributions payable upon receipt of Newco common stock or Newco preferred stock or any other amounts otherwise payable under the merger agreement to any holder of Pinnacle common stock, Pinnacle series B preferred stock (or depositary shares in respect thereof), Synovus common stock or Synovus preferred stock the amounts it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are deducted or withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.

Dividends and Distributions
No dividends or other distributions declared with respect to Newco common stock or Newco preferred stock will be paid to the holder of any unsurrendered certificates of Pinnacle common stock, Pinnacle series B preferred stock, Synovus common stock or Synovus preferred stock, as applicable, until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Newco common stock or Newco preferred stock which the shares of Pinnacle common stock, Pinnacle series B preferred stock (or depositary shares in respect thereof), Synovus common stock or Synovus preferred stock, as applicable, represented by such certificate have been converted into the right to receive under the merger agreement.
Representations and Warranties
The merger agreement contains representations and warranties made by each of Pinnacle and Synovus relating to a number of matters, including the following:
•	corporate matters, including due organization and qualification and subsidiaries;
•	capitalization;
•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;
•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger;
•	reports to regulatory authorities;
•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;
•	broker’s fees payable in connection with the merger;
•	the absence of certain changes or events;
•	legal and regulatory proceedings;
•	tax matters;
•	employee benefit matters;
•	SEC reports;
•	compliance with applicable laws;
•	certain material contracts;
•	absence of agreements with regulatory authorities;
•	environmental matters;
•	investment securities and commodities;
•	real property;
•	intellectual property;
•	related party transactions;
•	inapplicability of takeover statutes;
•
absence of action or awareness of any circumstance that would prevent either of the simultaneous mergers of Pinnacle and Synovus with and into Newco from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	opinions from each party’s respective financial advisor(s);
•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	loan portfolio matters;
•	insurance matters;
•	investment advisor subsidiaries;
•	insurance subsidiaries;
•	broker-dealer subsidiaries; and
•	no other representations and warranties.
Certain representations and warranties of Pinnacle and Synovus are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Synovus, Pinnacle or the combined company, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (2) the ability of such party to timely consummate the transactions contemplated by the merger agreement.
However, with respect to clause (1), a material adverse effect will not be deemed to include the impact of:
•	changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;
•
changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•
changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•
changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural or manmade disasters or from any outbreak of any disease or other public health event;

•
public disclosure of the transactions contemplated in the merger agreement or actions expressly required by merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; or

•
a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred);

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
The representations and warranties in the merger agreement do not survive the effective time.
Covenants and Agreements
Conduct of Businesses Prior to the Completion of the Merger
Each of Newco, Pinnacle and Synovus has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (c) take no action that would reasonably be expected to adversely affect or delay the ability of Newco, Pinnacle or Synovus to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement on a timely basis, perform any covenants and agreements under the merger agreement or consummate the transactions contemplated by the merger agreement on a timely basis.
Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, neither Pinnacle nor Synovus may, and neither Pinnacle nor Synovus may permit any of their respective subsidiaries or Newco to, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
•
other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and (ii) deposits, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Synovus or any of its wholly owned subsidiaries to Synovus or any of its wholly owned subsidiaries, on the one hand, or of Pinnacle or any of its wholly owned subsidiaries to Pinnacle or any of its wholly owned subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	adjust, split, combine or reclassify any capital stock;
•
make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any securities of Synovus or any securities of its subsidiaries, in the case of Synovus, or any securities of Pinnacle or any securities of its subsidiaries, in the case of Pinnacle, except, in each case, (A) regular quarterly cash dividends by Synovus at a rate not in excess of $0.39 per share of Synovus common stock, (B) regular quarterly cash dividends by Pinnacle at a rate not in excess of $0.24 per share of Pinnacle common stock, (C) dividends paid by any of the subsidiaries of each of Pinnacle and Synovus to Pinnacle or Synovus or any of their wholly owned subsidiaries, respectively, (D) in the case of Synovus, dividends provided for and paid on Synovus preferred stock in accordance with the terms of such Synovus preferred stock, (E) in the case of Pinnacle, dividends provided for and paid on shares of Pinnacle series B preferred stock in accordance with the terms of the Pinnacle series B preferred stock, (F) regular distributions on outstanding trust preferred securities in accordance with their terms, or (G) the acceptance of shares of Synovus common stock or Pinnacle common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case in accordance with past practice and the terms of the applicable award agreements;

•
grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any securities of Synovus or any securities of its subsidiaries, in the case of Synovus, or any securities of Pinnacle or any securities of its subsidiaries, in the case of Pinnacle;

•
issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Synovus or any securities of its subsidiaries, in the case of Synovus, any securities of Pinnacle or any securities of its subsidiaries, in the case of Pinnacle, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Synovus or any securities of its subsidiaries, in the case of Synovus, or any securities of Pinnacle or any securities of its subsidiaries, in the case of Pinnacle, except pursuant to the exercise of stock options or the settlement of equity compensation awards in accordance with their terms;

•
sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets (other than intellectual property) to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement;
•
sell, transfer, mortgage, encumber, license, abandon, cancel, allow to lapse or expire, or otherwise dispose of, any of its material intellectual property other than, in each case, (i) non-exclusive licenses or similar rights granted in the ordinary course of business, or (ii) expiration or lapse at the end of such intellectual property’s natural term;

•
except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly owned subsidiary of Synovus or Pinnacle, as applicable;

•
in each case, except in the ordinary course of business, terminate, materially amend, or waive any material provision of, certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Synovus or Pinnacle, as applicable, or enter into certain material contracts;

•
except as required under applicable law or the terms of any Synovus benefit plan or Pinnacle benefit plan existing as of the date of the merger agreement, as applicable, (i) enter into, establish, adopt, amend or terminate any material Synovus benefit plan or material Pinnacle benefit plan, or any arrangement that would be a material Synovus benefit plan or material Pinnacle benefit plan if in effect on the date of the merger agreement, other than with respect to broad-base welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any Synovus benefit plan or Pinnacle benefit plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers who are not Synovus insiders or Pinnacle insiders (x) in connection with a promotion or change in responsibilities and to a level consistent with the compensation and benefits provided to similarly situated employees in the ordinary course of business or (y) in the ordinary course of business consistent with past practice or (z) as a result of the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, where performance is determined in the ordinary course of business and consistent with past practice, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement; provided that Pinnacle and Synovus may enter into offer letters with new hires in the ordinary course of business consistent with past practice that do not provide for severance, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Synovus benefit plan or Pinnacle benefit plan, as the case may be, or (vi) hire any Synovus insider or Pinnacle insider (other than as a replacement hire receiving substantially similar terms of employment);

•
settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to Synovus or Pinnacle, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the combined company following consummation of the merger;

•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent either of the simultaneous mergers of Pinnacle and Synovus with and into Newco from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend its articles of incorporation, its bylaws or comparable governing documents of its subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

•
other than in prior consultation with the other party, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP;
•
enter into any new line of business or, other than in the ordinary course of business (which may include partnering with third parties in origination, flow, servicing and other capacities) consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio, any segment thereof or individual loans), except as required by applicable law, regulation or policies imposed by any governmental entity;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve any of its subsidiaries;
•
make (other than in the ordinary course of business), change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement or similar agreement with a taxing authority with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.
Regulatory Matters
Pinnacle, Synovus and Newco have agreed to cooperate with each other and use their respective reasonable efforts to prepare and file all necessary documentation and to effect all applications, notices, petitions and filings, (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable efforts to make such filings within thirty (30) days of the date of the merger agreement), and reasonable best efforts to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such regulatory agencies and governmental entities. Each of Pinnacle, Synovus and Newco has agreed to use its reasonable best efforts to resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated by the merger agreement. However, in no event will Pinnacle, Synovus or Newco or any of their respective subsidiaries be required, and in no event will Pinnacle, Synovus or Newco or any of their respective subsidiaries be permitted (without the written consent of the other parties), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. Pinnacle, Synovus or Newco have also agreed to furnish each other with all information as may be reasonably necessary or advisable in response to any reasonable request by a governmental entity in connection with any filing, notice or application made by or on behalf of Pinnacle, Synovus or Newco or any of their respective subsidiaries in connection with the merger. Pinnacle, Synovus or Newco have further agreed to consult with the other parties with respect to obtaining all permits, consents, approvals and authorizations of all governmental entities and third parties necessary or advisable to consummate the transactions contemplated by the merger agreement, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.
Employee Matters
For one year following the effective time, the surviving entity will provide continuing employees with (i) base salary, annual bonus and long-term incentive opportunities that are no less favorable in the aggregate than such continuing employees received prior to the effective time (with each continuing employee’s base salary or base wage being no less than the rate in effect immediately prior to the effective time) and (ii) employee benefits that are no less favorable in the aggregate than such continuing employees received prior to the effective time. If Pinnacle and Synovus mutually agree to integrate the continuing employees into either the Pinnacle benefit plans or the Synovus benefit plans or to modify any existing plans or adopt new benefit plans with respect to the continuing employees, participation in such plans (other than severance) shall be deemed to satisfy the foregoing standards, and the continuing employees may commence participating in the Pinnacle benefit plans, the Synovus benefit plans or the new benefit plans on different dates following the effective time with respect to different plans. Additionally, for two (2) years following the effective time, continuing employees who are not party to employment agreements providing for severance and/or termination benefits who are terminated without cause will receive severance equal to one month of base salary per year of service, subject to a one-month minimum and nine-month maximum.
With respect to any Pinnacle benefit plan, Synovus benefit plan or new benefit plan in which any continuing employees become eligible to participate on or after the effective time, the Surviving Entity shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any Pinnacle benefit plan, Synovus benefit plan or new benefit plan, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Pinnacle benefit plan or Synovus benefit plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the effective time under a Pinnacle benefit plan or Synovus benefit plan that provides health care benefits, to the same extent that such credit was given under the analogous Pinnacle benefit plan or Synovus benefit plan prior to the effective time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any Pinnacle benefit plan, Synovus benefit plan or new benefit plan, and (iii) recognize all service of such employees with Pinnacle or Synovus and their respective Subsidiaries for all purposes in any Pinnacle benefit plan, Synovus benefit plan or new benefit plan to the same extent that such service was taken into account under the analogous Pinnacle benefit plan or Synovus benefit plan prior to the effective time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any tax-qualified defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.
Director and Officer Indemnification and Insurance
The merger agreement provides that after the effective time, the combined company will indemnify and hold harmless all present and former directors, officers and employees of Pinnacle, Synovus and any of their respective subsidiaries against, and will advance expenses as incurred to such persons in respect of, all costs and liabilities arising out of the fact that such person is or was a director, officer or employee of Pinnacle, Synovus or any of their respective subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, in each case to the extent permitted by applicable law, the articles of Pinnacle and Synovus, the bylaws of Pinnacle and Synovus and the governing or organizational documents of any subsidiary of Pinnacle or Synovus, as applicable; provided, that in the case of advancement of expenses, any such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. All rights to indemnification as provided in any indemnification agreement in existence on the date of the merger will survive the merger and be honored by the combined company.
The merger agreement requires the combined company to maintain for a period of six (6) years after consummation of the merger the existing directors’ and officers’ liability insurance policy of Pinnacle and Synovus, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the consummation of the merger. However, the combined company is not required to spend annually more than three hundred percent (300%) of the current annual premium paid as of the date of the merger agreement by Pinnacle and Synovus, as the case may be, for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then the combined company will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Pinnacle or Synovus, in consultation with, but only upon the consent of the other party, may obtain at or prior to the effective time a six (6)-year “tail” policy under the existing directors and officers insurance policy of Pinnacle or Synovus, as applicable, providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Restructuring Efforts
The merger agreement provides that if either Synovus or Pinnacle fails to obtain the required vote of its holders of common stock to approve the merger agreement, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in the merger agreement (provided that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Synovus or Pinnacle as provided for in the merger agreement, in a manner adverse to such party or its shareholders) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to its respective holders of common stock for approval.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of Newco common stock and Newco preferred stock (and, as applicable, depositary shares in respect thereof) to be issued in the merger, access to information of the other company, confidentiality, advice of changes, exemption from takeover laws, shareholder litigation relating to the transactions contemplated by the merger agreement, the coordination of dividend declarations, the assumption by Pinnacle of Synovus indebtedness and public announcements with respect to the transactions contemplated by the merger agreement.
Combined Company Governance and Headquarters Matters
Under the merger agreement, Newco, Pinnacle and Synovus have agreed to certain provisions relating to the governance and headquarters of Newco, including the composition of the Newco board of directors and committees; the roles of chairman, lead independent director, president and chief executive officer; chief financial officer and identification of members of the combined company and combined bank’s management team. For a more detailed description of the governance matters relating to the combined company, see the section entitled “The Merger—Governance of the Combined Company After the Merger” beginning on page 123.
Shareholder Meetings and Recommendation of Pinnacle’s and Synovus’ Boards of Directors
Each of Pinnacle and Synovus has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the merger agreement and to use reasonable best efforts to cause the meetings to occur as promptly as reasonably practicable and on the same date. Each of the boards of directors of each of Pinnacle and Synovus has agreed to use its reasonable best efforts to obtain from its shareholders the vote required to approve the merger agreement, including by communicating to its shareholders the Pinnacle board recommendation and the Synovus board recommendation, as applicable. Each of Pinnacle and Synovus has agreed that each of Pinnacle and Synovus and their respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Pinnacle board recommendation, in the case of Pinnacle, or the Synovus board recommendation, in the case of Synovus, (ii) fail to make the Pinnacle board recommendation, in the case of Pinnacle, or the Synovus board recommendation, in the case of Synovus, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in “—Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the Pinnacle board recommendation, in the case of Pinnacle, or the Synovus board recommendation, in the case of Synovus, in each case within ten (10) business days (or such fewer number of days as remains prior to the Pinnacle special meeting or the Synovus special meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “recommendation change”).
However, subject to certain termination rights described in “—Termination of the merger agreement” below, if the Pinnacle board of directors or the Synovus board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Pinnacle board recommendation or the Synovus board recommendation, as applicable, then, in the case of Pinnacle, prior to the receipt of the approval of the Pinnacle merger proposal (the “requisite Pinnacle vote”), and in the case of Synovus, prior to the receipt of the approval of the Synovus merger proposal by holders of Synovus common stock (the “requisite Synovus vote”), it may submit the merger agreement to its shareholders without recommendation and may communicate the basis for its lack of a recommendation to its shareholders to the extent required by law, provided that (1) it gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions and the identity of the third party in any such acquisition proposal, or any amendment or modification thereof, or a description in reasonable detail of such other event or circumstances) and (2) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Pinnacle board recommendation or Synovus board recommendation, as the case may be. Any material amendment to any acquisition proposal will require a new notice period.
Notwithstanding any recommendation change by the Pinnacle board of directors or the Synovus board of directors, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders and to submit the merger agreement to a vote of such shareholders. Pinnacle and Synovus must adjourn or postpone such meeting if there are insufficient shares of Pinnacle common stock or Synovus common stock, as the case may be, represented (either virtually or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Pinnacle or Synovus, as applicable, it has not received proxies representing a sufficient number of shares necessary for approval of the merger agreement.
Agreement Not to Solicit Other Offers
Each of Pinnacle, Synovus and Newco has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than an acceptable confidentiality agreement entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal. For purposes of the merger agreement, an “acquisition proposal” means, with respect to Pinnacle or Synovus, as applicable, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.
However, in the event that after the date of the merger agreement and prior to the receipt of the required vote of Pinnacle shareholders to approve the merger agreement, in the case of Pinnacle, or the required vote of Synovus shareholders to approve the merger agreement, in the case of Synovus, a party receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and its subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data (provided that no such information or data relates to the other party) and participate in negotiations or discussions with the person making the acquisition proposal if the Pinnacle or Synovus board of directors, as applicable, concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing and confidential or nonpublic information, such party provides such information to the other party to the merger agreement and enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between Pinnacle and Synovus, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.
Each of Pinnacle, Synovus and Newco has also agreed to, and to cause its officers, directors, agents, advisors and representatives to, immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Pinnacle or Synovus, with respect to any acquisition proposal. In addition, each party has agreed to (1) promptly (and within twenty-four (24) hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), to provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received or provided in connection with any such inquiry or acquisition proposal, and to keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal and (2) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.
Conditions to Complete the Merger
Pinnacle’s and Synovus’ respective obligations to complete the merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:
•	the requisite Pinnacle vote and the requisite Synovus vote having been obtained;
•	the authorization for listing on the NYSE, subject to official notice of issuance, of Newco common stock and Newco preferred stock (or depositary shares in respect thereof) to be issued in the merger;
•
all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any requirement to take or commit to take any action or agree to any condition or restriction that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger;

•
the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•
no order, injunction, or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•
the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•
receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, such party’s merger with and into Newco will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither Pinnacle nor Synovus can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the required vote to approve the merger agreement by Pinnacle shareholders or Synovus shareholders, in the following circumstances:
•	by mutual written consent of Pinnacle and Synovus;
•
by either Pinnacle or Synovus if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final and non-appealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either Pinnacle or Synovus if the merger has not been completed on or before July 24, 2026, also referred to as the “termination date,” unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement; provided that, if all other conditions to the merger have been satisfied but not the conditions related to the receipt of all applicable regulatory approvals or the absence of any adverse orders, injunctions or restraints from government entities, the termination date will be automatically extended to October 24, 2026. The merger agreement further provides that, if the conditions to the merger are satisfied or waived prior to the termination date but the closing would occur on the specified date, the termination date will automatically be extended to the specified date;

•
by either Pinnacle or Synovus (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•
by Synovus, if (1) Pinnacle or the Pinnacle board of directors has made a recommendation change or (2) Pinnacle or the Pinnacle board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Pinnacle board recommendation; or

•
by Pinnacle, if (1) Synovus or the Synovus board of directors has made a recommendation change or (2) Synovus or the Synovus board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Synovus board recommendation.

Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (1) neither Pinnacle nor Synovus will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, public announcements, the confidential treatment of information and the effect of termination, including the termination fee described below. For purposes of the merger agreement, “willful and material breach” means a material breach of, or material failure to perform any of the covenants or other agreements contained in, the merger agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under the merger agreement.

Termination Fee
Synovus will pay Pinnacle a termination fee of $425 million in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:
•
In the event that the merger agreement is terminated by Pinnacle pursuant to the last bullet set forth under “—Termination of the Merger Agreement” above. In such case, the termination fee must be paid to Pinnacle within two (2) business days of the date of termination.

•
In the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Synovus board of directors or Synovus’ senior management or has been made directly to Synovus shareholders, or any person has publicly announced (and not publicly withdrawn at least two (2) business days prior to the Synovus special meeting) an acquisition proposal with respect to Synovus, and (i) (A) thereafter the merger agreement is terminated by either Pinnacle or Synovus because the merger has not been completed prior to the termination date, and Synovus has not obtained the required vote of Synovus shareholders approving the merger agreement but all other conditions to Synovus’ obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (B) thereafter the merger agreement is terminated by Pinnacle based on a breach of the merger agreement by Synovus that would constitute the failure of an applicable closing condition, and (ii) prior to the date that is twelve (12) months after the date of such termination, Synovus enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to Pinnacle on the earlier of the date Synovus enters into such definitive agreement and the date of consummation of such transaction.

Pinnacle will pay Synovus the termination fee if the merger agreement is terminated in the following circumstances:
•
In the event that the merger agreement is terminated by Synovus pursuant to the second to last bullet set forth under “—Termination of the Merger Agreement” above. In such case the termination fee must be paid to Synovus within two (2) business days of the date of termination.

•
In the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Pinnacle board of directors or Pinnacle’s senior management or has been made directly to Pinnacle shareholders, or any person has publicly announced (and not publicly withdrawn at least two (2) business days prior to the Pinnacle special meeting) an acquisition proposal with respect to Pinnacle, and (i) (A) thereafter the merger agreement is terminated by either Pinnacle or Synovus because the merger has not been completed prior to the termination date, and Pinnacle has not obtained the required vote of Pinnacle shareholders approving the merger agreement but all other conditions to Pinnacle’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (B) thereafter the merger agreement is terminated by Synovus based on a breach of the merger agreement by Pinnacle that would constitute the failure of an applicable closing condition and (ii) prior to the date that is twelve (12) months after the date of such termination, Pinnacle enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to Synovus on the earlier of the date Pinnacle enters into such definitive agreement and the date of consummation of such transaction.

Expenses and Fees
Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to governmental entities in connection with the merger and the other transactions contemplated by the merger agreement will be borne equally by Pinnacle and Synovus.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite Pinnacle vote or the requisite Synovus vote, except that after the receipt of the requisite Pinnacle vote or the requisite Synovus vote, there may not be, without further approval of the holders of common stock of Pinnacle or Synovus, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.
At any time prior to the completion of the merger, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite Pinnacle vote or the requisite Synovus vote, there may not be, without further approval of the holders of common stock of Pinnacle or Synovus, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.
Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Synovus board of directors will be subject to the laws of the State of Georgia and matters relating to the fiduciary duties of the Pinnacle board of directors will be subject to the laws of the State of Tennessee).
Specific Performance
Pinnacle and Synovus will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Pinnacle common stock or Synovus common stock that exchange their shares of Pinnacle common stock or Synovus common stock for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code, and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only U.S. federal income tax consequences of the merger to those U.S. holders of Pinnacle common stock or Synovus common stock that hold their shares of Pinnacle common stock or Synovus common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:
•	a financial institution;
•	a tax-exempt or governmental organization;
•	a partnership, S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);
•	an insurance company;
•	a mutual fund;
•	a dealer or broker in stocks, securities, commodities or currencies;
•	a trader in securities that elects mark-to-market treatment;
•
a Pinnacle or Synovus shareholder that received Pinnacle common stock or Synovus common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder;
•	a person that has a functional currency other than the U.S. dollar;
•	a real estate investment trust;
•	a regulated investment company;
•	a Pinnacle or Synovus shareholder that holds Pinnacle common stock or Synovus common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction;
•
a holder of shares of Pinnacle common stock or Synovus common stock that is required to accelerate the recognition of any item of gross income with respect to Pinnacle common stock or Synovus common stock as a result of such income being recognized on an applicable financial statement; or

•	a United States expatriate.
In addition, the discussion does not address any alternative minimum tax, any non-income tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the Medicare contribution tax on net investment income or the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered pursuant thereto or in connection therewith). Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Pinnacle, Synovus or Newco. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, and any applicable record maintenance or information reporting obligations.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Pinnacle common stock or Synovus common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for United States federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.
The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Pinnacle common stock or Synovus common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Pinnacle common stock or Synovus common stock should consult their own tax advisors.
Tax Consequences of the Merger Generally
The simultaneous mergers of Pinnacle and Synovus with and into Newco are each intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Pinnacle’s obligation to effect the merger that Pinnacle receive an opinion from Sullivan & Cromwell LLP, dated as of the closing date, to the effect that the merger of Pinnacle with and into Newco will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Synovus’ obligation to effect the merger that Synovus receive an opinion from Wachtell, Lipton, Rosen & Katz, dated as of the closing date, to the effect that the merger of Synovus with and into Newco will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and on representation letters provided by Newco, Pinnacle and Synovus, dated as of the closing date. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected.
Neither of the opinions described above will be binding on the Internal Revenue Service (“IRS”). None of Newco, Pinnacle or Synovus have sought or will seek any ruling from the IRS regarding any matters relating to the merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.
As a “reorganization,” the material U.S. federal income tax consequences of the merger to U.S. holders of Pinnacle common stock or Synovus common stock, as applicable, are set forth in the remainder of this discussion:
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a holder who receives solely shares of Newco common stock (or receives Newco common stock and cash solely instead of a fractional share of Newco common stock) in exchange for shares of Pinnacle common stock or Synovus common stock, as applicable, generally will not recognize any gain or loss upon the merger, except with respect to the cash received instead of a fractional share of Newco common stock;

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the aggregate tax basis of the Newco common stock received in the merger (including fractional share interests in Newco common stock deemed received and exchanged for cash), will be equal to the holder’s aggregate tax basis in the Pinnacle common stock or Synovus common stock, as applicable, for which it is exchanged; and

•
the holding period of Newco common stock received in the merger (including any fractional shares deemed received and redeemed as described below), will include the holder’s holding period of the Pinnacle common stock or Synovus common stock, as applicable, for which it is exchanged.

If holders acquired different blocks of Pinnacle common stock or Synovus common stock, as applicable, at different times and at different prices, a holder’s tax basis and holding period in Newco common stock may be determined with reference to each block of Pinnacle common stock or Synovus common stock, as applicable.
Cash Instead of a Fractional Share
A U.S. holder of Synovus common stock who receives cash instead of a fractional share of Newco common stock generally will be treated as having received the fractional share of Newco common stock pursuant to the merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of Newco common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time, the holding period for the shares (including the holding period of Synovus common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Payments of cash to a non-corporate U.S. holder of Synovus common stock in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of 24%). A U.S. holder of Synovus common stock generally will not be subject to backup withholding, however, if the holder:
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furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS Form W-9 (or an applicable substitute or successor form) and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.
Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.
This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

DESCRIPTION OF NEWCO CAPITAL STOCK
At the effective time of the merger, (i) holders of Pinnacle common stock will receive one (1) share of Newco common stock for each share of Pinnacle common stock they hold immediately prior to the effective time of the merger, and (ii) holders of Synovus common stock will receive 0.5237 shares for each share of Synovus common stock they hold immediately prior to the effective time of the merger, in each case, excluding certain shares of Pinnacle common stock and Synovus common stock held by Pinnacle or Synovus that will be cancelled and retired in connection with the merger. Newco will not issue any fractional shares of Newco common stock in the merger. In addition, at the effective time, each share of Synovus preferred stock and each Pinnacle depositary share, in each case issued and outstanding immediately prior to the effective time, will be converted into the right to receive one (1) share of an applicable newly created series of Newco preferred stock (or, as applicable, depositary shares in respect thereof) having terms that are not materially less favorable than the applicable Synovus preferred stock or Pinnacle series B preferred stock. The following briefly summarizes the terms and provisions of the Newco common stock and each series of Newco preferred stock.
Newco Common Stock
Every holder of Newco common stock will be entitled to one (1) vote in person or by proxy on each matter submitted to a vote at a meeting of shareholders for each share of Newco common stock held by such holder as of the record date of such meeting. Except as otherwise provided by law, the Newco articles or the Newco bylaws, a majority of the votes cast will be required for all actions to be taken by shareholders.
The shareholder vote required to: (i) approve: (a) any merger or consolidation of Newco with or into any other corporation; or (b) the sale, lease, exchange or other disposition of all, or substantially all, of the assets of Newco to or with any other corporation, person or entity, with respect to which the approval of Newco’s shareholders is required by the provisions of the corporate laws of the State of Georgia; (ii) fix, from time to time, the number of members of the Newco board of directors; (iii) remove a member of the Newco board of directors; (iv) call a special meeting of the shareholders; (v) alter, delete, rescind or amend any provision of Newco’s bylaws, as amended; and (vi) alter, delete, rescind or amend any provision of Newco articles, as amended, will be the affirmative vote by the holders of shares representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding common stock of the corporation.
The foregoing rights may be subject to voting and other rights that Newco may grant from time to time to the holders of other classes of its securities, including Newco preferred stock.
Any dividends payable on Newco common stock will be subject to dividend preferences of Newco preferred stock.
Newco common stock will be listed on the NYSE under the symbol “PNFP.”
Newco Preferred Stock
The Newco articles will authorize Newco to issue up to 110,000,000 shares of serial preferred stock, no par value. In accordance with the GBCC, the Newco board of directors may determine the preferences, limitations and relative rights of (i) any preferred stock before the issuance of any shares of preferred stock and (ii) one or more series of preferred stock, and designate the number of shares within that series, before the issuance of any shares of that series.
Newco Series A Preferred Stock
General
The “Fixed-to-Floating Rate Non-Cumulative Perpetual preferred stock, Series A,” which we refer to in this section as the “Series A preferred stock,” will be designated as a new series of Newco’s authorized preferred stock.
The number of shares constituting the series A preferred stock may be increased from time to time in accordance with law up to the maximum number of shares of preferred stock authorized to be issued under the Newco articles, as amended, less all shares at the time authorized of any other series of preferred stock. Shares of series A preferred stock will be dated the date of issue, which shall be referred to as the “original issue date”.

Shares of outstanding series A preferred stock that are redeemed, purchased or otherwise acquired by Newco, or converted into another series of preferred stock, shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.
Ranking
The series A preferred stock will be: (i) senior, as to dividends and upon liquidation, dissolution and winding up, to the common stock and to any other class or series of capital stock of Newco now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks senior to or pari passu with the series A preferred stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (“series A junior securities”); and (ii) on a parity, as to dividends and upon liquidation, dissolution and winding up, with Newco’s Fixed-Rate Reset Non-Cumulative Perpetual preferred stock, series B, 6.75% Fixed-Rate Non-Cumulative Perpetual preferred stock, series C, and with any other class or series of capital stock of Newco now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the series A preferred stock as to the payment of dividends and in the distribution of assets upon any liquidation, dissolution or winding up, as the case may be (“series A parity securities”).
Newco may authorize and issue additional shares of series A junior securities and series A parity securities without the consent of the holders of the series A preferred stock.
Dividends
Holders of series A preferred stock will be entitled to receive, when, as and if declared by the Newco board of directors or a duly authorized committee of the board of directors, out of assets legally available for the payment of dividends under Georgia law, non-cumulative cash dividends based on the liquidation preference of the series A preferred stock at a rate equal to the three-month Term SOFR plus a spread of 361.361 basis points per annum, for each series A dividend period from the last dividend payment date in respect of the Synovus series D preferred stock prior to its conversion to Newco series A preferred stock to, and including, the redemption date of the series A preferred stock, if any. If Newco issues additional shares of the series A preferred stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares.
If declared by the board of directors or a duly authorized committee of the board of directors, dividends will be payable on the series A preferred stock on the following dates (each, a “series A dividend payment date”): quarterly, in arrears, on March 21, June 21, September 21 and December 21 of each year. If any date on which dividends would otherwise be payable is not a business day, then the series A dividend payment date will be the next business day, without any adjustment to the amount of such dividends.
Dividends will be payable to holders of record of series A preferred stock as they appear on Newco’s books on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, no earlier than 30 calendar days before the applicable dividend payment date, as shall be fixed by the board of directors or a duly authorized committee of the board of directors.
A “series A dividend period” is the period from and including a series A dividend payment date to, but excluding, the next series A dividend payment date, except that the initial series A dividend period will commence on and include the last dividend payment date in respect of the Synovus series D preferred stock prior to its conversion to Newco series A preferred stock. Dividends payable on the series A preferred stock will be computed based on the actual number of days in a dividend period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the series A preferred stock will cease to accrue on the redemption date, if any, unless Newco defaults in the payment of the redemption price of the series A preferred stock called for redemption.
The dividend rate for each series A dividend period will be determined by the calculation agent using three-month Term SOFR as in effect on the second business day prior to the beginning of the series A dividend period, which date is the “dividend determination date” for the series A dividend period. The calculation agent then will add the spread of 361.361 basis points per annum to the three-month Term SOFR rate as determined on the dividend determination date. Absent manifest error, the calculation agent’s determination of the dividend rate for a series A dividend period will be binding and conclusive on holders of series A preferred stock, the transfer agent and Newco.
Dividends on the series A preferred stock will not be cumulative. If the board of directors of Newco or a duly authorized committee of the board of directors does not declare a dividend on the series A preferred stock in respect of a series A dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and Newco will have no obligation to pay any dividend for that series A dividend period, whether or not the board of directors of Newco or a duly authorized committee of the board of directors declares a dividend for any future series A dividend period with respect to the series A preferred stock.
Notwithstanding anything herein to the contrary, dividends on the series A preferred stock shall not be declared, paid or set aside for payment to the extent such act would cause Newco to fail to comply with the laws and regulations applicable thereto, including applicable capital adequacy guidelines.
During a series A dividend period, so long as any share of series A preferred stock remains outstanding, unless, in each case, the full dividends for the then-current series A dividend period on all outstanding shares of series A preferred stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:
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No dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any series A junior securities, other than (i) a dividend payable solely in series A junior securities and cash in lieu of fractional shares in connection with such dividend, or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under such plan;

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No shares of series A junior securities shall be repurchased, redeemed or otherwise acquired for consideration by Newco, directly or indirectly, other than (i) as a result of a reclassification of series A junior securities for or into other series A junior securities, (ii) the exchange or conversion of one share of series A junior securities for or into another share of series A junior securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of series A junior securities, (iv) purchases, redemptions or other acquisitions of shares of series A junior securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of series A junior securities pursuant to a contractually binding requirement to buy series A junior securities existing prior to the preceding series A dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of series A junior securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by Newco; and

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No shares of series A parity securities shall be repurchased, redeemed or otherwise acquired for consideration by Newco, directly or indirectly, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of series A preferred stock and such series A parity securities, other than (i) as a result of a reclassification of series A parity securities for or into other series A parity securities, (ii) the exchange or conversion of one share of series A parity securities for or into another share of series A parity securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of series A parity securities, (iv) purchases, redemptions or other acquisitions of shares of series A parity securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of series A parity securities pursuant to a contractually binding requirement to buy series A parity securities existing prior to the preceding series A dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of series A parity securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.

When dividends are not paid in full upon the shares of series A preferred stock and any series A parity securities, all dividends declared upon shares of series A preferred stock and any series A parity securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then current series A dividend period per share on the series A preferred stock, and accrued dividends, including any accumulations, on any series A parity securities, bear to each other.
Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the board of directors of Newco or a duly authorized committee of the board of directors, may be declared and paid on the common stock and any other class or series of capital stock ranking equally with or junior to series A preferred stock from time to time out of any assets legally available for such payment, and the holders of series A preferred stock shall not be entitled to participate in any such dividend.
Liquidation
Upon any voluntary or involuntary liquidation, dissolution or winding up of Newco’s business and affairs, holders of series A preferred stock will be entitled to receive, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to series A preferred stock, but before any distribution of assets is made to holders of common stock or any series A junior securities, a liquidating distribution in the amount of the liquidation preference of $25 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of series A preferred stock will not be entitled to any other amounts from Newco after they have received their full liquidating distribution, including declared and unpaid dividends pursuant to the provisions of the Newco series A preferred stock. In addition, the series A preferred stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
In any such distribution, if the assets of Newco are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of series A preferred stock and all holders of any series A parity securities, the amounts paid to the holders of series A preferred stock and to the holders of all series A parity securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends have been paid in full to all holders of series A preferred stock and any series A parity securities, the holders of Newco’s series A junior securities shall be entitled to receive all remaining assets of Newco according to their respective rights and preferences.
The merger or consolidation of Newco with any other entity, including a merger or consolidation in which the holders of series A preferred stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of Newco for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of Newco.
Redemption
Series A preferred stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Series A preferred stock will be redeemable at the option of Newco, in whole or in part, from time to time, on any series A dividend payment date, at a redemption price equal to $25 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of series A preferred stock will have no right to require the redemption or repurchase of series A preferred stock. Notwithstanding the foregoing, within 90 days following the occurrence of a regulatory capital treatment event, Newco, at its option, may redeem, at any time, all (but not less than all) of the shares of the series A preferred stock at the time outstanding, at a redemption price equal to $25 per share, plus any declared and unpaid dividends without accumulation of any undeclared dividends, upon notice given as provided below.
A “regulatory capital treatment event” means the good faith determination by Newco that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the series A preferred stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of the series A preferred stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the series A preferred stock, there is more than an insubstantial risk that Newco will not be entitled to treat the full liquidation value of the shares of the series A preferred stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve Board set forth in Regulation Y, 12 CFR 225 (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of the series A preferred stock is outstanding. Redemption of the series A preferred stock will be subject to Newco’s receipt of any required prior approvals from the Federal Reserve Board and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve Board applicable to the redemption of the series A preferred stock.

If shares of series A preferred stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of series A preferred stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares representing series A preferred stock are held in book-entry form through The Depository Trust Company, or “DTC’’, Newco may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of series A preferred stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing shares of series A preferred stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of series A preferred stock has been duly given and if the funds necessary for such redemption have been irrevocably set aside by Newco separate and apart from its other assets, in trust for the benefit of the holders of any shares of series A preferred stock so called for redemption so as to be and continue to be available therefor, then, on and after the redemption date, dividends will cease to accrue on such shares of series A preferred stock, such shares of series A preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, plus any declared and unpaid dividends.
In case of any redemption of only part of the shares of series A preferred stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot.
Voting Rights
Except as provided below or as expressly required by law, the holders of shares of series A preferred stock will have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of Newco common stock.
So long as any shares of series A preferred stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of series A preferred stock at the time outstanding, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or issue shares of any class or series of stock ranking senior to the series A preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Newco, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the series A preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Newco; (2) amend the provisions of Newco articles, as amended, whether by merger, consolidation or otherwise, so as to materially and adversely affect the powers, preferences, privileges or rights of series A preferred stock or the holders thereof, provided, however, that with respect to the foregoing events: (i) so long as shares of series A preferred stock remains outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with terms that are not materially less favorable than the terms of the series A preferred stock, the occurrence of any such event shall not be deemed to materially and adversely affect the powers, preferences, privileges or rights of series A preferred stock or the holders thereof; and (ii) any increase in the amount of the authorized or issued shares of series A preferred stock or authorized common or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to series A preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of Newco will not be deemed to adversely affect the powers, preferences, privileges or rights of series A preferred stock or the holders thereof. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of series A preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably set aside by Newco separate and apart from its other assets, in trust for the benefit of the holders of any shares of series A preferred stock so called for redemption so as to be and continue to be available therefor.
If Newco fails to pay, or declare and set apart for payment, dividends on outstanding shares of the series A preferred stock or any other series of preferred stock for six quarterly dividend periods, or their equivalent, whether or not consecutive, the number of directors of Newco shall be increased by two at Newco’s first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until cumulative dividends payable for all past dividend periods payable on cumulative preferred stock (if any) and continuous noncumulative dividends for at least one year on all other outstanding shares of preferred stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of shares of series A preferred stock shall have the right, voting as a class with holders of any other equally ranked series of preferred stock that have similar voting rights, to elect such two additional members of the board of directors to hold office for a term of one year. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of shares of preferred stock shall cease, subject to increase in the number of directors of Newco as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, or their equivalent, whether or not consecutive, as described above. Any director elected by the series A preferred stock may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of series A preferred stock at the time outstanding voting separately as a class together with the holders of shares of series A parity securities, to the extent the voting rights of such holders described above are then exercisable. If the office of any director elected by the series A preferred stock becomes vacant for any reason other than removal from office as aforesaid, the remaining director elected by the preferred stock may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.
Conversion Rights
The holders of shares of series A preferred stock shall not have any rights to convert such shares into shares of any class or series of Newco securities.
Preemptive Rights
The holders of shares of series A preferred stock will have no preemptive rights with respect to any shares of Newco capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.
Transfer Agent and Registrar
Broadridge Financial Solutions (“Broadridge”) will be the transfer agent and registrar for the series A preferred stock. Newco may, in its sole discretion, remove the transfer agent and registrar in accordance with the agreement between Newco and the transfer agent and registrar; provided that Newco shall appoint a successor transfer agent and registrar who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, Newco shall send notice thereof by first-class mail, postage prepaid, to the holders of the series A preferred stock.
Calculation Agent
Newco will be the calculation agent for the series A preferred stock. Newco may appoint itself or an affiliate as calculation agent. Newco may, in its sole discretion, remove the calculation agent in accordance with the agreement between Newco and the calculation agent; provided that Newco shall appoint a successor calculation agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, Newco shall send notice thereof by first-class mail, postage prepaid, to the holders of the series A preferred stock.
Newco Series B Preferred Stock
General
The “Fixed-Rate Reset Non-Cumulative Perpetual preferred stock, Series B,” which we refer to in this section as the “series B preferred stock,” will be designated as a new series of Newco’s authorized preferred stock.
The number of shares constituting the series B preferred stock may be increased from time to time in accordance with law up to the maximum number of shares of preferred stock authorized to be issued under the Newco articles, as amended, less all shares at the time authorized of any other series of preferred stock. Shares of series B preferred stock will be dated the date of issue, which shall be referred to as the “original issue date”. Shares of outstanding series B preferred stock that are redeemed, purchased or otherwise acquired by Newco, or converted into another series of preferred stock, shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.
Ranking
The series B preferred stock will be: (i) senior, as to dividends and upon liquidation, dissolution and winding up, to the common stock and to any other class or series of capital stock of Newco now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks senior to or pari passu with the series B preferred stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution and winding up, as the case may be (“series B junior securities”); and (ii) on a parity, as to dividends and upon liquidation, dissolution and winding up, with Newco’s Fixed-to-Floating Rate Non-Cumulative Perpetual preferred stock, series A, 6.75% Fixed-Rate Non-Cumulative Perpetual preferred stock, series C, and with any other class or series of capital stock of Newco now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the series B preferred stock as to the payment of dividends and in the distribution of assets upon any liquidation, dissolution or winding up, as the case may be (“series B parity securities”).
Newco may authorize and issue additional shares of series B junior securities and series B parity securities without the consent of the holders of the series B preferred stock.
Dividends
Holders of series B preferred stock will be entitled to receive, when, as and if declared by the Newco board of directors or a duly authorized committee of the board of directors, out of assets legally available for the payment of dividends under Georgia law, non-cumulative cash dividends based on the liquidation preference of the series B preferred stock at a rate equal to (1) 8.397% per annum from the last dividend payment date in respect of the Synovus series E preferred stock prior to its conversion to Newco series B preferred stock to, but excluding, July 1, 2029 (the “first call date”), and (2) the five-year U.S. treasury rate (as defined below) as of the most recent reset dividend determination date (as defined below) plus 4.127% per annum, for each reset period (as defined below) from and including the first call date.
If declared by the board of directors or a duly authorized committee of the board of directors, dividends will be payable on the series B preferred stock quarterly, in arrears, on the following dates (each, a “series B dividend payment date”): January 1, April 1, July 1 and October 1 of each year. If any date on which dividends would otherwise be payable is not a business day, then the series B dividend payment date will be the next business day, without any adjustment to the amount of such dividends.
Dividends will be payable to holders of record of series B preferred stock as they appear on Newco’s books on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, no earlier than 30 calendar days before the applicable Series B dividend payment date, as shall be fixed by the board of directors or a duly authorized committee of the board of directors.
A “series B dividend period” is the period from and including a series B dividend payment date to, but excluding, the next series B dividend payment date, except that the initial series B dividend period will commence on and include the last dividend payment date in respect of the Synovus series E preferred stock prior to its conversion to Newco series B preferred stock. Dividends payable on series B preferred stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the series B preferred stock will cease to accrue on the redemption date, if any, unless Newco defaults in the payment of the redemption price of the series B preferred stock called for redemption.
A “reset date” means the first call date and each date falling on the fifth anniversary of the preceding reset date.
A “reset period” means the period from and including the first call date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date.
A “reset dividend determination date” means, in respect of any reset period, the day falling two business days prior to the beginning of such reset period.

The “five-year U.S. treasury rate” means, as of any reset dividend determination date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the weekly average yield to maturity for U.S. Treasury securities with a maturity of five years from the next reset date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next reset date and trading in the public securities markets, then the rate will be determined by interpolation between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the reset date following the next succeeding reset dividend determination date, and (B) the other maturity as close as possible to, but later than, the reset date following the next succeeding reset dividend determination date, in each case as published in the most recent H.15 (519). If the five-year U.S. treasury rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the five-year U.S. treasury rate will be the same interest rate determined for the prior reset dividend determination date.
The “H.15 (519)” means the weekly statistical release designated as such, or any successor publication, published by the Federal Reserve. The “most recent H.15 (519)” means the H.15 (519) published closest in time but prior to the close of business on the second business day prior to the applicable reset date.
The applicable dividend rate for each reset period will be determined by the calculation agent as of the applicable reset dividend determination date. Promptly upon such determination, the calculation agent will notify Newco of the dividend rate for the reset period. The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any series B dividend period will be on file at Newco’s principal offices, will be made available to any holder of series B preferred stock upon request and will be final and binding in the absence of manifest error.
Dividends on the series B preferred stock will not be cumulative. If the board of directors of Newco or a duly authorized committee of the board of directors does not declare a dividend on the series B preferred stock in respect of a series B dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and Newco will have no obligation to pay any dividend for that series B dividend period, whether or not the board of directors of Newco or a duly authorized committee of the board of directors declares a dividend for any future series B dividend period with respect to the series B preferred stock.
Notwithstanding anything herein to the contrary, dividends on the series B preferred stock shall not be declared, paid or set aside for payment to the extent such act would cause Newco to fail to comply with the laws and regulations applicable thereto, including applicable capital adequacy guidelines.
So long as any share of series B preferred stock remains outstanding, unless, in each case, the full dividends for the most recently completed series B dividend period on all outstanding shares of series B preferred stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:
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No dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any series B junior securities, other than (i) a dividend payable solely in series B junior securities and cash in lieu of fractional shares in connection with such dividend, or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under such plan;

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No shares of series B junior securities shall be repurchased, redeemed or otherwise acquired for consideration by Newco, directly or indirectly, other than (i) as a result of a reclassification of series B junior securities for or into other series B junior securities, (ii) the exchange or conversion of one share of series B junior securities for or into another share of series B junior securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of series B junior securities, (iv) purchases, redemptions or other acquisitions of shares of series B junior securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of series B junior securities pursuant to a contractually binding requirement to buy series B junior securities existing prior to the preceding series B dividend period, including under a contractually binding stock repurchase plan, or

(vi) the purchase of fractional interests in shares of series B junior securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by Newco; and
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No shares of series B parity securities shall be repurchased, redeemed or otherwise acquired for consideration by Newco, directly or indirectly, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of series B preferred stock and such series B parity securities, other than (i) as a result of a reclassification of series B parity securities for or into other series B parity securities, (ii) the exchange or conversion of one share of series B parity securities for or into another share of series B parity securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of series B parity securities, (iv) purchases, redemptions or other acquisitions of shares of series B parity securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of series B parity securities pursuant to a contractually binding requirement to buy series B parity securities existing prior to the preceding series B dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of series B parity securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.

When dividends are not paid in full upon the shares of series B preferred stock and any series B parity securities, all dividends declared upon shares of series B preferred stock and any series B parity securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then current series B dividend period per share on the series B preferred stock, and accrued dividends, including any accumulations, on any series B parity securities, bear to each other.
Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the board of directors of Newco or a duly authorized committee of the board of directors, may be declared and paid on the common stock and any other class or series of capital stock ranking equally with or junior to series B preferred stock from time to time out of any assets legally available for such payment, and the holders of series B preferred stock shall not be entitled to participate in any such dividend.
Liquidation
Upon any voluntary or involuntary liquidation, dissolution or winding up of Newco’s business and affairs, holders of series B preferred stock will be entitled to receive, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to series B preferred stock, but before any distribution of assets is made to holders of common stock or any series B junior securities, a liquidating distribution in the amount of the liquidation preference of $25 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of series B preferred stock will not be entitled to any other amounts from Newco after they have received their full liquidating distribution, including declared and unpaid dividends pursuant to the provisions herein. In addition, the series B preferred stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
In any such distribution, if the assets of Newco are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of series B preferred stock and all holders of any series B parity securities, the amounts paid to the holders of series B preferred stock and to the holders of all series B parity securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends have been paid in full to all holders of series B preferred stock and any series B parity securities, the holders of Newco’s series B junior securities shall be entitled to receive all remaining assets of Newco according to their respective rights and preferences.
The merger or consolidation of Newco with any other entity, including a merger or consolidation in which the holders of series B preferred stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of Newco for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of Newco.

Redemption
Series B preferred stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Series B preferred stock will be redeemable at the option of Newco, in whole or in part, from time to time, on any reset date, at a redemption price equal to $25 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of series B preferred stock will have no right to require the redemption or repurchase of series B preferred stock. Notwithstanding the foregoing, within 90 days following the occurrence of a regulatory capital treatment event, Newco, at its option, may redeem, at any time, all (but not less than all) of the shares of the series B preferred stock at the time outstanding, at a redemption price equal to $25 per share, plus any declared and unpaid dividends without accumulation of any undeclared dividends, upon notice given as provided below.
A “regulatory capital treatment event” means the good faith determination by Newco that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the series B preferred stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of the series B preferred stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the series B preferred stock, there is more than an insubstantial risk that Newco will not be entitled to treat the full liquidation value of the shares of the series B preferred stock then outstanding as “additional tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve Board set forth in Regulation Y, 12 CFR 225 (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of the series B preferred stock is outstanding. Redemption of the series B preferred stock is subject to Newco’s receipt of any required prior approvals from the Federal Reserve Board and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve applicable to the redemption of the series B preferred stock.
If shares of series B preferred stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of series B preferred stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares representing series B preferred stock are held in book-entry form through DTC, Newco may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of series B preferred stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing shares of series B preferred stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of series B preferred stock has been duly given and if the funds necessary for such redemption have been irrevocably set aside by Newco separate and apart from its other assets, in trust for the benefit of the holders of any shares of series B preferred stock so called for redemption so as to be and continue to be available therefor, then, on and after the redemption date, dividends will cease to accrue on such shares of series B preferred stock, such shares of series B preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, plus any declared and unpaid dividends.
In case of any redemption of only part of the shares of series B preferred stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot.
Subject to the provisions hereof, the board of directors shall have full power and authority to prescribe the terms and conditions upon which shares of series B preferred stock shall be redeemed from time to time.
Voting Rights
Except as provided below or as expressly required by law, the holders of shares of series B preferred stock will have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of Newco common stock.

So long as any shares of series B preferred stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of series B preferred stock at the time outstanding, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or issue shares of any class or series of stock ranking senior to the series B preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Newco, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the series B preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Newco; (2) amend the provisions of Newco articles, as amended, whether by merger, consolidation or otherwise, so as to materially and adversely affect the powers, preferences, privileges or rights of series B preferred stock or the holders thereof, provided, however, that with respect to the foregoing events: (i) so long as shares of series B preferred stock remains outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with terms that are not materially less favorable than the terms of the series B preferred stock, the occurrence of any such event shall not be deemed to materially and adversely affect the powers, preferences, privileges or rights of series B preferred stock or the holders thereof; and (ii) any increase in the amount of the authorized or issued shares of series B preferred stock or authorized common or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to series B preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of Newco will not be deemed to adversely affect the powers, preferences, privileges or rights of series B preferred stock or the holders thereof. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of series B preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably set aside by Newco separate and apart from its other assets, in trust for the benefit of the holders of any shares of series B preferred stock so called for redemption so as to be and continue to be available therefor.
If Newco fails to pay, or declare and set apart for payment, dividends on outstanding shares of the series B preferred stock or any other series of preferred stock for six quarterly dividend periods, or their equivalent, whether or not consecutive, the number of directors of Newco shall be increased by two at Newco’s first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until cumulative dividends payable for all past dividend periods payable on cumulative preferred stock (if any) and continuous noncumulative dividends for at least one year on all other outstanding shares of preferred stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of shares of series B preferred stock shall have the right, voting as a class with holders of any other equally ranked series of preferred stock that have similar voting rights, to elect such two additional members of the board of directors to hold office for a term of one year. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of shares of preferred stock shall cease, subject to increase in the number of directors of Newco as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, or their equivalent, whether or not consecutive, as described above. Any director elected by the series B preferred stock may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of series B preferred stock at the time outstanding voting separately as a class together with the holders of shares of series B parity securities, to the extent the voting rights of such holders described above are then exercisable. If the office of any director elected by the series B preferred stock becomes vacant for any reason other than removal from office as aforesaid, the remaining director elected by the preferred stock may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.
Conversion Rights.
The holders of shares of series B preferred stock shall not have any rights to convert such shares into shares of any other class or series of securities of Newco.

Preemptive Rights.
The holders of shares of series B preferred stock will have no preemptive rights with respect to any shares of Newco capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.
Transfer Agent and Registrar
Broadridge will be the transfer agent and registrar for the series B preferred stock. Newco may, in its sole discretion, remove the transfer agent and registrar in accordance with the agreement between Newco and the transfer agent and registrar; provided that Newco shall appoint a successor transfer agent and registrar who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, Newco shall send notice thereof by first-class mail, postage prepaid, to the holders of the series B preferred stock.
Calculation Agent
Newco will be the calculation agent with respect to the series B preferred stock. Newco may appoint itself or an affiliate as calculation agent. Newco may, in its sole discretion, remove the calculation agent in accordance with the agreement between Newco and the calculation agent; provided that Newco shall appoint a successor calculation agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, Newco shall send notice thereof by first-class mail, postage prepaid, to the holders of the series B preferred stock.
Newco Series C Preferred Stock
General
The “6.75% Fixed-Rate Non-Cumulative Perpetual preferred stock, Series C,” which we refer to in this section as the “series C preferred stock,” will be designated as a new series of Newco’s authorized preferred stock.
Newco may in the future from time to time, without notice to or consent of the holders of the series C preferred stock or the holders of the depositary shares, issue additional shares of the series C preferred stock; provided, that such additional shares are fungible for U.S. federal income tax purposes with the shares of series C preferred stock and related depositary shares. The additional shares of series C preferred stock would form a single series with the outstanding series C preferred stock. In the event Newco issues additional shares of series C preferred stock, Newco will issue an appropriate and corresponding number of additional depositary shares. Newco may also issue additional shares of other series of preferred stock at any time and from time to time, without notice to or the consent of holders of the series C preferred stock or the related depositary shares.
Any additional preferred stock may be issued from time to time in one or more series, each with such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as the Newco board of directors may determine prior to the time of issuance.
Holders of the series C preferred stock will not have preemptive or subscription rights to acquire more of Newco stock. The series C preferred stock will have no stated maturity and will not be convertible into, or exchangeable for, shares of Newco common stock or any other class or series of Newco’s other securities and will not be subject to any sinking fund or any other obligation of Newco for repurchase or retirement. The series C preferred stock will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.
Ranking
The series C preferred stock will rank senior to Newco common stock and each other class or series of capital stock Newco may issue in the future the terms of which do not expressly provide that it ranks on a parity as to dividend rights and rights upon liquidation, dissolution and winding-up of Newco with or senior to the series C preferred stock as to dividend rights and rights upon liquidation, dissolution or winding-up of Newco. The series C preferred stock will rank on a parity as to dividend rights and rights upon liquidation, dissolution and winding-up of Newco with Newco’s Fixed-to-Floating Rate Non-Cumulative Perpetual preferred stock, series A,

Newco’s Fixed-Rate Reset Non-Cumulative Perpetual preferred stock, series B and any class or series of capital stock Newco may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the series C preferred stock as to dividend rights and rights on liquidation, dissolution or winding-up of Newco. The series C preferred stock will rank junior to all of Newco’s existing and future indebtedness and other liabilities and any class or series of Newco capital stock Newco may issue in the future that is expressly stated to be senior to the series C preferred stock with respect to dividend rights and rights upon liquidation, dissolution or winding-up of Newco. The issuance of such senior series of capital stock must be approved by the requisite holders of at least two-thirds of the outstanding series C preferred stock and all other stock on a parity with the series C preferred stock, if any having such voting rights, voting together as a single class. See “— Voting Rights” below.
Dividends
Dividends on shares of the series C preferred stock will be discretionary, not mandatory, and will not be cumulative. Holders of the series C preferred stock will be entitled to receive, if, when, and as declared by the Newco board of directors or a duly authorized committee of the Newco board of directors, out of legally available assets, non-cumulative cash dividends quarterly in arrears on March 1, June 1, September 1, and December 1 of each year (each such date being referred to herein as a “dividend payment date”). Dividends will accrue from the immediately preceding dividend payment date based on the liquidation preference of the series C preferred stock of $1,000 per share at a rate per annum equal to 6.75% from the last dividend payment date in respect of the Pinnacle series B preferred stock prior to its conversion to Newco series C preferred stock to, but excluding, the date of redemption (if any) of the series C preferred stock. In the event that Newco issues additional shares of series C preferred stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date that Newco specifies at the time such additional shares are issued. References to the “accrual” of dividends herein refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared. Newco will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the series C preferred stock.
Dividends will be payable to holders of record of series C preferred stock as they appear on Newco’s books on the applicable record date (each such date being referred to herein as a “dividend record date”), which shall be the 15th calendar day before the dividend payment date or such other record date fixed by the Newco board of directors or a duly authorized committee of the Newco board of directors that is not less than 10 calendar days or more than 30 calendar days before the applicable dividend payment date.
A dividend period is the period from and including a dividend payment date to, but excluding, the next dividend payment date or any earlier redemption date, except that the initial dividend period will commence on and include the last dividend payment date in respect of the Pinnacle series B preferred stock prior to its conversion to Newco series C preferred stock. Any dividend payable on shares of the series C preferred stock for any dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. If any dividend payment date is not a business day, then the related payment of dividends will be made on the next succeeding business day, and no additional dividends will accrue on such payment.
The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York.
Dividends on shares of the series C preferred stock will not be cumulative. Accordingly, if the Newco board of directors or a duly authorized committee of the Newco board of directors does not declare a full dividend on the series C preferred stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and Newco will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the series C preferred stock are declared for any future dividend period.
Newco will be subject to statutory and regulatory prohibitions and other limitations on its ability to declare and pay dividends on the series C preferred stock. Dividends on the series C preferred stock will not be declared, paid, or set aside for payment if Newco fails to comply, or if and to the extent such act would cause Newco to fail to comply, with applicable laws and regulations. In particular, dividends on the series C preferred stock may not be declared or set aside for payment if and to the extent such dividends would cause Newco to fail to comply with the capital adequacy rules of the Federal Reserve Board (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to Newco.
Priority
The series C preferred stock will rank junior as to payment of dividends to any class or series of Newco preferred stock that Newco may issue in the future that is expressly stated to be senior to the series C preferred stock. If at any time Newco does not pay, on the applicable dividend payment date, accrued dividends on any shares that rank in priority to the series C preferred stock with respect to dividends, Newco may not pay any dividends on the series C preferred stock or repurchase, redeem, or otherwise acquire for consideration any shares of series C preferred stock until Newco has paid, or set aside for payment, the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before Newco may pay dividends on, repurchase, redeem, or otherwise acquire for consideration, the series C preferred stock.
So long as any share of series C preferred stock remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid, or set aside for payment, on all outstanding shares of series C preferred stock:
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no dividend or distribution shall be declared, paid, or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan);

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no junior stock shall be repurchased, redeemed, or otherwise acquired for consideration by Newco, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of shares of junior stock for or into other shares of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions, or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged or (vii) the acquisition by Newco or any of its subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by Newco or any of its subsidiaries), including as trustees or custodians; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities; and

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no parity stock shall be repurchased, redeemed, or otherwise acquired for consideration by Newco, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the series C preferred stock and any parity stock, (ii) as a result of a reclassification of any parity stock for or into other parity stock, (iii) the exchange or conversion of any parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the most recently completed dividend period, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), or (vii) the acquisition by Newco or any of its subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by Newco or any of its subsidiaries), including as trustees or custodians; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) on any dividend payment date (or, in the case of parity stock, as defined below, having dividend payment dates different from the dividend payment dates pertaining to the series C preferred stock, on a dividend payment date falling within the related dividend period for the series C preferred stock) in full on the series C preferred stock and any shares of parity stock, all dividends declared on the series C preferred stock and all such equally ranking securities payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the series C preferred stock, on a dividend payment date falling within the related dividend period for the series C preferred stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the series C preferred stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the series C preferred stock, on a dividend payment date falling within the related dividend period for the series C preferred stock) bear to each other.
As used herein, “junior stock” means any class or series of stock of Newco that ranks junior to the series C preferred stock as to the payment of dividends and distributions upon liquidation, dissolution or winding-up of Newco. Junior stock includes Newco common stock.
As used herein, “parity stock” means any other class or series of stock of Newco that ranks equally with the series C preferred stock in the payment of dividends and distributions upon liquidation, dissolution or winding-up of Newco.
Subject to the foregoing, dividends (payable in cash, stock, or otherwise) may be declared and paid on Newco junior stock, which includes Newco common stock, from time to time out of any assets legally available for such payment, and the holders of series C preferred stock or parity stock shall not be entitled to participate in any such dividend.
Liquidation Rights
In the event that Newco voluntarily or involuntarily liquidate, dissolve, or wind up its affairs, holders of the series C preferred stock will be entitled to receive out of Newco’s assets available for distribution to shareholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on parity with the series C preferred stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, or winding-up of Newco’s business and affairs, including the series C preferred stock, and before Newco makes any distribution or payment out of Newco’s assets to the holders of Newco common stock or any other class or series of Newco capital stock ranking junior to the series C preferred stock with respect to distributions upon Newco’s liquidation, dissolution, or winding-up, an amount per share equal to the liquidation preference of $1,000 per share (equivalent to $25 per depositary share) plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution). After payment of the full amount of the liquidating distribution described above, the holders of the series C preferred stock shall not be entitled to any further participation in any distribution of Newco’s assets.
In any such distribution, if Newco’s assets are not sufficient to pay the liquidation preference in full to all holders of series C preferred stock and all holders of any shares of Newco capital stock ranking as to any such liquidating distribution on parity with the series C preferred stock, including the series C preferred stock, the amounts paid to the holders of series C preferred stock and to such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on Newco’s assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the series C preferred stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference per share of series C preferred stock has been paid in full to all holders of series C preferred stock and the liquidation preference per share of any other capital stock ranking on parity with the series C preferred stock as to liquidation rights has been paid in full, the holders of Newco common stock or any other capital stock ranking, as to liquidation rights, junior to the series C preferred stock will be entitled to receive all of Newco remaining assets according to their respective rights and preferences.
The series C preferred stock may be fully subordinate to interests held by the U.S. government in the event Newco enters into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Neither the sale, conveyance, exchange, or transfer of all or substantially all of Newco’s assets or business, nor the consolidation or merger by Newco with or into any other entity or by another entity with or into Newco, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of Newco’s affairs.
Newco’s rights and the rights of Newco’s creditors and Newco’s shareholders, including the holders of the series C preferred stock, to participate in any distribution of assets of any of Newco’s subsidiaries upon that subsidiary’s liquidation, dissolution, reorganization or winding-up or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that Newco is a creditor with recognized claims against the subsidiary.
Holders of the series C preferred stock will be subordinate to all of Newco’s indebtedness and to other non-equity claims on Newco and Newco’s assets, including in the event that Newco enters into a receivership, insolvency, liquidation or similar proceeding. In addition, holders of the series C preferred stock (and of depositary shares representing the series C preferred stock) may be fully subordinated to interests held by the U.S. government in the event that Newco enters into a receivership, insolvency, liquidation or similar proceeding.
Redemption
The series C preferred stock will be perpetual, will have no maturity date and will not be subject to any mandatory redemption, sinking fund, or other similar provisions. The holders of the series C preferred stock will not have any right to require the redemption or repurchase of their shares of series C preferred stock.
Newco may, at its option and subject to any required regulatory approval, redeem the series C preferred stock (i) in whole or in part, from time to time, on any dividend payment date, or (ii) in whole but not in part at any time within 90 days following a “regulatory capital treatment event,” in each case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the series C preferred stock to, but excluding, the date fixed for redemption (the “redemption date”). Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable dividend record date will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date.
Newco is regulated by the Federal Reserve Board. Newco intends to treat the series C preferred stock as “additional tier 1” capital (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve Board (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to Newco.
A “regulatory capital treatment event” means the good faith determination by Newco, that, as a result of any:
•
amendment to, clarification of, or change in, the laws, rules, or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve Board and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the series C preferred stock;

•	proposed change in those laws, rules, or regulations that is announced or becomes effective after the initial issuance of any share of the series C preferred stock; or
•
official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of the series C preferred stock;

there is more than an insubstantial risk that Newco will not be entitled to treat the full liquidation preference amount of $1,000 per share of the series C preferred stock then outstanding as tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines, rules or regulations of the Federal Reserve Board (or, as and if applicable, the capital adequacy rules, guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any share of series C preferred stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Under regulations currently applicable to Newco, Newco may not exercise its option to redeem any shares of series C preferred stock without obtaining the prior approval of the Federal Reserve Board (or any successor appropriate federal banking agency). Under such regulations, unless the Federal Reserve Board (or any successor appropriate federal banking agency) authorizes Newco to do otherwise in writing, Newco may not redeem the series C preferred stock unless it is replaced with other tier 1 capital instruments or unless Newco can demonstrate to the satisfaction of the Federal Reserve Board (or any successor appropriate federal banking agency) that, following redemption, Newco will continue to hold capital commensurate with its risk.
If shares of the series C preferred stock are to be redeemed, the notice of redemption shall be given to the holders of record of the series C preferred stock to be redeemed, by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on Newco’s stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of series C preferred stock are held in book-entry form through The Depository Trust Company (“DTC”) Newco may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
•	the redemption date;
•
the number of shares of the series C preferred stock to be redeemed and, if less than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

•	the redemption price;
•	the place or places where certificates for shares of the series C preferred stock, if any, are to be surrendered for payment of the redemption price; and
•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.
If notice of redemption of any shares of series C preferred stock has been duly given and if the funds necessary for such redemption have been set aside by Newco for the benefit of the holders of any shares of series C preferred stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of series C preferred stock, such shares of series C preferred stock shall no longer be deemed outstanding, and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In case of any redemption of only part of the shares of the series C preferred stock at the time outstanding, the shares to be redeemed shall be selected (i) pro rata from the holders of records of the series C preferred stock in proportion to the number of shares of the series C preferred stock held by such holders, (ii) by lot, or (iii) in such other manner as Newco may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the series C preferred stock is then listed.
Voting Rights
Except as provided below or as required by law, the holders of series C preferred stock will have no voting rights.
Whenever dividends on any shares of series C preferred stock or any shares of voting preferred stock (as defined below) shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods (a “nonpayment event”), the holders of series C preferred stock, voting together as a class with holders of any and all other series of voting preferred stock then outstanding, will be entitled to vote for the election of a total of two additional members of the Newco board of directors (the “series C preferred stock directors”), provided that the Newco board of directors shall at no time include more than two series C preferred stock directors and that the election of any series C preferred stock directors shall not cause Newco to violate the corporate governance requirements of the NYSE (or any other exchange on which Newco securities may be listed) including the requirements that listed companies must have a majority of independent directors. In the event that the holders of the series C preferred stock and other holders of voting preferred stock are entitled to vote for the election of the series C preferred stock directors following a nonpayment event, the number of directors on the Newco board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the series C preferred stock or of any other series of voting preferred stock then outstanding which have the right to exercise voting rights similar to the series C preferred stock (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders of Newco, in which event such election shall be held only at such next annual or special meeting of shareholders), and at each subsequent annual meeting of Newco. These voting rights will continue until dividends on the shares of series C preferred stock and any such series of voting preferred stock for at least four consecutive dividend periods following the nonpayment event shall have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for payment).
As used herein, “voting preferred stock” means any other class or series of preferred stock of Newco ranking equally with the series C preferred stock as to dividends and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the shares of series C preferred stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the shares voted.
If and when dividends for at least four consecutive dividend periods following a nonpayment event have been paid in full, the holders of series C preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment event) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each series C preferred stock director so elected shall terminate and the number of directors on the board of directors shall automatically be reduced accordingly. Any series C preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of series C preferred stock and any voting preferred stock when they have the voting rights described above (voting together as a class with all series of voting preferred stock then outstanding). So long as a nonpayment event shall continue, any vacancy in the office of a series C preferred stock director (other than prior to the initial election after a nonpayment event) may be filled by the written consent of the series C preferred stock directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of series C preferred stock and all voting preferred stock when they have the voting rights described above (voting together as a class). The series C preferred stock directors shall each be entitled to one vote per director on any matter that shall come before the Newco board of directors for a vote.
So long as any shares of series C preferred stock remain outstanding, Newco will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the series C preferred stock and all other series of voting preferred stock at the time outstanding and entitled to vote thereon, voting together as a single class:
•
amend or alter the provisions of the Newco articles so as to authorize or create, or increase the authorized amount of, any class or series of stock ranking senior to the series C preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of Newco;

•
amend, alter or repeal the provisions of the Newco articles so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the series C preferred stock, taken as a whole; or

•
consummate a binding share exchange or reclassification involving the series C preferred stock or a merger or consolidation of Newco with another corporation or other entity, unless in each case (i) the shares of series C preferred stock remain outstanding or, in the case of any such merger provided, however, that any creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the series C preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding-up of Newco will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the series C preferred stock.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the series C preferred stock for this purpose), then only the series adversely affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

Without the consent of the holders of series C preferred stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the series C preferred stock, Newco may amend, alter, supplement or repeal any terms of the series C preferred stock:
•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the articles of amendment establishing the series C preferred stock that may be defective or inconsistent; or
•
to make any provision with respect to matters or questions arising with respect to the series C preferred stock that is not inconsistent with the provisions of the articles of amendment establishing the series C preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of series C preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by Newco for the benefit of the holders of series C preferred stock to effect such redemption.
Preemptive and Conversion Rights
The holders of the series C preferred stock will not have any preemptive or conversion rights.
Additional Classes or Series of Stock
Newco will have the right to authorize and issue additional classes or series of stock ranking equally with or junior to the series C preferred stock as to dividends or distribution of assets upon our liquidation, dissolution, or winding-up without the consent of the holders of the series C preferred stock, or the holders of the related depositary shares.
Transfer Agent, Registrar
Broadridge will be the transfer agent, registrar, dividend disbursing agent and redemption agent for the Newco series C preferred stock.
Newco Depositary Shares
General
Each depositary share will represent a 1/40th ownership interest in a share of the series C preferred stock, and will be evidenced by a depositary receipt. The underlying shares of the series C preferred stock represented by the depositary shares will be deposited with a depositary pursuant to a deposit agreement among Pinnacle, Computershare Inc. and its wholly owned subsidiary Computershare Trust Company, N.A., jointly acting as depositary, and the holders from time to time of the depositary receipts, which Newco will assume upon the completion of the merger. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled to all the rights and preferences of the shares of series C preferred stock (including dividend, voting, redemption and liquidation rights) in proportion to the applicable fraction of a share of series C preferred stock represented by such depositary share.
Newco may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the depositary. However, any amendment that materially and adversely alters any right of the holders of depositary shares will not be effective unless the holders of at least two-thirds of the depositary shares then outstanding approve the amendment. Newco will make no amendment that impairs the right of any holder of depositary shares to surrender such depositary shares to the depositary with instructions to deliver to such holder shares of the series C preferred stock, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.
The deposit agreement may be terminated if:
•	all outstanding depositary shares have been redeemed;
•	a final distribution in respect of the series C preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding-up of Newco; or

•	consent of the holders of at least two-thirds of the depositary shares outstanding is obtained.
As used herein, references to “holders” of the depositary shares mean those who have the depositary shares registered in their own names, on the books that Newco or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in the depositary shares registered in the street name of or issued in book-entry form through the Depositary Trust Company.
Dividends and Other Distributions
Each dividend on a depositary share will be in an amount equal to 1/40th of the dividend declared on each share of the series C preferred stock.
The depositary will distribute all dividends and other cash distributions received on the series C preferred stock to the holders of record of the depositary shares in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary shares in proportion to the number of depositary shares held by each holder, unless the depositary determines, after consultation with us, that this distribution is not feasible, in which case the depositary may, with Newco’s approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the property and distribution of the net proceeds from that sale to the holders of the depositary shares.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the series C preferred stock.
The amounts distributed to holders of the depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any depositary share until such taxes or other governmental charges are paid.
Charges of Depositary
Newco will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Newco will pay associated charges of the depositary in connection with the initial deposit of the series C preferred stock and any redemption of the series C preferred stock. Holders of the depositary shares will pay transfer, income, and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of the depositary shares, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares.
Redemption of the Depositary Shares
If Newco redeems the series C preferred stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the series C preferred stock held by the depositary. The redemption price per depositary share will be equal to 1/40th of the redemption price per share payable with respect to the series C preferred stock (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the shares of the series C preferred stock. Whenever Newco redeems shares of the series C preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of the depositary shares representing shares of the series C preferred stock so redeemed.
In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected either pro rata, by lot or in such other manner as the we may determine to be fair and equitable (which determination we will promptly notify the depositary of in writing). In any case, the depositary will redeem the depositary shares only in increments of 40 depositary shares and any integral multiple thereof. The depositary will provide notice of redemption to record holders of the depositary shares not less than 25 and not more than 60 days prior to the date fixed for redemption of the series C preferred stock and the related depositary shares.

Voting of the series C Preferred Stock
Because each depositary share will represent a 1/40th interest in a share of series C preferred stock, holders of depositary shares will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the series C preferred stock are entitled to a vote, as described above in “Newco Series C Preferred Stock—Voting Rights.”
When the depositary receives notice of any meeting at which the holders of the series C preferred stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the series C preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the series C preferred stock, may instruct the depositary to vote the amount of the series C preferred stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote or cause to be voted the amount of the series C preferred stock represented by the depositary shares in accordance with the instructions it receives. Newco will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares, it will vote all depositary shares held by it proportionately with instructions received.
Depositary
Broadridge will act as the depositary for the depositary shares. Newco may terminate such appointment and may appoint a successor depositary at any time and from time to time, provided that Newco will use our best efforts to ensure that there is, at all relevant times when the series C preferred stock is outstanding, a person or entity appointed and serving as such depositary.

COMPARISON OF SHAREHOLDERS’ RIGHTS
This section describes the material differences between the rights of Pinnacle shareholders and Synovus shareholders before completion of the merger, and the rights of holders of Newco shares after the merger. The differences between the rights of these respective shareholders result from the differences among Tennessee and Georgia law and the respective governing documents of Pinnacle, Synovus and Newco.
This section does not include a complete description of all differences among the rights of these respective shareholders, nor does it include a complete description of their specific rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be important do not exist. All Pinnacle shareholders and Synovus shareholders are urged to carefully read the relevant provisions of the Tennessee Business Corporation Act (the “TBCA”), Georgia Business Corporation Code (the “GBCC”), the Amended and Restated Charter and the Third Amended and Restated Bylaws of Pinnacle, the Restated Articles of Incorporation and Restated Bylaws of Synovus, and the Amended and Restated Articles of Incorporation and Bylaws of Newco that will be in effect upon completion of the business combination.
The summary is qualified in its entirety by reference to Pinnacle, Synovus and Newco’s governing documents, which we urge you to read carefully and in their entirety. Copies of Pinnacle’s and Synovus’ governing documents have been filed with the SEC. See “Where You Can Find More Information.”

	Pinnacle	Synovus	Newco
Authorized Capital Stock:
Pinnacle’s authorized capital stock consists of 180,000,000 shares of common stock, $1.00 par value, and 10,000,000 shares of preferred stock, no par value. As of the record date for the Pinnacle special meeting, there were 77,559,967 shares of Pinnacle common stock outstanding and 9,000,000 depositary shares outstanding, each representing a 1/40th interest in a share of share of Pinnacle 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series B.

Synovus’ authorized capital stock consists of 342,857,142 shares of common stock, par value of $1.00 per share, and 100,000,000 shares of preferred stock, no par value. As of the record date for the Synovus special meeting, there were 138,811,843 shares of Synovus common stock outstanding, 8,000,000 shares of Synovus Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D outstanding and 14,000,000 shares of Synovus Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E outstanding.

Newco’s authorized capital stock consists of two shares of common stock, par value of $1.00 per share. Immediately following the effective time, the authorized capital stock of Newco will consist of 360,000,000 shares of common stock, par value of $1.00 per share, and 110,000,000 shares of preferred stock, no par value per share.

Newco has two shares of Newco common stock outstanding and no shares of Newco preferred stock outstanding. After giving effect to the merger, based on shares of Pinnacle and Synovus issued and outstanding as of September 26, 2025, approximately 150,255,729 shares of Newco common stock will have been issued and outstanding, 8,000,000 shares of Newco Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A will be issued and outstanding, 14,000,000

	Pinnacle	Synovus	Newco

shares of Newco Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B will be issued and outstanding, and 9,000,000 depositary shares, each representing a 1/40th interest in a share of share of Newco 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series C, will have been issued and outstanding.

Voting Rights:
Holders of Pinnacle common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

Holders of Pinnacle common stock do not have the right to cumulate their votes with respect to the election of directors.

Holders of Synovus common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

Holders of Synovus common stock do not have the right to cumulate their votes with respect to the election of directors.

Holders of Newco common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

Holders of Newco common stock do not have the right to cumulate their votes with respect to the election of directors.

Rights of Preferred Stock
The Pinnacle charter authorizes the Pinnacle board of directors to provide for the issuance of shares of preferred stock in series, and by filing an article of amendment pursuant to the applicable laws of the State of Tennessee to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof.

The Synovus articles, in accordance with the provisions of the GBCC, authorizes the Synovus board of directors to determine the preferences, limitations and relative rights of (i) any preferred stock before the issuance of any such shares of preferred stock and (ii) one or more series of preferred stock, and designate the number of shares within that series, before the issuance of any such shares of that series.

The Newco articles, in accordance with the provisions of the GBCC, authorizes the Newco board of directors to determine the preferences, limitations and relative rights of (i) any preferred stock before the issuance of any such shares of preferred stock and (ii) one or more series of preferred stock, and designate the number of shares within that series, before the issuance of any such shares of that series.

Size of board of directors:	The Pinnacle bylaws require that there be not less than five (5) and no more than twenty-five (25) directors on the Pinnacle board of directors, and the number of directors is fixed and	The Synovus bylaws require that there be not less than eight (8) and no more than twenty-five (25) directors on the Synovus board of directors, and the number of directors is fixed and	The Newco bylaws require that there be not less than eight (8) and no more than twenty-five (25) directors on the Newco board of directors, and the number of directors is fixed and

	Pinnacle	Synovus	Newco

determined from time to time by a resolution of the majority of all directors then in office or by resolution of the shareholders at any meeting thereof.

The Pinnacle board of directors currently has thirteen (13) directors.

determined from time to time by a resolution of the majority of the full board of directors or by resolution of the shareholders at any meeting thereof.

The Synovus board of directors currently has eleven (11) directors.

determined from time to time by (i) the board of directors or (ii) the shareholders representing at least a majority of the votes entitled to be cast by the holders of all the issued and outstanding shares of common stock of Newco.

At the effective time, the board of directors of Newco will have fifteen (15) members, consisting of the individuals listed under the section entitled “Governance of the Combined Company After the Merger.” During the transition period, the size of Newco’s board of directors will be reduced by one director on each of the chairman succession date and the vice chairman succession date in accordance with the section entitled “Governance of the Combined Company After the Merger.”

Classes of Directors:	Pinnacle’s charter and bylaws do not separate the directors into classes with staggered, multi-year terms of office. Instead, directors are elected to one-year terms.	Synovus’ articles and bylaws do not separate the directors into classes with staggered, multi-year terms of office. Instead, directors are elected to one-year terms.	Newco’s articles and bylaws do not separate the directors into classes with staggered, multi-year terms of office. Instead, directors are elected to one-year terms.

Director Eligibility and Mandatory Retirement:
Pinnacle’s bylaws provide that no person is eligible to stand for election as a director, nor may such person be elected as a director, if such person is seventy-five (75) years of age or greater at the time of such election.
The Synovus articles and bylaws do not provide for a mandatory retirement age or other director eligibility requirement.
The Newco bylaws provide that a director shall retire as a director effective as of the first annual meeting of Newco occurring after the date on which such director has turned seventy-five (75) years.

Such provision will not apply to Mr. McCabe prior to the vice chairman succession date and Mr. Thompson prior to the first anniversary of the

	Pinnacle	Synovus	Newco
effective time (as such period for Mr. Thompson may be extended on an annual basis by the affirmative vote of a majority of the entire board of directors).

Election of Directors:
Pinnacle’s charter provides that each director will be elected by the affirmative vote of a majority of the votes cast with respect to the director in an uncontested election of directors at a meeting at which a quorum is present. For this purpose, the “affirmative vote of a majority of the votes cast” means that the number of votes cast “for” exceeds the number of votes cast “against” that director. Abstentions and broker non-votes shall not be deemed to be votes cast for purposes of tabulating the vote. If an election is contested, the directors will be elected by the vote of a plurality of the votes cast by the shares entitled to vote in the election at any such meeting.

The Pinnacle charter provides that director nominees shall be elected at each annual meeting of shareholders for terms expiring at the next annual meeting of shareholders.

Pinnacle does not have a classified board.

Synovus’ bylaws provide that each director will be elected by the affirmative vote of a majority of the votes cast with respect to the director in an uncontested election of directors at a meeting at which a quorum is present. For this purpose, the “affirmative vote of a majority of the votes cast” means that the number of votes cast “for” exceeds the number of votes cast “against” that director. If an election is contested, the directors will be elected by the vote of a plurality of the votes cast by the shares entitled to vote in the election at any such meeting.

The Synovus bylaws provide that each member of the board of directors shall be elected at the annual meeting of shareholders and shall hold office for a term expiring at the next succeeding annual meeting of shareholder and until his or her successor is duly elected and qualified or until his or her earlier retirement, resignation, removal or death.

Synovus does not have a classified board.

Newco’s bylaws provide that each director will be elected by the affirmative vote of a majority of the votes cast with respect to the director in an uncontested election of directors at a meeting at which a quorum is present. For this purpose, the “affirmative vote of a majority of the votes cast” means that the number of votes cast “for” exceeds the number of votes cast “against” that director. If an election is contested, the directors will be elected by the vote of a plurality of the votes cast by the shares entitled to vote in the election at any such meeting.

The Newco Bylaws provide that each member of the board of directors shall be elected at the annual meeting of shareholders and shall hold office for a term expiring at the next succeeding annual meeting of shareholder and until his or her successor is duly elected and qualified or until his or her earlier retirement, resignation, removal or death.

Newco does not have a classified board.

Removal of Directors:	The Pinnacle bylaws provide that directors may be removed with cause upon the affirmative vote of the holders of at least a majority of the issued and outstanding shares	The Synovus bylaws provide that any one or more directors or the entire Synovus board of directors may be removed from office, with or without cause, by the affirmative vote	The Newco bylaws provide that any one or more directors or the entire Newco board of directors may be removed from office, with or without cause, by the affirmative vote

	Pinnacle	Synovus	Newco

of Pinnacle entitled to vote in an election of directors or upon the affirmative vote of at least a majority of all directors then in office.

Any director may be removed without cause only upon the affirmative vote of the holders of at least a majority of the issued and outstanding shares of the corporation entitled to vote in an election of directors.

of the Synovus shareholders representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of Synovus common stock at any shareholders’ meeting with respect to which notice of such purpose has been given.

The Synovus bylaws further provide that this removal provision may not be altered, deleted, or rescinded except with the affirmative vote of the holders of at least a majority of the outstanding shares of Synovus common stock.

of Newco shareholders representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of Newco common stock at any shareholders’ meeting with respect to which notice of such purpose has been given.

The Newco bylaws further provide that this removal provision may not be altered, deleted, or rescinded except with the affirmative vote of the holders of at least a majority of the outstanding shares of Newco common stock.

During the transition period, any removal (or failure to appoint, re-elect or re-nominate) of the named directors listed under the section entitled “Governance of the Combined Company After the Merger” will require the affirmative vote of at least seventy-five percent (75%) of the entire Newco board of directors. Each director may also be removed by the affirmative vote of Newco shareholders representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding Newco common stock.

Filling Vacancies on the Board of Directors:	The Pinnacle bylaws provide that the directors, even though less than a quorum, may fill any vacancy on the board of directors, including a vacancy created by an increase in the number of directors.
The Synovus bylaws provide that any vacancy occurring on the board of directors (other than a removal covered under a specific shareholder removal provision), may be filled by the board of directors or by the shareholders.

If a vacancy results from the removal of a director in a

The Newco bylaws provide that any vacancy occurring on the board of directors (other than a removal covered under a specific shareholder removal provision), may be filled by the board of directors or by the shareholders.

If a vacancy results from the removal of a director in a

	Pinnacle	Synovus	Newco

shareholder action pursuant to the Synovus bylaws, such vacancy must be filled by the shareholders or, if authorized by the shareholders, by the board of directors.

Vacancies in the board of directors filled by the board of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, or the sole remaining director, as the case may be.

shareholder action pursuant to the Newco bylaws, such vacancy must be filled by the shareholders or, if authorized by the shareholders, by the board of directors.

Vacancies in the board of directors filled by the board of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, or the sole remaining director, as the case may be.

During the transition period, all vacancies caused by the cessation of service of a legacy Pinnacle director or a legacy Synovus director will be filled by a nominee selected by the legacy Pinnacle nominating committee or the legacy Synovus nominating committee, respectively.

Special Meetings of Shareholders:
Under the TBCA, the holders of at least 10% of the votes entitled to be cast may call a special meeting of shareholders.

The Pinnacle bylaws provide that special meetings of the board of directors may be called by the chairman of the board or the chief executive officer (or, if there is no chief executive officer, the president) and shall be called by the chairman of the board or the chief executive officer (or, if there is no chief executive officer, the president) on the written request of any two or more directors.

The Synovus bylaws provide that a special meeting of shareholders may be called at any time by the chairman of the board, the chief executive officer, a majority of the board of directors, or one or more shareholders holding at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of Synovus common stock.

The Newco bylaws provide that a special meeting of shareholders may be called at any time by the chairman of the board, the chief executive officer, a majority of the board of directors, or one or more shareholders holding at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of Newco common stock.

	Pinnacle	Synovus	Newco
Quorum:
The Pinnacle bylaws provide that at all meetings of Pinnacle’s shareholders, the holders of a majority of the outstanding shares of Pinnacle then having voting rights and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for all purposes, including the election of directors, except where otherwise expressly provided by statute or by the Pinnacle charter. If a quorum is not present, a majority in interest of the shareholders present in person or represented by proxy and entitled to vote may adjourn the meeting from time to time, without further notice as permitted by law, until a quorum is present.

The Synovus bylaws provide that shareholders representing a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of Synovus common stock shall constitute a quorum at a shareholders’ meeting.

The Newco bylaws provide that shareholders representing a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of Newco common stock shall constitute a quorum at a shareholders’ meeting.

Notice of Shareholder Actions / Meetings:
The Pinnacle bylaws require Pinnacle to give notice of an annual or special shareholders’ meetings not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, unless otherwise required by law, Pinnacle’s charter, or its bylaws. The notice will state the time, date, and place, if any, of the meeting and the means of remote communications, if any, by which shareholders and proxy holders may be deemed present in person and vote at the meeting. Notice of any special meeting of shareholders shall state the purpose or purposes for which the meeting is called.

The Synovus bylaws require that written notice of each annual and special meeting of shareholders be given to each shareholder of record entitled to vote, not less than ten (10) days nor more than sixty (60) days prior to the date of the meeting. Such notice must state the place, day and hour of the meeting. In the case of a special meeting, the notice must also state the purpose or purposes for which the meeting is called.

In addition, if shareholders deliver written demands sufficient to call a special meeting in accordance with the requirements set forth in the Synovus bylaws, the secretary of Synovus must, within thirty (30) days of receipt of such demands, issue notice of a special

The Newco bylaws require that written notice of each annual and special meeting of shareholders be given to each shareholder of record entitled to vote, not less than ten (10) days nor more than sixty (60) days prior to the date of the meeting. Such notice must state the place, day and hour of the meeting. In the case of a special meeting, the notice must also state the purpose or purposes for which the meeting is called.

In addition, if shareholders deliver written demands sufficient to call a special meeting in accordance with the requirements set forth in the Newco bylaws, the secretary of Newco must, within thirty (30) days of receipt of such demands, issue notice of a special

	Pinnacle	Synovus	Newco
		meeting to be held within sixty (60) days of such notice.	meeting to be held within sixty (60) days of such notice.

Advance Notice Requirements for Shareholder Nominations and Other Proposals:
The Pinnacle bylaws provide that, for business to be properly brought before an annual or special meeting of shareholders by a shareholder, the shareholder must have given timely written notice to the secretary of Pinnacle, in proper form and in compliance with the requirements set forth in the Pinnacle bylaws.

To be timely with respect to an annual meeting, such notice must be delivered to or mailed and received by the secretary at Pinnacle’s principal executive offices not earlier than the one hundred twentieth (120th) day and not later than the ninetieth (90th) day prior to the anniversary date of the immediately preceding annual meeting. However, if the annual meeting is called for a date more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held the prior year, notice must be received not later than the tenth (10th) day following (i) the day on which such notice of the date of such meeting was given, or (ii) the day on which such public announcement was made.

For a special meeting, notice must be received not earlier than the one hundred twentieth (120th) day and not later than the ninetieth (90th) day prior to the

The Synovus bylaws provide that for business to be properly brought before an annual meeting by a shareholder, including nominations for election to the board of directors, notice must be delivered in writing to the secretary at Synovus’ principal executive offices not earlier than one hundred and twenty (120) days and not later than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary of the prior year’s meeting, notice must be delivered not earlier than one hundred and twenty (120) days and not later than ninety (90) days prior to the new meeting date, or if public announcement of the meeting is made less than one hundred (100) days before the meeting, notice must be delivered no later than the tenth (10th) day following such public announcement.

To be in proper form, the shareholder’s notice must include detailed information about the proposed nominee(s) or business, including all disclosures required under the federal proxy rules, a representation of the nominee’s intent to submit an irrevocable resignation under Synovus’ corporate governance

The Newco bylaws provide that for business to be properly brought before an annual meeting by a shareholder, including nominations for election to the board of directors, notice must be delivered in writing to the secretary at Newco’s principal executive offices not earlier than one hundred and twenty (120) days and not later than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary of the prior year’s meeting, notice must be delivered not earlier than one hundred and twenty (120) days and not later than ninety (90) days prior to the new meeting date, or if public announcement of the meeting is made less than one hundred (100) days before the meeting, notice must be delivered no later than the tenth (10th) day following such public announcement.

To be in proper form, the shareholder’s notice must include detailed information about the proposed nominee(s) or business, including all disclosures required under the federal proxy rules, a representation of the nominee’s intent to submit an irrevocable resignation under Newco’s corporate governance

Pinnacle	Synovus	Newco

meeting date or, if later, the tenth (10th) day following the public announcement of the date of the special meeting.

The shareholder’s notice must include, among other things: (i) a brief description of the business proposed to be brought before the meeting, including the complete text of any resolutions or proposed bylaw amendments; (ii) the reasons for conducting such business; (iii) the name and address of the proposing shareholder and related persons, the class and number of shares beneficially owned, and a description of any related agreements or arrangements; and (iv) a representation that the shareholder is a holder of record entitled to vote and intends to appear at the meeting to present the proposal. Additional information may be requested by the corporation.

Except as otherwise required by law, the adjournment or postponement of a meeting does not restart the notice period.

guidelines if not elected at the next meeting the nominee would face election or re-election, and specific information about the nominating shareholder’s ownership, derivative positions, hedging activity, and intent to solicit proxies.

No proposals by shareholders shall be considered at any special meeting of shareholders unless such special meeting was called for the purpose of considering such proposal.

For nominations at a special meeting where directors are to be elected, a shareholder must likewise deliver notice not earlier than one hundred and twenty (120) days and not later than ninety (90) days prior to the date of the meeting (or, if public announcement of the meeting is made less than one hundred (100) days prior to the date of the special meeting, then by the tenth (10th) day following such announcement).

Only those nominations and other business matters that comply with these procedures will be eligible to be presented at the meeting. The chairman of the meeting has the authority to declare proposals or nominations that fail to comply with the procedural requirements invalid and may disregard them. No adjournment or postponement of a meeting restarts the notice period.

guidelines if not elected at the next meeting the nominee would face election or re-election, and specific information about the nominating shareholder’s ownership, derivative positions, hedging activity, and intent to solicit proxies.

No proposals by shareholders shall be considered at any special meeting of shareholders unless such special meeting was called for the purpose of considering such proposal.

For nominations at a special meeting where directors are to be elected, a shareholder must likewise deliver notice not earlier than one hundred and twenty (120) days and not later than ninety (90) days prior to the date of the meeting (or, if public announcement of the meeting is made less than one hundred (100) days prior to the date of the special meeting, then by the tenth (10th) day following such announcement).

Only those nominations and other business matters that comply with these procedures will be eligible to be presented at the meeting. The chairman of the meeting has the authority to declare proposals or nominations that fail to comply with the procedural requirements invalid and may disregard them. No adjournment or postponement of a meeting restarts the notice period.

	Pinnacle	Synovus	Newco
Proxy Access:	Same as set forth in Advance Notice Requirements for Shareholder Nominations and Other Proposals.	Same as set forth in Advance Notice Requirements for Shareholder Nominations and Other Proposals.	Same as set forth in Advance Notice Requirements for Shareholder Nominations and Other Proposals.

Anti-Takeover Provisions and Other Shareholder Protections:
The TBCA generally prohibits a “business combination” by Pinnacle or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. Pinnacle or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, the Pinnacle board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders. For purposes of the TBCA, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of Pinnacle’s stock.

The Pinnacle charter and bylaws contain no special requirements for transactions with interested parties.

The Tennessee Control Share Acquisition Act only applies if a Tennessee corporation’s charter or bylaws expressly

The GBCC generally prohibits a “business combination” by Synovus or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. Synovus or a subsidiary can, however, enter into a business combination within that period if, (i) before the interested shareholder became such, the Synovus board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder, (ii) in the transaction which resulted in the interested shareholder becoming an interested shareholder, such shareholder became the beneficial owner of at least 90% of Synovus’ voting stock, subject to certain conditions, or (iii) subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder becoming the beneficial owner of at least 90% of Synovus’ voting stock, subject to certain conditions.

Such requirements shall not apply to business combinations with interested shareholders unless the bylaws of a Georgia corporation specifically provide that all of such requirements are applicable to such corporation. Synovus

The GBCC generally prohibits a “business combination” by Newco or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. Newco or a subsidiary can, however, enter into a business combination within that period if, (i) before the interested shareholder became such, the Newco board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder, (ii) in the transaction which resulted in the interested shareholder becoming an interested shareholder, such shareholder became the beneficial owner of at least 90% of Newco’ voting stock, subject to certain conditions, or (iii) subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder becoming the beneficial owner of at least 90% of Newco’ voting stock, subject to certain conditions.

Such requirements shall not apply to business combinations with interested shareholders unless the bylaws of a Georgia corporation specifically provide that all of such requirements are applicable to such corporation. Newco

	Pinnacle	Synovus	Newco
provides that the corporation will be subject to such Act. Pinnacle’s charter and bylaws do not provide that it will be governed under the Tennessee Control Share Acquisition Act.
has not elected in its bylaws to be governed by the business combination statute.

For purposes of the GBCC, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting shares of Synovus or is an affiliate of Synovus and was the beneficial owner of 10% or more of Synovus’ voting power at any time within the two-year period prior to the date in question.

has not elected in its bylaws to be governed by the business combination statute.

For purposes of the GBCC, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting shares of Newco or is an affiliate of Newco and was the beneficial owner of 10% or more of Newco’s voting power at any time within the two-year period prior to the date in question.

During the transition period, any merger or consolidation of Newco with or into any other entity or other disposition by Newco of all or substantially all of its assets and its Subsidiaries, taken as a whole, shall require an affirmative vote of at least seventy-five percent (75%) of the entire board of directors.

Limitation of Liability of Directors:
Pinnacle’s charter provides that directors of Pinnacle will not be personally liable to Pinnacle or its shareholders for monetary damage for a breach of his or her duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Pinnacle or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-302 of the TBCA (with respect

The Synovus articles provides that no director shall be personally liable to Synovus or its shareholders for monetary damages for breach of duty as a director, to the fullest extent required by applicable law. This limitation of liability does not eliminate or limit a director’s liability (i) for any appropriation of a business opportunity of the corporation in violation of the director’s duties, (ii) for acts or omissions not in good faith or that involve

The Newco articles provides that no director shall be personally liable to Newco or its shareholders for monetary damages for any action taken, or failure to take any action, as a director, except liability to the extent required by applicable law: (i) for any appropriation of a business opportunity of the corporation in violation of the director’s duties, (ii) for acts or omissions that involve intentional misconduct or a knowing

	Pinnacle	Synovus	Newco

to the unlawful payment of any dividends).

Additionally, Pinnacle’s bylaws provide that a director shall not be personally liable for any action taken in good faith in accordance with any emergency bylaw or in furtherance of the ordinary business affairs of Pinnacle, even if such action was not expressly authorized by the bylaws then in effect.
		intentional misconduct or a knowing violation of law, (iii) for unlawful corporate distributions, or (iv) for any transaction from which the director derived an improper personal benefit.	violation of law, (iii) for unlawful corporate distributions, or (iv) for any transaction from which the director received an improper personal benefit.

Indemnification of Directors and Officers and Insurance:
The Pinnacle bylaws provide that Pinnacle will indemnify directors and officers and may indemnify any employee or agent that has been made a party to a proceeding because he or she is or was a director, officer, employee or agent of the Pinnacle for reasonable expenses, judgments, fines, penalties and amounts paid in settlement (including attorneys’ fees), incurred in connection with the proceeding if the individual acted in manner he or she believed in good faith to be in or not opposed to the best interests of the Pinnacle and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

If a director or officer of the Pinnacle has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, or in defense of any claim, issue, or matter therein, because he or she is or was a director or officer of Pinnacle, Pinnacle shall indemnify the director

Synovus’ bylaws provide that Synovus will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Synovus or by reason of the fact that such person is or was serving at the request of Synovus as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, but in each case only if and to the extent permitted under applicable law. This indemnification is conditioned on such person having acted in a manner he or she believed to be in good faith or not opposed to the best interests of

Newco’s bylaws provide that Newco will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Newco or by reason of the fact that such person is or was serving at the request of Newco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, but in each case only if and to the extent permitted under applicable law. This indemnification is conditioned on such person having acted in a manner he or she believed to be in good faith or not opposed to the best interests of Newco, and, with respect to any

Pinnacle	Synovus	Newco

or officer against reasonable expenses incurred by him or her in connection therewith.

A director or officer is entitled to an advancement of indemnifiable expenses provided that the director or officer agrees to repay the advance if it is ultimately determined that the director officer is not entitled to indemnification.

Under the Pinnacle charter, Pinnacle may advance litigation expenses to a director or officer, conditioned on the prior receipt of a written affirmation of the director’s good faith belief that he or she has met the relevant standard of conduct or that the proceeding involves only duty of care claims from which he or she has been exculpated. or in any other proceeding in which the officer is charged with receiving an improper benefit and adjudged liable or on the basis that personal benefit was improperly received by the officer. Such officer is entitled to an advancement of indemnifiable expenses provided that the officer agrees to repay the advance if it is ultimately determined that the officer is not entitled to indemnification and indemnification is not otherwise precluded. Employees and former directors are entitled to the same indemnification rights as any officer.

Synovus, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

Such indemnification is subject to any express limitations under applicable law. The determination regarding whether indemnification is appropriate must be made in accordance with the GBCC, which allows such determinations to be made by the board of directors (if a quorum of disinterested directors exists), by independent legal counsel, or by the shareholders. The GBCC also permits Synovus to advance or reimburse expenses incurred by directors and officers, subject to certain conditions including the receipt of an undertaking to repay such advances if it is ultimately determined that the individual is not entitled to indemnification.

criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

Such indemnification is subject to any express limitations under applicable law. The determination regarding whether indemnification is appropriate must be made in accordance with the GBCC, which allows such determinations to be made by the board of directors (if a quorum of disinterested directors exists), by independent legal counsel, or by the shareholders. The GBCC also permits Newco to advance or reimburse expenses incurred by directors and officers, subject to certain conditions including the receipt of an undertaking to repay such advances if it is ultimately determined that the individual is not entitled to indemnification.

	Pinnacle	Synovus	Newco
Acquisition Proposals:
Section 48-103-204 of the TBCA provides that a Tennessee corporation trading on a national securities exchange, as well as its officers and directors, will not be held liable for opposing any proposed merger because of a good faith belief that such merger would adversely affect the resident domestic corporation’s employees, customers, suppliers and the communities in which such resident domestic corporation or its subsidiaries operate.

The Pinnacle charter provides that when evaluating an offer from another party to merge or consolidate, make a tender offer, or to purchase all or substantially all of Pinnacle’s assets, the Pinnacle board of directors shall determine what is in the best interests of Pinnacle and its shareholders and give due consideration to all relevant factors, including without limitation the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of Pinnacle and its subsidiaries, and on the communities within which Pinnacle and its subsidiaries operate and the consideration being offered by the other party in relation to the then-current value of Pinnacle in a freely negotiated transaction and in relation to the board of directors’ then-estimate of the future value of Pinnacle as an independent entity.

The Synovus articles provide that the Synovus board of directors may, if it deems advisable, oppose any tender or other offer for Synovus’ securities, whether such offer is made in cash, securities, or otherwise. In considering whether to oppose such an offer, the board is permitted—but not required—to take into account a range of factors, including: (i) whether the offer price is acceptable in light of Synovus’ historical and current financial condition and operating results; (ii) the likelihood that a more favorable price could be obtained for Synovus’ securities in the future; (iii) the impact that the proposed acquisition may have on Synovus’ employees, depositors, customers, and the communities served by Synovus and its subsidiaries; (iv) the reputation and business practices of the offeror and its affiliates, including as they may affect the foregoing constituencies and the potential future value of Synovus’ stock; (v) the value of any securities offered in exchange, assessed in comparison to the value of Synovus and the offeror or other comparable entities; and (vi) any legal, antitrust, or regulatory issues raised by the offer.

The Newco articles provide that in discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the board, committees of the board, and individual directors, in addition to considering the effects of any action on Newco or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of Newco and its subsidiaries, the communities in which offices or other establishments of Newco and its subsidiaries are located, and all other factors such directors consider pertinent. The Newco articles further provide that the Newco board of directors may, if it deems advisable, oppose any tender or other offer for Newco’s securities, whether such offer is made in cash, securities, or otherwise. In considering whether to oppose such an offer, the board is permitted—but not required—to take into account a range of factors, including: (i) whether the offer price is acceptable in light of Newco’s historical and current financial condition and operating results; (ii) the likelihood that a more favorable price could be obtained for Newco’s securities in the future; (iii) the impact that the proposed acquisition may have on Newco’s employees, depositors, customers, and the communities served by Newco and its subsidiaries; (iv) the reputation and business practices of the offeror and its affiliates,

	Pinnacle	Synovus	Newco

including as they may affect the foregoing constituencies and the potential future value of Newco’s stock; (v) the value of any securities offered in exchange, assessed in comparison to the value of newco and the offeror or other comparable entities; and (vi) any legal, antitrust, or regulatory issues raised by the offer.

During the transition period, any merger or consolidation of Newco with or into another entity or any disposition of all or substantially all assets of Newco will require the affirmative vote of at least seventy-five percent (75%) of Newco’s entire board of directors.

Dissenters’ Rights:
The TBCA provides that a shareholder of a corporation may receive payment of the fair value of his or her shares if the shareholder dissents from certain major corporate transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation. However, Section 48-23-102 of the TBCA provides that dissenters’ rights are generally not available to holders of shares of a security which, is listed on an exchange registered under Section 6 of the Exchange Act or is a “national market system security,” as defined in the rules promulgated pursuant to the Exchange Act.

The GBCC provides that a shareholder of a corporation may receive payment of the fair value of his or her shares if the shareholder dissents from certain major corporate transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation. However, pursuant to Section 14-2-1302 of the GBCC, dissenters’ rights are generally not available if a corporation’s shares are listed on a national securities exchange unless: (i) the articles of incorporation provide otherwise; or (ii) in a plan of merger, the shareholders are required to accept anything other than shares of the surviving corporation or another publicly held corporation which is listed on a national

The GBCC provides that a shareholder of a corporation may receive payment of the fair value of his or her shares if the shareholder dissents from certain major corporate transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation. However, pursuant to Section 14-2-1302 of the GBCC, dissenters’ rights are generally not available if a corporation’s shares are listed on a national securities exchange unless: (i) the articles of incorporation provide otherwise; or (ii) in a plan of merger, the shareholders are required to accept anything other than shares of the surviving corporation or another publicly held corporation which is listed on a national

	Pinnacle	Synovus	Newco
		securities exchange or held of record by more than 2,000 shareholders.	securities exchange or held of record by more than 2,000 shareholders.

Dividends:
Under Tennessee law, Pinnacle may not declare a dividend if, after giving effect to such dividend, it would not be able to pay its debts as the debts become due in its usual course of business or if its total assets would be less than the sum of its total liabilities, plus, unless the charter permits otherwise, the amount that would be needed, if Pinnacle were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Pinnacle’s charter and bylaws does not restrict the Pinnacle board of director’s authority to make distributions to its shareholders.

Consistent with Georgia law, the Synovus bylaws provide that the Synovus board of directors may not make a distribution to the shareholders if, after giving effect to such distribution, Synovus would not be able to pay its debts as they become due in the usual course of business or the Synovus’ total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Synovus were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the shareholders whose preferential rights are superior to those receiving the distribution.

Consistent with Georgia law, the Newco bylaws provide that the Newco board of directors may not make a distribution to the shareholders if, after giving effect to such distribution, Newco would not be able to pay its debts as they become due in the usual course of business or the Newco’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Newco were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the shareholders whose preferential rights are superior to those receiving the distribution.

Amendments to Charter and Bylaws:
The TBCA permits a corporation to amend its charter at any time to add or change a provision that is required or permitted in the charter or to delete a provision not required in the charter.

Unless otherwise provided in the charter, the TBCA provides that with the limited exception of certain non-substantive amendments that can be adopted by the board of directors without shareholder action, a corporation’s board of directors may propose one or more amendments to the

The GBCC permits a corporation to amend its articles of incorporation without shareholder action for certain enumerated amendments. All other amendments generally require approval by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment. The GBCC also provides that a corporation’s board of directors may amend or repeal the corporation’s bylaws, unless (i) the articles of incorporation reserve the power exclusively to the

The GBCC permits a corporation to amend its articles of incorporation without shareholder action for certain enumerated amendments. All other amendments generally require approval by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment. The GBCC also provides that a corporation’s board of directors may amend or repeal the corporation’s bylaws, unless (i) the articles of incorporation reserve the power exclusively to the

	Pinnacle	Synovus	Newco

charter for submission to the shareholders. The proposed amendment is adopted if it receives the affirmative vote of a majority of the votes cast on the proposed amendment.

The Pinnacle bylaws provide that amendments to the bylaws require the affirmative vote of a majority of all shareholders votes entitled to be cast on such action at any meeting called for such purpose or the affirmative vote of a majority of all directors then holding office.

shareholders in whole or in part or (ii) the shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal a particular bylaw.

The Synovus articles provide that the affirmative vote by the holders of shares representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding common stock of Synovus will be required to amendment the Synovus articles.

The Synovus bylaws provide for amendments of the bylaws by the affirmative vote of the shareholders of Synovus representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of Synovus present and voting therefor at a shareholders’ meeting or, subject to such limitations as the shareholders may from time to time prescribe, by a majority vote of all the directors then holding office at any meeting of the board of directors.

shareholders in whole or in part or (ii) the shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal a particular bylaw.

The Newco articles provide that the affirmative vote by the holders of shares representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding common stock of Newco will be required to amend the Newco articles.

The Newco bylaws provide for amendments of the bylaws by the affirmative vote of the shareholders of Newco representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of Newco present and voting therefor at a shareholders’ meeting or, subject to such limitations as the shareholders may from time to time prescribe, by a majority vote of all the directors then holding office at any meeting of the board of directors. During the transition period, amendments to Article XIII of the Newco bylaws require affirmative vote of at least seventy-five percent (75%) of the entire board of directors.

Action by Written Consent of the Shareholders	Under the TBCA, any action required or permitted to be taken at an annual or special meeting of holders of common stock may be taken without a meeting, without	Under Section 14-2-704 of the GBCC, shareholder action may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action.	Under Section 14-2-704 of the GBCC, shareholder action may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action.

	Pinnacle	Synovus	Newco

prior notice, and without a vote, if before or after the action all the shareholders entitled to vote consent in writing.

The Pinnacle charter provides that any actions that could be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. Notice of such action without a meeting by less than unanimous written consent shall be given within ten (10) days of the taking of such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.

Under the Synovus bylaws, any action required by law or permitted to be taken at any shareholders’ meeting may be taken without a meeting if, and only if, written consent, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Under the Newco bylaws, any action required by law or permitted to be taken at any shareholders’ meeting may be taken without a meeting if, and only if, written consent, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Shareholder Rights Plan:	Pinnacle does not have a shareholder rights plan as a part of its charter, bylaws, or under a separate agreement.	Synovus does not have a shareholder rights plan as a part of its charter, bylaws, or under a separate agreement.	Newco does not have a shareholder rights plan as a part of its charter, bylaws, or under a separate agreement.

Forum Selection Bylaw:	Pinnacle’s bylaws do not require any exclusive forum with respect to legal actions against or involving Pinnacle.	Synovus’ bylaws do not require any exclusive forum with respect to legal actions against or involving Synovus.
The Newco bylaws provide that the exclusive forum for certain specified categories of legal actions against or involving Newco and its directors, officers or other relevant parties will be the Georgia State-Wide Business Court unless Newco consents in writing to the selection of an alternative forum.

LEGAL MATTERS
The validity of the Newco common stock and Newco preferred stock to be issued in connection with the merger will be passed upon for Newco by Allan E. Kamensky, Executive Vice President and General Counsel of Synovus, and the validity of the Newco depositary shares to be issued in connection with the merger will be passed upon for Pinnacle by Sullivan & Cromwell LLP, New York, New York, co-counsel to Newco. As of September 26, 2025, Mr. Kamensky beneficially owned shares of Synovus common stock and options to acquire shares of Synovus common stock representing less than one percent (1%) of the total outstanding shares of Synovus common stock.

EXPERTS
PINNACLE. The consolidated financial statements of Pinnacle and its subsidiaries as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and the effectiveness of Pinnacle’s internal control over financial reporting as of December 31, 2024, have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in on Form 10-K for the year ended December 31, 2024 and incorporated by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of BHG as of September 30, 2024 and 2023, and for each of the years in the three-year period ended September 30, 2024, have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in an exhibit to Pinnacle’s Annual Report on Form 10-K for the year ended December 31, 2024 and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
SYNOVUS. The consolidated financial statements of Synovus and its subsidiaries as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS
PINNACLE
Proxy Statement Proposals. Under SEC Rule 14a-8, a shareholder desiring to make a proposal to be included in the proxy statement for the 2026 annual meeting of Pinnacle shareholders (the “Pinnacle 2026 annual meeting”) must present such proposal to the following address: Secretary, Pinnacle Financial Partners, Inc., 21 Platform Way South, Suite 2300, Nashville, Tennessee 37203. Proposals must be made not later than the close of business on November 3, 2025, and must comply with SEC Rule 14a-8 in order for the proposal to be considered for inclusion in Pinnacle’s proxy statement.
Shareholder Proposals and Nominations. As set forth in the Pinnacle bylaws, a shareholder or group of shareholders that has held at least twenty-five percent (25%) of Pinnacle’s outstanding common stock for at least one (1) year may call a special meeting of shareholders by written request to the Secretary, subject to the applicable requirements specified in the Pinnacle bylaws. Shareholder proposals and nominations must comply with the advance notice, eligibility, and disclosure requirements set forth in Sections 2.10 and 2.11 of the Pinnacle bylaws. Among other things, these provisions require that the shareholder(s) submitting the proposal or nomination be shareholders of record both at the time the notice is delivered and on the record date for the meeting; deliver timely written notice within the periods prescribed in the bylaws; and include all information required by the bylaws about the proposing shareholder(s), any beneficial owners, and any nominee. In the case of director nominations, the notice must also be accompanied by a completed questionnaire regarding the nominee’s background and qualifications (in the form provided by the Secretary upon written request) and a written representation and agreement that, among other matters, the nominee: (i) is not and will not become a party to any undisclosed voting commitment or agreement that could limit or interfere with the nominee’s fiduciary duties; (ii) is not and will not become a party to any undisclosed arrangement for compensation, reimbursement, or indemnification in connection with service as a director; (iii) will comply with the corporation’s publicly disclosed governance, conflict of interest, confidentiality, stock ownership, and trading policies; (iv) will abide by any director resignation policy applicable to all directors; and (v) intends to serve a full term if elected. For business to be properly brought before a meeting by a shareholder, the eligible shareholder must provide timely written notice to the Secretary.
To be timely with respect to business to be considered at any annual meeting of shareholders, notice of the shareholder proposal or nomination must be received by the Secretary (at the address above) not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary date of the previous year’s annual meeting. The notice must also comply with the requirements of Sections 2.10 and 2.11 of the Pinnacle bylaws. If the Pinnacle 2026 annual meeting is not scheduled to be held within thirty (30) days before or sixty (60) days after such anniversary date, the notice must be received no later than the close of business on the tenth (10th) day following the day on which notice of the date of the meeting was given or public announcement of the date of the meeting was first made, whichever occurs first.
To be timely with respect to business to be considered at a special meeting of shareholders, notice of the shareholder proposal or nomination must be received by the Secretary (at the address above) not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the date of such special meeting. The notice must also comply with the requirements of Sections 2.10 and 2.11 of the Pinnacle bylaws. With respect to a special meeting of the shareholders, a director nomination proposal may only be made if the election of directors is a matter specified in the notice of the special meeting given by or at the direction of the person calling such special meeting.
Section 2.4 of the Pinnacle bylaws provides that notice of an annual or special meeting of the shareholders must be provided to each shareholder of record entitled to vote at such meeting as of the record date for determining the shareholders entitled to notice of the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.
If the merger is completed, Pinnacle will not hold annual shareholder meetings in 2026. Instead, Newco will hold an annual meeting of shareholders in 2026.

SYNOVUS
Proxy Statement Proposals. Under SEC Rules, any proposal which a shareholder wishes to have included in the proxy statement for the 2026 annual meeting of Synovus shareholders (the “Synovus 2026 annual meeting”) must be in compliance with SEC Rule 14a-8 and received no later than the close of business on November 12, 2025 to the following address: 33 West 14th Street, Columbus, Georgia 31901, Attention: Corporate Secretary.
Shareholder Proposals and Nominations. As set forth in the Synovus bylaws, a shareholder or group of shareholders holding at least a majority of votes entitled to be cast by the holders of all of the issued and outstanding Synovus common stock may call a special meeting of shareholders by written request to the Corporate Secretary, subject to the applicable requirements specified in the Synovus bylaws. Shareholder proposals and nominations must comply with the requirements and procedures outlined in Section 4 of the Synovus bylaws, which require, among other things, that the shareholder(s) making the nominations provide timely notice of the nominations.
To be timely with respect to business to be considered at any annual meeting of shareholders, notice of the shareholder proposal must be delivered to or received by the Corporate Secretary (at the address above) not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary date of the previous year’s annual meeting. The notice must also comply with the requirements of Section 4 of the Synovus bylaws. If the Synovus 2026 annual meeting is not scheduled to be held within thirty (30) days before or sixty (60) days after such anniversary date, notice must be delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the ninetieth (90th) prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation.
To be timely with respect to business to be considered at a special meeting of shareholders, notice of the shareholder proposal must be delivered to or received by the Corporate Secretary (at the address above) not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the date of such special meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such special meeting, the tenth (10th) following the day on which public announcement of the date of such special meeting is first made by the corporation.
Section 5 of the Synovus bylaws provides that notice of an annual or special meeting of the shareholders must be provided to each shareholder of record entitled to vote at such meeting as of the record date for determining the shareholders entitled to notice of the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.
If the merger is completed, Synovus will not hold annual shareholder meetings in 2026. Instead, Newco will hold an annual meeting of shareholders in 2026.

WHERE YOU CAN FIND MORE INFORMATION
Pinnacle and Synovus file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Pinnacle and Synovus, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by Pinnacle and Newco, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing Pinnacle’s website at https://www.pnfp.com/ at the link “Who We Are,” then under the headings “Investor Relations,” then “SEC Filings,” or, alternatively, by directing a request by telephone or mail to Pinnacle Financial Partners, Inc., 21 Platform Way South, Suite 2300, Nashville, Tennessee 37203, (615) 744-8219, and documents filed with the SEC by Synovus will be available free of charge by accessing Synovus’ website at http://www.synovus.com/ under the tab “Financial Info,” and then under the heading “SEC Filings” or, alternatively, by directing a request by telephone or mail to Synovus Financial Corp., 33 West 14th Street, Columbus, Georgia 31901, (706) 641-6500. The web addresses of the SEC, Pinnacle and Synovus are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.
Newco has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Newco’s securities to be issued in connection with the merger. This document constitutes the prospectus of Newco filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.
Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Newco, Pinnacle and Synovus to incorporate by reference into this document documents filed with the SEC by Pinnacle and Synovus. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. Pinnacle and Synovus incorporate by reference the documents listed below and any documents filed by Pinnacle or Synovus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of our meetings:

Pinnacle filings (SEC File No. 000-31225)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed on February 25, 2025
Quarterly Report on Form 10-Q	Quarter ended June 30, 2025, filed on August 7, 2025; and quarter ended March 31, 2025, filed on May 9, 2025
Current Reports on Form 8-K	Filed August 28, 2025, July 25, 2025, April 21, 2025, April 11, 2025, and February 28, 2025 (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A	Filed March 3, 2025
Description of Pinnacle’s securities under Section 12 of the Exchange Act, which is contained in Exhibit 4.2 to Pinnacle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and as amended by any amendment or report filed for purposes of updating that description
Filed on February 25, 2025

Synovus filings (SEC File No. 001-10312)	Periods
Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed on February 21, 2025
Quarterly Report on Form 10-Q	Quarter ended June 30, 2025, filed on August 5, 2025; and quarter ended on March 31, 2025, filed on May 2, 2025
Current Reports on Form 8-K	Filed August 28, 2025, July 25, 2025 and April 25, 2025 (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A	Filed March 12, 2025
Description of Pinnacle’s securities under Section 12 of the Exchange Act, which is contained in Exhibit 4.4 to Synovus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and as amended by any amendment or report filed for purposes of updating that description
Filed on February 21, 2025

You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:

if you are a Pinnacle shareholder:	if you are a Synovus shareholder:
Pinnacle Financial Partners Inc. 21 Platform Way South, Suite 2300 Nashville, Tennessee 37203 Attention: Investor Relations Telephone: (615) 744-8219	Synovus Financial Corp. 33 West 14th Street Columbus, Georgia 31901 Attention: Investor Relations Telephone: (706) 641-6500

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document. The information contained in this document with respect to Pinnacle was provided by Pinnacle and the information contained in this document with respect to Synovus was provided by Synovus.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

SYNOVUS FINANCIAL CORP.,

PINNACLE FINANCIAL PARTNERS, INC.

and

STEEL NEWCO INC.

Dated as of July 24, 2025

EXHIBITS

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	A-59
affiliate	A-66
Agreement	A-8
Articles of Merger	A-9
Assumed Pinnacle RSU Award	A-12
Assumed Synovus RSU Award	A-11
Bank Merger	A-13
Bank Merger Act	A-17
Bank Merger Agreement	A-13
Bank Merger Certificates	A-13
BHC Act	A-16
BHG	A-17
Board of Directors	A-12
Carbon Stock Option	A-0
Chairman Succession Date	A-57
Chosen Courts	A-67
Closing	A-9
Closing Date	A-9
Code	A-8
Confidentiality Agreement	A-52
Continuation Period	A-54
Continuing Employees	A-54
Effective Time	A-9
Enforceability Exceptions	A-18
Environmental Laws	A-28
ERISA	A-22
Exchange Act	A-20
Exchange Agent	A-13
Exchange Fund	A-13
Exchange Ratio	A-9
FDIC	A-17
Federal Reserve Board	A-19
FINRA	A-19
FRS Membership	A-13
GAAP	A-16
GBCC	A-8
Georgia Articles of Merger	A-9
Georgia Secretary	A-9
Governmental Entity	A-19
Indemnified Parties	A-55
Intellectual Property	A-28
Investment Advisers Act	A-30
IRS	A-22
IT Assets	A-25
Joint Proxy Statement	A-19
knowledge	A-66
Liens	A-18
Loans	A-29
made available	A-66

Page
Material Adverse Effect	A-16
Materially Burdensome Regulatory Condition	A-51
Merger	A-9
Merger Consideration	A-9
Morgan Stanley	A-21
Multiemployer Plan	A-22
Multiple Employer Plan	A-23
NASDAQ	A-15
New Benefit Plans	A-54
New Certificates	A-13
Newco	A-8
Newco Bylaws	A-8
Newco Charter	A-8
Newco Common Stock	A-9
Newco Preferred Stock	A-11
Newco Series A Preferred Stock	A-10
Newco Series B Preferred Stock	A-10
Newco Series C Preferred Stock	A-10
Newco Shareholder Approval	A-8
NYSE	A-19
Old Certificate	A-9
Old Pinnacle Certificate	A-9
Old Synovus Certificate	A-9
Organizational Documents	A-17
parties	A-8
party	A-8
PBGC	A-23
Permitted Encumbrances	A-28
person	A-66
Personal Data	A-25
Pinnacle	A-8
Pinnacle Advisory Subsidiary	A-45
Pinnacle Agent	A-46
Pinnacle Articles	A-33
Pinnacle Bank	A-13
Pinnacle Benefit Plans	A-38
Pinnacle Board of Directors	A-12
Pinnacle Board Recommendation	A-53
Pinnacle Broker-Dealer Subsidiary	A-46
Pinnacle Bylaws	A-33
Pinnacle Closing Price	A-15
Pinnacle Common Stock	A-9
Pinnacle Contract	A-42
Pinnacle Disclosure Schedule	A-32
Pinnacle Equity Awards	A-13
Pinnacle ERISA Affiliate	A-38
Pinnacle Exchange Ratio	A-9
Pinnacle Indemnified Party	A-55
Pinnacle Insider	A-39
Pinnacle Insurance Subsidiary	A-46

Page
Pinnacle Meeting	A-52
Pinnacle Merger	A-9
Pinnacle Merger Consideration	A-9
Pinnacle Owned Properties	A-43
Pinnacle Preferred Stock	A-10
Pinnacle PSU Award	A-13
Pinnacle PSU Awards	A-33
Pinnacle Qualified Plans	A-38
Pinnacle Real Property	A-43
Pinnacle Regulatory Agreement	A-43
Pinnacle Reports	A-40
Pinnacle Restricted Stock Award	A-12
Pinnacle RSU Award	A-12
Pinnacle Securities	A-34
Pinnacle Stock Plan	A-12
Pinnacle Subsidiary	A-33
Pinnacle Tax Opinion	A-61
Premium Cap	A-56
Recommendation Change	A-53
Regulatory Agencies	A-19
Representatives	A-58
Requisite Filings	A-50
Requisite Pinnacle Vote	A-34
Requisite Regulatory Approvals	A-51
Requisite Synovus Vote	A-18
S-4	A-19
Sarbanes-Oxley Act	A-20
SEC	A-19
Securities Act	A-24
Security Breach	A-25
Significant Subsidiaries	A-49
Specified Date	A-63
SRO	A-19
Subsidiary	A-16
Surviving Entity	A-8
Synovus	A-17
Synovus Advisory Subsidiary	A-30
Synovus Agent	A-31
Synovus Articles	A-17
Synovus Bank	A-13
Synovus Benefit Plans	A-22
Synovus Board of Directors	A-11
Synovus Board Recommendation	A-53
Synovus Broker-Dealer Subsidiary	A-31
Synovus Bylaws	A-17
Synovus Common Stock	A-9
Synovus Contract	A-27
Synovus Disclosure Schedule	A-16
Synovus DSPP	A-12
Synovus Equity Awards	A-11

Page
Synovus ERISA Affiliate	A-22
Synovus ESPP	A-11
Synovus Indemnified Parties	A-55
Synovus Insider	A-24
Synovus Insurance Subsidiary	A-49
Synovus Meeting	A-52
Synovus Merger	A-8
Synovus Merger Consideration	A-9
Synovus Owned Properties	A-28
Synovus Preferred Stock	A-10
Synovus PSU Award	A-11
Synovus Qualified Plans	A-22
Synovus Real Property	A-28
Synovus Regulatory Agreement	A-27
Synovus Reports	A-24
Synovus Securities	A-18
Synovus Series D Preferred Stock	A-10
Synovus Series E Preferred Stock	A-10
Synovus Stock Plan	A-11
Synovus Subsidiary	A-17
Synovus Tax Opinion	A-62
Takeover Statutes	A-29
Tax	A-22
Tax Return	A-22
Taxes	A-22
TBCA	A-9
Tennessee Articles of Merger	A-9
Tennessee Secretary	A-9
Termination Date	A-63
Termination Fee	A-64
Trade Secrets	A-29
Vice Chairman Succession Date	A-57

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of July 24, 2025 (this “Agreement”), by and among Pinnacle Financial Partners, Inc., a Tennessee corporation (“Pinnacle”), Synovus Financial Corp., a Georgia corporation (“Synovus”) and Steel Newco Inc., a Georgia corporation (“Newco”, each of Pinnacle, Synovus and Newco, a “party”, or collectively, the “parties”).
RECITALS
A. Approvals. The Boards of Directors of Pinnacle, Synovus and Newco have determined that the transactions described herein are consistent with, and will further, their respective business strategies and goals, and are in the best interests of Pinnacle, Synovus and Newco, respectively, and their respective shareholders.
B. The Merger. This Agreement provides for a strategic business combination through the simultaneous mergers of Synovus and Pinnacle with and into Newco, a newly-formed subsidiary corporation of Pinnacle and Synovus, with Newco as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Entity”).
C. Intention of the Parties. It is the intention of the parties that (i) the Synovus Merger and the Pinnacle Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
GOVERNANCE OF NEWCO
1.1 Governance of Newco. At the Effective Time, the articles of incorporation of Newco shall be amended and restated in their entirety in the form of the amended and restated articles of incorporation set forth in Exhibit A (the “Newco Charter”), and such Newco Charter shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law. At the Effective Time, the bylaws of Newco shall be amended and restated in their entirety in the form of the amended and restated bylaws set forth in Exhibit B (the “Newco Bylaws”), and such Newco Bylaws shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law. Prior to the Effective Time, the Board of Directors of Newco shall consist of one Pinnacle officer designated by Pinnacle and one Synovus officer designated by Synovus, and at and following the Effective Time, the Board of Directors of Newco shall be constituted as provided in the Newco Bylaws and Section 8.13 below. At or prior to the Effective Time, Pinnacle, Synovus and Newco will take such actions as may be required to ensure that: (i) Newco has the requisite corporate power and authority to carry on its business; (ii) Newco will be duly qualified or licensed to do business and (to the extent applicable) in good standing in the states and territories of the United States and foreign jurisdictions where the character of its assets or the nature of the conduct of its business requires it to be so qualified or licensed; and (iii) Newco will have engaged in no business and incurred no liabilities or obligations other than as necessary to consummate the Merger. As of immediately prior to the Effective Time, only two shares of Newco Common Stock will be issued and outstanding, one held by each of Pinnacle and Synovus. The authorized capital stock of Newco immediately following the Effective Time will be as set forth in the Newco Charter. The shares of Newco Common Stock and Newco Preferred Stock to be issued in the Synovus Merger and the Pinnacle Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable and not subject to any preemptive rights. Newco agrees to, and Pinnacle and Synovus agree to cause Newco to, comply with all of Newco’s agreements, covenants and obligations under this Agreement and to promptly effect the adoption of this Agreement by Synovus and Pinnacle, as the sole shareholders of Newco (collectively, the “Newco Shareholder Approval”).
ARTICLE II
THE MERGER
2.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, (i) Synovus shall be merged with and into Newco in accordance with the provisions of Georgia Business Corporation Code (the “GBCC”) (the “Synovus Merger”) and (ii) simultaneously with the Synovus Merger, Pinnacle shall be merged with and into Newco in accordance with the provisions of the Tennessee Business Corporation Act (the “TBCA”) and the GBCC (the “Pinnacle Merger” and, together with the Synovus Merger, the “Merger”); provided that Pinnacle and Synovus agree that neither the Pinnacle Merger nor the Synovus Merger will occur if the Pinnacle Merger and the Synovus Merger do not occur concurrently. Newco shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Georgia. Upon consummation of the Merger, the separate corporate existence of each of Synovus and Pinnacle shall cease. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the GBCC and, as applicable, the TBCA.
2.2 Time and Place of Closing. The closings of the Synovus Merger and the Pinnacle Merger (the “Closing”) shall take place simultaneously, by electronic exchange of documents on the same day when the Effective Time is to occur (the “Closing Date”), unless another time or place is agreed to in writing by Pinnacle and Synovus.
2.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, the parties will cause articles of merger (the “Tennessee Articles of Merger”) to be filed with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”) as provided in Section 48-21-107 of the TBCA and articles of merger (the “Georgia Articles of Merger” and, together with the Tennessee Articles of Merger, the “Articles of Merger”) to be filed with the Secretary of State of the State of Georgia (the “Georgia Secretary”) as provided in Section 14-2-1105 of the GBCC to effect the Synovus Merger and the Pinnacle Merger. The Synovus Merger and the Pinnacle Merger shall take effect at the same time, which time shall be specified in the Articles of Merger (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of Pinnacle and Synovus, the parties shall cause the Effective Time to occur on the second business day following the satisfaction or waiver of all the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or such other date mutually agreed upon in writing by Synovus and Pinnacle.
2.4 Conversion of Common Stock.
(a) At the Effective Time, in each case subject to Sections 2.4(b) and 2.5, by virtue of the Merger and without any action on the part of Pinnacle, Synovus, Newco or the holder of any of the following securities:
(i) Each share of common stock, $1.00 par value, of Synovus (the “Synovus Common Stock”) issued and outstanding immediately prior to the Effective Time (except for shares of Synovus Common Stock owned by Synovus or Pinnacle (in each case other than shares of Synovus Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Synovus or Pinnacle in respect of debts previously contracted)) shall be converted into the right to receive 0.5237 shares (the “Exchange Ratio” and such shares the “Synovus Merger Consideration”) of common stock of Newco (“Newco Common Stock”).
(ii) Each share of the common stock, par value $1.00 per share, of Pinnacle (the “Pinnacle Common Stock”) issued and outstanding immediately prior to the Effective Time (except for shares of Pinnacle Common Stock owned by Synovus or Pinnacle (in each case other than shares of Pinnacle Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Synovus or Pinnacle in respect of debts previously contracted)), shall be converted into the right to receive one share of Newco Common Stock (the “Pinnacle Exchange Ratio”) (such shares the “Pinnacle Merger Consideration”, together with the Synovus Merger Consideration, the “Merger Consideration”).
(b) All shares of Synovus Common Stock and Pinnacle Common Stock converted pursuant to this Section 2.4 shall no longer be issued and outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Synovus Common Stock (each, an “Old Synovus Certificate”) and Pinnacle Common Stock (each, a “Old Pinnacle Certificate”, together with an Old Synovus Certificate, collectively, an “Old Certificate”; it being understood that any reference herein to an Old Certificate shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Synovus Common Stock or Pinnacle Common Stock, as applicable) shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Newco Common Stock which such shares of Synovus Common Stock or Pinnacle Common Stock, as applicable, have been converted into the right to receive pursuant to this Section 2.4, (ii) cash in lieu of fractional shares which the shares of Synovus Common Stock represented by such Old Synovus Certificate have been converted into the right to receive pursuant to this Section 2.4 and Section 4.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 4.2, in each case, without any interest thereon. If, prior to the Effective Time, the issued and outstanding shares of Pinnacle Common Stock or Synovus Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give the holders of Synovus Common Stock and Pinnacle Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit Synovus or Pinnacle to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Synovus Common Stock and Pinnacle Common Stock that are owned by Synovus or Pinnacle (in each case other than shares of Synovus Common Stock or Pinnacle Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Synovus or Pinnacle, as applicable, in respect of debts previously contracted) shall be cancelled and retired and shall cease to exist and no Newco Common Stock or other consideration shall be delivered in exchange therefor.
2.5 Cancellation of Newco Common Stock. At and after the Effective Time, each share of Newco Common Stock held by Synovus and Pinnacle immediately prior to the Effective Time shall be cancelled and retired and shall resume the status of authorized and unissued shares of Newco Common Stock, and no shares of Newco Common Stock or other securities of Newco shall be issued in respect thereof.
2.6 Conversion of Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Pinnacle, Synovus or the holder of any securities of Pinnacle or Synovus:
(a) Each share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, no par value, of Synovus (“Synovus Series D Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into a share of a newly created series of preferred stock of Newco having terms that are not materially less favorable than the terms of the Synovus Series D Preferred Stock (all shares of such newly created series, collectively, the “Newco Series A Preferred Stock”) and, upon such conversion, the Synovus Series D Preferred Stock shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.
(b) Each share of Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, no par value, of Synovus (“Synovus Series E Preferred Stock” and together with the Synovus Series D Preferred Stock, the “Synovus Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into a share of a newly created series of preferred stock of Newco having terms that are not materially less favorable than the terms of the Synovus Series E Preferred Stock (all shares of such newly created series, collectively, the “Newco Series B Preferred Stock”) and, upon such conversion, the Synovus Series E Preferred Stock shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.
(c) Each share of 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value, of Pinnacle (“Pinnacle Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into a share of a newly created series of preferred stock of Newco having such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Pinnacle Preferred Stock (all shares of such newly created series, collectively, the “Newco Series C Preferred Stock”, and together with the Newco

Series A Preferred Stock and Newco Series B Preferred Stock, the “Newco Preferred Stock”) and, upon such conversion, the Pinnacle Preferred Stock shall no longer be issued outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.
2.7 Treatment of Synovus Equity Awards.
(a) Treatment of Synovus Stock Options. At the Effective Time, each outstanding option granted by Synovus to purchase shares of Synovus Common Stock (a “Synovus Stock Option”) under an equity compensation plan or program of Synovus (a “Synovus Stock Plan”) shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive (without interest), less applicable Tax withholdings, a number of shares of Newco Common Stock equal to the product of (i) the Net Option Share Amount multiplied by (ii) the Exchange Ratio. For purposes of this Agreement, “Net Option Share Amount” means, with respect to each Synovus Stock Option, the quotient obtained of (A) the product of (1) the excess, if any, of the Synovus Merger Consideration Value over the exercise price per share of Synovus Common Stock subject to such Synovus Stock Option immediately prior to the Effective Time multiplied by (2) the number of shares of Synovus Common Stock subject to such Synovus Stock Option immediately prior to the Effective Time, divided by (B) the Synovus Merger Consideration Value. For purposes of this Agreement, “Synovus Merger Consideration Value” means the product of (A) the Pinnacle Closing Price and (B) the Exchange Ratio.
(b) Treatment of Synovus RSU Awards. At the Effective Time, each outstanding award of restricted stock units (a “Synovus RSU Award”), whether granted prior to or on or after the date hereof under the Synovus Stock Plans shall, automatically and without any required action on the part of the holder thereof, be assumed by Newco and be converted into and become an award of restricted stock units relating to Newco Common Stock in accordance with the terms set forth in the applicable Synovus Stock Plan and the restricted stock unit agreement evidencing such Synovus RSU Award (an “Assumed Synovus RSU Award”), in each case, as in effect immediately prior to the Effective Time. Accordingly, from and after the Effective Time: (i) each Assumed Synovus RSU Award shall relate solely to shares of Newco Common Stock; (ii) the number of shares of Newco Common Stock underlying each Assumed Synovus RSU Award shall be determined by multiplying the number of shares of Synovus Common Stock that were underlying such Assumed Synovus RSU Award immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number up to the nearest whole number of shares of Newco Common Stock; and (iii) the terms and conditions of such Assumed Synovus RSU Award shall otherwise remain unchanged as a result of the assumption of such Assumed Synovus RSU Award. Effective as of immediately after the Effective Time, each Assumed Synovus RSU Award held by a non-employee director of Synovus who will not serve as a member of the Board of Directors of Newco as of the Effective Time will vest in full.
(a) Treatment of Synovus PSU Awards. At the Effective Time, (i) each outstanding award of performance stock units (a “Synovus PSU Award”) granted prior to the date hereof under the Synovus Stock Plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable Tax withholdings, a number of shares of Newco Common Stock, rounded up to the nearest whole number of shares, equal to the product of (A) the number of shares of Synovus Common Stock subject to such Synovus PSU Award (with such number of shares of Synovus Common Stock determined based on maximum performance) immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date.
(b) Synovus Actions. At or prior to the Effective Time, the Synovus board of directors (the “Synovus Board of Directors”) or the appropriate committee thereof shall adopt any resolutions that are necessary to effectuate the treatment of the Synovus Stock Options, the Synovus RSU Awards, and the Synovus PSU Awards (collectively, the “Synovus Equity Awards”) as contemplated by this Section 2.7.
(c) Treatment of Synovus ESPP. At the Effective Time, (i) Newco will assume the Synovus Employee Stock Purchase Plan (“Synovus ESPP”) and (ii) each outstanding option to purchase Synovus Common Stock under the Synovus ESPP outstanding as of immediately prior to the Effective Time shall be converted into an option to purchase Newco Common Stock with appropriate adjustments to reflect the Exchange Ratio.

(d) Treatment of Synovus DSPP. Prior to the Effective Time, the Synovus Board of Directors or the appropriate committee thereof shall adopt resolutions to provide that, subject to the consummation of the Merger, the Synovus Director Stock Purchase Plan (“Synovus DSPP”) shall terminate effective immediately prior to the Effective Time. Prior to the Effective Time, Synovus may continue to operate the Synovus DSPP in the ordinary course of business in accordance with its terms until such termination; provided, however, that Synovus shall adopt resolutions and take all actions necessary to provide that, with respect to the Synovus DSPP, (i) participation following the date of this Agreement shall be limited to those directors who participate on the date of this Agreement, (ii) the offering period in effect immediately prior to the Effective Time shall be shortened such that it ends no later than three (3) Business Days prior to the Effective Time, and (iii) each participant’s outstanding right to purchase shares of Synovus Common Stock under the Synovus DSPP shall automatically be exercised on the day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the Synovus DSPP), and the resulting shares of Synovus Common Stock will be converted into the right to receive the Synovus Merger Consideration in accordance with Section 2.4(a).
2.8 Treatment of Pinnacle Equity Awards.
(a) Treatment of Pinnacle Restricted Stock Awards. At the Effective Time, (i) each outstanding restricted stock award (an “Pinnacle Restricted Stock Award”) under an equity compensation plan or program of Pinnacle (an “Pinnacle Stock Plan”) shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable Tax withholdings, a number of shares of Newco Common Stock equal to the number of shares of Pinnacle Common Stock subject to such Pinnacle Restricted Stock Award immediately prior to the Effective Time, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the Effective Time with respect to such Pinnacle Restricted Stock Award will be paid to the holder thereof (without interest), less applicable Tax withholdings, as soon as reasonably practicable following the Closing Date and in no event later than the payroll date in respect of the first full payroll period following the Closing Date.
(b) Treatment of Pinnacle RSU Awards.
(i) At the Effective Time, (i) each outstanding award of restricted stock units (an “Pinnacle RSU Award”) that was granted prior to the date hereof or is held by a nonemployee member of Pinnacle’s board of directors (the “Pinnacle Board of Directors”, and with the Synovus Board of Directors, each a “Board of Directors”) under the Pinnacle Stock Plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable Tax withholdings, a number of shares of Newco Common Stock equal to the number of shares of Pinnacle Common Stock subject to such Pinnacle RSU Award immediately prior to the Effective Time, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date (or on such later date if required to comply with Section 409A of the Code) and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the Effective Time with respect to such Pinnacle RSU Award will be paid to the holder thereof (without interest), less applicable Tax withholdings, as soon as reasonably practicable following the Closing Date and in no event later than the payroll date in respect of the first full payroll period following the Closing Date (or on such later date if required to comply with Section 409A of the Code).
(ii) At the Effective Time, each outstanding Pinnacle RSU Award that is not covered by Section 2.8(b) shall, automatically and without any required action on the part of the holder thereof, be assumed by Newco and be converted into and become an award of restricted stock units relating to Newco Common Stock in accordance with the terms set forth in the applicable Pinnacle Stock Plan and the restricted stock unit agreement evidencing such Pinnacle RSU Award (an “Assumed Pinnacle RSU Award”), in each case, as in effect immediately prior to the Effective Time. Accordingly, from and after the Effective Time: (i) each Assumed Pinnacle RSU Award shall relate solely to shares of Newco Common Stock; (ii) the number of shares of Newco Common Stock underlying each Assumed Pinnacle RSU Award shall be equal to the number of shares of Pinnacle Common Stock that were underlying such Assumed Pinnacle RSU Award immediately prior to the Effective Time; and (iii) the terms and conditions of such Assumed Pinnacle RSU Award shall otherwise remain unchanged as a result of the assumption of such Assumed Pinnacle RSU Award; provided, however, that Newco’s board of directors or a committee thereof shall succeed to the authority and responsibility of Pinnacle’s Board of Directors or any committee thereof with respect to each Assumed Pinnacle RSU Award.
(c) Treatment of Pinnacle PSU Awards. At the Effective Time, (i) each outstanding award of performance stock units (an “Pinnacle PSU Award”) granted prior to the date hereof under the Pinnacle Stock Plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable Tax withholdings, a number of shares of Newco Common Stock, rounded up to the nearest whole number of shares, equal to the number of shares of Pinnacle Common Stock subject to such Pinnacle PSU Award (with such number of shares of Pinnacle Common Stock determined based on maximum performance) immediately prior to the Effective Time, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the Effective Time with respect to the maximum amount of such Pinnacle PSU Award will be paid in cash to the holder thereof (without interest), less applicable Tax withholdings, as soon as reasonably practicable following the Closing Date and in no event later than the payroll date in respect of the first full payroll period following the Closing Date.
(d) Pinnacle Actions. At or prior to the Effective Time, the Pinnacle Board of Directors or the appropriate committee thereof shall adopt any resolutions that are necessary to effectuate the treatment of the Pinnacle Restricted Stock Awards, the Pinnacle RSU Awards, the Assumed Pinnacle RSU Awards and the Pinnacle PSU Awards (collectively, the “Pinnacle Equity Awards”) as contemplated by this Section 2.8.
ARTICLE III
FRS MEMBERSHIP AND BANK MERGER
3.1 FRS Membership and Bank Merger. Immediately following the Effective Time, Pinnacle Bank, a Tennessee-chartered bank and, prior to the Effective Time, a wholly-owned Subsidiary of Pinnacle (“Pinnacle Bank”), shall become a member bank of the Federal Reserve System (the “FRS Membership”). Immediately following the effectiveness of the FRS Membership and the Effective Time, Synovus Bank, a Georgia-chartered bank and wholly-owned Subsidiary of Synovus (“Synovus Bank”), will merge with and into Pinnacle Bank (the “Bank Merger”). Pinnacle Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Synovus Bank shall cease. Promptly after the date of this Agreement, Pinnacle Bank and Synovus Bank will enter into an agreement and plan of merger in substantially the form set forth in Exhibit C (the “Bank Merger Agreement”). Each of Pinnacle and Synovus shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Pinnacle Bank and Synovus Bank, respectively, and Pinnacle and Synovus shall, and shall cause Pinnacle Bank and Synovus Bank, respectively, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law, or as mutually agreed by Synovus and Pinnacle.
ARTICLE IV
EXCHANGE OF SHARES
4.1 Newco to Make Consideration Available. At or prior to the Effective Time, Newco shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreed upon by Pinnacle and Synovus (the “Exchange Agent”), for exchange in accordance with this Article IV for the benefit of the holders of Old Certificates (which for purposes of this Article IV shall be deemed to include certificates or book-entry account statements representing shares of Synovus Preferred Stock and Pinnacle Preferred Stock), certificates or evidence in book-entry form, representing shares of Newco Common Stock or Newco Preferred Stock to be issued pursuant to Section 2.4 and Section 2.6, respectively (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 4.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of Newco Common Stock or Newco Preferred Stock payable in accordance with Section 4.2, being hereinafter referred to as the “Exchange Fund”).

4.2 Exchange of Shares.
(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Newco shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Newco Common Stock and Newco Preferred Stock, as applicable, pursuant to Article II, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Newco Common Stock and any cash in lieu of fractional shares or shares of Newco Preferred Stock, as applicable, which the shares of Synovus Common Stock, Synovus Preferred Stock, Pinnacle Common Stock or Pinnacle Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to this Section 4.2. Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a New Certificate representing that number of whole shares of Newco Common Stock to which such holder of Synovus Common Stock or Pinnacle Common Stock shall have become entitled pursuant to the provisions of Article II and (B) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article IV and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 4.2 or (ii) (A) a New Certificate representing that number of shares of Newco Preferred Stock to which such holder of Synovus Preferred Stock or Pinnacle Preferred Stock shall have become entitled pursuant to the provisions of Article II, and (B) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 4.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 4.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Newco Common Stock or shares of Newco Preferred Stock which the shares of Synovus Common Stock, Synovus Preferred Stock, Pinnacle Common Stock or Pinnacle Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of any dividends or distributions as contemplated by this Section 4.2.
(b) No dividends or other distributions declared with respect to Newco Common Stock or Newco Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article IV. After the surrender of an Old Certificate in accordance with this Article IV, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of Newco Common Stock or shares of Newco Preferred Stock that the shares of Synovus Common Stock, Synovus Preferred Stock, Pinnacle Common Stock or Pinnacle Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive.
(c) If any New Certificate representing shares of Newco Common Stock or Newco Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Newco Common Stock or Newco Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d) After the Effective Time, there shall be no transfers on the stock transfer books of Synovus and Pinnacle of the shares of Synovus Common Stock, Synovus Preferred Stock, Pinnacle Common Stock and

Pinnacle Preferred Stock, as applicable, that were issued and outstanding immediately prior to the Effective Time, as applicable. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Newco Common Stock or Newco Preferred Stock, as applicable, as provided in this Article IV.
(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Newco Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Newco Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Newco. In lieu of the issuance of any such fractional share, Newco shall pay to each former holder of Synovus Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale price of Pinnacle Common Stock on the Nasdaq Stock Market (“NASDAQ”), as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day preceding the Closing Date (the “Pinnacle Closing Price”) by (ii) the fraction of a share (after taking into account all shares of Synovus Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Newco Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.4(a). The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Synovus and Pinnacle for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of Synovus Common Stock, Synovus Preferred Stock, Pinnacle Common Stock or Pinnacle Preferred Stock who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Entity for payment of the shares of Newco Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Newco Common Stock deliverable in respect of each former share of Synovus Common Stock and Pinnacle Common Stock such holder holds as determined pursuant to this Agreement, or the shares of Newco Preferred Stock and any unpaid dividends and distributions on the Newco Preferred Stock deliverable in respect of each former share of Synovus Preferred Stock and Pinnacle Preferred Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Pinnacle, Synovus, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Synovus Common Stock, Synovus Preferred Stock, Pinnacle Common Stock or Pinnacle Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g) Newco, Synovus and Pinnacle shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Newco Common Stock, cash dividends or distributions payable pursuant to this Section 4.2 or any other amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made.
(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Newco or the Exchange Agent, the posting by such person of a bond in such amount as Newco or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares, and any cash in lieu of fractional shares, of Newco Common Stock, or the shares of Newco Preferred Stock, as applicable, deliverable in respect thereof pursuant to this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SYNOVUS
Except (a) as disclosed in the disclosure schedule delivered by Synovus to Pinnacle concurrently herewith (the “Synovus Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Synovus Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Synovus that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article V shall be deemed to qualify (1) any other section of this Article V specifically referenced or cross-referenced and (2) other sections of this Article V to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Synovus Reports filed with the SEC by Synovus since December 31, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Synovus hereby represents and warrants to Pinnacle as follows:
5.1 Corporate Organization.
(a) Synovus is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has elected to be treated as a financial holding company under the BHC Act. Synovus has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Synovus is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Pinnacle, Synovus or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural manmade disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclause (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions or (z) such first person is deemed to control for purposes of the BHC Act; provided that, with respect to Pinnacle, Bankers Healthcare Group, LLC and its Subsidiaries (collectively, “BHG”) shall not be considered Subsidiaries of Pinnacle. True and complete copies of the restated articles of incorporation of Synovus (the “Synovus Articles”) and the restated bylaws of Synovus (the “Synovus Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by Synovus to Pinnacle.
(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus, each Subsidiary of Synovus (a “Synovus Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Synovus or any Subsidiary of Synovus to pay dividends or distributions except, in the case of Synovus or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Synovus Bank is the only depository institution Subsidiary of Synovus, and the deposit accounts of Synovus Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “Bank Merger Act”)) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 5.1(b) of the Synovus Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Synovus as of the date hereof. True and complete copies of the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended (the “Organizational Documents”), of Synovus Bank as in effect as of the date of this Agreement have previously been made available by Synovus to Pinnacle. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Synovus other than the Synovus Subsidiaries.
5.2 Capitalization.
(a) The authorized capital stock of Synovus consists of 342,857,142 shares of Synovus Common Stock and 100,000,000 shares of preferred stock, no par value. As of July 21, 2025, there were (i) 138,791,690 shares of Synovus Common Stock issued and outstanding; (ii) 33,921,100 shares of Synovus Common Stock held in treasury; (iii) 95,676 shares of Synovus Common Stock reserved for issuance upon the exercise of outstanding Synovus Stock Options; (iv) 1,437,200 shares of Synovus Common Stock subject to outstanding Synovus RSU Awards; (v) 447,952 shares of Synovus Common Stock subject to outstanding Synovus PSU Awards (assuming performance goals are satisfied at the target level) and 671,928 shares of Synovus Common Stock subject to outstanding Synovus PSU Awards (assuming performance goals are satisfied at the maximum level); (vi) 8,000,000 shares of Synovus Series D Preferred Stock issued and outstanding and (vii) 14,000,000 shares of Synovus Series E Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since July 21, 2025 resulting from the exercise, vesting or settlement of any Synovus Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Synovus issued, reserved for issuance or outstanding. All the issued and outstanding shares of Synovus Common Stock and Synovus Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Synovus is current on all dividends payable on the outstanding shares of Synovus Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Synovus may vote. As of the date hereof, no trust preferred or subordinated debt securities of Synovus are issued or outstanding. Other than Synovus Equity Awards issued prior to the date of this Agreement as described in this Section 5.2(a) and rights under the Synovus ESPP and the Synovus DSPP, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Synovus, or contracts, commitments, understandings or arrangements by which Synovus may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Synovus, or that otherwise obligate Synovus to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Synovus Securities”). Other than Synovus Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Synovus or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Synovus or any of its Subsidiaries is a party with respect to the voting or transfer of Synovus Common Stock, capital stock or other voting or equity securities or ownership interests of Synovus or granting any shareholder or other person any registration rights. No Synovus Subsidiary owns any capital stock of Synovus.
(b) Each Synovus Stock Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the Synovus Stock Plan pursuant to which it was issued, and (ii) has an exercise price per share equal to or greater than the fair market value of a share on the date of such grant.
(c) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus, Synovus owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Synovus Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Synovus Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
5.3 Authority; No Violation.
(a) Synovus has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) have been duly and validly approved by the Board of Directors of Synovus. The Board of Directors of Synovus has determined that the transactions contemplated hereby (including the Merger), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Synovus and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Synovus’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by all shares of Synovus Common Stock entitled to vote on this Agreement (the “Requisite Synovus Vote”), (ii) the approval of the Bank Merger Agreement by Synovus as Synovus Bank’s sole shareholder and (iii) the Newco Shareholder Approval, no other corporate proceedings on the part of Synovus are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Synovus and (assuming due authorization, execution and delivery by Pinnacle) constitutes a valid and binding obligation of Synovus, enforceable against Synovus in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b) Neither the execution and delivery of this Agreement by Synovus nor the consummation by Synovus of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by Synovus with any of the terms or provisions hereof, will (i) violate any provision of the

Synovus Articles or the Synovus Bylaws or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Synovus or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Synovus or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Synovus or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Synovus.
5.4 Consents and Approvals. Except for (i) the filing of any required applications, filings and notices, as applicable, with NASDAQ or the New York Stock Exchange (“NYSE”), and the approval of the listing of the shares of Newco Common Stock and Newco Preferred Stock (or, in the case of the Newco Series C Preferred Stock, depositary shares in respect thereof) to be issued pursuant to this Agreement on the NYSE, (ii) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act with respect to the Merger, the Federal Reserve Act with respect to the FRS Membership and the Bank Merger Act with respect to the Bank Merger and approval or waiver of such applications, filings and notices, (iii) the filing of any required applications, filings and notices, as applicable, with the Commissioner of the Tennessee Department of Financial Institutions and the Georgia Department of Banking and Finance, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with the Financial Industry Regulatory Authority (“FINRA”) and approval of such applications, filings and notices, (v) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Synovus’s and Pinnacle’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Newco in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration by the SEC of the effectiveness of the S-4, (vi) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA and the Georgia Secretary pursuant to the GBCC, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Newco Common Stock and Newco Preferred Stock (or, in the case of the Newco Series C Preferred Stock, depositary shares in respect thereof) pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (an “SRO” and, each of the preceding, a “Governmental Entity”) are necessary in connection with (x) the execution and delivery by Synovus of this Agreement or (y) the consummation by Synovus of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Synovus is not aware of any reason why any of the necessary regulatory approvals and consents will not be received to permit consummation of the Merger, the FRS Membership or the Bank Merger on a timely basis.
5.5 Reports. Synovus and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any SRO (clauses (i) – (vi), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Synovus. Subject to Section 11.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Synovus and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Synovus, investigation into the business or operations of Synovus or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus. Subject to Section 11.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Synovus or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Synovus or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus.
5.6 Financial Statements.
(a) The financial statements of Synovus and its Subsidiaries included (or incorporated by reference) in the Synovus Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Synovus and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Synovus and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Synovus and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since December 31, 2022, no independent public accounting firm of Synovus has resigned (or informed Synovus that it intends to resign) or been dismissed as independent public accountants of Synovus as a result of or in connection with any disagreements with Synovus on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, neither Synovus nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Synovus included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of Synovus and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Synovus or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Synovus. Synovus (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Synovus, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Synovus by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Synovus’s outside auditors and the audit committee of Synovus’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Synovus’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Synovus’s internal controls over financial reporting. These disclosures were made in writing by management to Synovus’s auditors and audit committee. There is no reason to believe that Synovus’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due in the future.
(d) Since January 1, 2023, (i) neither Synovus nor any of its Subsidiaries, nor, to the knowledge of Synovus, any director, officer, auditor, accountant or representative of Synovus or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Synovus or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Synovus or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Synovus or any of its Subsidiaries, whether or not employed by Synovus or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Synovus or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Synovus or any committee thereof or the Board of Directors or similar governing body of any Synovus Subsidiary or any committee thereof, or to the knowledge of Synovus, to any director or officer of Synovus or any Synovus Subsidiary.
5.7 Broker’s Fees. With the exception of the engagement of Morgan Stanley & Co. LLC (the “Morgan Stanley”), neither Synovus nor any Synovus Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. Synovus has disclosed to Pinnacle as of the date hereof the engagement letter pursuant to which Morgan Stanley has been engaged by Synovus in connection with the Merger and the other transactions contemplated hereunder.
5.8 Absence of Certain Changes or Events.
(a) Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus.
(b) Since December 31, 2024, through the date of this Agreement, Synovus and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
5.9 Legal and Regulatory Proceedings.
(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Synovus, neither Synovus nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Synovus, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Synovus or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Synovus, any of its Subsidiaries or the assets of Synovus or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).
5.10 Taxes and Tax Returns.
(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Synovus: Each of Synovus and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete; neither Synovus nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of Synovus and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of Synovus and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; neither Synovus nor any of its Subsidiaries has been granted any extension or waiver of the limitation period applicable to any Tax that remains in effect; neither Synovus nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Synovus or its Subsidiaries; neither Synovus nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (x) such an agreement or arrangement exclusively between or among Synovus and its Subsidiaries or (y) commercial agreements the principal purpose of which does not relate to Taxes); neither Synovus nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which is or was Synovus) or (B) has any liability for the Taxes of any person (other than Synovus or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or otherwise by operation of law; neither Synovus nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code; and neither Synovus nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, tariff, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all interest, penalties, additions to tax and additional amounts thereon.
(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
5.11 Employees.
(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, each Synovus Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Synovus Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Synovus or any Subsidiary or any trade or business of Synovus or any of its Subsidiaries, whether or not incorporated, all of which together with Synovus would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Synovus ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Synovus or any of its Subsidiaries or any Synovus ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Synovus or any of its Subsidiaries or any Synovus ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).
(b) Synovus has made available to Pinnacle true and complete copies of each material Synovus Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.
(c) The IRS has issued a favorable determination letter or opinion with respect to each Synovus Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Synovus Qualified

Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Synovus, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Synovus Qualified Plans or the related trust.
(d) Except as would not result in any material liability to Synovus and its Subsidiaries, taken as a whole, with respect to each Synovus Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Synovus Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Synovus Benefit Plan’s actuary with respect to such Synovus Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Synovus Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Synovus or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Synovus Benefit Plan.
(e) None of Synovus and its Subsidiaries nor any Synovus ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Synovus and its Subsidiaries nor any Synovus ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(f) Except as would not result in any material liability to Synovus and its Subsidiaries, taken as a whole, no Synovus Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, all contributions required to be made to any Synovus Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Synovus Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Synovus.
(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Synovus’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Synovus Benefit Plans, any fiduciaries thereof with respect to their duties to the Synovus Benefit Plans or the assets of any of the trusts under any of the Synovus Benefit Plans that would reasonably be expected to result in any liability of Synovus or any of its Subsidiaries in an amount that would be material to Synovus and its Subsidiaries, taken as a whole.
(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, none of Synovus and its Subsidiaries nor any Synovus ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Synovus Benefit Plans or their related trusts, Synovus, any of its Subsidiaries or any Synovus ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Synovus or any of its Subsidiaries, or result in any limitation on the right of Synovus or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Synovus Benefit Plan or related trust on or after the Effective Time.
(k) No Synovus Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.
(l) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, there are no pending or, to Synovus’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Synovus or any of its Subsidiaries, or any strikes or other labor disputes against Synovus or any of its Subsidiaries. Neither Synovus nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Synovus or any of its Subsidiaries and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, there are no pending or, to the knowledge of Synovus, threatened organizing efforts by any union or other group seeking to represent any employees of Synovus or any of its Subsidiaries.
(m) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, Synovus and its Subsidiaries are in compliance with, and since January 1, 2023 have complied with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).
(n) (i) No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since January 1, 2023 against any individual in his or her capacity as an officer or director of Synovus who is subject to the reporting requirements of Section 16(a) of the Exchange Act (“Synovus Insider”), (ii) since January 1, 2023, neither Synovus nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any Synovus Insiders, and (iii) there are no proceedings currently pending or, to the knowledge of Synovus, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as a Synovus Insider.
5.12 SEC Reports. Synovus has previously made available to Pinnacle an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by Synovus pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Synovus Reports”) and (b) communication mailed by Synovus to its shareholders since December 31, 2022 and prior to the date hereof, and no such Synovus Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all Synovus Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Synovus has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Synovus Reports.
5.13 Compliance with Applicable Law.
(a) Synovus and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus, and to the knowledge of Synovus, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus, Synovus and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order (including any Executive Order), rule, regulation, policy and/or guideline of any Governmental Entity relating to Synovus or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes “personal data,” “nonpublic personal information,” “personal information” or any other equivalent term as defined under or otherwise protected by applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Synovus and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Synovus and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Synovus and its Subsidiaries conduct business.
(c) Synovus Bank has a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.
(d) Synovus maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data or information technology systems or networks (collectively, “IT Assets”), (ii) unauthorized or unlawful operations performed upon Personal Data or IT Assets, or (iii) other act or omission that compromises the security or confidentiality of Personal Data or IT Assets (clauses (i) through (iii), a “Security Breach”). To the knowledge of Synovus, Synovus and its Subsidiaries have not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus. To the knowledge of Synovus, there are no data security or other technological vulnerabilities with respect to IT Assets owned or used by Synovus or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Synovus.
(e) Without limitation, none of Synovus or any of its Subsidiaries, or to the knowledge of Synovus, any director, officer, employee, agent or other person acting on behalf of Synovus or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Synovus or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Synovus or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Synovus or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Synovus or any of its Subsidiaries, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Synovus or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Synovus or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department or (vii) has engaged during the past five years with any person designated by a Governmental Entity as of “primary money laundering concern,” except, in each case (i) through (vii), as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus.
(f) As of the date hereof, each of Synovus and Synovus Bank is “well-capitalized” (as such term is defined in the relevant regulations of the Federal Reserve Board).
(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus, (i) Synovus and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Synovus, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
5.14 Certain Contracts.
(a) Except as set forth in Section 5.14(a) of the Synovus Disclosure Schedule or as filed with any Synovus Reports, as of the date hereof, neither Synovus nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Synovus Benefit Plan and any contract, arrangement, commitment or understanding solely among Synovus and any wholly owned Subsidiaries of Synovus or solely among wholly owned Subsidiaries of Synovus:
(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii) which contains a provision that materially restricts the conduct of any line of business by Synovus or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect);
(iii) with or to a labor union or guild with respect to any employees of Synovus or any of its Subsidiaries (including any collective bargaining agreement);
(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Synovus Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus;
(v) (A) that relates to the incurrence of indebtedness by Synovus or any of its Subsidiaries, including any sale and leaseback transactions, securitizations, off-balance sheet financing arrangements, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Synovus or any of its Subsidiaries of, or any similar commitment by Synovus or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $20,000,000 or more;

(vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Synovus or its Subsidiaries, taken as a whole;
(vii) which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by Synovus or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice) other than with respect to indebtedness disclosed in any Synovus Reports;
(viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Synovus or any of its Subsidiaries; or
(ix) that relates to the acquisition or disposition of any person, business or asset and under which Synovus or its Subsidiaries have or may have a material obligation or liability.
Each contract, arrangement, commitment or understanding of the type described in this Section 5.14(a), whether or not set forth in the Synovus Disclosure Schedule, is referred to herein as a “Synovus Contract.” Synovus has made available to Pinnacle true, correct and complete copies of each Synovus Contract in effect as of the date hereof.
(b) (i) Each Synovus Contract is valid and binding on Synovus or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Synovus, (ii) Synovus and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Synovus Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Synovus, (iii) to the knowledge of Synovus, each third-party counterparty to each Synovus Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Synovus Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Synovus, (iv) neither Synovus nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Synovus Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Synovus or any of its Subsidiaries, or to the knowledge of Synovus, any other party thereto, of or under any such Synovus Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Synovus.
5.15 Agreements with Regulatory Agencies. Subject to Section 11.14, neither Synovus nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Synovus Disclosure Schedule, a “Synovus Regulatory Agreement”), nor has Synovus or any of its Subsidiaries been advised in writing, or to Synovus’s knowledge, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Synovus Regulatory Agreement.
5.16 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, Synovus and its Subsidiaries are in compliance, and have complied since January 1, 2023, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively,

“Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Synovus, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Synovus or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Synovus, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus. To the knowledge of Synovus, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus. Synovus is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus.
5.17 Investment Securities and Commodities. Each of Synovus and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Synovus’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Synovus or its Subsidiaries. Such securities and commodities are valued on the books of Synovus in accordance with GAAP in all material respects.
5.18 Real Property. Synovus or a Synovus Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Synovus Reports as being owned by Synovus or a Synovus Subsidiary or acquired after the date thereof which are material to Synovus’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Synovus Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Synovus Reports or acquired after the date thereof which are material to Synovus’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Synovus Owned Properties, the “Synovus Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Synovus, the lessor. There are no pending or, to the knowledge of Synovus, threatened condemnation proceedings against the Synovus Real Property.
5.19 Intellectual Property. Synovus and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of their respective businesses as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus: (a) (i) to the knowledge of Synovus, the use of any Intellectual Property by Synovus and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Synovus or any of its Subsidiaries acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Synovus that Synovus or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of Synovus, no person is challenging, infringing on or otherwise violating any right of Synovus or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Synovus or its Subsidiaries, and (c) neither Synovus nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property owned by Synovus or any of its Subsidiaries, and Synovus and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Synovus and its Subsidiaries. Synovus and its Subsidiaries have taken commercially reasonable efforts to protect the Trade Secrets owned or held by Synovus and its Subsidiaries, as applicable. For purposes of this Agreement, “Intellectual Property” means all rights in any jurisdiction throughout the world in or to: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, source code, data, databases, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (collectively, “Trade Secrets”); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
5.20 Related Party Transactions.
(a) As of the date hereof, except as set forth in any Synovus Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Synovus or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Synovus or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Synovus Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Synovus) on the other hand, of the type required to be reported in any Synovus Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.
(b) There are no outstanding written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) made by Synovus or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Synovus or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
5.21 State Takeover Laws. The Board of Directors of Synovus has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Synovus Articles or Synovus Bylaws (collectively, with any similar provisions of the Pinnacle Articles or Pinnacle Bylaws, “Takeover Statutes”). In accordance with Section 14-2-1302 of the GBCC, no appraisal or dissenters’ rights will be available to the holders of Synovus Common Stock or Synovus Preferred Stock in connection with the Merger.
5.22 Reorganization. Synovus has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Pinnacle Merger or the Synovus Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
5.23 Opinion. Prior to the execution of this Agreement, the Board of Directors of Synovus has received an opinion (which if initially rendered orally, has been or will be confirmed in writing) from Morgan Stanley to the effect that as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth in the written opinion, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders (other than Pinnacle and its affiliates) of Synovus Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
5.24 Synovus Information. The information relating to Synovus and its Subsidiaries or that is provided by Synovus or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Pinnacle or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

5.25 Loan Portfolio.
(a) As of the date hereof, except as set forth in Section 5.25(a) of the Synovus Disclosure Schedule, neither Synovus nor any of its Subsidiaries is a party to any Loans in which Synovus or any Subsidiary of Synovus is a creditor that, as of March 31, 2025, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of March 31, 2025, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 5.25(a) of the Synovus Disclosure Schedule is a true, correct and complete list of (i) all of the Loans of Synovus and its Subsidiaries that, as of March 31, 2025, had an outstanding balance of $5,000,000 and were classified by Synovus as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of Synovus or any of its Subsidiaries that, as of March 31, 2025, is classified as “Other Real Estate Owned” and the book value thereof. Since December 31, 2022 through the date hereof, Synovus has not changed, in any material respect, its process or standards for the classifications referred to in the immediately preceding sentence.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, each Loan of Synovus or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Synovus and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, each outstanding Loan of Synovus or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Synovus and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
5.26 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Synovus, (a) Synovus and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Synovus reasonably has determined to be prudent and consistent with industry practice, and Synovus and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Synovus and its Subsidiaries, Synovus or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Synovus or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Synovus nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
5.27 Investment Advisor Subsidiary.
(a) Certain Subsidiaries of Synovus are registered, licensed or qualified, or are required to be registered, licensed or qualified, in connection with the provision of investment management, investment advisory or sub-advisory services (each such Subsidiary, a “Synovus Advisory Subsidiary”). Each Synovus Advisory Subsidiary is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) and has operated since January 1, 2023 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except, in each case, as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Synovus.
(b) The accounts of each advisory client of Synovus or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable Synovus Advisory Subsidiary in compliance with the applicable requirements of ERISA, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Synovus.
(c) None of the Synovus Advisory Subsidiaries nor any person “associated” (as defined in the Investment Advisers Act) with any Synovus Advisory Subsidiaries is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Synovus.
5.28 Insurance Subsidiary.
(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Synovus, (i) since January 1, 2023, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Synovus Subsidiary (“Synovus Agent”) wrote, sold, produced, managed, administered or procured business for a Synovus Subsidiary, such Synovus Agent was, at the time the Synovus Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no Synovus Agent has been since January 1, 2023, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Synovus Agent’s writing, sale, management, administration or production of insurance business for any Synovus Insurance Subsidiary and (iii) each Synovus Agent was appointed by Synovus or a Synovus Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Synovus Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “Synovus Insurance Subsidiary” means each Subsidiary of Synovus through which insurance operations is conducted.
(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Synovus, (i) since January 1, 2023, Synovus and the Synovus Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any Synovus Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each Synovus Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.
5.29 Broker-Dealer Subsidiary.
(a) Synovus has certain Subsidiaries that are registered, licensed or qualified, or are required to be registered, licensed or qualified, as a broker-dealer in accordance with any regulatory or legal requirement applicable to such Synovus Subsidiary (each, a “Synovus Broker-Dealer Subsidiary”). Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Synovus: (i) each Synovus Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof; (ii) each Synovus Broker-Dealer Subsidiary is a member in good standing with FINRA and any other applicable SROs and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) each Synovus Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; and (iv) there is no action, suit, proceeding or investigation pending or, to the knowledge of Synovus, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.
(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Synovus, (i) none of the Synovus Broker-Dealer Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Synovus Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of Synovus, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).
5.30 No Other Representations or Warranties.
(a) Except for the representations and warranties made by Synovus in this Article V, neither Synovus nor any other person makes any express or implied representation or warranty with respect to Synovus, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Synovus hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Synovus nor any other person makes or has made any representation or warranty to Pinnacle or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Synovus, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Synovus in this Article V, any oral or written information presented to Pinnacle or any of its affiliates or representatives in the course of their due diligence investigation of Synovus, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b) Synovus acknowledges and agrees that neither Pinnacle nor any other person on behalf of Pinnacle has made or is making, and Synovus has not relied upon, any express or implied representation or warranty other than those contained in Article VI.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PINNACLE
Except (a) as disclosed in the disclosure schedule delivered by Pinnacle to Synovus concurrently herewith (the “Pinnacle Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Pinnacle Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Pinnacle that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article VI shall be deemed to qualify (1) any other section of this Article VI specifically referenced or cross-referenced and (2) other sections of this Article VI to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Pinnacle Reports filed with the SEC by Pinnacle since December 31, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Pinnacle hereby represents and warrants to Synovus as follows:
6.1 Corporate Organization.
(a) Pinnacle is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. Pinnacle has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Pinnacle is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle. True and complete copies of the amended and restated charter of Pinnacle (the “Pinnacle Articles”) and the third amended and restated bylaws of Pinnacle (the “Pinnacle Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by Pinnacle to Synovus.
(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle, each Subsidiary of Pinnacle (a “Pinnacle Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Pinnacle or any Subsidiary of Pinnacle to pay dividends or distributions except, in the case of Pinnacle or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Pinnacle Bank is the only depository institution Subsidiary of Pinnacle, and the deposit accounts of Pinnacle Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Bank Merger Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 6.1(b) of the Pinnacle Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Pinnacle as of the date hereof. True and complete copies of the Organizational Documents of Pinnacle Bank as in effect as of the date of this Agreement have previously been made available by Pinnacle to Synovus. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Pinnacle other than the Pinnacle Subsidiaries.
6.2 Capitalization.
(a) The authorized capital stock of Pinnacle consists of 180,000,000 shares of Pinnacle Common Stock, and 10,000,000 shares of preferred stock, no par value. As of July 21, 2025, there were (i) 77,567,332 shares of Pinnacle Common Stock issued and outstanding, including 637,131 shares of Pinnacle Common Stock granted in respect of outstanding Pinnacle Restricted Stock Awards; (ii) zero shares of Pinnacle Common Stock held in treasury; (iii) 94,820 shares of Pinnacle Common Stock reserved for issuance upon the settlement of outstanding Pinnacle RSU Awards; (iv) 558,903 shares of Pinnacle Common Stock (assuming performance goals are satisfied at the target level) and 857,498 shares of Pinnacle Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding performance unit awards in respect of shares of Pinnacle Common Stock (“Pinnacle PSU Awards”); and (v) 225,000 depositary shares, each representing 1/40th interest in a share of Pinnacle Preferred Stock, issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since July 21, 2025 resulting from the exercise, vesting or settlement of any Pinnacle Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Pinnacle issued, reserved for issuance or outstanding. All the issued and outstanding shares of Pinnacle Common Stock and Pinnacle Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Pinnacle is current on all dividends payable on the outstanding shares of Pinnacle Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Pinnacle may vote. As of the date hereof, no trust preferred or subordinated debt securities of Pinnacle are issued or outstanding. Other than Pinnacle Restricted Stock Awards, Pinnacle RSU Awards, Pinnacle PSU Awards and Pinnacle Preferred Stock, issued prior to the date of this Agreement as described in this Section 6.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Pinnacle, or contracts, commitments, understandings or arrangements by which Pinnacle may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Pinnacle or that otherwise obligate Pinnacle to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Pinnacle Securities”). Other than the Pinnacle Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Pinnacle or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Pinnacle or any of its Subsidiaries is a party with respect to the voting or transfer of Pinnacle Common Stock, capital stock or other voting or equity securities or ownership interests of Pinnacle or granting any shareholder or other person any registration rights. No Pinnacle Subsidiary owns any capital stock of Pinnacle.
(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle, Pinnacle owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Pinnacle Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Pinnacle Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
6.3 Authority; No Violation.
(a) Pinnacle has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) have been duly and validly approved by the Board of Directors of Pinnacle. The Board of Directors of Pinnacle has determined that the transactions contemplated hereby (including the Merger), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Pinnacle and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Pinnacle’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by all shares of Pinnacle Common Stock entitled to vote on this Agreement (the “Requisite Pinnacle Vote”), (ii) the approval of the Bank Merger Agreement by Pinnacle as Pinnacle Bank’s sole shareholder and (iii) the Newco Shareholder Approval, no other corporate proceedings on the part of Pinnacle are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Pinnacle and (assuming due authorization, execution and delivery by Synovus) constitutes a valid and binding obligation of Pinnacle, enforceable against Pinnacle in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).
(b) Neither the execution and delivery of this Agreement by Pinnacle, nor the consummation by Pinnacle of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by Pinnacle with any of the terms or provisions hereof, will (i) violate any provision of the Pinnacle Articles or the Pinnacle Bylaws or (ii) assuming that the consents and approvals referred to in Section 6.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Pinnacle or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Pinnacle or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Pinnacle or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Synovus.
6.4 Consents and Approvals. Except for (i) the filing of any required applications, filings and notices, as applicable, with NASDAQ or the NYSE, and the approval of the listing of the shares of Newco Common Stock and Newco Preferred Stock (or, in the case of the Newco Series C Preferred Stock, depositary shares in respect thereof) to be issued pursuant to this Agreement on the NYSE, (ii) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act with respect to the Merger, the Federal Reserve Act with respect to the FRS Membership and the Bank Merger Act with respect to the Bank Merger and approval or waiver of such applications, filings and notices, (iii) the filing of any required applications, filings and notices, as applicable, with the Commissioner of the Tennessee Department of Financial Institutions and the Georgia Department of Banking and Finance, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with FINRA and approval of such applications, filings and notices, (v) the filing with the SEC of the Joint Proxy Statement, and the S-4 and the declaration by the SEC of the effectiveness of the S-4, (vi) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA and the Georgia Secretary pursuant to the GBCC, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Newco Common Stock and Newco Preferred Stock (or, in the case of the Newco Series C Preferred Stock, depositary shares in respect thereof) pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (x) the execution and delivery by Pinnacle of this Agreement or (y) the consummation by Pinnacle of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Pinnacle is not aware of any reason why any of the necessary regulatory approvals and consents will not be received to permit consummation of the Merger, the FRS Membership or the Bank Merger on a timely basis.
6.5 Reports. Pinnacle and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pinnacle. Subject to Section 11.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Pinnacle and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Pinnacle, investigation into the business or operations of Pinnacle or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle. Subject to Section 11.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Pinnacle or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Pinnacle or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle.
6.6 Financial Statements.
(a) The financial statements of Pinnacle and its Subsidiaries included (or incorporated by reference) in the Pinnacle Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Pinnacle and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Pinnacle and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Pinnacle and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since December 31, 2022, no independent public accounting firm of Pinnacle has resigned (or informed Pinnacle that it intends to resign) or been dismissed as independent public accountants of Pinnacle as a result of or in connection with any disagreements with Pinnacle on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, neither Pinnacle nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Pinnacle included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of Pinnacle and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Pinnacle or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Pinnacle. Pinnacle (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Pinnacle, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Pinnacle by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Pinnacle’s outside auditors and the audit committee of Pinnacle’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Pinnacle’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Pinnacle’s internal controls over financial reporting. These disclosures were made in writing by management to Pinnacle’s auditors and audit committee. There is no reason to believe that Pinnacle’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due in the future.
(d) Since January 1, 2023, (i) neither Pinnacle nor any of its Subsidiaries, nor, to the knowledge of Pinnacle, any director, officer, auditor, accountant or representative of Pinnacle or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Pinnacle or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Pinnacle or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Pinnacle or any of its Subsidiaries, whether or not employed by Pinnacle or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Pinnacle or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Pinnacle or any committee thereof or the Board of Directors or similar governing body of any Pinnacle Subsidiary or any committee thereof, or to the knowledge of Pinnacle, to any director or officer of Pinnacle or any Pinnacle Subsidiary.

6.7 Broker’s Fees. With the exception of the engagement of Centerview Partners LLC, neither Pinnacle nor any Pinnacle Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. Pinnacle has disclosed to Synovus as of the date hereof the engagement letter pursuant to which Centerview Partners LLC has been engaged by Pinnacle in connection with the Merger and the other transactions contemplated hereunder.
6.8 Absence of Certain Changes or Events.
(a) Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle.
(b) Since December 31, 2024, through the date of this Agreement, Pinnacle and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
6.9 Legal and Regulatory Proceedings.
(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Pinnacle, none of Pinnacle, any of its Subsidiaries or BHG is a party to any, and there are no outstanding or pending or, to the knowledge of Pinnacle, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Pinnacle, any of its Subsidiaries, BHG or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Pinnacle, any of its Subsidiaries or BHG or the assets of Pinnacle, any of its Subsidiaries or BHG (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).
6.10 Taxes and Tax Returns. Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Pinnacle: Each of Pinnacle and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete; neither Pinnacle nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of Pinnacle and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of Pinnacle and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; neither Pinnacle nor any of its Subsidiaries has been granted any extension or waiver of the limitation period applicable to any Tax that remains in effect; neither Pinnacle nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Pinnacle or its Subsidiaries; neither Pinnacle nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (x) such an agreement or arrangement exclusively between or among Pinnacle and its Subsidiaries or (y) commercial agreements the principal purpose of which does not relate to Taxes); neither Pinnacle nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which is or was Pinnacle) or (B) has any liability for the Taxes of any person (other than Pinnacle or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or otherwise by operation of law; neither Pinnacle nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code; and neither Pinnacle nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
6.11 Employees.
(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, each Pinnacle Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Pinnacle Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Pinnacle or any Subsidiary or any trade or business of Pinnacle or any of its Subsidiaries, whether or not incorporated, all of which together with Pinnacle would be deemed a “single employer” within the meaning of Section 4001 of ERISA (an “Pinnacle ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Pinnacle or any of its Subsidiaries or any Pinnacle ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Pinnacle or any of its Subsidiaries or any Pinnacle ERISA Affiliate, excluding, in each case, any Multiemployer Plan.
(b) Pinnacle has made available to Synovus true and complete copies of each material Pinnacle Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.
(c) The IRS has issued a favorable determination letter or opinion with respect to each Pinnacle Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Pinnacle Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Pinnacle, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Pinnacle Qualified Plans or the related trust.
(d) Except as would not result in any material liability to Pinnacle and its Subsidiaries, taken as a whole, with respect to each Pinnacle Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Pinnacle Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Pinnacle Benefit Plan’s actuary with respect to such Pinnacle Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Pinnacle Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Pinnacle or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Pinnacle Benefit Plan.
(e) None of Pinnacle and its Subsidiaries nor any Pinnacle ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of Pinnacle and its Subsidiaries nor any Pinnacle ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(f) Except as would not result in any material liability to Pinnacle and its Subsidiaries, taken as a whole, no Pinnacle Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, all contributions required to be made to any Pinnacle Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Pinnacle Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Pinnacle.
(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Pinnacle’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Pinnacle Benefit Plans, any fiduciaries thereof with respect to their duties to the Pinnacle Benefit Plans or the assets of any of the trusts under any of the Pinnacle Benefit Plans that would reasonably be expected to result in any liability of Pinnacle or any of its Subsidiaries in an amount that would be material to Pinnacle and its Subsidiaries, taken as a whole.
(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, none of Pinnacle and its Subsidiaries nor any Pinnacle ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Pinnacle Benefit Plans or their related trusts, Pinnacle, any of its Subsidiaries or any Pinnacle ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Pinnacle or any of its Subsidiaries, or result in any limitation on the right of Pinnacle or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Pinnacle Benefit Plan or related trust on or after the Effective Time.
(k) No Pinnacle Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.
(l) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, there are no pending or, to Pinnacle’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Pinnacle or any of its Subsidiaries, or any strikes or other labor disputes against Pinnacle or any of its Subsidiaries. Neither Pinnacle nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Pinnacle or any of its Subsidiaries and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, there are no pending or, to the knowledge of Pinnacle, threatened organizing efforts by any union or other group seeking to represent any employees of Pinnacle or any of its Subsidiaries.
(m) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, Pinnacle and its Subsidiaries are in compliance with, and since January 1, 2023 have complied with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).
(n) (i) No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since January 1, 2023 against any individual in his or her capacity as an officer or director of Pinnacle who is subject to the reporting requirements of Section 16(a) of the Exchange Act (“Pinnacle Insider”), (ii) since January 1, 2023 neither Pinnacle nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any Pinnacle Insiders, and (iii) there are no proceedings currently pending or, to the knowledge of Pinnacle, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as a Pinnacle Insider.

6.12 SEC Reports. Pinnacle has previously made available to Synovus an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by Pinnacle pursuant to the Securities Act or the Exchange Act (the “Pinnacle Reports”) and (b) communication mailed by Pinnacle to its shareholders since December 31, 2022 and prior to the date hereof, and no such Pinnacle Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all Pinnacle Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Pinnacle has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Pinnacle Reports.
6.13 Compliance with Applicable Law.
(a) Each of Pinnacle, its Subsidiaries and BHG hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle, and to the knowledge of Pinnacle, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle, each of Pinnacle, its Subsidiaries and BHG have complied with and are not in default or violation under any applicable law, statute, order (including any Executive Order), rule, regulation, policy and/or guideline of any Governmental Entity relating to Pinnacle, any of its Subsidiaries or BHG, as applicable, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of Pinnacle, its Subsidiaries and BHG have established and maintain a system of internal controls designed to ensure compliance in all material respects by Pinnacle, its Subsidiaries and BHG with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Pinnacle, its Subsidiaries and BHG respectively conduct business.
(c) Pinnacle Bank has a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.
(d) Pinnacle maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of Pinnacle, none of Pinnacle, its Subsidiaries or BHG have experienced any

Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle. To the knowledge of Pinnacle, there are no data security or other technological vulnerabilities with respect to the IT Assets owned or used by Pinnacle, its Subsidiaries or BHG, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Pinnacle.
(e) Without limitation, none of Pinnacle, any of its Subsidiaries or BHG, or to the knowledge of Pinnacle, any director, officer, employee, agent or other person acting on behalf of Pinnacle, any of its Subsidiaries or BHG has, directly or indirectly, (i) used any funds of Pinnacle, any of its Subsidiaries or BHG, as applicable, for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Pinnacle, any of its Subsidiaries or BHG, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Pinnacle, any of its Subsidiaries or BHG, (v) made any fraudulent entry on the books or records of Pinnacle or any of its Subsidiaries or BHG, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Pinnacle, any of its Subsidiaries or BHG, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Pinnacle, any of its Subsidiaries or BHG, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department or (vii) has engaged during the past five years with any person designated by a Governmental Entity as of “primary money laundering concern,” except, in each case (i) through (vii), as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle.
(f) As of the date hereof, each of Pinnacle and Pinnacle Bank is “well-capitalized” (as such term is defined in the relevant regulations of the Federal Reserve Board).
(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle, (i) each of Pinnacle, its Subsidiaries and BHG have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Pinnacle, any of its Subsidiaries, BHG or any of their respective directors, officers or employees, have committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
6.14 Certain Contracts.
(a) Except as set forth in Section 6.14(a) of the Pinnacle Disclosure Schedule or as filed with any Pinnacle Reports, as of the date hereof, neither Pinnacle nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Pinnacle Benefit Plan and any contract, arrangement, commitment or understanding solely among Pinnacle and any wholly owned Subsidiaries of Pinnacle or solely among wholly owned Subsidiaries of Pinnacle:
(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii) which contains a provision that materially restricts the conduct of any line of business by Pinnacle or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect);
(iii) with or to a labor union or guild with respect to any employees of Pinnacle or any of its Subsidiaries (including any collective bargaining agreement);
(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Pinnacle Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle;
(v) (A) that relates to the incurrence of indebtedness by Pinnacle or any of its Subsidiaries, including any sale and leaseback transactions, securitizations, off-balance sheet financing arrangements, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Pinnacle or any of its Subsidiaries of, or any similar commitment by Pinnacle or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $20,000,000 or more;
(vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Pinnacle or its Subsidiaries, taken as a whole;
(vii) which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by Pinnacle or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice) other than with respect to indebtedness disclosed in any Pinnacle Reports;
(viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Pinnacle or any of its Subsidiaries;
(ix) that relates to the acquisition or disposition of any person, business or asset and under which Pinnacle or its Subsidiaries have or may have a material obligation or liability; or
(x) that is material to Pinnacle’s and its Subsidiaries’ investment in BHG.
Each contract, arrangement, commitment or understanding of the type described in this Section 6.14(a), whether or not set forth in the Pinnacle Disclosure Schedule, is referred to herein as an “Pinnacle Contract.” Pinnacle has made available to Synovus true, correct and complete copies of each Pinnacle Contract in effect as of the date hereof.
(b) (i) Each Pinnacle Contract is valid and binding on Pinnacle or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pinnacle, (ii) Pinnacle and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Pinnacle Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pinnacle, (iii) to the knowledge of Pinnacle, each third-party counterparty to each Pinnacle Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Pinnacle Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pinnacle, (iv) neither Pinnacle nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Pinnacle Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Pinnacle or any of its Subsidiaries or, to the knowledge of Pinnacle, any other party thereto, of or under any such Pinnacle Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pinnacle.
6.15 Agreements with Regulatory Agencies. Subject to Section 11.14, none of Pinnacle, any of its Subsidiaries or BHG is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Pinnacle Disclosure Schedule, an “Pinnacle Regulatory Agreement”), nor has Pinnacle or any of its Subsidiaries been advised in writing, or to Pinnacle’s knowledge, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Pinnacle Regulatory Agreement.
6.16 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, Pinnacle and its Subsidiaries are in compliance, and have complied since January 1, 2023, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Pinnacle, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Pinnacle or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Pinnacle, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle. To the knowledge of Pinnacle, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle. Pinnacle is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle.
6.17 Investment Securities and Commodities. Each of Pinnacle and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Pinnacle’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Pinnacle or its Subsidiaries. Such securities and commodities are valued on the books of Pinnacle in accordance with GAAP in all material respects.
6.18 Real Property. Pinnacle or a Pinnacle Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Pinnacle Reports as being owned by Pinnacle or a Pinnacle Subsidiary or acquired after the date thereof which are material to Synovus’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Pinnacle Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Pinnacle Reports or acquired after the date thereof which are material to Synovus’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Pinnacle Owned Properties, the “Pinnacle Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Pinnacle, the lessor. There are no pending or, to the knowledge of Pinnacle, threatened condemnation proceedings against the Pinnacle Real Property.
6.19 Intellectual Property. Pinnacle and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle: (a) (i) to the knowledge of Pinnacle, the use of any Intellectual Property by Pinnacle and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Pinnacle or any of its Subsidiaries acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Pinnacle that Pinnacle or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of Pinnacle, no person is challenging, infringing on or otherwise violating any right of Pinnacle or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Pinnacle or its Subsidiaries, and (c) neither Pinnacle nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property owned by Pinnacle or any Pinnacle Subsidiary, and Pinnacle and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Pinnacle and its Subsidiaries. Pinnacle and its Subsidiaries have taken commercially reasonable efforts to protect the Trade Secrets owned or held by Pinnacle and its Subsidiaries, as applicable.
6.20 Related Party Transactions.
(a) As of the date hereof, except as set forth in any Pinnacle Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Pinnacle or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Pinnacle or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Pinnacle Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Pinnacle) on the other hand, of the type required to be reported in any Synovus Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.
(b) There are no outstanding Loans made by Pinnacle or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Pinnacle or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
6.21 State Takeover Laws. The Board of Directors of Pinnacle has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes. In accordance with Section 48-23-102 of the TBCA, no appraisal or dissenters’ rights will be available to the holders of Pinnacle Common Stock or Pinnacle Preferred Stock in connection with the Merger.
6.22 Reorganization. Pinnacle has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Synovus Merger or the Pinnacle Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
6.23 Opinion. Prior to the execution of this Agreement, the Board of Directors of Pinnacle has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Centerview Partners LLC, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Pinnacle Exchange Ratio provided pursuant to this Agreement is fair from a financial point of view to the holders of Pinnacle Common Stock (other than shares of Pinnacle Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Synovus or Pinnacle in respect of debts previously contracted). Such opinion has not been amended or rescinded as of the date of this Agreement.
6.24 Pinnacle Information. The information relating to Pinnacle and its Subsidiaries or that is provided by Pinnacle or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Synovus or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
6.25 Loan Portfolio.
(a) As of the date hereof, except as set forth in Section 6.25(a) of the Pinnacle Disclosure Schedule, neither Pinnacle nor any of its Subsidiaries is a party to any Loan in which Pinnacle or any Subsidiary of Pinnacle is a creditor that, as of March 31, 2025, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of March 31, 2025, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 6.25(a) of the Pinnacle Disclosure Schedule is a

true, correct and complete list of (i) all of the Loans of Pinnacle and its Subsidiaries that, as of March 31, 2025, had an outstanding balance of $5,000,000 and were classified by Pinnacle as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of Pinnacle or any of its Subsidiaries that, as of March 31, 2025, is classified as “Other Real Estate Owned” and the book value thereof. Since December 31, 2022 through the date hereof, Pinnacle has not changed, in any material respect, its process or standards for the classifications referred to in the immediately preceding sentence.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, each Loan of Pinnacle or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Pinnacle and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, each outstanding Loan of Pinnacle or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Pinnacle and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
6.26 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Pinnacle, (a) Pinnacle and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Pinnacle reasonably has determined to be prudent and consistent with industry practice, and Pinnacle and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Pinnacle and its Subsidiaries, Pinnacle or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Pinnacle or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Pinnacle nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
6.27 Investment Advisor Subsidiary.
(a) Certain Subsidiaries of Pinnacle are registered, licensed or qualified, or are required to be registered, licensed or qualified, in connection with the provision of investment management, investment advisory or sub-advisory services (each such Subsidiary, an “Pinnacle Advisory Subsidiary”). Each Pinnacle Advisory Subsidiary is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2023 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except in each case as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Pinnacle.

(b) The accounts of each advisory client of Pinnacle or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable Pinnacle Advisory Subsidiary in compliance with the applicable requirements of ERISA, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Pinnacle.
(c) None of the Pinnacle Advisory Subsidiaries nor any person “associated” (as defined in the Investment Advisers Act) with any Pinnacle Advisory Subsidiaries is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Pinnacle.
6.28 Insurance Subsidiary.
(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Pinnacle, (i) since January 1, 2023, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Pinnacle Subsidiary (“Pinnacle Agent”) wrote, sold, produced, managed, administered or procured business for a Pinnacle Subsidiary, such Pinnacle Agent was, at the time the Pinnacle Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no Pinnacle Agent has been since January 1, 2023, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Pinnacle Agent’s writing, sale, management, administration or production of insurance business for any Pinnacle Insurance Subsidiary and (iii) each Pinnacle Agent was appointed by Pinnacle or a Pinnacle Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Pinnacle Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “Pinnacle Insurance Subsidiary” means each Subsidiary of Pinnacle through which insurance operations is conducted.
(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Pinnacle, (i) since January 1, 2023, Pinnacle and the Pinnacle Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any Pinnacle Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each Pinnacle Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.
6.29 Broker-Dealer Subsidiary.
(a) Pinnacle has certain Subsidiaries that are registered, licensed or qualified, or are required to be registered, licensed or qualified, as a broker-dealer in accordance with any regulatory or legal requirement applicable to such Pinnacle Subsidiary (each, an “Pinnacle Broker-Dealer Subsidiary”). Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Pinnacle: (i) each Pinnacle Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof; (ii) each Pinnacle Broker-Dealer Subsidiary is a member in good standing with FINRA and any other applicable SRO and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) each Pinnacle Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; and (iv) there is no action, suit, proceeding or investigation pending or, to the knowledge of Pinnacle, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.
(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Pinnacle, (i) none of the Pinnacle Broker-Dealer Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Pinnacle Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of Pinnacle, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).
6.30 No Other Representations or Warranties.
(a) Except for the representations and warranties made by Pinnacle in this Article VI, neither Pinnacle nor any other person makes any express or implied representation or warranty with respect to Pinnacle, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Pinnacle hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Pinnacle nor any other person makes or has made any representation or warranty to Synovus or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Pinnacle, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Pinnacle in this Article VI, any oral or written information presented to Synovus or any of its affiliates or representatives in the course of their due diligence investigation of Pinnacle, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b) Pinnacle acknowledges and agrees that neither Synovus nor any other person on behalf of Synovus has made or is making, and Pinnacle has not relied upon, any express or implied representation or warranty other than those contained in Article V.
ARTICLE VII
COVENANTS RELATING TO CONDUCT OF BUSINESS
7.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Synovus Disclosure Schedule or the Pinnacle Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Pinnacle, Synovus and Newco shall, and shall cause each of its respective Subsidiaries and Newco to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either Pinnacle or Synovus or Newco to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
7.2 Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Pinnacle Disclosure Schedule or the Synovus Disclosure Schedule (as applicable), as expressly contemplated or permitted by this Agreement or as required by law, neither Pinnacle nor Synovus shall, and neither Pinnacle nor Synovus shall permit any of their respective Subsidiaries or Newco to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):
(a) other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, and (ii) deposits, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Synovus or any of its wholly-owned Subsidiaries to Synovus or any of its wholly-owned Subsidiaries, on the one hand, or of Pinnacle or any of its wholly-owned Subsidiaries to Pinnacle or any of its wholly-owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b) (i) adjust, split, combine or reclassify any capital stock;
(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Synovus Securities, in the case of Synovus, or Pinnacle Securities, in the case of Pinnacle, except, in each case, (A) regular quarterly cash dividends by Synovus at a rate not in excess of $0.39 per share of Synovus Common Stock, (B) regular quarterly cash dividends by Pinnacle at a rate not in excess of $0.24 per share of Pinnacle Common Stock, (C) dividends paid by any of the Subsidiaries of each of Pinnacle and Synovus to Pinnacle or Synovus or any of their respective wholly-owned Subsidiaries, respectively, (D) in the case of Synovus, dividends provided for and paid on Synovus Preferred Stock in accordance with the terms of such Synovus Preferred Stock, (E) in the case of Pinnacle, dividends provided for and paid on shares of Pinnacle Preferred Stock in accordance with the terms of the Pinnacle Preferred Stock, (F) regular distributions on outstanding trust preferred securities in accordance with their terms or (G) the acceptance of shares of Synovus Common Stock or Pinnacle Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;
(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Synovus Securities or Synovus Subsidiary Securities, in the case of Synovus, or Pinnacle Securities or Pinnacle Subsidiary Securities, in the case of Pinnacle; or
(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Synovus Securities or Synovus Subsidiary Securities, in the case of Synovus, or Pinnacle Securities or Pinnacle Subsidiary Securities, in the case of Pinnacle, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Synovus Securities or Synovus Subsidiary Securities, in the case of Synovus, or Pinnacle Securities or Pinnacle Subsidiary Securities, in the case of Pinnacle, except pursuant to the exercise of stock options or the vesting or settlement of any Synovus Equity Awards or Pinnacle Equity Awards in accordance with their terms;
(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets (other than Intellectual Property) to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;
(d) sell, transfer, mortgage, encumber, license, abandon, cancel, allow to lapse or expire, or otherwise dispose of, any of its material Intellectual Property other than, in each case, (i) non-exclusive licenses or similar rights granted in the ordinary course of business, or (ii) expiration or lapse at the end of such Intellectual Property’s natural term;
(e) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly-owned Subsidiary of Synovus or Pinnacle, as applicable;

(f) in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Synovus Contract or Pinnacle Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Synovus or Pinnacle, as the case may be, or enter into any contract that would constitute a Synovus Contract or Pinnacle Contract, as the case may be, if it were in effect on the date of this Agreement;
(g) except as required under applicable law or the terms of any Synovus Benefit Plan or Pinnacle Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, amend or terminate any material Synovus Benefit Plan or material Pinnacle Benefit Plan, or any arrangement that would be a material Synovus Benefit Plan or a material Pinnacle Benefit Plan if in effect on the date hereof, other than with respect to broad-base welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any Synovus Benefit Plan or Pinnacle Benefit Plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers who are not Synovus Insiders or Pinnacle Insiders (x) in connection with a promotion or change in responsibilities and to a level consistent with the compensation and benefits provided to similarly situated employees in the ordinary course of business or (y) in the ordinary course of business consistent with past practice or (z) as a result of the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, where performance is determined in the ordinary course of business and consistent with past practice (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement; provided that Pinnacle and Synovus may enter into offer letters with new hires in the ordinary course of business consistent with past practice that do not provide for severance, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Synovus Benefit Plan or Pinnacle Benefit Plan, as the case may be, or (vi) hire any Synovus Insider or Pinnacle Insider (other than as a replacement hire receiving substantially similar terms of employment);
(h) settle any material claim, suit, action or proceeding (other than any claim, suit, action or proceeding with respect to Taxes, which shall be governed by clause (o)), except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to Synovus or Pinnacle, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity;
(i) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Synovus Merger or the Pinnacle Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(j) amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC (“Significant Subsidiaries”);
(k) other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(l) implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP;
(m) enter into any new line of business or, other than in the ordinary course of business (which may include partnering with third parties in origination, flow, servicing and other capacities) consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio, any segment thereof or individual loans), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(n) merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;
(o) make (other than in the ordinary course of business), change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement or similar agreement with a Tax authority with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or
(p) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 7.2.
ARTICLE VIII
ADDITIONAL AGREEMENTS
8.1 S-4; Joint Proxy Statement; Regulatory Applications and Filings.
(a) General. Each of Pinnacle, Synovus and Newco agrees to, and each of Pinnacle and Synovus agrees to cause Newco to, cooperate with each other party, and their representatives, and use reasonable efforts, to prepare and file the S-4, the Joint Proxy Statement, and regulatory applications and filings in respect of the Requisite Regulatory Approvals (collectively, the “Requisite Filings”) and shall use reasonable efforts to make all Requisite Filings within thirty (30) days of the date of this Agreement. Each party agrees to, and each of Synovus and Pinnacle agrees to cause Newco to, use their reasonable best efforts to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Requisite Synovus Vote, the Requisite Pinnacle Vote, the Merger, FRS Membership and the Bank Merger), and to comply with the terms and conditions of all permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the parties’ obligations set forth in this Section 8.1, (A) Pinnacle and its counsel will be responsible for the preparation and filing of the S-4 and the Joint Proxy Statement and responding to comments and inquiries of the SEC, including in connection with any filings, submissions and communications with or to the SEC in connection therewith and (B) Synovus and its counsel will be responsible for the strategy and process for obtaining the Requisite Regulatory Approvals and responding to inquiries of Governmental Entities, including preparation and making of any filings, applications, submissions and communications with or to any Governmental Entity in connection therewith, with Pinnacle’s counsel being shown in the applications for the Requisite Regulatory Approvals as co-counsel and co-notice parties. In each case subject to applicable law, Pinnacle and Synovus and their counsel shall provide the other party with reasonable opportunity to review in advance, and each will consult with, and consider in good faith the comments of, the other with respect to, (x) information relating to Synovus, Pinnacle or Newco, as the case may be, and any of their respective Subsidiaries, which appears in any Requisite Filing, (y) any Requisite Filing and any amendment, supplement or other submission relating to a Requisite Filing (including any written response to requests for information and other questions) and (z) any other written materials and information (including responses to inquiries) submitted to, any Governmental Entity or third party in connection with the transactions contemplated by this Agreement, and, in each case (x), (y) and (z), shall promptly provide to the other party a copy of all such documents and other written materials and information submitted to any Governmental Entity or third party. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will, and Pinnacle and Synovus will cause Newco to, keep each other party apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall, and Pinnacle and Synovus shall cause Newco to, consult with each other party in advance of, any meeting, conference, or discussions with any Governmental Entity in connection with the Requisite Filings and transactions contemplated by this Agreement (including regarding the resolution of any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement) and, to the extent permitted by such Governmental Entity, give the other parties and/or its counsel the opportunity, including reasonable advance notice, to attend and participate in such meetings, conferences, and discussions, in each case subject to applicable law. As used in this Agreement, the term

“Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board, the Commissioner of the Tennessee Department of Financial Institutions and the Georgia Department of Banking and Finance, or (ii) set forth in Section 5.4 or Section 6.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger, FRS Membership and the Bank Merger) or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.
(b) S-4, etc. Pinnacle and Synovus shall each cause Newco to, and Newco shall, use reasonable efforts to cause the S-4 to be declared effective under the Securities Act as promptly as practicable after filing thereof and to keep the S-4 effective as long as necessary to consummate the Merger, the Bank Merger and the transactions contemplated hereby. Each of the parties shall each also use, and Pinnacle and Synovus shall cause Newco to use, its reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. In exercising the foregoing rights and observing the foregoing obligations, each of the parties hereto shall act reasonably and as promptly as practicable. Newco will advise Synovus and Pinnacle, promptly after it receives notice thereof, of the time when the S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Newco Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the S-4.
(c) Resolution of Issues. Each party shall, and Pinnacle and Synovus shall cause Newco to, use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity or third party with respect to this Agreement or the transactions contemplated hereby, including to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, in each case so as to enable the Closing to occur as soon as possible. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Newco, Pinnacle or Synovus or any of their respective Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or avoiding any order, judgment, injunction or otherwise restraining, preventing, or delaying the Closing, that would reasonably be expected to have a material adverse effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”), provided, further, that, without limiting the obligations of the parties pursuant to this Section 8.1, none of Newco, Pinnacle and Synovus nor any of their respective Subsidiaries shall be permitted to propose, negotiate, effect or agree to any action, condition or restriction in connection with obtaining any of the Requisite Regulatory Approvals without the prior written consent of, with respect to Newco, Pinnacle and Synovus, and, with respect to each of Pinnacle or Synovus, the other party, as applicable.
(d) Information. Subject to applicable law, each party shall, and Pinnacle and Synovus shall cause Newco to, upon request, furnish to each requesting party with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters, as may be reasonably necessary or advisable or in response to any reasonable request by a Governmental Entity, in connection with any filing, notice or application made by or on behalf of Newco, Pinnacle, Synovus or any of their respective Subsidiaries to any Governmental Entity in connection with the Requisite Filings and the Merger, FRS Membership, the Bank Merger and the other transactions contemplated by this Agreement.
(e) Certain Communications. Subject to applicable law, each party shall, and Pinnacle and Synovus shall cause Newco to, promptly advise each other party upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement in respect of any Requisite Filing or any Requisite Regulatory Approval, as well as the contents of any such communication.
8.2 Listing of Newco Common Stock and Newco Preferred Stock. Each party shall, and Pinnacle and Synovus shall cause Newco to, use its reasonable best efforts to cause the shares of Newco Common Stock and

Newco Preferred Stock (or, in the case of the Newco Series C Preferred Stock, depositary shares in respect thereof) to be issued in the Merger to be approved for listing on the NYSE (in the case of the Newco Common Stock, under the current ticker symbol for Pinnacle), subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.
8.3 Access to Information; Confidentiality.
(a) Upon reasonable notice and subject to applicable laws, each party, for the purposes of verifying the representations and warranties of Pinnacle and Synovus, respectively, and preparing for the Merger and the other matters contemplated by this Agreement, shall, and Pinnacle and Synovus shall cause Newco and each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each party shall, and Pinnacle and Synovus shall cause Newco to, cooperate with each other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally and in preparing for compliance with the regulatory requirements that will apply to Newco and Pinnacle Bank following the Effective Time, and, during such period, each of Pinnacle and Synovus shall, and shall cause its respective Subsidiaries to, make available to the other party and Newco (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Pinnacle or Synovus, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party or Newco may reasonably request. Neither Pinnacle nor Synovus nor Newco or any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Pinnacle’s or Synovus’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will, and Pinnacle and Synovus will cause Newco to, make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b) Each party shall, and Pinnacle and Synovus shall cause Newco to, hold all information furnished by or on behalf of each other party or any of such party’s Subsidiaries or representatives pursuant to Section 8.3(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 16, 2025, as amended, between Pinnacle and Synovus (the “Confidentiality Agreement”).
(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
8.4 Shareholders’ Approvals. Each of Pinnacle and Synovus shall call a meeting of its shareholders (the “Pinnacle Meeting” and the “Synovus Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite Synovus Vote and the Requisite Pinnacle Vote required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Synovus and Pinnacle shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Such meetings may be held virtually, subject to applicable law and the Organizational Documents of each party. Each of Pinnacle and Synovus and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of Pinnacle and Synovus, as applicable, the Requisite Pinnacle Vote and the Requisite Synovus Vote, as applicable, including by communicating to the respective shareholders of Pinnacle and Synovus its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of Pinnacle, the shareholders of

Pinnacle approve this Agreement (the “Pinnacle Board Recommendation”), and in the case of Synovus, that the shareholders of Synovus approve this Agreement (the “Synovus Board Recommendation”). Each of Pinnacle and Synovus and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Pinnacle Board Recommendation, in the case of Pinnacle, or the Synovus Board Recommendation, in the case of Synovus, (ii) fail to make the Pinnacle Board Recommendation, in the case of Pinnacle, or the Synovus Board Recommendation, in the case of Synovus, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Pinnacle Board Recommendation, in the case of Pinnacle, or the Synovus Board Recommendation, in the case of Synovus, in each case within ten (10) business days (or such fewer number of days as remains prior to the Pinnacle Meeting or the Synovus Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 10.1 and Section 10.2, if the Board of Directors of Pinnacle or Synovus, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Pinnacle Board Recommendation or the Synovus Board Recommendation, as applicable, such Board of Directors may, in the case of Pinnacle, prior to the receipt of the Requisite Pinnacle Vote, and in the case of Synovus, prior to the receipt of the Requisite Synovus Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Pinnacle Board Recommendation or Synovus Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 8.4 and will require a new notice period as referred to in this Section 8.4. Pinnacle or Synovus shall adjourn or postpone the Pinnacle Meeting or the Synovus Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Pinnacle Common Stock or Synovus Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Synovus or Pinnacle, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Synovus Vote or the Requisite Pinnacle Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the Pinnacle Meeting shall be convened and this Agreement shall be submitted to the shareholders of Pinnacle at the Pinnacle Meeting and (y) the Synovus Meeting shall be convened and this Agreement shall be submitted to the shareholders of Synovus at the Synovus Meeting, and nothing contained herein shall be deemed to relieve either Pinnacle or Synovus of such obligation.
8.5 Legal Conditions to Merger. Subject in all respects to Section 8.1 of this Agreement, each party shall, and Pinnacle and Synovus shall cause Newco and each of their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger, FRS Membership and the Bank Merger and, subject to the conditions set forth in Article IX hereof, to consummate the transactions contemplated by this Agreement, including the Merger, FRS Membership and the Bank Merger, and (b) to obtain (and to cooperate with each other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Synovus or Pinnacle or any of their respective Subsidiaries in connection with the Merger, FRS Membership, the Bank Merger and the other transactions contemplated by this Agreement.

8.6 Employee Matters.
(a) Unless mutually agreed by Pinnacle and Synovus prior to the Effective Time, the Surviving Entity shall provide the employees of Pinnacle, Synovus and their respective Subsidiaries as of the Effective Time who continue to remain employed with the Surviving Entity or its Subsidiaries (the “Continuing Employees”), during the period commencing at the Effective Time and ending on the first anniversary thereof (the “Continuation Period”), with the following: (i) (A) an annual base salary or base wage, as applicable, (B) annual cash incentive opportunities and (C) long-term incentive opportunities that are no less favorable in the aggregate than those in effect for each such Continuing Employee immediately prior to the Effective Time, provided that such Continuing Employee’s annual base salary or base wage, as applicable, shall be no less than the annual base salary or base wage in effect for such Continuing Employee immediately prior to the Effective Time; and (ii) employee benefits (excluding (A) severance benefits, which will be provided as set forth in the last sentence of this Section 8.6(a) and (B) retention benefits) that are no less favorable in the aggregate than those provided to such Continuing Employees immediately prior to the Effective Time; provided, that, with respect to clause (ii), if Pinnacle and Synovus mutually agree to integrate the Continuing Employees into the Pinnacle Benefit Plans or the Synovus Benefit Plans, which may be done on a plan by plan basis, or to modify any existing plans or adopt new benefit plans with respect to the Continuing Employees (which plans will, among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (B) not discriminate between employees who were covered by Pinnacle Benefit Plans, on the one hand, and those covered by Synovus Benefit Plans on the other, at the Effective Time) (the “New Benefit Plans”), participation in such plans (other than severance) shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the Pinnacle Benefit Plans, the Synovus Benefit Plans or the New Benefit Plans on different dates following the Effective Time with respect to different plans. In addition, during the period commencing at the Effective Time and ending on the second anniversary thereof, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits shall be entitled to severance pursuant to the terms and conditions set forth on Section 8.6(a) of the Synovus Disclosure Schedule.
(b) With respect to any Pinnacle Benefit Plan, Synovus Benefit Plan or New Benefit Plan in which any Continuing Employees become eligible to participate on or after the Effective Time, the Surviving Entity shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any Pinnacle Benefit Plan, Synovus Benefit Plan or New Benefit Plan, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Pinnacle Benefit Plan or Synovus Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Pinnacle Benefit Plan or Synovus Benefit Plan that provides health care benefits, to the same extent that such credit was given under the analogous Pinnacle Benefit Plan or Synovus Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any Pinnacle Benefit Plan, Synovus Benefit Plan or New Benefit Plan, and (iii) recognize all service of such employees with Pinnacle or Synovus and their respective Subsidiaries for all purposes in any Pinnacle Benefit Plan, Synovus Benefit Plan or New Benefit Plan to the same extent that such service was taken into account under the analogous Pinnacle Benefit Plan or Synovus Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any tax-qualified defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.
(c) The Surviving Entity shall assume and honor all Pinnacle Benefit Plans and Synovus Benefit Plans in accordance with their terms.
(d) Prior to the Effective Time, any broad-based notices or communication materials (including website postings), and the script or other materials for any town hall meetings or other verbal communications, from Synovus or Pinnacle or either party’s Affiliates to its employees with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Merger or employment thereafter, shall be disclosed in advance to the other party such that the other party is given a reasonable period of time to review and comment on the communication, which comments shall be considered by the communicating party in good faith; provided that no such disclosure shall be required for any communications that are consistent in all respects with previous communications made in accordance with this Agreement.
(e) Nothing in this Agreement shall confer upon any employee (including any Continuing Employee), officer, director or consultant of Pinnacle, Synovus or any of their respective Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Pinnacle, Synovus or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Pinnacle, Synovus or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any Continuing Employee), officer, director or consultant of the Surviving Entity, Pinnacle, Synovus or any of their respective Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Pinnacle Benefit Plan, Synovus Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Pinnacle Benefit Plan, Synovus Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 11.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, any current or former employee, officer, director or consultant of Pinnacle, Synovus or any of their respective Subsidiaries or affiliates or any beneficiary or dependent thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
8.7 Certain Tax Matters.
(a) Neither Pinnacle nor Synovus shall, nor shall they permit their respective Subsidiaries to, take any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Pinnacle Merger or the Synovus Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and each of Pinnacle and Synovus shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to cause the Pinnacle Merger and the Synovus Merger to so qualify.
(b) Pinnacle shall use reasonable best efforts to obtain the Pinnacle Tax Opinion, and Synovus shall use reasonable best efforts to obtain the Synovus Tax Opinion (and, if the SEC requires any opinion regarding the U.S. federal income tax treatment of the Pinnacle Merger or the Synovus Merger to be submitted in connection with the declaration of the effectiveness of the S-4, such opinions). In connection with the foregoing, each party shall, and Pinnacle and Synovus shall cause Newco to, deliver duly executed certificates (dated as of the necessary date and signed by an officer of Pinnacle, Synovus or Newco, as applicable) containing such representations and warranties as shall be reasonably satisfactory in form and substance to Pinnacle’s counsel and Synovus’s counsel and reasonably necessary or appropriate to enable such counsel to render such opinions (but only to the extent Newco, Pinnacle and Synovus in good faith believe they are able to make such representations and warranties truthfully).
8.8 Indemnification; Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by (i) Synovus pursuant to the Synovus Articles, the Synovus Bylaws, the Organizational Documents of any Subsidiary of Synovus and any indemnification agreements in existence as of the date hereof and disclosed in Section 8.8(a) of the Synovus Disclosure Schedule, each present and former director, officer or employee of Synovus and its Subsidiaries (in each case, when acting in such capacity) (each, a “Synovus Indemnified Party”) and (ii) Pinnacle pursuant to the Pinnacle Articles, the Pinnacle Bylaws, the Organizational Documents of any Subsidiary of Pinnacle and any indemnification agreements in existence as of the date hereof and disclosed in Section 8.8(a) of the Pinnacle Disclosure Schedule, each present and former director, officer or employee of Pinnacle and its Subsidiaries (in each case, when acting in such capacity) (each, an “Pinnacle Indemnified Party” and, together with the Synovus Indemnified Parties, collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Synovus or Pinnacle, as applicable, or any of their respective Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.
(b) For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Synovus and Pinnacle (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premiums paid as of the date hereof by each of Synovus and Pinnacle, respectively, for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Synovus or Pinnacle, in consultation with, but only upon the consent of the other, may obtain at or prior to the Effective Time a six (6)-year “tail” policy under Synovus’s or Pinnacle’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c) The provisions of this Section 8.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 8.8.
8.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Pinnacle, on the one hand, and a Subsidiary of Synovus, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the Surviving Entity.
8.10 Advice of Changes. Each party shall, and Pinnacle and Synovus shall cause Newco to, promptly advise each other party, as applicable, of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that Pinnacle or Synovus believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article IX; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 8.10 or the failure of any condition set forth in Section 9.2 or 9.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 9.2 or 9.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 8.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
8.11 Dividends. After the date of this Agreement, each of Pinnacle and Synovus shall coordinate with the other the declaration of any dividends in respect of Pinnacle Common Stock and Synovus Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of

Synovus Common Stock and the holders of Pinnacle Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Synovus Common Stock or Pinnacle Common Stock, as applicable, and any shares of Newco Common Stock any such holder receives in exchange therefor in the Merger.
8.12 Shareholder Litigation. Each party shall give each other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give each other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.
8.13 Corporate Governance; Headquarters; Operations.
(a) Prior to the Effective Time, each party shall, and each of Synovus and Pinnacle shall cause the Board of Directors of Newco to, take all actions necessary to adopt the Newco Bylaws and to effect the requirements referenced therein that are to be effected as of the Effective Time. On or prior to the Effective Time, in accordance with the Newco Bylaws, the number of directors that will comprise the full Board of Directors of the Surviving Entity and the full Board of Directors of Pinnacle Bank shall each be fifteen (15). Of the members of the initial Board of Directors of the Surviving Entity as of the Effective Time and of the initial Board of Directors of Pinnacle Bank as of the effective time of the Bank Merger, one shall be the Chief Executive Officer of Pinnacle as of immediately prior to the Effective Time, one shall be the Chief Executive Officer of Synovus as of immediately prior to the Effective Time, eight (8) (including the Chief Executive Officer of Pinnacle) shall be members of the Board of Directors of Pinnacle as of immediately prior to the Effective Time, designated in accordance with the Newco Bylaws, and seven (7) (including the Chief Executive Officer of Synovus) shall be members of the Board of Directors of Synovus as of immediately prior to the Effective Time, designated in accordance with the Newco Bylaws.
(b) The bylaws of Pinnacle Bank in effect as of the effective time of the Bank Merger will be consistent in all respects with the provisions of this Section 8.13 and Exhibit B.
(c) In accordance with, and to the extent provided in, the Newco Bylaws: (i) effective as of the Effective Time, (A) Mr. M. Terry Turner will serve as Non-Executive Chairman of the Board of Directors of the Surviving Entity and of Pinnacle Bank, (B) Mr. Kevin S. Blair will serve as Chief Executive Officer and President and the highest-ranking executive officer of the Surviving Entity and of Pinnacle Bank, reporting directly and exclusively to the Board of Directors of the Surviving Entity and of Pinnacle Bank and (C) Mr. Andrew J. Gregory will serve as Chief Financial Officer of the Surviving Entity and of Pinnacle Bank, reporting to the Chief Executive Officer and President; (ii) Mr. Blair shall be the successor to Mr. Turner as the Chairman of the Board of Directors of the Surviving Entity and of Pinnacle Bank, with such succession becoming effective on the second anniversary of the Closing Date or any such earlier date as of which Mr. Turner ceases for any reason to serve in the position of Non-Executive Chairman of the Board of Directors of the Surviving Entity and of Pinnacle Bank (the date of such succession, the “Chairman Succession Date”); (iii) on the Chairman Succession Date, there will be no Non-Executive Chairman of the Boards of Directors of the Surviving Entity and of Pinnacle Bank and the number of directors that will comprise the full Board of Directors of the Surviving Entity and the full Board of Directors of Pinnacle Bank shall be reduced to thirteen (13) directors; (iv) subject to Mr. Turner’s death, resignation or disqualification, from the Chairman Succession Date until the date that is two (2) years from the Chairman Succession Date, Mr. Turner shall serve as a special advisor to the the Chief Executive Officer and President of the Surviving Entity and of Pinnacle Bank; (v) effective as of the Effective Time, Mr. Robert A. McCabe will serve as Vice Chairman of the Board of Directors of the Surviving Entity and of Pinnacle Bank and Chief Banking Officer of the Surviving Entity until the first anniversary of the Closing Date or any such earlier date as of which Mr. McCabe ceases for any reason to serve in the position of Vice Chairman of the Board of Directors of the Surviving Entity and of Pinnacle Bank and Chief Banking Officer of the Surviving Entity (the date of such succession, the “Vice Chairman Succession Date”);

(vi) on the Vice Chairman Succession Date, there will be no Vice Chairman of the Boards of Directors of the Surviving Entity and of Pinnacle Bank and the number of directors that will comprise the full Board of Directors of the Surviving Entity and the full Board of Directors of Pinnacle Bank shall be reduced to fourteen (14) directors; (vii) effective as of the Effective Time, Mr. Tim E. Bentsen will serve as Lead Independent Director of the Board of Directors of the Surviving Entity and of Pinnacle Bank until the second anniversary of the Closing Date or any such earlier date as of which Mr. Bentsen ceases for any reason to serve in the position of Lead Independent Director of the Board of Directors of the Surviving Entity and of Pinnacle Bank and (viii) Mr. G. Kennedy Thompson will serve as a director of the Board of Directors of the Surviving Entity and of Pinnacle Bank until the first anniversary of the Closing Date, as such date may be extended in accordance with the Newco Bylaws, or any such earlier date as of which Mr. Thompson ceases for any reason to serve on the Board of Directors of the Surviving Entity and of Pinnacle Bank.
(d) As of the Effective Time, (i) the headquarters of the Surviving Entity will be located in Atlanta, Georgia and the headquarters of Pinnacle Bank will be located in Nashville, Tennessee and (ii) the name of the Surviving Entity will be Pinnacle.
(e) The Surviving Entity will continue to have a significant employee and operational presence in Nashville, Tennessee and Columbus, Georgia For a minimum of five (5) years following the Closing Date. For a minimum of five (5) years following the Closing Date, the Surviving Entity will maintain significant community engagement in the Nashville and Columbus metro areas following the Closing and, in both cases, not less than the current level of community engagement.
8.14 Acquisition Proposals.
(a) Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 8.14(a)) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Pinnacle Vote, in the case or Pinnacle, or the Requisite Synovus Vote, in the case of Synovus, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data (provided that no such information or data relates to the other party) and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Synovus or Pinnacle, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received or provided in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to Pinnacle or Synovus, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.
(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
8.15 Public Announcements. Synovus and Pinnacle agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Synovus and Pinnacle. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of, after reasonable notice, with respect to Newco, Synovus and Pinnacle and, with respect to Synovus or Pinnacle, the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party or Newco is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 8.15.
8.16 Change of Method. Pinnacle and Synovus shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Synovus and Newco, and/or of Pinnacle and Newco (including the provisions of Article II), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Newco Common Stock received by holders of Synovus Common Stock and Pinnacle Common Stock in exchange for each share of Synovus Common Stock and Pinnacle Common Stock, (ii) adversely affect the tax treatment of Pinnacle’s shareholders or Synovus’s shareholders pursuant to this Agreement, (iii) adversely affect the tax treatment of Pinnacle or Synovus pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. Pinnacle and Synovus agree to reflect any such change in an appropriate amendment to this Agreement executed by the parties in accordance with Section 11.1.
8.17 Restructuring Efforts. If either Synovus or Pinnacle shall have failed to obtain the Requisite Synovus Vote or the Requisite Pinnacle Vote at the duly convened Synovus Meeting or Pinnacle Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Synovus or Pinnacle as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 8.17) to its respective shareholders for approval.

8.18 Takeover Statutes. None of Synovus, Pinnacle, Newco or their respective Boards of Directors shall take, and neither Synovus nor Pinnacle shall cause Newco to take, any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
8.19 Treatment of Synovus and Pinnacle Indebtedness. Upon the Effective Time, the Surviving Entity shall assume the due and punctual performance and observance of the covenants to be performed by Synovus and Pinnacle under the indentures set forth on, with respect to Synovus, Section 8.19 of the Synovus Disclosure Schedule and, with respect to Pinnacle, Section 8.19 of the Pinnacle Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, Pinnacle and Synovus shall cooperate and use reasonable best efforts to, and shall cause the Surviving Entity to, execute and deliver any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumption effective as of the Effective Time.
8.20 Exemption from Liability Under Section 16(b). Synovus and Pinnacle agree that, in order to most effectively compensate and retain Synovus Insiders and Pinnacle Insiders, both prior to and after the Effective Time, it is desirable that Synovus Insiders and Pinnacle Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Synovus Common Stock, Synovus Preferred Stock, Synovus Equity Awards, Pinnacle Common Stock, Pinnacle Preferred Stock and Pinnacle Equity Awards into corresponding shares of Newco Common Stock, Newco Preferred Stock, Assumed Synovus RSU Awards and Assumed Pinnacle RSU Awards, as the case may be, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 8.20. Synovus and Pinnacle shall deliver to Newco in a reasonably timely fashion prior to the Effective Time accurate information regarding Synovus Insiders and Pinnacle Insiders, and the Board of Directors of Newco, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause the receipt by the Synovus Insiders and Pinnacle Insiders of Newco Common Stock in exchange for shares of Synovus Common Stock and Pinnacle Common Stock, Newco Preferred Stock in exchange for shares of Synovus Preferred Stock and Pinnacle Preferred Stock, and Assumed Synovus RSU Awards and Assumed Pinnacle RSU Awards upon conversion of Synovus Equity Awards and Pinnacle Equity Awards, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Section 16b-3 of the Exchange Act to the fullest extent permitted by applicable law.
ARTICLE IX
CONDITIONS PRECEDENT
9.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) Shareholder Approvals. This Agreement shall have been approved by the shareholders of Pinnacle by the Requisite Pinnacle Vote and by the shareholders of Synovus by the Requisite Synovus Vote.
(b) NYSE Listing. The shares of Newco Common Stock and Newco Preferred Stock (or, in the case of the Newco Series C Preferred Stock, depositary shares in respect thereof) that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.
(c) Regulatory Approvals. (2) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (3) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.
9.2 Conditions to Obligations of Pinnacle. The obligation of Pinnacle to effect the Merger is also subject to the satisfaction, or waiver by Pinnacle, at or prior to the Effective Time, of the following conditions:
(a) Representations and Warranties. The representations and warranties of Synovus set forth in Section 5.2(a) and Section 5.8(a) (in each case after giving effect to the lead-in to Article V) shall be true and correct (other than, in the case of Section 5.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Synovus set forth in Section 5.1(a), Section 5.1(b) (but only with respect to Synovus Bank), Section 5.2(c) (but only with respect to Synovus Bank), Section 5.3(a) and Section 5.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article V) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Synovus set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article V) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Synovus or the Surviving Entity. Pinnacle shall have received a certificate dated as of the Closing Date and signed on behalf of Synovus by the Chief Executive Officer or the Chief Financial Officer of Synovus to the foregoing effect.
(b) Performance of Obligations of Synovus. Synovus shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, including, the covenant to take all actions necessary to adopt the Newco Bylaws and to effect the requirements referenced therein that are to be effected as of the Effective Time, and Pinnacle shall have received a certificate dated as of the Closing Date and signed on behalf of Synovus by the Chief Executive Officer or the Chief Financial Officer of Synovus to such effect.
(c) Federal Tax Opinion. Pinnacle shall have received the written opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Pinnacle, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Pinnacle Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Pinnacle Tax Opinion”). In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Newco, Pinnacle and Synovus, reasonably satisfactory in form and substance to such counsel.

9.3 Conditions to Obligations of Synovus. The obligation of Synovus to effect the Merger is also subject to the satisfaction, or waiver by Synovus, at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. The representations and warranties of Pinnacle set forth in Section 6.2(a) and Section 6.8(a) (in each case, after giving effect to the lead-in to Article VI) shall be true and correct (other than, in the case of Section 6.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Pinnacle set forth in Section 6.1(a), Section 6.1(b) (but only with respect to Pinnacle Bank), Section 6.2(b) (but only with respect to Pinnacle Bank), Section 6.3(a) and Section 6.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article VI) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Pinnacle set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article VI) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Pinnacle or the Surviving Entity. Synovus shall have received a certificate dated as of the Closing Date and signed on behalf of Pinnacle by the Chief Executive Officer or the Chief Financial Officer of Pinnacle to the foregoing effect.
(b) Performance of Obligations of Pinnacle. Pinnacle shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, including, the covenant to take all actions necessary to adopt the Newco Bylaws and to effect the requirements referenced therein that are to be effected as of the Effective Time, and Synovus shall have received a certificate dated as of the Closing Date and signed on behalf of Pinnacle by the Chief Executive Officer or the Chief Financial Officer of Pinnacle to such effect.
(c) Federal Tax Opinion. Synovus shall have received the written opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Synovus, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Synovus Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Synovus Tax Opinion”). In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Newco, Pinnacle and Synovus, reasonably satisfactory in form and substance to such counsel.
ARTICLE X
TERMINATION AND AMENDMENT
10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Synovus Vote or the Requisite Pinnacle Vote:
(a) by mutual written consent of Pinnacle and Synovus;
(b) by either Pinnacle or Synovus if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Pinnacle or Synovus if the Merger shall not have been consummated on or before July 24, 2026 (as it may be extended pursuant to this Section 10.1(c), the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, that (i) if on such date, any of the conditions to the Closing set forth in (A) Section 9.1(c) or (B) Section 9.1(e) (to the extent related to a Requisite Regulatory Approval), shall not have been satisfied or waived on or prior to such date, but all other conditions set forth in Article IX shall have been satisfied or waived (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended to October 24, 2026, and such date shall become the Termination Date for purposes of this Agreement; and (ii) if all the conditions set forth in Article IX are satisfied (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date) on a date that occurs on or prior to the Termination Date but the Closing would thereafter occur in accordance with Section 2.3 on a date (the “Specified Date”) after the Termination Date, then the Termination Date shall automatically be extended to such Specified Date and the Specified Date shall become the Termination Date for all purposes of this Agreement;
(d) by either Pinnacle or Synovus (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Synovus, in the case of a termination by Pinnacle, or Pinnacle, in the case of a termination by Synovus, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 9.2, in the case of a termination by Pinnacle, or Section 9.3, in the case of a termination by Synovus, and which is not cured within forty-five (45) days following written notice to Synovus, in the case of a termination by Pinnacle, or Pinnacle, in the case of a termination by Synovus, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e) by Synovus, if (i) Pinnacle or the Board of Directors of Pinnacle shall have made a Recommendation Change or (ii) Pinnacle or the Board of Directors of Pinnacle shall have breached its obligations under Section 8.4 or 8.14 in any material respect; or
(f) by Pinnacle, if (i) Synovus or the Board of Directors of Synovus shall have made a Recommendation Change or (ii) Synovus or the Board of Directors of Synovus shall have breached its obligations under Section 8.4 or 8.14 in any material respect.
10.2 Effect of Termination.
(a) In the event of termination of this Agreement by either Pinnacle or Synovus as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, and none of Pinnacle, Synovus, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 8.3(b) (Access to Information; Confidentiality), Section 8.15 (Public Announcements), this Section 10.2 and Article XI shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Pinnacle nor Synovus shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Synovus or shall have been made directly to the shareholders of Synovus or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Synovus Meeting) an Acquisition Proposal, in each case with respect to Synovus and (A) (x) thereafter this Agreement is terminated by either Pinnacle or Synovus pursuant to Section 10.1(c) without the Requisite Synovus Vote having been obtained (and all other conditions set forth in Section 9.1 and Section 9.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Pinnacle pursuant to Section 10.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Synovus enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Synovus shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Pinnacle, by wire transfer of same-day funds, a fee equal to $425,000,000 (the “Termination Fee”); provided that for purposes of this Section 10.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”
(ii) In the event that this Agreement is terminated by Pinnacle pursuant to Section 10.1(f), then Synovus shall pay Pinnacle, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.
(c) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Pinnacle or shall have been made directly to the shareholders of Pinnacle or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Pinnacle Meeting) an Acquisition Proposal, in each case with respect to Pinnacle and (A) (x) thereafter this Agreement is terminated by either Pinnacle or Synovus pursuant to Section 10.1(c) without the Requisite Pinnacle Vote having been obtained (and all other conditions set forth in Section 9.1 and Section 9.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Synovus pursuant to Section 10.1(d) as a result of a willful breach and (B) prior to the date that is twelve (12) months after the date of such termination, Pinnacle enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Pinnacle shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Synovus the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 10.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”
(ii) In the event that this Agreement is terminated by Synovus pursuant to Section 10.1(e), then Pinnacle shall pay Synovus, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.
(d) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.
(e) Each of Pinnacle and Synovus acknowledges that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Pinnacle or Synovus, as the case may be, fails promptly to pay the amount due pursuant to this Section 10.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Pinnacle or Synovus, as the case may be, fails to pay the amounts payable pursuant to this Section 10.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.
ARTICLE XI
GENERAL PROVISIONS
11.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Pinnacle Vote or the Requisite Synovus Vote; provided, however, that after the receipt of the Requisite Pinnacle Vote or the Requisite Synovus Vote, there may not be, without further approval of the shareholders of Pinnacle or Synovus, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing, signed on behalf of each of the parties hereto.
11.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, xv) extend the time for the performance of any of the obligations or other acts of the other party hereto, xvi) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and xvii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Pinnacle Vote or the Requisite Synovus Vote, there may not be, without further approval of the shareholders of Pinnacle or Synovus, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
11.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 8.8 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.
11.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Pinnacle and Synovus.
11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by e-mail transmission (with confirmation of receipt requested), (b) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if mailed by registered or certified mail (return receipt requested) or (c) on the first (1st) business day following the date of dispatch if delivered using a next-day service by a recognized next-day courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Pinnacle, to:

Pinnacle Financial Partners, Inc.
21 Platform Way South
Nashville, TN 37203
	Attention:	Harold R. Carpenter, Jr.
	E-mail:	[redacted]

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
	Attention:	H. Rodgin Cohen
Mitchell S. Eitel
	Facsimile:	[redacted]
[redacted]
	Email:	[redacted]
[redacted]

and

(b)	if to Synovus, to:

Synovus
33 West 14th Street
Columbus, GA 31901
	Attention:	Allan E. Kamensky
	Email:	[redacted]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	Edward D. Herlihy
Brandon C. Price
	Email:	[redacted]
[redacted]

11.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Synovus means the actual knowledge of any of the officers of Synovus listed on Section 11.6 of the Synovus Disclosure Schedule, and the “knowledge” of Pinnacle means the actual knowledge of any of the officers of Pinnacle listed on Section 11.6 of the Pinnacle Disclosure Schedule. As used herein, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person; provided that, for purposes of this Agreement, BHG shall not be an affiliate of Pinnacle, (c) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives at least one (1) day prior to the date hereof, (ii) included in the virtual data room of a party at least one (1) day prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof, (d) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger, the FRS Membership and the Bank Merger and (e) with respect to any representations or warranties made by Pinnacle in Article VI that expressly refers to BHG, such representation or warranty shall, with respect to such express reference to BHG, be deemed qualified by the knowledge of Iron. The Synovus Disclosure Schedule and the Pinnacle Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.
11.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
11.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

11.9 Governing Law; Jurisdiction.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of Synovus shall be subject to the laws of the State of Georgia and matters relating to the fiduciary duties of the Board of Directors of Pinnacle shall be subject to the laws of the State of Tennessee).
(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.5.
11.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.
11.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 8.8, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
11.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

11.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
11.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c), § 45-2-1603 of the Tennessee code and § 7-1-70 of the Georgia code) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
11.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ M. Terry Turner
	Name:	M. Terry Turner
	Title:	President and Chief Executive Officer

SYNOVUS FINANCIAL CORP.

By:	/s/ Kevin S. Blair
	Name:	Kevin S. Blair
	Title:	Chairman of the Board, Chief Executive Officer and President

STEEL NEWCO INC.

By:	/s/ Kevin S. Blair
	Name:	Kevin S. Blair
	Title:	Co-President

By:	/s/ M. Terry Turner
	Name:	M. Terry Turner
	Title:	Co-President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

NEWCO CHARTER

CERTIFICATE OF RESTATEMENT
OF
STEEL NEWCO INC.
Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, Steel Newco Inc., a Georgia corporation (the “Corporation”), certifies as follows:
1. The attached Amended and Restated Articles of Incorporation were duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Code.
2. The attached Amended and Restated Articles of Incorporation of the Corporation supersede the Articles of Incorporation of the Corporation that were filed with the Secretary of State on July 23, 2025.
3. The attached Amended and Restated Articles of Incorporation shall be effective at [•] [a.m.][p.m.] Eastern Time on [•], 202[•].
[Signature on following page]

IN WITNESS WHEREOF, Steel Newco Inc. has caused this Certificate of Restatement to be signed by a duly authorized officer this [•] day of [•], 202[•].

By:
[Name]
[Title]

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PINNACLE FINANCIAL PARTNERS, INC.
1. The name of the corporation is Pinnacle Financial Partners, Inc.
2. The corporation shall have perpetual duration.
3. The object of the corporation is pecuniary gain, and the general nature of the business to be transacted includes any lawful business, including, without limitation, the following:
(a) To purchase or otherwise acquire and to own and hold, to the extent permitted by State and Federal law, the capital stock of any one or more banks, trust companies and/or banking corporations now existing or henceforth organized, and to exercise and enjoy any and all lawful rights, powers, privileges and other incidents of ownership with respect to all such stock;
(b) To engage directly or indirectly in any lawful businesses, enterprises, ventures and other activities as the Board of Directors of the corporation may from time to time deem to be profitable or advantageous to the corporation but not incompatible with the foregoing, including but not limited to bank-related activities such as investment and financial counseling, management consulting and services, bookkeeping, computer and data processing services, rental of personal property and equipment, fiduciary and custodian services, brokerage of loans and insurance, real estate development and management, and securities investment, whether acting directly on its own behalf, in partnership or other relationship with others, through subsidiary or affiliated corporations, as agent or broker for others, or otherwise;
(c) To purchase, subscribe for or otherwise acquire and own, hold, use, sell, assign, transfer, mortgage, pledge, exchange, create security interest in, or otherwise dispose of and generally deal in real and personal property of every kind and description, including good will, trade names, rights and franchises, and including shares of stock, certificates or other interests in voting trusts for shares of stock, or any bonds, debentures, notes, evidences of indebtedness, and other securities, contracts or obligations of any banking or other securities, contracts or obligations of any banking or other corporation or association organized under the laws of the State of Georgia or the United States of America or any other state or district or county, nation or government, and to pay therefor in whole or in part in cash or by exchanging therefor stocks, bonds, or other evidences of indebtedness or securities of this or any other corporation; and while the owner or holder of any such real or personal property, stocks, bonds, debentures, notes, evidences of indebtedness or other securities, contracts or obligations, to receive, collect and dispose of the interest, dividends and income arising therefrom, and to possess and exercise in respect thereof, all of the rights, powers and privileges of ownership, including all voting powers on any stocks, voting trust certificates, or other securities so owned; and in connection with any acquisition, disposition, pledge or other act of ownership with regard to any such stocks, securities or other property, whether tangible or intangible, to assume or guarantee performance of any liabilities, obligations or contracts of any persons, firms, corporations or associations;
(d) To organize or promote or facilitate the organization of, and participate in the operation of, any corporation, association, partnership, syndicate or other entity formed for the purpose of transacting, promoting or carrying on any lawful business;
(e) To merge, consolidate, dissolve, wind up or liquidate any corporation, association or other entity which this corporation may organize, purchase or otherwise acquire or have an interest in, or to cause the same to be merged, consolidated, dissolved, wound up or liquidated;
(f) To aid, either by loans or by guaranty of securities or in any other manner, any corporation, association, business, enterprise, venture, or voting trust, domestic or foreign, any shares of stock in which or any bonds, debentures, notes, securities, evidences of indebtedness, contracts or obligations of which are held by this corporation, directly or indirectly, or in which, or in the welfare of which, this corporation shall have any interest, and to do any acts designed to protect, preserve, improve or enhance the value of any property at any time held or controlled by it or in which it may at any time be interested, directly or indirectly, through other corporations or otherwise;
(g) To make equity and debt investments in corporations or projects designed primarily to promote community welfare, such as economic rehabilitation and development of depressed or blighted areas;

(h) To do all things necessary, suitable or proper for the accomplishment of any purpose or objective of the corporation; and
(i) The corporation shall have all of the powers and shall enjoy all of the rights, privileges and immunities as provided under the Georgia Business Corporation Code.
4. The maximum number of shares of capital stock that the corporation shall be authorized to have outstanding at any time shall be [•] shares. The corporation shall have the authority to issue (i) [•] shares of common stock, par value of $1.00 per share, and (ii) [•] shares of preferred stock, no par value per share. The corporation may acquire its own shares and shares so acquired shall become treasury shares. In accordance with the provisions of the Georgia Business Corporation Code, the Board of Directors may determine the preferences, limitations and relative rights of (i) any preferred stock before the issuance of any shares of preferred stock and (ii) one or more series of preferred stock, and designate the number of shares within that series, before the issuance of any shares of that series.
Every holder of common stock of the corporation shall be entitled to one (1) vote in person or by proxy on each matter submitted to a vote at a meeting of shareholders for each share of the common stock held by such holder as of the record date of such meeting.
Creation of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A (hereinafter called “Series A Preferred Stock”): The powers, rights, and preferences, and the qualifications, limitations, and restrictions thereof, of the Series A Preferred Stock are set forth in Designation A attached hereto.
Creation of Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (hereinafter called “Series B Preferred Stock”): The powers, rights, and preferences, and the qualifications, limitations, and restrictions thereof, of the Series B Preferred Stock are set forth in Designation B attached hereto.
Creation of 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series C (hereinafter called “Series C Preferred Stock”): The powers, rights, and preferences, and the qualifications, limitations, and restrictions thereof, of the Series C Preferred Stock are set forth in Designation C attached hereto.
5. No shareholder of the corporation shall have any pre-emptive right to purchase, subscribe for or otherwise acquire any shares of stock of any class of the corporation, or any series of any class, or any options, rights or warrants to purchase shares of any class, or any series of any class, or any other securities of the corporation convertible into or carrying an option to purchase shares of any class, or any series of any class, whether now or hereafter authorized, and the Board of Directors of the corporation may authorize the issuance of shares of stock of any class, and series of the same class, or options, rights, or warrants to purchase shares of any class, or any series of any class, or any securities convertible into or carrying an option to purchase shares of any class, or any series of any class, without offering such issue of shares, options, rights, warrants or other securities, either in whole or in part, to the shareholders of the corporation.
6. The Board of Directors of the corporation may authorize the issuance of bonds, debentures and other evidences of indebtedness of the corporation and may fix all the terms thereof, including, without limitation, the convertibility thereof into shares of stock of the corporation of any class, or any series of the same class.
7. Each member of the Board of Directors of the corporation shall be elected at the annual meeting of shareholders and shall hold office for a term of one year and until his or her successor is duly elected and qualified or until his or her earlier retirement, resignation, removal or death.
8. The shareholder vote required to: (i) approve: (a) any merger or consolidation of the corporation with or into any other corporation; or (b) the sale, lease, exchange or other disposition of all, or substantially all, of the assets of the corporation to or with any other corporation, person or entity, with respect to which the approval of the corporation’s shareholders is required by the provisions of the corporate laws of the State of Georgia; (ii) fix, from time to time, the number of members of the Board of Directors of the corporation; (iii) remove a member of the Board of Directors of the corporation; (iv) call a special meeting of the shareholders of the corporation; (v) alter, delete, rescind or amend any provision of the corporation’s bylaws, as amended; and (vi) alter, delete, rescind or amend any provision of the corporation’s Articles of Incorporation, as amended, shall be the affirmative vote by the holders of shares representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding common stock of the corporation.

9. Any action required by law or permitted to be taken at any shareholders’ meeting may be taken without a meeting if, and only if, written consent, setting forth the action so taken, shall be signed by all of the shareholders of record of common stock of the corporation entitled to vote with respect to the subject matter thereof. Such consent shall have the same force and effect as a unanimous vote of the shareholders and shall be filed with the Secretary and recorded in the Minute Book of the corporation.
10.
(a) In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided however, that this Section 10(a) shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.
(b) In furtherance, but not in limitation, of Section 10(a), the Board of Directors of the corporation may, if it deems it advisable, oppose a tender or other offer for the corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider all or any of the following:
(1) whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;
(2) whether a more favorable price could be obtained for the corporation’s securities in the future;
(3) the impact which an acquisition of the corporation would have on the employees, depositors and customers of the corporation and its subsidiaries and the communities which they serve;
(4) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value for the corporation’s stock;
(5) the value for the securities, if any, that the offeror is offering in exchange for the corporation’s securities, based on an analysis of the worth of the corporation as compared to the offeror or any other entity whose securities are being offered; and
(6) any antitrust or other legal or regulatory issues that are raised by the offer.
(c) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: (i) advising shareholders not to accept the offer; (ii) litigation against the offeror; (iii) filing complaints with governmental and regulatory authorities; (iv) acquiring the corporation’s securities; (v) selling or otherwise issuing authorized but unissued securities of the corporation or treasury stock or granting options or rights with respect thereto; (vi) acquiring a company to create an antitrust or other regulatory problem for the offeror; and (vii) soliciting a more favorable offer from another individual or entity.
11. No director shall be personally liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability to the extent required by applicable law: (i) for the appropriation in violation of his duties of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-832 of the Official Code of Georgia Annotated, or any amendment thereto or successor provision thereto; or (iv) for any transaction from which the director received an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to July 1, 1987. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EXHIBIT B
NEWCO BYLAWS
As Restated
Effective [•], 202[•]
BYLAWS

OF

PINNACLE FINANCIAL PARTNERS, INC.
ARTICLE I.
OFFICES
Section 1. Principal Office. The principal office for the transaction of the business of the corporation shall be located in Cobb County, Georgia, at such place within said County as may be fixed from time to time by the Board of Directors.
Section 2. Other Offices. Branch offices and places of business may be established at any time by the Board of Directors at any place or places where the corporation is qualified to do business, whether within or without the State of Georgia.
ARTICLE II.
SHAREHOLDERS’ MEETINGS
Section 1. Meetings, Where Held. Any meeting of the shareholders of the corporation, whether an annual meeting or a special meeting, may be held either at the principal office of the corporation or at any place in the United States within or without the State of Georgia.
Section 2. Annual Meetings. The annual meeting of the shareholders of the corporation for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held on such date and at such time and place as is determined by the Board of Directors of the corporation each year. Provided, however, that if the Board of Directors shall fail to set a date for the annual meeting of shareholders in any year, that the annual meeting of the shareholders of the corporation shall be held on the fourth Thursday in April of each year; provided, that if said day shall fall upon a legal holiday, then such annual meeting shall be held on the next day thereafter ensuing which is not a legal holiday. Unless determined otherwise by the Board of Directors, the Chairman of the Board or the Chief Executive Officer shall act as chairman at all annual meetings.
Section 3. Special Meetings. A special meeting of the shareholders of the corporation, for any purpose or purposes whatsoever, may be called at any time by the Chairman of the Board, the Chief Executive Officer, a majority of the Board of Directors, or one or more shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation. Such a call for a special meeting must state the purpose of the meeting. Unless otherwise determined by the Board of Directors, the Chairman of the Board or the Chief Executive Officer shall act as chairman at all special meetings. This section, as it relates to the call of a special meeting of the shareholders of the corporation by one or more shareholders representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.
Section 4. Notice of Shareholder Business and Director Nominations.
(i) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the shareholders may be made at an annual meeting only (1) pursuant to the corporation’s notice of meeting, (2) by or at the direction of the Board of Directors or (3) by any shareholder of the corporation who is a shareholder of record at the time of giving notice provided for in this Section 4, is entitled to vote at the meeting, and complies with the notice procedures set forth in this Section 4.

(ii) In addition to any other applicable requirements, for nominations of persons for election to the Board of Directors or other business to be properly brought before an annual meeting by a shareholder pursuant to this Section 4, timely notice of any nominations of persons for election to the Board of Directors or of any other business to be brought before an annual meeting of shareholders by a shareholder must be provided in writing to the Secretary of the corporation. To be timely, a shareholder’s notice shall be delivered to or received at the principal executive offices of the corporation (directed to the Secretary at the address, facsimile or electronic mail address specified in the corporation’s most recent proxy statement) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation) and such business must constitute a proper subject to be brought before such meeting. To be in proper form, such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the Proxy Statement in connection with such annual meeting as a nominee and to serving as a director if elected), (B) evidence reasonably satisfactory to the corporation that such nominee has no interests that would limit such nominee’s ability to fulfill his or her duties of office and (C) a statement whether each such nominee, if elected, intends to tender promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors, in accordance with the corporation’s Corporate Governance Guidelines; (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (3) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the corporation that are owned beneficially and/or held of record by such shareholder and such beneficial owner, as well as information on (A) any hedging activities entered into by such shareholder or beneficial owner or derivative positions held or beneficially held by such shareholder or beneficial owner in each case with respect to shares or other equity interests of the corporation and (B) any other transactions, series of transactions, agreements, arrangements or understandings that have been entered into by or on behalf of such shareholder or beneficial owner the effect or intent of which is to increase or decrease the voting power or economic ownership of such shareholder or beneficial owner with respect to shares or other equity interests of the corporation. In addition, if the shareholder intends to solicit proxies from the shareholders of the corporation, such shareholder’s notice shall notify the corporation of this intent. If a shareholder fails to notify the corporation of his or her intent to solicit proxies and does in fact solicit proxies, the chairman shall have the authority, in his or her discretion, to strike the proposal or nomination by the shareholder.
(iii) Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting at which directors are to be elected only pursuant to the corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) by any shareholder of the corporation who is a shareholder of record at the time of giving notice provided for in this Section 4(iii), is entitled to vote at the meeting, and complies with the notice procedures set forth in Section 4(ii)(1). Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder’s notice required by this Section 4 is timely provided in writing to the Secretary of the corporation. To be timely, a shareholder’s notice shall be delivered to or received at the principal executive offices of the corporation (directed to the Secretary at the address, facsimile or electronic mail address specified in the corporation’s most recent proxy statement)

not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the date of such special meeting (or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such special meeting and of the nominees proposed by the Board of Directors is first made by the corporation).
(iv) For purposes of this Section 4, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.
(v) Only those persons who are nominated in accordance with the procedures set forth in this Section 4 shall be eligible for election as directors at any meeting of shareholders. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any shareholders meeting except in accordance with the procedures set forth in this Section 4. This Section 4 applies to proposals made or sought to be made at any meeting, whether or not such proposals are sought to be included in the corporation’s proxy statement pursuant to the federal proxy rules. The chairman shall, if the facts warrant, determine and declare to the meeting that business has not been properly brought before the meeting in accordance with the provisions of this Section 4, and if the chairman should so determine, the chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. In addition, if the chairman of the meeting determines that a nomination of a director or directors was not made in accordance with the procedures specified in this Section 4, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded. In no event shall any adjournment or postponement of an annual or special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described in this Section 4.
(vi) Notwithstanding the foregoing provisions of this Section 4, a shareholder shall also comply with all applicable requirements of the federal securities laws and the rules and regulations thereunder with respect to the matters set forth in this Section 4; provided, however, that references in these bylaws to the federal securities laws or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 4(i) or 4(ii) of these bylaws. Nothing in this bylaw shall be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
Section 5. Notice of Meetings. Unless waived, notice of each annual meeting and of each special meeting of the shareholders of the corporation shall be given to each shareholder of record entitled to vote, not less than ten (10) days nor more than sixty (60) days prior to said meeting. Such notice shall specify the place, day and hour of the meeting; and in the case of a special meeting, it shall also specify the purpose or purposes for which the meeting is called. Within thirty (30) days of receipt from the shareholders of the corporation of sufficient written demands for a special meeting which comply with and satisfy the requirements of Article 2, Section 3, for the call of a special meeting, the Secretary of the corporation will issue notice calling for a special meeting of the shareholders to be held within sixty (60) days of such notice.
Section 6. Waiver of Notice. Notice of an annual or special meeting of the shareholders of the corporation may be waived by any shareholder, either before or after the meeting; and the attendance of a shareholder at a meeting, either in person or by proxy, shall of itself constitute waiver of notice and waiver of any and all objections to the place or time of the meeting, or to the manner in which it has been called or convened, except when a shareholder attends solely for the purpose of stating, at the beginning of the meeting, an objection or objections to the transaction of business at such meeting.
Section 7. Quorum, Voting and Proxy. Shareholders representing a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation shall constitute a quorum at a shareholders’ meeting. Any shareholder may be represented and vote at any shareholders’ meeting by proxy, which such shareholder has duly executed in writing or by any other method permitted by the Official Code of Georgia Annotated, filed with the Secretary of the corporation on or before the date of such meeting; provided, however, that no proxy shall be valid for more than 11 months after the date thereof unless otherwise specified in such proxy. Every holder of common stock of the corporation shall be entitled to one (1) vote in person or by proxy on each matter submitted to a vote at a meeting of shareholders for each share of the common stock held by such holder as of the record date of such meeting.
Section 8. Voting Rights. The voting rights of shares of common stock of the corporation shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.
Section 9. No Meeting Necessary When. Any action required by law or permitted to be taken at any shareholders’ meeting may be taken without a meeting if, and only if, written consent, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof. Such consent shall have the same force and effect as a unanimous vote of the shareholders and shall be filed with the Secretary and recorded in the Minute Book of the corporation.
ARTICLE III.
DIRECTORS
Section 1. Number. The Board of Directors of the corporation shall consist of not less than 8 nor more than 25 Directors. The number of Directors may vary between said minimum and maximum, and within said limits, (i) the Board of Directors or (ii) the shareholders representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation may, from time to time, by resolution fix the number of Directors to comprise said Board. This section, as it relates to, from time to time, fixing the number of Directors of the corporation by (i) the Board of Directors or (ii) the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation, shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.
Section 2. Election and Tenure. Each member of the Board of Directors of the corporation shall be elected at the annual meeting of shareholders and shall hold office for a term expiring at the next succeeding annual meeting of shareholders and until his or her successor is duly elected and qualified or until his or her earlier retirement, resignation, removal or death. Except as provided in Article III, Section 10 of these bylaws, a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which (a) the Secretary of the corporation receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for directors set forth in Article II, Section 4 of these bylaws and (b) such nomination has not been withdrawn by such shareholder on or prior to the day next preceding the date the corporation first mails its notice of meeting for such meeting to the shareholders. If directors are to be elected by a plurality of the votes cast, shareholders shall not be permitted to vote against a nominee.
Section 3. Powers. The Board of Directors shall have authority to manage the affairs and exercise the powers, privileges and franchises of the corporation as they may deem expedient for the interests of the corporation, subject to restrictions imposed by law, the terms of the Articles of Incorporation, bylaws and such policies and directions as may be prescribed from time to time by the shareholders of the corporation.
Section 4. Meetings. The annual meeting of the Board of Directors shall be held without notice immediately before the annual meeting of the shareholders of the corporation, on the same date and at the same place as said annual meeting of the shareholders. The Board by resolution may provide for regular meetings, which may be held without notice as and when scheduled in such resolution. Special meetings of the Board may be called at any time by the Chairman of the Board, the Chief Executive Officer, the Lead Director, or by any two or more Directors.
Section 5. Notice and Waiver; Quorum. Notice of any special meeting of the Board of Directors shall be given to each Director personally or by mail, telegram, cablegram or telephone, or by any other means customary for expedited business communications, at least one day prior to the meeting. Such notice may be waived, either before or after the meeting; and the attendance of a Director at any special meeting shall of itself constitute a waiver of notice of such meeting and of any and all objections to the place or time of the meeting, or to the manner in which it has been called or convened, except where a Director states, at the beginning of the meeting, any such objection or objections to the transaction of business. A majority of the Board of Directors shall constitute a quorum at any Directors’ meeting.
Section 6. No Meeting Necessary, When. Any action required by law or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if written consent, setting forth the action so taken, shall be signed by all the Directors or committee members. Such consent shall have the same force and effect as a unanimous vote of the Board of Directors and shall be filed with the Secretary and recorded in the Minute Book of the corporation.
Section 7. Telephone Conference Meetings. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board or committee by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.
Section 8. Voting. At all meetings of the Board of Directors each Director shall have one vote and, except as otherwise provided herein or provided by law, all questions shall be determined by a majority vote of the Directors present.
Section 9. Removal. Any one or more Directors or the entire Board of Directors may be removed from office, with or without cause, by the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation at any shareholders’ meeting with respect to which notice of such purpose has been given. This section, as it relates to the removal of Directors of the corporation by the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation, shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.
Section 10. Vacancies. Any vacancy occurring in the Board of Directors caused by the removal of a Director pursuant to Section 9 of this Article III shall be filled by the shareholders, or if authorized by the shareholders, by the Board of Directors. Any other vacancy occurring in the Board of Directors, including, without limitation, vacancies occurring by reason of an increase in the number of directors comprising the Board or the death, resignation, retirement, disqualification or removal of any Director other than pursuant to Section 9 of this Article III, may be filled by the Board of Directors or the shareholders until the next succeeding annual meeting of shareholders and until a successor is duly elected and qualified. Vacancies in the Board of Directors filled by the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors, though less than a quorum, or the sole remaining Director, as the case may be.
Section 11. Dividends. The Board of Directors may not make a distribution to the shareholders if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the shareholders whose preferential rights are superior to those receiving the distribution. The effect of the distribution shall be determined as set forth in Section 14-2-640 of the Georgia Business Corporation Code (the “GBCC”).
Section 12. Committees. In the discretion of the Board of Directors, said Board from time to time may elect or appoint, from its own members, an Executive Committee, an Audit Committee, a Risk Committee, a Corporate Governance and Nominating Committee, a Compensation and Human Capital Committee and such other committee or committees as said Board may see fit to establish. Each such committee shall consist of two or more Directors, and each shall possess such powers and be charged with such responsibilities as are delegated by the Board by resolution, subject to the limitations imposed in these bylaws and by applicable law.

Section 13. Executive Committee. The Executive Committee shall, during the intervals between meetings of the corporation’s Board of Directors, possess and may exercise any and all powers of the corporation’s Board of Directors in the management and direction of the business and affairs of the corporation in which specific direction has not been given by the corporation’s Board of Directors.
Section 14. Officers and Salaries. The Board of Directors shall elect all officers of the corporation and shall approve the remuneration, including remuneration from employee benefit plans, of all officers, except that the Board of Directors shall not have the responsibility to approve salaries for officers who are not executive officers.
Section 15. Compensation of Directors. Directors shall be entitled to receive compensation for their service as Directors and such fees and expenses, if any, for attendance at each regular or special meeting of the Board and any adjournments thereof, as may be fixed from time to time by resolution of the Board, and such fees and expenses shall be payable even though an adjournment be had because of the absence of a quorum; provided, however, that nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of either standing or special committees may be allowed such compensation as may be provided from time to time by resolution of the Board for serving upon and attending meetings of such committees.
ARTICLE IV.
OFFICERS
Section 1. Selection. The Board of Directors at each annual meeting shall elect or appoint a Chief Executive Officer, a President, a Secretary and a Treasurer, each to serve for the ensuing year and until his successor is elected and qualified, or until his earlier resignation, removal from office, or death. The Board of Directors, at such meeting, may or may not, in the discretion of the Board, elect a Chairman of the Board, one or more Vice Chairmen of the Board, a Chief Operating Officer, one or more Vice Chairmen of the corporation, one or more Chairmen of the Board-Emeritus and/or one or more Vice Presidents and, also may elect or appoint one or more Assistant Vice Presidents and/or one or more Assistant Secretaries and/or one or more Assistant Treasurers. When more than one Vice President is elected, they may, in the discretion of the Board, be designated Executive Vice President, First Vice President, Second Vice President, etc., according to seniority or rank, and any person may hold two or more offices, except that neither the Chief Executive Officer nor President shall also serve as the Secretary.
Section 2. Removal, Vacancies. Any officers of the corporation may be removed from office at any time by the Board of Directors, with or without cause. Any vacancy occurring in any office of the corporation may be filled by the Board of Directors.
Section 3. Chief Executive Officer. The Chief Executive Officer shall, under the direction of the Board of Directors, have responsibility for the general direction of the corporation’s business, policies and affairs. The Chief Executive Officer shall have such other authority and perform such other duties as usually appertain to the chief executive office in business corporations or as are provided by the Board of Directors.
Section 4. President. The President shall, under the direction of the Chief Executive Officer, have direct superintendence of the corporation’s business, policies, properties and affairs. The President shall have such further powers and duties as from time to time may be conferred upon or assigned to such officer by the Board of Directors, the Chairman of the Board or the Chief Executive Officer.
Section 5. Vice Presidents. The Executive Vice Presidents, if any, and Vice Presidents shall have such powers and duties as from time to time may be conferred upon or assigned to them by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President. An Executive Vice President or other officer may be responsible for the assignment of duties to subordinate Vice Presidents.
Section 6. Secretary. It shall be the duty of the Secretary to keep a record of the proceedings of all meetings of the shareholders and Board of Directors; to keep the stock records of the corporation; to notify the shareholders and Directors of meetings as provided by these bylaws; and to perform such other duties as may be prescribed by the Chairman of the Board, Chief Executive Officer, President or Board of Directors. Any Assistant Secretary, if elected, shall perform the duties of the Secretary during the absence or disability of the Secretary and shall perform such other duties as may be prescribed by the Chairman of the Board, Chief Executive Officer, President, Secretary or Board of Directors.

Section 7. Treasurer. The Treasurer shall keep, or cause to be kept, the financial books and records of the corporation, and shall faithfully account for its funds. He shall make such reports as may be necessary to keep the Chairman of the Board, the Chief Executive Officer, the President and Board of Directors fully informed at all times as to the financial condition of the corporation, and shall perform such other duties as may be prescribed by the Chairman of the Board, the Chief Executive Officer, President or Board of Directors. Any Assistant Treasurer, if elected, shall perform the duties of the Treasurer during the absence or disability of the Treasurer, and shall perform such other duties as may be prescribed by the Chairman of the Board, Chief Executive Officer, President, Treasurer or Board of Directors.
ARTICLE V.
CONTRACTS, ETC.
Section 1. Contracts, Deeds and Loans. All contracts, deeds, mortgages, pledges, promissory notes, transfers and other written instruments binding upon the corporation shall be executed on behalf of the corporation by the Chairman of the Board, if elected, Chief Executive Officer, the President, or by such other officers or agents as the Board of Directors may designate from time to time. Any such instrument required to be given under the seal of the corporation may be attested by the Secretary or Assistant Secretary of the corporation.
Section 2. Proxies. The Chairman of the Board, Chief Executive Officer, any Vice Chairman of the Board, any Vice Chairman of the corporation, the President, any Executive Vice President, Secretary or Treasurer of the corporation shall have full power and authority, on behalf of the corporation, to attend and to act and to vote at any meetings of the shareholders, bond holders or other security holders of any corporation, trust or association in which the corporation may hold securities, and at and in connection with any such meeting shall possess and may exercise any and all of the rights and powers incident to the ownership of such securities and which as owner thereof the corporation might have possessed and exercised if present, including the power to execute proxies and written waivers and consents in relation thereto. In the case of conflicting representation at any such meeting, the corporation shall be represented by its highest ranking officer, in the order first above stated. Notwithstanding the foregoing, the Board of Directors may, by resolution, from time to time, confer like powers upon any other person or persons.
ARTICLE VI.
CHECKS AND DRAFTS
Checks and drafts of the corporation shall be signed by such officer or officers or such other employees or persons as the Board of Directors may from time to time designate.
ARTICLE VII.
STOCK
Section 1. Certificates of Stock. Shares of capital stock of the corporation shall be issued in certificate or book-entry form. Certificates shall be numbered consecutively and entered into the stock book of the corporation as they are issued. Each certificate shall state on its face the fact that the corporation is a Georgia corporation, the name of the person to whom the shares are issued, the number and class of shares (and series, if any) represented by the certificate and their par value, or a statement that they are without par value. In addition, when and if more than one class of shares shall be outstanding, all share certificates of whatever class shall state that the corporation will furnish to any shareholder upon request and without charge a full statement of the designations, relative rights, preferences and limitations of the shares of each class authorized to be issued by the corporation.
Section 2. Signature; Transfer Agent; Registrar. Share certificates shall be signed by the President or Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation, and shall bear the seal of the corporation or a facsimile thereof. The Board of Directors may from time to time appoint transfer agents and registrars for the shares of capital stock of the corporation or any class thereof, and when any share certificate is countersigned by a transfer agent or registered by a registrar, the signature of any officer of the corporation appearing thereon may be a facsimile signature. In case any officer who signed, or whose facsimile signature was placed upon, any such certificate shall have died or ceased to be such officer before such certificate is issued, it may nevertheless be issued with the same effect as if he continued to be such officer on the date of issue.

Section 3. Stock Book. The corporation shall keep at its principal office, or at the office of its transfer agent, wherever located, with a copy at the principal office of the corporation, a book, to be known as the stock book of the corporation, containing in alphabetical order the name of each shareholder of record, together with his address, the number of shares of each kind, class or series of stock held by him and his social security number. The stock book shall be maintained in current condition. The stock book, including the share register, or the duplicate copy thereof maintained at the principal office of the corporation, shall be available for inspection by any shareholder at any meeting of the shareholders upon request and shall also be made available for inspection and copying upon the request of any shareholder owning in excess of 2% of the corporation’s common stock, which request must be made in accordance with the provisions of Section 14-2-1602 of the Official Code of Georgia Annotated, as amended. The information contained in the stock book and share register may be stored on punch cards, magnetic tape, or any other approved information storage devices related to electronic data processing equipment, provided that any such method, device, or system employed shall first be approved by the Board of Directors, and provided further that the same is capable of reproducing all information contained therein, in legible and understandable form, for inspection by shareholders or for any other proper corporate purpose.
Section 4. Transfer of Stock; Registration of Transfer. The stock of the corporation shall be transferred only by surrender of the certificate and transfer upon the stock book of the corporation. Upon surrender to the corporation, or to any transfer agent or registrar for the class of shares represented by the certificate surrendered, of a certificate properly endorsed for transfer, accompanied by such assurances as the corporation, or such transfer agent or registrar, may require as to the genuineness and effectiveness of each necessary endorsement and satisfactory evidence of compliance with all applicable laws relating to securities transfers and the collection of taxes, it shall be the duty of the corporation, or such transfer agent or registrar, to issue a new certificate, cancel the old certificate and record the transactions upon the stock book of the corporation.
Section 5. Registered Shareholders. Except as otherwise required by law, the corporation shall be entitled to treat the person registered on its stock book as the owner of the shares of the capital stock of the corporation as the person exclusively entitled to receive notification, dividends or other distributions, to vote and to otherwise exercise all the rights and powers of ownership and shall not be bound to recognize any adverse claim.
Section 6. Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action affecting the interests of shareholders, the Board of Directors may fix, in advance, a record date. Such date shall not be more than seventy (70) nor less than ten (10) days before the date of any such meeting nor more than seventy (70) days prior to any other action. In each case, except as otherwise provided by law, only such persons as shall be shareholders of record on the date so fixed shall be entitled to notice of and to vote at such meeting and any adjournment thereof, to express such consent or dissent, or to receive payment of such dividend or such allotment of rights, or otherwise be recognized as shareholders for any other related purpose, notwithstanding any registration of a transfer of shares on the stock book of the corporation after any such record date so fixed.
Section 7. Lost Certificates. When a person to whom a certificate of stock has been issued alleges it to have been lost, destroyed or wrongfully taken, and if the corporation, transfer agent or registrar is not on notice that such certificate has been acquired by a bona fide purchaser, a new certificate may be issued upon such owner’s compliance with all of the following conditions, to-wit: (a) He shall file with the Secretary of the corporation, and the transfer agent or the registrar, his request for the issuance of a new certificate, with an affidavit setting forth the time, place and circumstances of the loss; (b) He shall also file with the Secretary, and the transfer agent or the registrar, a bond with good and sufficient security acceptable to the corporation and the transfer agent or the registrar, or other agreement of indemnity acceptable to the corporation and the transfer agent or the registrar, conditioned to indemnify and save harmless the corporation and the transfer agent or the registrar from any and all damage, liability and expense of every nature whatsoever resulting from the corporation’s or the transfer agent’s or the registrar’s issuing a new certificate in place of the one alleged to have been lost; and (c) He shall comply with such other reasonable requirements as the Chief Executive Officer, the President or the Board of Directors of the corporation, and the transfer agent or the registrar shall deem appropriate under the circumstances.

Section 8. Replacement of Mutilated Certificates. A new certificate may be issued in lieu of any certificate previously issued that may be defaced or mutilated upon surrender for cancellation of a part of the old certificate sufficient in the opinion of the Secretary and the transfer agent or the registrar to duly identify the defaced or mutilated certificate and to protect the corporation and the transfer agent or the registrar against loss or liability. Where sufficient identification is lacking, a new certificate may be issued upon compliance with the conditions set forth in Section 7 of this Article VII.
ARTICLE VIII.
INDEMNIFICATION AND REIMBURSEMENT
To the fullest extent permitted by applicable law, every person now or hereafter serving as a director, officer, employee or agent of the corporation and all former directors and officers, employees or agents shall be indemnified and held harmless by the corporation from and against the obligation to pay a judgement, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of the corporation; (b) because he or she is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or an accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii), with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.
Reasonable expenses incurred in any proceeding shall be paid by the corporation in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with procedures adopted by the Board of Directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee, or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.
The foregoing rights of indemnification and advancement of expenses shall not be deemed exclusive of any other right to which those indemnified may be entitled, and the corporation may provide additional indemnity and rights to its directors, officers, employees or agents to the fullest extent permitted by applicable law.
The provisions of this Article VIII shall cover proceedings whether now pending or hereafter commenced and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place. In the event of death of any person having a right of indemnification or advancement of expenses under the provisions of this Article VIII, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. If any part of this Article VIII should be found to be invalid or ineffective in any proceeding, the validity and effect of the remaining provisions shall not be affected.
ARTICLE IX.
MERGERS, CONSOLIDATIONS AND OTHER DISPOSITIONS OF ASSETS
The affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation shall be required to approve any merger or consolidation of the corporation with or into any corporation, and the sale, lease, exchange or other disposition of all, or substantially all, of the assets of the corporation to or with any other corporation, person or entity, with respect to which the approval of the corporation’s shareholders is required by the provisions of the corporate laws of the State of Georgia. This Article shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.

ARTICLE X.
CRITERIA FOR CONSIDERATION OF TENDER OR OTHER OFFERS
Section 1. Factors to Consider. The Board of Directors of the corporation may, if it deems it advisable, oppose a tender or other offer for the corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:
(i) whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;
(ii) whether a more favorable price could be obtained for the corporation’s securities in the future;
(iii) the impact which an acquisition of the corporation would have on the employees, depositors and customers of the corporation and its subsidiaries and the communities which they serve;
(iv) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation’s stock;
(v) the value of the securities, if any, that the offeror is offering in exchange for the corporation’s securities, based on an analysis of the worth of the corporation as compared to the offeror or any other entity whose securities are being offered; and
(vi) any antitrust or other legal or regulatory issues that are raised by the offer.
Section 2. Appropriate Actions. If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: (i) advising shareholders not to accept the offer; (ii) litigation against the offeror; (iii) filing complaints with governmental and regulatory authorities; (iv) acquiring the corporation’s securities; (v) selling or otherwise issuing authorized but unissued securities of the corporation or treasury stock or granting options or rights with respect thereto; (vi) acquiring a company to create an antitrust or other regulatory problem for the offeror; and (vii) soliciting a more favorable offer from another individual or entity.
ARTICLE XI.
AMENDMENT
Except as otherwise specifically provided herein, the bylaws of the corporation may be altered, amended or added to by the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation present and voting therefor at a shareholders’ meeting or, subject to such limitations as the shareholders may from time to time prescribe, by a majority vote of all the Directors then holding office at any meeting of the Board of Directors.
ARTICLE XII.
EXCLUSIVE FORUM FOR CERTAIN DISPUTES
Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any shareholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary or legal duty owed by any current or former director, officer, employee, shareholder, or agent of the corporation to the corporation or the corporation’s shareholders, (iii) any action asserting a claim against the corporation, its current or former directors, officers, employees, shareholders, or agents arising pursuant to any provision of the GBCC or the corporation’s Articles of Incorporation or bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the corporation, its current or former directors, officers, employees, shareholders, or agents governed by the internal affairs doctrine shall be the Georgia State-Wide Business Court (the “Chosen Court”).
To the fullest extent permitted by law, if any action the subject matter of which is within the scope of the preceding paragraph is filed in a court (a “Foreign Court”) other than the Chosen Court (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the Chosen Court in connection with any action brought in any such Foreign Court to enforce the preceding paragraph and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.
ARTICLE XIII.
CERTAIN GOVERNANCE MATTERS
Section 1. Interpretation; Definitions.
(i) The provisions of this Article XIII shall apply notwithstanding anything to the contrary set forth in the other Articles of these Bylaws. In the event of any inconsistency or conflict between any provision of this Article XIII and any other provision of these Bylaws or any of the Corporation’s other constituent documents, such provision of this Article XIII shall control to the fullest extent permitted by law.
(ii) The following definitions shall apply to this Article XIII:
(a) “Designated Exchange” shall mean the primary stock exchange on which the Corporation’s common stock is listed.
(b) “Effective Time” shall have the meaning set forth in the Agreement and Plan of Merger, dated as of July 24, 2025, by and among Synovus Financial Corp., Pinnacle Financial Partners, Inc. and Steel Newco Inc., as it may have been amended, restated, supplemented or otherwise modified from time to time.
(c) “Entire Board of Directors” shall mean the total number of directors which the Board of Directors of the Corporation or Pinnacle Bank, as applicable, would have if there were no vacancies.
(d) “Legacy Pinnacle” shall mean Pinnacle, a Tennessee corporation, which has merged with and into the Corporation effective as of the Effective Time.
(e) “Legacy Pinnacle Directors” shall mean the persons who were directors of Legacy Pinnacle immediately prior to the Effective Time and who were designated by the Boards of Directors of Legacy Pinnacle and the Corporation prior to the Effective Time to be directors of the Corporation as of the Effective Time and any additional directors nominated by the Legacy Pinnacle Nominating Committee pursuant to Section 3(ii) or Section 3(iv) of this Article XIII.
(f) “Legacy Pinnacle Nominating Committee” shall mean a committee of the Board of Directors of the Corporation or of Pinnacle Bank, as applicable, comprised of all the Legacy Pinnacle Directors who satisfy, in the case of the Corporation, the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.
(g) “Legacy Synovus” shall mean Synovus, a Georgia corporation, which has merged with and into the Corporation effective as of the Effective Time.
(h) “Legacy Synovus Directors” shall mean the persons who were directors of Legacy Synovus immediately prior to the Effective Time and who were designated by the Boards of Directors of Legacy Synovus and the Corporation prior to the Effective Time to be directors of the Corporation as of the Effective Time and any additional directors nominated by the Legacy Synovus Nominating Committee pursuant to Section 3(iii) or Section 3(v) of this Article XIII.
(i) “Legacy Synovus Nominating Committee” shall mean a committee of the Board of Directors of the Corporation or of Pinnacle Bank, as applicable, comprised of all the Legacy Synovus Directors who satisfy, in the case of the Corporation, the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.
(j) “Pinnacle Bank” shall mean Pinnacle Bank, a wholly owned subsidiary of the Corporation.
(k) “Transition Period” shall mean the period beginning at the Effective Time and ending on the first business day following the second anniversary of the Effective Time.

Section 2. Board of Directors; Management.
(i) (a) As of the Effective Time, the Entire Boards of Directors of the Corporation and of Pinnacle Bank shall be fifteen (15) directors, of which, in each case of the Corporation and Pinnacle Bank, eight (8) directors shall be Legacy Pinnacle Directors and seven (7) directors shall be Legacy Synovus Directors; and (b) during the Transition Period, the size of the Entire Boards of Directors of the Corporation and of Pinnacle Bank shall not be increased or decreased except as otherwise expressly set forth in this Article XIII;
(ii) As of the Effective Time, (i) subject to Section 2(iii) and Section 2(iv) of this Article XIII, Mr. M. Terry Turner will serve as Non-Executive Chairman of the Boards of Directors of the Corporation and of Pinnacle Bank which position shall not be an officer or executive position of the Corporation or Pinnacle Bank, (ii) subject to Section 2(iii) and Section 2(iv) of this Article XIII, Mr. Kevin S. Blair will serve as a director of the Corporation and of Pinnacle Bank and as Chief Executive Officer and President and the highest-ranking executive officer of the Corporation and of Pinnacle Bank reporting directly and exclusively to the Boards of Directors of the Corporation and of Pinnacle Bank, (iii) Mr. Andrew J. Gregory will serve as Chief Financial Officer of the Corporation and of Pinnacle Bank reporting to the Chief Executive Officer, (iv) Mr. Robert A. McCabe will serve as Vice Chairman of the Boards of Directors and as Chief Banking Officer of the Corporation and of Pinnacle Bank until the earlier of the (x) first anniversary of the Effective Time and (y) death, resignation, removal, disqualification or other cessation of service by Mr. McCabe as Vice Chairman of the Boards of Directors or Chief Banking Officer of the Corporation and of Pinnacle Bank (such date, the “Vice Chairman Succession Date”), at which time Mr. McCabe will cease to serve as a member of the Boards of Directors and as Chief Banking Officer of the Corporation and of Pinnacle Bank, (v) Mr. Tim E. Bentsen, or a replacement selected pursuant Section 2(vi) of this Article XIII, will serve as Lead Independent Director of the Boards of Directors of the Corporation and of Pinnacle Bank for the duration of the Transition Period and (vi) Mr. G. Kennedy Thompson will serve as a director of the Corporation and of Pinnacle Bank until the earlier of the (x) first anniversary of the Effective Time, or such later date as may be determined by the Boards of Directors of the Corporation and of Pinnacle Bank pursuant to Section 4 of this Article XIII, or (y) death, resignation, removal, disqualification or other cessation of service by Mr. Thompson as a director of the Corporation and of Pinnacle Bank.
(iii) During the Transition Period (or in the case of Mr. McCabe, during the one-year period following the Effective Time), (i) any removal (with or without cause) of Mr. Turner, Mr. Blair, Mr. McCabe or Mr. Gregory from serving in the capacities set forth in Section 2(ii)(i) and (ii) of this Article XIII from, or failure to appoint, re-elect or re-nominate, as applicable, such person to, any such positions, (ii) any amendment or modification to any employment, consulting or similar agreement with Mr. Turner, Mr. Blair, Mr. McCabe or Mr. Gregory to the extent such amendment or modification would conflict with this Article XIII or adversely affect such individual, (iii) any termination of Mr. Turner’s service with, or Mr. Blair’s, Mr. McCabe’s or Mr. Gregory’s employment by or other service with, the Corporation or any subsidiary of the Corporation, or (iv) any modification to Mr. Blair’s reporting relationships as set forth in these Bylaws or failure to appoint Mr. Blair as Chairman of the Boards of Directors of the Corporation and of Pinnacle Bank on the Chairman Succession Date shall, in each case, require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.
(iv) Upon the earlier of the (i) second anniversary of the Effective Time and (ii) death, resignation, removal, disqualification or other cessation of service by Mr. Turner as Non-Executive Chairman of the Boards of Directors of the Corporation and of Pinnacle Bank (such date, the “Chairman Succession Date”), (A) Mr. Turner shall cease to serve as Non-Executive Chairman and as a member of the Boards of Directors of the Corporation and of Pinnacle Bank and (B) Mr. Blair (or, in the event of Mr. Blair’s earlier death, resignation, removal, disqualification or other cessation of service as Chief Executive Officer and director of the Corporation and Pinnacle Bank, another individual, such other individual to be approved by the affirmative vote of a majority of the Entire Board of Directors, which majority shall include at least seventy-five percent (75%) of the Legacy Synovus Directors) shall be the Chairman of the Boards of Directors of the Corporation and of Pinnacle Bank.

(v) Following the Chairman Succession Date, Mr. Turner shall serve as a special advisor in a consulting role to the Chief Executive Officer of the Corporation until the earlier of the (x) second anniversary of the Chairman Succession Date or (y) death, resignation, removal, disqualification or other cessation of service by Mr. Turner as a consultant to the Corporation.
(vi) If, prior to the expiration of the Transition Period, Mr. Bentsen ceases at any time to serve as the Lead Independent Director of the Boards of Directors of the Corporation and of Pinnacle Bank, the Legacy Synovus Nominating Committee shall select an individual that qualifies as an independent director under the rules of the Designated Exchange to serve as the Lead Independent Director of the Boards of Directors of the Corporation and of Pinnacle Bank.
Section 3. Composition of the Board of Directors.
During the Transition Period:
(i) The Entire Boards of Directors of the Corporation and of Pinnacle Bank will be automatically reduced by one director without further action on each of the Chairman Succession Date and the Vice Chairman Succession Date;
(ii) all vacancies resulting from the cessation of service by any Legacy Pinnacle Director for any reason (other than those of Mr. Turner and Mr. McCabe, which are addressed in Section 3(i) of this Article XIII) shall be filled by the Boards of Directors of the Corporation and of Pinnacle Bank with a nominee selected by the Legacy Pinnacle Nominating Committee;
(iii) all vacancies resulting from the cessation of service by any Legacy Synovus Director for any reason shall be filled by the Boards of Directors of the Corporation and of Pinnacle Bank with a nominee selected by the Legacy Synovus Nominating Committee;
(iv) the Legacy Pinnacle Nominating Committee shall have the exclusive authority to nominate, on behalf of the Boards of Directors of the Corporation and of Pinnacle Bank, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a Legacy Pinnacle Director; and
(v) the Legacy Synovus Nominating Committee shall have the exclusive authority to nominate, on behalf of the Boards of Directors of the Corporation and of Pinnacle Bank, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a Legacy Synovus Director;
(vi) all vacancies on the Boards of Directors of the Corporation and of Pinnacle Bank shall be promptly filled by the Boards of Directors of the Corporation and of Pinnacle Bank with the individuals chosen as provided for in this Article XIII; and
(vii) the members of the Board of Directors of the Corporation and of Pinnacle Bank shall be identical.
Section 4. Director Retirement. A director shall retire as a director of the Corporation and of Pinnacle Bank effective as of the first annual meeting of the Corporation occurring after the date on which such director has turned seventy-five (75) years of age, without any further action by the shareholders or the Boards of Directors of the Corporation or of Pinnacle Bank; provided that this Section 4 shall not apply to (i) Mr. McCabe prior to the Vice Chairman Succession Date and (ii) Mr. Thompson prior to the first anniversary of the Effective Time (as such period for Mr. Thompson may be extended on an annual basis by the affirmative vote of a majority of the Entire Board of Directors).
Section 5. Composition of Committees.
(i) During the Transition Period, the Boards of Directors of the Corporation and of Pinnacle Bank shall have and maintain as standing committees (i) an Executive Committee, (ii) an Audit Committee, (iii) a Risk Committee, (iv) a Compensation and Human Capital Committee and (v) a Corporate Governance and Nominating Committee.
(ii) During the Transition Period, the Executive Committee shall be composed of the Chief Executive Officer, the Non-Executive Chairman (or if the Chairman Succession Date precedes the expiration of the

Transition Period, the Chairman), the Vice Chairman (during his term of service), the Lead Independent Director and the Chairs of the Audit Committee, the Risk Committee, the Corporate Governance and Nominating Committee and the Compensation and Human Capital Committee.
(iii) During the Transition Period, each committee of the Boards of Directors of the Corporation and of Pinnacle Bank (other than the Executive Committee, the Legacy Pinnacle Nominating Committee and the Legacy Synovus Nominating Committee) shall (i) have at least four (4) members, (ii) have an even number of members and (iii) be composed of fifty percent (50%) Legacy Pinnacle Directors and fifty percent (50%) Legacy Synovus Directors. During the Transition Period, all vacancies on any committee of the Boards of Directors of the Corporation and of Pinnacle Bank shall be promptly filled by the Boards of Directors of the Corporation and of Pinnacle Bank in compliance with the foregoing requirements.
(iv) During the Transition Period, (i) the Chief Executive Officer shall chair the Executive Committee, (ii) a Legacy Pinnacle Director shall chair the Risk Committee, (iii) a Legacy Pinnacle Director shall chair the Audit Committee, (iv) a Legacy Synovus Director shall chair the Corporate Governance and Nominating Committee and (v) a Legacy Synovus Director shall chair the Compensation and Human Capital Committee. Service on any committee shall be subject to compliance with any independence requirements, and any other requirements, for membership on the applicable committee under the rules of the Designated Exchange.
(v) As of the Effective Time and for the duration of the Transition of Period, the Boards of Directors of the Corporation and of Pinnacle Bank shall constitute a Legacy Pinnacle Nominating Committee, which shall be comprised of all the Legacy Pinnacle Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange. At the end of the Transition Period, the Legacy Pinnacle Nominating Committee shall be automatically disbanded.
(vi) As of the Effective Time and for the duration of the Transition Period, the Board of the Corporation and of Pinnacle Bank shall constitute a Legacy Synovus Nominating Committee, which shall be comprised of all the Legacy Synovus Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange. At the end of the Transition Period, the Legacy Synovus Nominating Committee shall be automatically disbanded.
(vii) Notwithstanding anything to the contrary in these Bylaws, during the Transition Period, no committee (including, for the avoidance of doubt, the Executive Committee) shall be permitted to take any action, and the Board shall not delegate to any committee the power to take any action, that, if taken by the Boards of Directors of the Corporation and of Pinnacle Bank, would require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors pursuant to this Article XIII.
Section 6. Corporate Name; Headquarters.
(i) The name of the Corporation shall be “Pinnacle Financial Partners, Inc.” and the name of Pinnacle Bank shall be “Pinnacle Bank”.
(ii) The shares of common stock of the Corporation shall be traded on the Designated Exchange under the ticker symbol “PNFP”.
(iii) The headquarters of (i) the Corporation will be located in Atlanta, Georgia and (ii) Pinnacle Bank will be located in Nashville, Tennessee. For the avoidance of doubt, Atlanta, Georgia will be deemed to include Cobb County for purposes of this provision.
Section 7. Amendments. During the Transition Period, this Article XIII may be modified, amended or repealed (voluntarily or by merger, consolidation or otherwise by operation of law), and any Bylaw provision or other resolution inconsistent with these Bylaws may be adopted, by the Boards of Directors of the Corporation and of Pinnacle Bank only by (and any such modification, amendment, repeal or inconsistent Bylaw provisions and other resolutions may be proposed or recommended by the Boards of Directors of the Corporation and of Pinnacle Bank for adoption by the shareholders of the Corporation only by) an affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors. Any modification, amendment or repeal of this Article XIII or adoption of any Bylaw provision or other resolution inconsistent with this Article XIII following the Transition Period adopted by the Board of Directors of the Corporation or of Pinnacle Bank shall be prospective only and shall not in any way diminish or adversely affect the applicability and enforceability of the bylaws set forth in this Article XIII (as they applied prior to such modification, amendment or repeal or adoption) with respect to the Transition Period without an affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors (as comprised at the end of the Transition Period).
Section 8. Change of Control. During the Transition Period, any merger or consolidation of the Corporation with or into any other entity or other disposition by the Corporation of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, shall require an affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

EXHIBIT C
BANK MERGER AGREEMENT
AGREEMENT AND PLAN OF MERGER OF
PINNACLE BANK
AND
SYNOVUS BANK
This Agreement and Plan of Merger (this “Agreement”), dated as of [•], 2025, is made by and between Pinnacle Bank, a Tennessee state-chartered bank that will become a member of the Federal Reserve System and Synovus Bank, a Georgia state-chartered member bank. Each of Pinnacle Bank and Synovus Bank may be referred to individually as a “Party,” or together as the “Parties.”
WITNESSETH:
WHEREAS, Pinnacle Bank is a Tennessee state-chartered bank with its principal office located in Nashville, Tennessee and its other offices located at the addresses listed in Exhibit A hereto, all the issued and outstanding voting stock of which is owned as of the date hereof directly by Pinnacle Financial Partners, Inc., a Tennessee corporation (“Pinnacle”), and has authorized capital stock consisting of 10,000,000 shares of common stock, par value $5.00 per share, of which 6,805,600 shares of common stock are issued and outstanding as of the date hereof;
WHEREAS, Synovus Bank is a Georgia state-chartered bank with its principal office located in Columbus, Georgia and its other offices located at the addresses listed in Exhibit B hereto, all the issued and outstanding voting stock of which is owned as of the date hereof by Synovus Financial Corp., a Georgia corporation (“Synovus”), and has authorized capital stock consisting of 650,000 shares of common stock, par value $5.00 per share, of which 630,763 shares of common stock are issued and outstanding as of the date hereof;
WHEREAS, Pinnacle, Synovus and Steel Newco Inc., a Georgia corporation jointly owned by Pinnacle and Synovus (“Newco”) have entered into an Agreement and Plan of Merger, dated as of July 24, 2025 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, Pinnacle and Synovus will each simultaneously merge with and into Newco (such mergers, collectively, the “Merger”), with Newco continuing as the surviving entity in the Merger (the “Surviving Entity”);
WHEREAS, subject to the terms and conditions of the Merger Agreement, immediately following the consummation of the Merger, Pinnacle Bank shall become a member bank of the Federal Reserve System (“FRS Membership”);
WHEREAS, contingent upon the Merger and immediately following FRS Membership, on the terms and subject to the conditions contained in this Agreement, the Parties intend to effect the merger of Synovus Bank with and into Pinnacle Bank (the “Bank Merger”), with Pinnacle Bank continuing as the surviving entity (the “Bank Merger”); and
WHEREAS, the Board of Directors of Pinnacle Bank and the Board of Directors of Synovus Bank have deemed the Bank Merger advisable, and have adopted and approved the execution and delivery of this Agreement and the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Parties do hereby agree as follows:
ARTICLE I
BANK MERGER
Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Synovus Bank shall be merged with and into Pinnacle Bank pursuant to the provisions of, and with the effect provided in, applicable law. At the Effective Time, the separate existence of Synovus Bank shall cease, and Pinnacle Bank, as the surviving entity (the “Surviving Bank”), shall continue unaffected and unimpaired by the Bank Merger as a state bank under the laws of the state of Tennessee. All assets of Synovus Bank as they exist at the Effective Time of the Bank Merger shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the Parties existing as of the Effective Time of the Bank Merger, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof. Immediately following the Effective Time, the Surviving Bank shall continue to operate the principal office and each of the branches of Pinnacle Bank and Synovus Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate the principal office and each of the branches of the Surviving Bank existing at the Effective Time, in each case without limiting the authority under applicable law of the Surviving Bank to close, relocate or otherwise make any change regarding any such branch.
Section 1.02 Closing. The closing of the Bank Merger will take place immediately following the FRS Membership and the Merger or at such other time and date as specified by the Parties, but in no case prior to the Merger or the FRS Membership or the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the Party entitled to satisfaction thereof, at such place as is agreed by the Parties.
Section 1.03 Effective Time. Subject to applicable law, the Bank Merger shall become effective as of the date and time specified in the articles of merger filed with the Commissioner of the Tennessee Department of Financial Institutions and the Georgia Department of Banking and Finance (such date and time being herein referred to as the “Effective Time”).
Section 1.04 Charter and Bylaws of the Surviving Bank. The charter and bylaws of Pinnacle Bank in effect immediately prior to the Effective Time shall be the charter and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof; provided that the charter and bylaws of Pinnacle Bank shall be amended effective at or prior to the Effective Time to the extent necessary to give effect to the provisions of Section 1.05, Section 1.06 and Section 1.07.
Section 1.05 Board of Directors and Officers of the Surviving Bank. Effective as of the Effective Time, (i) the persons listed in Exhibit C hereto, as it shall be updated prior to the Effective Time to include the persons appointed to the board of directors of Newco at the effective time of the Merger in accordance with the terms of the Merger Agreement and the Newco Bylaws (as defined in the Merger Agreement), shall be the members of the Board of Directors of the Surviving Bank, and (ii) the persons indicated in Exhibit D hereto, as it shall be updated prior to the Effective Time to include the persons appointed to the corresponding offices of Newco at the effective time of the Merger in accordance with the terms of the Merger Agreement and the Newco Bylaws (as defined in the Merger Agreement) and such other persons to hold such other offices as shall be agreed by Pinnacle Bank and Synovus Bank, shall be appointed to the offices of the Surviving Bank specified in such Exhibit. Any update, amendment or revision to Exhibit C or Exhibit D made in accordance with this Agreement shall not be deemed an amendment to this Agreement.
Section 1.06 Name of the Surviving Bank; Headquarters. As of and from the Effective Time, (a) the name of the Surviving Bank will be Pinnacle Bank and (b) (i) the headquarters of the Surviving Bank shall be located in Nashville, Tennessee and (ii) the address of the principal office of the Surviving Bank shall be 21 Platform Way, Suite 2300, Nashville, Davidson County, Tennessee 37203.
Section 1.07 Certain Directors and Executive Officers of the Surviving Bank; Succession.
(a) Effective as of the Effective Time, (i) Mr. M. Terry Turner will serve as Non-Executive Chairman of the Board of Directors of the Surviving Bank, (ii) Mr. Kevin S. Blair will serve as Chief Executive Officer and President and the highest-ranking executive officer of the Surviving Bank, reporting directly and exclusively to the Board of Directors of the Surviving Bank and (iii) Mr. Andrew J. Gregory will serve as Chief Financial Officer of the Surviving Bank reporting to the Chief Executive Officer;
(b) Mr. Blair shall be the successor to Mr. Turner as the Chairman of the Board of Directors of the Surviving Bank, with such succession becoming effective on the second anniversary of the date on which the closing of the Merger occurs (the “Closing Date”) or any such earlier date as of which Mr. Turner ceases for any reason to serve in the position of Non-Executive Chairman of the Board of Directors of the Surviving Bank (the date of such succession, the “Chairman Succession Date”);

(c) On the Chairman Succession Date, Mr. Turner shall cease to serve as Non-Executive Chairman and as a member of the Board of Directors of the Surviving Bank and the number of directors that will comprise the full Board of Directors of the Surviving Bank shall be reduced by one (1) director;
(d) Subject to Mr. Turner’s earlier death, resignation, removal, disqualification or other cessation of service, from the Chairman Succession Date until the date that is two (2) years from the Chairman Succession Date, Mr. Turner shall serve as a special advisor in a consulting role to the Chief Executive Officer of the Surviving Bank;
(e) Effective as of the Effective Time, Mr. Robert A. McCabe will serve as Vice Chairman of the Board of Directors and Chief Banking Officer of the Surviving Bank until the first anniversary of the Closing Date or any such earlier date as of which Mr. McCabe ceases for any reason to serve in the position of Vice Chairman of the Board of Directors or Chief Banking Officer of the Surviving Bank (such date, the “Vice Chairman Succession Date”);
(f) On the Vice Chairman Succession Date, Mr. McCabe will cease to serve as Vice Chairman and as a member of the Board of Directors and Chief Banking Officer of the Surviving Bank and the number of directors that will comprise the full Board of Directors of the Surviving Bank shall be reduced by one (1) director; and
(g) Effective as of the Effective Time, Mr. Tim E. Bentsen will serve as Lead Independent Director of the Board of Directors of the Surviving Bank until the second anniversary of the Closing Date or any such earlier date as of which Mr. Bentsen ceases for any reason to serve in the position of Lead Independent Director of the Board of Directors of the Surviving Bank.
(h) The provisions of Article XIII of Exhibit B to the Merger Agreement that are specifically applicable to the Surviving Bank are incorporated herein by reference, mutatis mutandis.
Section 1.08 Tax Treatment. It is the intention of the Parties that (i) the Bank Merger be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) this Agreement constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
ARTICLE II
CONSIDERATION
Section 2.01 Effect on Synovus Bank Capital Stock. By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Synovus Bank, at the Effective Time, all shares of Synovus Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.
Section 2.02 Effect on Pinnacle Bank Capital Stock. Each share of Pinnacle Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.
ARTICLE III
COVENANTS
Section 3.01 During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV
CONDITIONS PRECEDENT
Section 4.01 The Bank Merger and the respective obligations of each Party to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:
(a) The approval of (i) the Board of Governors of the Federal Reserve System, (ii) the Commissioner of the Tennessee Department of Financial Institutions and (iii) the Georgia Department of Banking and Finance, in each case with respect to the Bank Merger, shall in each case have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired or been terminated, and all other material approvals and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation the Bank Merger shall have been obtained or made and shall remain in full force and effect, and all statutory waiting periods required by law shall have expired or been terminated.
(b) This Agreement shall have been ratified and confirmed by each of the sole shareholder of Pinnacle Bank and the sole shareholder of Synovus Bank.
(c) The Merger and FRS Membership shall have been consummated in accordance with the terms of the Merger Agreement.
(d) No order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect and no law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Bank Merger.
ARTICLE V
TERMINATION AND AMENDMENT
Section 5.01 Termination. This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the Parties. Notwithstanding the approval of this Agreement by the sole shareholder of Pinnacle Bank or the sole shareholder of Synovus Bank, this Agreement will terminate automatically prior to the Effective Time upon the valid termination of the Merger Agreement in accordance with its terms. In the event of termination of this Agreement as provided in this Section 5.01, this Agreement shall forthwith become void and have no effect.
Section 5.02 Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the Parties.
ARTICLE VI
GENERAL PROVISIONS
Section 6.01 Representations and Warranties. Each of the Parties represents and warrants that this Agreement has been duly authorized, executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party) constitutes a valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies).
Section 6.02 Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 6.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation of receipt requested), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Synovus Bank, to:

Synovus Bank
33 West 14th Street
Columbus, GA 31901
	Attention:	Allan E. Kamensky
	E-mail:	[redacted]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	Edward D. Herlihy Brandon C. Price
	E-mail:	[redacted] [redacted]

and

(b)	if to Pinnacle Bank, to:

Pinnacle Bank
21 Platform Way, Suite 2300
Nashville, TN 37203
	Attention:	Harold R. Carpenter, Jr.
	E-mail:	[redacted]

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
	Attention:	H. Rodgin Cohen Mitchell S. Eitel
	Facsimile:	[redacted]
	E-mail:	[redacted] [redacted]

Section 6.04 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement does, or will be deemed to, modify or waive any provision of the Merger Agreement. In the event of any conflict between this Agreement and the Merger Agreement, the Merger Agreement will control.

Section 6.05 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.
Section 6.06 Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.
Section 6.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflicts of law principles.
Section 6.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the Parties and any attempted assignment in contravention of this Section 6.08 shall be null and void.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

PINNACLE BANK

By:
Title:

SYNOVUS BANK

By:
Title:

[Bank Merger Agreement – Signature Page]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed by a majority of the respective directors of each of the merging banks, as of the day and year first above written.
FOR THE BOARD OF DIRECTORS OF
PINNACLE BANK

FOR THE BOARD OF DIRECTORS OF
SYNOVUS BANK

[Bank Merger Agreement – Signature Page]

EXHIBIT A

Pinnacle Bank Offices
(see attached)

EXHIBIT B

Synovus Bank Offices
(see attached)

EXHIBIT C

Board of Directors of the Surviving Bank

	Director Name	Residence
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
11.
12.
13.
14.
15.

EXHIBIT D

Officers of the Surviving Bank

Officer Name	Position	Residence

Annex B

Centerview Partners LLC 31 West 52nd Street New York, NY 10019

July 24, 2025

The Board of Directors
Pinnacle Financial Partners, Inc.
21 Platform Way South, Suite 2300
Nashville, Tennessee 37203
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $1.00 per share (the “Pinnacle Common Stock”) (other than the Pinnacle Excluded Shares, as defined below) of Pinnacle Financial Partners, Inc., a Tennessee corporation (“Pinnacle”), of the Pinnacle Exchange Ratio (as defined below) provided for pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among Pinnacle, Synovus Financial Corp., a Georgia corporation (“Synovus”), and Steel Newco Inc., a Georgia corporation (“Newco”). The Agreement provides that (a) Synovus will be merged with and into Newco (the “Synovus Merger”) and each issued and outstanding share of common stock, par value $1.00 per share, of Synovus (collectively, the “Synovus Common Stock”) immediately prior to the effective time of the Merger (as defined below), except for shares of Synovus Common Stock owned by Synovus or Pinnacle (in each case other than shares of Synovus Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Synovus or Pinnacle in respect of debts previously contracted (the shares referred to in clauses (i) and (ii), the “Synovus Excluded Shares”)), will be converted into the right to receive 0.5237 (the “Synovus Exchange Ratio”) shares of common stock, par value $0.0001 per share, of Newco (the “Newco Common Stock”) and (b) simultaneously with the Synovus Merger, Pinnacle will be merged with and into Newco (the “Pinnacle Merger” and, together with the Synovus Merger, the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”) and each issued and outstanding share of Pinnacle Common Stock immediately prior to the effective time of the Merger, except for shares of Pinnacle Common Stock held by Synovus or Pinnacle (in each case other than shares of Pinnacle Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Synovus or Pinnacle in respect of debts previously contracted (the shares referred to in clauses (i) and (ii), the “Pinnacle Excluded Shares”)), will be converted into the right to receive one (the “Pinnacle Exchange Ratio”) share of Newco Common Stock. At the effective time of the Merger, all shares of Synovus Common Stock and Pinnacle Common Stock converted pursuant to the preceding sentence will be cancelled and cease to exist. The terms and conditions of the Transaction are more fully set forth in the Agreement.
We have acted as financial advisor to the Board of Directors of Pinnacle in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Merger. In addition, Pinnacle has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019
PHONE: (212) 380-2650  FAX: (212) 380-2651  WWW.CENTERVIEWPARTNERS.COM
N E W   Y O R K  •  L O N D O N  •  P A R I S  •  S A N   F R A N C I S C O  •  M E N L O   P A R K

The Board of Directors
Pinnacle Financial Partners, Inc.
July 24, 2025

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to Pinnacle, and we have not received any compensation from Pinnacle during such period. In the past two years, we have not been engaged to provide financial advisory or other services to Synovus, and we have not received any compensation from Synovus during such period. We may provide investment banking and other services to or with respect to Pinnacle or Synovus or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co- invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Pinnacle, Synovus, or any of their respective affiliates, or any other party that may be involved in the Transaction.
In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated July 24, 2025 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of Synovus for the years ended December 31, 2024, December 31, 2023 and December 31, 2022; (iii) Annual Reports on Form 10-K of Pinnacle for the years ended December 31, 2024, December 31, 2023 and December 31, 2022; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Synovus and Pinnacle; (v) certain publicly available research analyst reports for Synovus and Pinnacle; (vi) certain other communications from Synovus and Pinnacle to their respective stockholders; (vii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Synovus (collectively, the “Synovus Internal Data”); (viii) certain financial forecasts, analyses and projections relating to Synovus derived from a consensus of certain publicly available research analyst reports for Synovus, with certain extrapolations prepared by management of Pinnacle and furnished to us by Pinnacle for purposes of our analysis (the “Synovus Forecasts”); (ix) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Pinnacle, including certain financial forecasts, analyses and projections relating to Pinnacle derived from a consensus of certain publicly available research analyst reports for Pinnacle, with certain extrapolations prepared by management of Pinnacle and furnished to us by Pinnacle for purposes of our analysis (the “Pinnacle Forecasts”) (collectively, the “Pinnacle Internal Data”); and (x) certain cost savings and operating synergies projected by the management of Pinnacle to result from the Transaction furnished to us by Pinnacle for purposes of our analysis (the “Synergies”). We have also participated in discussions with members of the senior management and representatives of Pinnacle and Synovus regarding their assessment of the Synovus Internal Data, the Synovus Forecasts, the Pinnacle Internal Data (including, without limitation, the Pinnacle Forecasts) and the Synergies, as appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for Synovus and Pinnacle and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant, and we conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Synovus Internal Data have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Synovus as to the matters covered thereby, and that the Pinnacle Internal Data (including, without limitation, the Pinnacle Forecasts), the Synovus Forecasts and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Pinnacle as to the matters covered thereby, and we have relied, at your direction, on the Synovus Internal Data, the Synovus Forecasts, the Pinnacle Internal Data (including, without limitation, the Pinnacle Forecasts) and the Synergies for purposes of our analysis and this opinion. We express no view or opinion as to the Synovus

The Board of Directors
Pinnacle Financial Partners, Inc.
July 24, 2025

Internal Data, the Synovus Forecasts, the Pinnacle Internal Data (including, without limitation, the Pinnacle Forecasts), or the Synergies or the assumptions on which they are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Synovus or Pinnacle, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of Synovus or Pinnacle. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us and that the representations and warranties made by each party to the Agreement are and will be true and correct in all respects material to our analysis. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have further assumed, at your direction, that the Synovus Merger and Pinnacle Merger will each qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not evaluated and do not express any opinion as to the solvency or fair value of Synovus or Pinnacle, or the ability of Synovus or Pinnacle to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.
We express no view as to, and our opinion does not address, Pinnacle’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Pinnacle or in which Pinnacle might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the shares of Pinnacle Common Stock (other than Pinnacle Excluded Shares) of the Pinnacle Exchange Ratio provided for pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Pinnacle or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Pinnacle or any party, or class of such persons in connection with the Transaction, whether relative to the Pinnacle Exchange Ratio provided for pursuant to the Agreement or otherwise. Our opinion, as expressed herein, relates to the relative values of Synovus or Pinnacle. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to any consequence that may result from the Transaction, including as to what the value of Newco Common Stock actually will be when issued pursuant to the Transaction or the prices at which the Synovus Common Stock, Pinnacle Common Stock or Newco Common Stock will trade or otherwise be transferable at any time, including following the announcement of the Transaction. Our opinion does not constitute a recommendation to any stockholder of Synovus or Pinnacle or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

The Board of Directors
Pinnacle Financial Partners, Inc.
July 24, 2025

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Pinnacle (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Pinnacle Exchange Ratio provided for pursuant to the Agreement is fair, from a financial point of view, to the holders of shares of Pinnacle Common Stock other than the Pinnacle Excluded Shares.

Very truly yours,

CENTERVIEW PARTNERS LLC

Annex C

July 24, 2025
Board of Directors
Synovus Financial Corp.
33 W. 14th Street
Columbus, Georgia 31901
Members of the Board:
We understand that Synovus Financial Corp. (“Synovus”), Pinnacle Financial Partners, Inc. (“Pinnacle”) and Steel Newco Inc., a newly formed Georgia corporation to be jointly owned by Synovus and Pinnacle ("Newco"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 24, 2025 (the “Merger Agreement”), which provides, among other things, for (i) the merger (the “Synovus Merger”) of Synovus with and into Newco, and (ii) the simultaneous merger (the “Pinnacle Merger” and, together with the Synovus Merger, the “Merger”) of Pinnacle with and into Newco. Pursuant to the Merger, (a) each outstanding share of common stock, par value $1.00 per share, of Synovus (the “Synovus Common Stock”), other than shares owned by Synovus or Pinnacle (in each case other than shares of Synovus Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Synovus or Pinnacle in respect of debts previously contracted, (collectively, “Preserved Shares”)), will be converted into the right to receive 0.5237 shares (the “Exchange Ratio”) of common stock of Newco (the “Newco Common Stock”), subject to adjustment in certain circumstances and (b) each outstanding share of common stock, par value $1.00 per share, of Pinnacle (the “Pinnacle Common Stock”), other than shares owed by Synovus or Pinnacle (other than Preserved Shares), will be converted into the right to receive one share of Newco Common Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Synovus Common Stock other than Pinnacle and its affiliates.
For purposes of the opinion set forth herein, we have:
1)	Reviewed certain publicly available financial statements and other business and financial information of Synovus and Pinnacle, respectively;
2)	Reviewed certain internal financial statements and other financial and operating data concerning Synovus and Pinnacle, respectively;
3)
Reviewed mean Wall Street consensus estimates for Synovus and Pinnacle for years 2025 through 2027 and extrapolations thereof prepared based on guidance from management of Synovus and approved for our use by management of Synovus (the “Street Forecasts”);

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger prepared by the managements of Synovus and Pinnacle (the “Projected Synergies”);
5)
Discussed the past and current operations and financial condition and the prospects of Synovus and Pinnacle, including information relating to the Projected Synergies, with senior executives of Synovus and Pinnacle;

6)	Reviewed the pro forma impact of the Merger on the combined company’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;
7)	Reviewed the reported prices and trading activity for the Synovus Common Stock and the Pinnacle Common Stock;
8)
Compared the financial performance of Synovus and Pinnacle and the prices and trading activity of the Synovus Common Stock and the Pinnacle Common Stock with that of certain other publicly-traded companies comparable with Synovus and Pinnacle, respectively, and their securities;

9)	Participated in certain discussions and negotiations among representatives of Synovus and Pinnacle and their financial and legal advisors;
10)	Reviewed the Merger Agreement and certain related documents; and
11)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Synovus and Pinnacle, and formed a substantial basis for this opinion. At your direction, our analysis relating to the business and financial prospects for Synovus and Pinnacle for purposes of this opinion have been made on the basis of the Street Forecasts only. We have been advised by Synovus, and have assumed, with Synovus’s consent, that the Street Forecasts are a reasonable basis upon which to evaluate the business and financial prospects of Synovus and Pinnacle. We express no view as to the Street Forecasts or the assumptions on which they were based, including the selection of the analyst forecasts from which the Street Forecasts were derived. With respect to the Projected Synergies, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Synovus and Pinnacle and that the Projected Synergies will be achieved in the amounts and at the times projected therein. We express no view as to the Projected Synergies or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions thereof the effect of which would be material to our analysis or this opinion, including, among other things, that the Synovus Merger and the Pinnacle Merger will each be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in from the draft thereof furnished to us in any respect material to our analysis or this opinion. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Synovus and Pinnacle and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. We have relied upon, without independent verification, the assessment by the managements of Synovus and Pinnacle of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of Synovus and Pinnacle; (iii) their ability to retain key employees of Synovus and Pinnacle, respectively and (iv) the validity of, and risks associated with, Synovus’s and Pinnacle’s existing and future technologies, intellectual property, products, services and business models. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Synovus or Pinnacle, or any class of such persons, whether relative to Exchange Ratio or otherwise. We have not made any independent valuation or appraisal of the assets or liabilities of Synovus or Pinnacle, nor have we been furnished with any such valuations or appraisals. We are not experts in the evaluation of allowance for loan losses, and we have neither made an independent evaluation of the adequacy of the allowance for loan losses at Synovus or Pinnacle, nor have we examined any individual loan credit files of Synovus or Pinnacle or been requested to conduct such a review, and, as a result, we have assumed that the aggregate allowance for loan losses of Synovus and Pinnacle are adequate. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
We were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving Synovus, nor did we negotiate with any of the parties, other than Pinnacle, which expressed interest to Morgan Stanley in a possible merger with Synovus. This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to Synovus, nor does it address the underlying business decision of Synovus to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio pursuant to the Merger Agreement to the holders of shares of Synovus Common Stock other than Pinnacle and its affiliates. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith.
We have acted as financial advisor to the Board of Directors of Synovus in connection with this transaction and will receive a fee for our services, a portion of which became payable upon the rendering of this financial opinion and a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for Synovus and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Synovus, Pinnacle and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Synovus, Pinnacle, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Synovus and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Synovus or Newco is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Newco Common Stock will trade following consummation of the Merger, or the prices at which the Synovus Common Stock or Pinnacle Common Stock will trade at any time. Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Synovus and Pinnacle should vote at the shareholders’ meetings to be held in connection with the Merger.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Synovus Common Stock other than Pinnacle and its affiliates.

Very truly yours,

/s/ Morgan Stanley & Co. LLC

MORGAN STANLEY & CO. LLC

Pinnacle℠
FINANCIAL PARTNERS

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V79607-TBD — KEEP THIS PORTION FOR YOUR RECORDS

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**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**PINNACLE FINANCIAL PARTNERS, INC.**

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| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
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V79608-TBD

**PINNACLE FINANCIAL PARTNERS, INC.**
**PROXY SOLICITED BY THE BOARD OF DIRECTORS**
**FOR THE 2025 SPECIAL MEETING OF SHAREHOLDERS**
**TO BE HELD VIRTUALLY ON NOVEMBER 6, 2025 AT 9:00 A.M. EASTERN TIME**

The undersigned shareholder(s) hereby appoint(s) Robert A. McCabe, Jr. and M. Terry Turner, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy card, all shares of common stock of Pinnacle Financial Partners, Inc. held of record by the undersigned on September 26, 2025 at the 2025 Special Meeting of Shareholders (the "Special Meeting") to be held virtually at www.virtualshareholdermeeting.com/PNFP2025SM on November 6, 2025 and at any adjournment or postponement thereof. The undersigned hereby further authorize(s) such proxies to vote in their discretion upon such other matters as may properly come before the Special Meeting and at any adjournment or postponement thereof. Receipt of the Notice of Special Meeting of Shareholders and Joint Proxy Statement/Prospectus in connection with the Special Meeting is hereby acknowledged.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY YOU. IF YOU SIGN AND RETURN THIS PROXY BUT DO NOT GIVE ANY DIRECTION, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS FOR EACH PROPOSAL, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.** IF THE SHARES REPRESENTED BY THIS PROXY ARE ISSUED TO OR HELD FOR THE ACCOUNT OF THE UNDERSIGNED UNDER ONE OF THE COMPANY'S EMPLOYEE BENEFIT PLANS, THEN THE UNDERSIGNED HEREBY DIRECT(S) THE TRUSTEE TO VOTE SUCH SHARES AS DESIGNATED ON THE REVERSE SIDE OF THIS PROXY CARD.

**Continued and to be signed on reverse side**